                                                                     Exhibit 2.1

                            COORDINATING AGREEMENT

     This COORDINATING AGREEMENT dated May 9, 2000 (the "Agreement") is executed
                                                         ---------
by and between Exide Corporation, a Delaware corporation ("Buyer") and Pacific
                                                           -----
Dunlop Holdings (USA) Inc., a Delaware corporation ("Seller").
                                                     ------

                                   RECITALS
                                   --------

     A. The parties hereto have agreed that Buyer and certain subsidiaries of Buyer (the "International Buyers") will purchase from the Seller and certain Affiliates of Seller (the "International Sellers") the businesses more particularly described in and conveyed under the Sale Agreements as defined below (collectively, the "Business").
                          --------

     B. To effect the foregoing, following the execution of this Agreement, Buyer and the International Buyers, on the one hand, and, Seller or the International Sellers, on the other hand, will execute individual asset or share purchase agreements, which are described on Exhibit A hereto, including the U.S.
                                            ---------
Agreement (as defined herein) which is being executed by Buyer and Seller simultaneously herewith (collectively, the "Sale Agreements"), pursuant to which
                                            ---------------
the Seller or one or more of the International Sellers will agree to sell, and the Buyer or one or more of the International Buyers will agree to purchase, the assets or capital shares owned by the Seller or the International Sellers (the "Purchased Assets"), that, together with certain liabilities that Buyer or the
-----------------
International Buyers will agree to assume (the "Assumed Liabilities"), in the
                                                -------------------
aggregate constitute the Business, on the terms and conditions set forth in the Sale Agreements.

     C. Pursuant to this Agreement and in connection with the Buyer's acquisition of the Business, the Seller is delivering to Buyer certain financial statements of the Business.

     D. In order effectively and efficiently to coordinate the acquisition of the Business by means of the multiple Sale Agreements, the parties hereto desire to provide in a single document certain provisions that have overarching effect on the transactions contemplated by the Sale Agreements, such as (i) the adjustment of the purchase price paid pursuant to the Sale Agreements under the circumstances described in this Agreement, (ii) the Seller's representation and warranty regarding the financial statements referred to in Recital C, and (iii) the resolution of any unintended inconsistencies or conflicts between or among the terms of the Sale Agreements.

     E. The parties hereto further desire to provide for a single avenue of recourse for indemnification claims arising under the Sale Agreements and have therefore agreed that all claims for indemnity against losses or claims resulting from breaches of obligations, representations or warranties under the Sale Agreements or this Agreement will be addressed exclusively under this Agreement.

          NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and in exchange for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE 1.

                                  DEFINITIONS

     Section 1.1  Definitions.  In this Agreement, the terms set forth below
                  -----------
have the meanings specified or referred to in this Section 1.1 and shall be
                                                   -----------
equally applicable to both the singular and plural forms. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the U.S. Agreement.

          "Accounting Report" has the meaning specified in Section 2.l(b)(ii) of this Agreement.

          "Action" means any lawsuit, arbitration, regulatory, governmental or other proceeding or investigation, whether at law or in equity.

          "Additional Accounting Firm" has the meaning specified in Section 2.1(d) of this Agreement.

          "Additional Accounting Firm Adjustments" has the meaning specified in
Section 2.1(d)(ii) of this Agreement.

          "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, including, but not limited to, those affiliates that have executed this Agreement.

          "Agreed Accounting Principles" has the meaning specified in Section 2.1(a) of this Agreement.

          "Agreed Adjustments" has the meaning specified in Section 2.1(d) of this Agreement.

          "Agreed Rate" means the prime rate published by The Wall Street Journal, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.

          "Agreement" has the meaning specified on the first page of this Agreement.

          "Assumed Liabilities" has the meaning specified on the first page of this Agreement.

          "Audited Closing Date Balance Sheet" has the meaning specified in
Section 2.1(b) of this Agreement.

          "Business" has the meaning specified on the first page of this Agreement.

          "Business Day" means a day other than Saturday, Sunday or a day on which United States national banks are closed.

          "Buyer" has the meaning specified on the first page of this Agreement. As used in Articles 1 and 3 to 7, inclusive, Buyer shall be deemed to mean Buyer and/or (as the context may require) any International Buyer.

          "Claim Notice" has the meaning specified in Section 4.3(a) of this Agreement.

          "Customer Information" has the meaning specified in Section 6.3 of this Agreement.

          "Data Room" means the information compiled by Seller and made available to Buyer at the offices of Seller's counsel in Chicago, Illinois for due diligence purposes in connection with the transactions contemplated by the Sale Agreements, which documents are more particularly described in the "GNB Technologies Due Diligence Master Index" dated April 17, 2000, as amended from time to time.

          "Employee Leave Benefits" means the aggregate amount of all vacation pay, long service leave, holiday pay or similar employee entitlement to which Transferring Employees would legally have been entitled had each such employee resigned from employment in the Business at the Closing Date.

          "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action or overtly threatened Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

          "Final Closing Date Balance Sheet" has the meaning specified in
Section 2.1(c) of this Agreement.

          "Financial Statements" has the meaning specified in Section 3.1 of this Agreement.

          "GNB Companies" means any company, all the stock or the business of which is acquired pursuant to one or more of the Sale Agreements by the Buyer.

          "Governmental Body" means any Australian, European, New Zealand, United States, or other national, state, or local governmental authority, agency, or regulatory body.

          "Indemnified Party" has the meaning specified in Section 4.3(a) of this Agreement.

          "Indemnitor" has the meaning specified in Section 4.3(a) of this Agreement.

          "International Buyers" has the meaning specified on the first page of this Agreement.

          "International Sellers" has the meaning specified on the first page of this Agreement.

          "June 30, 1999 Balance Sheet" has the meaning specified in Section 3.1 of this Agreement.

          "KPMG" has the meaning specified in Section 2.1(a) of this Agreement.

          "Losses" means losses, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

          "March 31, 2000 Balance Sheet" has the meaning specified in Section
3.1 of this Agreement.

          "Negative Purchase Price Adjustment" has the meaning specified in
Section 2.2(a) of this Agreement.

          "Non-Compete Period" has the meaning specified in Section 6.1 of this Agreement.

          "Objection Period" has the meaning specified in Section 2.1(c) of this Agreement.

          "Person" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Positive Purchase Price Adjustment" has the meaning specified in
Section 2.2(a) of this Agreement.

          "Preliminary Closing Date Balance Sheet" has the meaning specified in
Section 2.1(a) of this Agreement.

          "Price Adjustment Statement" has the meaning specified in Section 2.1(b)(i) of this Agreement.

          "Purchase Price" means the aggregate of the cash purchase prices paid pursuant to the Sale Agreements, being Three Hundred and Thirty-Three Million United States Dollars (US $333,000,000).

          "Purchase Price Adjustment Due Date" has the meaning specified in
Section 2.2(b) of this Agreement.

          "Purchased Assets" has the meaning specified on the first page of this Agreement.

          "Qualifying Claim" has the meaning specified in Section 4.l(b)(i) of this Agreement.

          "Real Property" has the meaning specified in each of the Sale Agreements.

          "Requirements of Law" means any foreign, federal, state or local law, statute, regulation, code or ordinance of any Governmental Body currently in effect.

          "Resolution Period" has the meaning specified in Section 2.1(d) of this Agreement.

          "Review Commencement Date" has the meaning specified in Section 2.1(e)(i) of this Agreement.

          "Sale Agreements" has the meaning specified on the first page of this Agreement.

          "Seller Entities" has the meaning specified in Section 5.5 of this Agreement.

          "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, capital gains, capital, property, sales, use, transfer, license, excise, premium, lease, estimated, environmental, registration, value added, stamp, real property, franchise, employment, payroll, wage, withholding or minimum tax, ad valorem, stamp duty, customs duty, any other similar taxes or governmental charges, fees, levies, assessments or liabilities of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and includes any interest, penalty or fine, or addition to tax imposed by any Governmental Body.

          "Transferring Employees" means all employees of the Business who accept employment with the Buyer or one of its Affiliates, or who are employed by one of the GNB Companies purchased by the Buyer or one of its Affiliates.

          "U.S. Agreement" means the Stock Purchase Agreement by and between Buyer and Seller concerning the purchase and sale of Seller's United States business and operations.

                                  ARTICLE 2.

                           PURCHASE PRICE ADJUSTMENT

     Section 2.1  Determination of Final Closing Date Balance Sheet.
                  ---------------- --------------------------------

          (a) As soon as possible following the Closing Date (but not later than sixty (60) days after the Closing Date), Buyer shall cause to be prepared a balance sheet as of the Closing Date setting forth in reasonable detail the total assets and total liabilities of the Business (the "Preliminary Closing
                                                         -------------------
Date Balance Sheet") and deliver same to Seller and to KPMG Peat Marwick LLP or
------------------
its successor ("KPMG").  The Preliminary Closing Date Balance Sheet shall be
                ----
prepared in accordance with generally accepted accounting principles consistent with those employed in the preparation of the June 30, 1999 Balance Sheet and the March 31, 2000 Balance Sheet ("Agreed Accounting Principles").
                                  -----------------------------
Notwithstanding the foregoing, the parties agree that:

                  (i) the Preliminary Closing Date Balance Sheet and the March 31, 2000 Balance Sheet shall not reflect (and/or no consideration will be given to) an accrual or provision for "Closure, restructuring and other reserves" which was presented as $9,571,000 on the March 31, 2000 Balance Sheet;

                  (ii) the fixed assets of the Business will be valued on the Preliminary Closing Balance Sheet in the amounts set forth in the March 31, 2000 Balance Sheet subject only to ordinary depreciation, plus any capital expenditures (less disposals) after March 31, 2000; and

                  (iii) the inventory of the Business shall be determined using the results of a physical inventory of the Business near the Closing Date as agreed to by the parties.

KPMG and Seller and Buyer and its auditors shall have the opportunity to observe the taking of physical inventories.

          (b) Promptly following delivery of the Preliminary Closing Date Balance Sheet to Seller, Seller shall cause KPMG to conduct a special audit of the Preliminary Closing Date Balance Sheet, which special audit shall be completed not later than sixty (60) days after delivery of the Preliminary Closing Date Balance Sheet to Seller. Upon completion of the special audit, Seller shall cause KPMG to deliver to each of Seller and Buyer:

                  (i)   a "Price Adjustment Statement" of the Business which
                          ---------------------------
                          will reflect changes in inventories, prepaid expenses, trade receivables net of allowance, trade accounts payable, accrued salaries, wages and other compensation, warranty reserves and other accrued expenses (as such accounts are defined in the June 30, 1999 Balance Sheet and the March 31, 2000 Balance Sheet), in each case since March 31, 2000, plus an amount equal to any capital expenditures: (A) made after March 31, 2000 that are permitted by Section
                                                                        -------
                        5.7 and Section 7.3(b) and that are described in
                        ---     --------------
                        Schedule 7.3(B) to the U.S. Agreement, (or the
                        --------------
                        corresponding schedules of the other Sale Agreements) plus (B) any other capital expenditures made in the ordinary course of business since March 31, 2000, minus ordinary depreciation and disposals of such capital assets and casualty losses (net of expected insurance proceeds) of such capital assets plus an amount equal to the amount of tax benefit, but in no event more than One Million United States Dollars (US $1,000,000), on the Employee Leave Benefits and future retiree medical benefits accrued (on a country-by-country basis) with respect to all Transferring Employees as at the Closing Date (collectively, the "Adjustable Accounts"); and
                                                 --------------------

              (ii) an audit report stating (without qualification) that, in KPMG's opinion, the Preliminary Closing Date Balance Sheet, including the financial information in the Price Adjustment Statement referred to in Section 2.1 (b)(i),
                                                            ------------------
                        as audited by such firm, has been prepared in accordance with the Agreed Accounting Principles except as provided in Section 2.1 (a)(i) and (ii) (such summary, Price Adjustment Statement and audit report are herein referred to as the "Accounting Report").
                                            ---------- ------

The Preliminary Closing Date Balance Sheet, as so determined, is herein referred to as the "Audited Closing Date Balance Sheet." The parties shall make available
           ----------------------------------
to KPMG all books, records and other information that KPMG may request to issue its Accounting Report. The fees and expenses of KPMG related to the special audit of the Preliminary Closing Date Balance Sheet hereunder shall be paid by Seller.

          (c) Promptly following the delivery of the Accounting Report to Buyer, Buyer and its auditors and advisors may review the same and, within thirty (30) days after such delivery (the "Objection Period"), Buyer may deliver to Seller a
                               ----------------
certificate (signed by an officer of Buyer) setting forth its objections, if any, only to the values shown for the Adjustable Accounts on the Audited Closing Date Balance Sheet, together with a summary of the reasons therefor and calculations which, in Buyer's view, are necessary to eliminate such objections. In the event Buyer does not so object within the Objection Period, the Audited Closing Date Balance Sheet shall be final and binding as the "Final Closing Date
                                                              ------------------
Balance Sheet".
-------------

          (d) In the event Buyer objects within the Objection Period, then within thirty (30) days following Buyer's delivery to Seller of the certificate referenced in Section 2.1(c), (the "Resolution Period"), the Buyer and Seller
              --------------        -----------------
shall use their reasonable efforts to resolve by written agreement (the "Agreed
                                                                         ------
Adjustments") Buyer's objections to the Audited Closing Date Balance Sheet.  In
-----------
the event that Seller and Buyer so resolve any such objections, the Audited Closing Date Balance Sheet shall be adjusted by the Agreed Adjustments and, if all such objections have been resolved by Agreed Adjustments, the Audited Closing Date Balance Sheet, as adjusted by the

Agreed Adjustments, shall be final and binding as the Final Closing Date Balance Sheet. In the event any objections raised by Buyer are not resolved by Agreed Adjustments during the Resolution Period, then within ten (10) days following the end of the Resolution Period, the Seller and Buyer shall jointly select a national accounting firm acceptable to both Seller and Buyer (or if they cannot agree on such selection, a national accounting firm will be selected by lot after eliminating any accounting firm or firms that has or have acted as auditors, tax advisors, or consultants to Seller or Buyer or their respective Affiliates) (the "Additional Accounting Firm"). For purposes of the preceding
                  --------------------------
sentence, only the following accounting firms shall be considered national accounting firms: Ernst & Young LLP and Deloitte & Touche LLP. The terms of the engagement of the Additional Accounting Firm shall be the terms set forth in
Section 2.1(e). The Additional Accounting Firm shall review and resolve any
--------------
remaining objections as to which Buyer and Seller have not reached Agreed Adjustments and deliver, in no event later than sixty-five (65) days following the Review Commencement Date (as defined in Section 2.1(e)(i)) (time being of
                                            -----------------
the essence), written notice to each of Buyer and Seller setting forth:

               (i)  its determination of such remaining objections; and

               (ii) the adjustments to the Audited Closing Date Balance Sheet
                    (the "Additional Accounting Firm Adjustments").
                          --------------------------------------

The Audited Closing Date Balance Sheet as so determined but after giving effect to the Agreed Adjustments and to the Additional Accounting Firm Adjustments shall constitute the Final Closing Date Balance Sheet.

          (e) The parties agree that the firm chosen as the Additional Accounting Firm will agree expressly in the instrument of their engagement that the following procedures will be used by the Additional Accounting Firm in determining the Additional Accounting Firm Adjustments:

               (i) Seller will provide to the Additional Accounting Firm copies of this Agreement, the Agreements set forth on Exhibit A,the Accounting Report and the Audited Closing
                     ---------
                     Date Balance Sheet. The date upon which the Additional Accounting Firm receives such documents is referred to as the "Review Commencement Date."
                          ------------------------

               (ii) Each of Buyer and Seller may make a single additional submission to the Additional Accounting Firm, which will not exceed twenty five (25) pages in length (including all exhibits and attachments), within thirty (30) days of the Review Commencement Date.

               (iii) Each party shall be permitted to deliver to the Additional
                     Accounting Firm a response to the submission of the other
                     party described in Section 2.1 (e)(ii), which response,
                                        -------------------
                     with all exhibits and attachments, shall not exceed five
                     (5) pages. The responses contemplated by this Section 2.
                                                                   ----------
                     1(e)(iii) will be delivered, if at all, within twenty (20)
                     ---------
                     days
                      of the respondent's receipt of the submission described in Section 2.1(e)(ii).
                         -------------------

                 (iv) The Additional Accounting Firm shall review the documents submitted by the parties, and shall have the opportunity to ask specific written questions or request specific historical documents from either party to clarify its understanding of the submissions, including, if reasonably available, the work papers of KPMG relating hereto. The non-responding party may submit to the Additional Accounting Firm a written dissent of not more than five
                      (5) pages to any response submitted by the other party to the Additional Accounting Firm.

                 (v) Copies of any submission, response, or document submitted to or by the Additional Accounting Firm by or to a party as contemplated hereby will be submitted by the Additional Accounting Firm to the other party simultaneously or as soon as received, as the case may be.

                 (vi) The Additional Accounting Firm will deliver its
                      determination of remaining objections between Buyer and Seller and the Additional Accounting Firm Adjustments within sixty-five (65) days following the Review Commencement Date.

          (f) The fees and expenses of the Additional Accounting Firm shall be paid by Seller and Buyer in inverse proportion to their success. For example, if Buyer's objections were $1 million and the Additional Accounting Firm determined that $600,000 of such objections were valid, Buyer would be responsible for 40% of such fees and expenses.

     Section 2.2 Calculation and Payment of Adjustment.
                 -------------------------------------

          (a) If the Price Adjustment Statement discloses a positive net change to the specific items included therein, then the amount of such positive net change (the "Positive Purchase Price Adjustment") shall be added to the
                 ----------------------------------
Purchase Price. If the Price Adjustment Statement discloses a negative net change to the specific items included therein then the Purchase Price shall be reduced by the amount of such negative net change (the "Negative Purchase Price
                                                        -----------------------
Adjustment").
-----------

          (b) Not later than three (3) Business Days after the determination of the Final Closin g Date Balance Sheet (such third Business Day being the "Purchase Price Adjustment Due Date"), Buyer shall pay to Seller by wire
 ----------------------------------
transfer of immediately available funds to such bank account as Seller shall designate in writing to Buyer, the Positive Purchase Price Adjustment, if any, plus interest thereon from the Closing Date through the date of payment at the Agreed Rate. In the event that Buyer does not pay the Positive Purchase Price Adjustment on or before the Purchase Price Adjustment Due Date, then Buyer shall pay Seller the sum of:

                 (i)  the Positive Purchase Price Adjustment; plus

               (ii) interest on the Positive Purchase Price Adjustment from the Closing Date through the Purchase Price Adjustment Due Date at the Agreed Rate; plus

               (iii) interest on the sum of the amounts specified in clauses
                     (i) and (ii) of this Section 2.2(b) from the Purchase Price
                                          -------------
                     Adjustment Due Date through the date of payment at a rate equal to the Agreed Rate plus five percent (5%).

          (c) On or before the Purchase Price Adjustment Due Date, Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank account as Buyer shall designate in writing to Seller, the Negative Purchase Price Adjustment, if any, plus interest thereon from the Closing Date through the date of payment at the Agreed Rate. In the event that Seller does not pay the Negative Purchase Price Adjustment on or before the Purchase Price Adjustment Due Date, then Seller shall pay Buyer the sum of:

               (i)   the Negative Purchase Price Adjustment; plus

               (ii) interest on the Negative Purchase Price Adjustment from the Closing Date through the Purchase Price Adjustment Due Date at the Agreed Rate; plus

               (iii) interest on the sum of the amounts specified in clauses
                     (i) and (ii) of this Section 2.2(c) from the Purchase Price
                                          -------------
                     Adjustment Due Date through the date of payment at a rate equal to the Agreed Rate plus five percent (5%).

          (d) In no event shall the Purchase Price Adjustment Due Date be less than 90 days after the Closing Date.

   Section 2.3 Adjustment of Purchase Price Allocation.  The amount of any
               ---------------------------------------
adjustment to the Purchase Price payable pursuant to Section 2.2 hereof and due
                                                     -----------
to an increase or decrease in value of one of the categories of Purchased Assets or Assumed Liabilities as to which the Purchase Price, as provided in any Sale Agreements, has been allocated (other than intangible assets) shall be allocated to or deducted from each such category of Purchased Assets or Assumed Liabilities in an amount equal to the actual increase or decrease occurring with respect to that particular category of Purchased Asset or Assumed Liability.
Any difference between the total amount of the adjustment to the Purchase Price and the amount of such adjustment due to changes in value of the tangible Purchased Assets or Assumed Liabilities as to which the Purchase Price has been otherwise allocated, shall be allocated to or deducted from intangible assets.

                                  ARTICLE 3.

                             FINANCIAL STATEMENTS

     Section 3.1  Financial Statements.   Attached to this Agreement as Exhibit
                  --------------------                                  -------
B is a copy of the audited combined statements of assets, liabilities and
-
shareholders' equity and audited combined statements of operations of the Business at and for the years ended June 30, 1998 and 1999, together with the notes thereto and the independent auditors' reports thereon, including the audited balance sheet of the Business as at June 30, 1999 together with the notes thereto (the "June 30, 1999 Balance Sheet"). Seller will deliver by May
                    ---------------------------
19, 2000, a copy of the unaudited combined statements of assets, liabilities and shareholders' equity and combined statements of operations of the Business at and for the nine months ended March 31, 2000, including the unaudited balance sheet of the Business as at March 31, 2000 together with the notes thereto (the "March 31, 2000 Balance Sheet"). The financial statements attached hereto as Exhibit B and to be delivered by Seller pursuant to this Section 3.1 are
---------                                                -----------
referred to collectively as the "Financial Statements".
                                 --------------------

     Section 3.2  Representation and Warranty.  Seller hereby represents and
                  ---------------------------
warrants to Buyer that the Financial Statements have been prepared from the books and records of the Business and have been restated as described in the notes thereto. Subject to the matters described in the last sentence of this
Section 3.2 and the qualifications set forth in the applicable auditors' reports
-----------
and notes to the Financial Statements, the Financial Statements fairly present, in all material respects, and on a consistent basis (except as described in the applicable notes) the financial position and results of operations of the Business at the dates and for the periods covered (in conformity with U.S. generally accepted accounting principles).

                                  ARTICLE 4.

                                INDEMNIFICATION

     Section 4.1 Indemnification by Seller.
                 -------------------------

          (a)    Subject to Sections 4.1(b), 4.1(c) and 4.1(d), Seller agrees to
                            ---------------  ------     -----
indemnify and hold Buyer and Buyer's Affiliates harmless from and against any and all Losses and Expenses incurred by Buyer and Buyer's Affiliates in connection with or arising from:

                 (i) any breach by Seller or the International Sellers of any of their respective covenants and agreements in the Sale Agreements or in this Agreement;

                 (ii) any breach of any warranty or the inaccuracy of any representation of Seller or the International Sellers contained in the Sale Agreements or in this Agreement, but not including the representations and warranties contained in Section 5.19(h) of the U.S. Agreement or the corresponding sections of the other Sale Agreements, in each case without regard to "materiality" or Material Adverse Effect;

                 (iii) (A) Taxes levied in relation to (or attributable to) the
                       Business on or prior to the Closing Date or subsequent to the Closing Date but relating to periods ending on or prior to and including the Closing Date or attributable to operations through the Closing Date, but only insofar as such Taxes have not been reflected or reserved against in the Final Closing Date Balance Sheet; (B) taxes for which PDGNB or any Subsidiary is liable under ' 1.1502-6 of the U.S. Treasury Regulations (or any analogous provision of state, local or foreign law); (C) liabilities of PDGNB or any Subsidiary under Section 4062(a) of ERISA; (D) any income taxes attributable to the making of a Section 338(h)(10) Election; (E) any Tax allocation or Tax sharing or similar agreement, as a transferee or successor, by contract or otherwise binding on Seller or any of its Affiliates; and (F) any Taxes attributable to any adjustment to taxable income as a result of (i) any deferred intercompany gain described in Treasury Regulation Sections 1.1502-13 or former Treasury Regulation Section 1.1502-14 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law), (ii) any excess loss account described in Treasury Regulation Sections 1.1502-19 and 1.1502-32 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law), or (iii) an adjustment under Section 482 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law);

              (iv) any breach by Seller or any of the International Sellers of any covenant contained in Section 12.2 of the U.S.
                                               ------------
                     Agreement or the corresponding provisions in the other Sale Agreements;

              (v) any claim for injury to person or property occurring or allegedly occurring at an Adjoining Property, but only to the extent that (A) such claim arises from or is attributable to the activities or operations of the Business by PDGNB, any Subsidiary, or any International Seller prior to the Closing Date, and (B) such claim arises from any Release of Contaminants or violation of any Environmental Law on the Real Property;

              (vi) any breach or inaccuracy of the representation and warranty contained in Section 5.19(h) of the U.S. Agreement or the
                                  ---------------
                     corresponding provisions of the other Sale Agreements;

              (vii) any assets or liabilities retained by Seller or its Affiliates under the ROW Agreements; or

              (viii) an amount of Taxes equal to any amount of Taxes accrued on the March 31, 2000 Balance Sheet to the extent that such Tax accrual exceeds the amount of Taxes properly accrued as of such date under U.S. generally accepted accounting principles applied consistently with past practice.

          (b) Notwithstanding anything to the contrary contained herein:

              (i) Seller shall be required to indemnify and hold Buyer and Buyer's Affiliates harmless for any claims asserted under clause (ii) of Section 4.1(a) of this Agreement with
                                    -------------
                     respect to any Losses and Expenses incurred by Buyer only with respect to individual claims that exceed One Hundred and Fifty Thousand United States Dollars (US $150,000) (provided that separate claims arising from the same occurrence shall be considered as one individual claim) ("Qualifying Claim") and then only to the extent that such
                       ----------------
                     Qualifying Claim, individually or in the aggregate with other Qualifying Claims, exceeds Five Million Five Hundred Thousand United States Dollars (US $5,500,000);

              (ii) the aggregate amount required to be paid by Seller pursuant to Sections 4.1 (a)(i), (ii) and (iv) shall not exceed the
                        -------------------------     ----
                     Purchase Price less any amount previously paid by Seller pursuant to Sections 4.1(a)(v) and (vi);
                                 ------------------     ----

               (iii) the limitations in (i) and (ii) shall not apply to breaches of Sections 4.1, 4.2, 4.6, 5.1 or 5.2 of the U.S.
                                  ------------  ---  ---  ---    ---
                      Agreement and the corresponding provisions of the other Sale Agreements; and

               (iv) the aggregate amount required to be paid by Seller pursuant to Sections 4.1 (a)(v) or 4.1 (a)(vi) shall not
                                  -------------------    -----------
                      exceed forty million United States Dollars (US $40,000,000), provided, however, that the amount of any claim under Section 4.1 (a)(v) (but not Section 4.1(a)
                                  ------------------          --------------
                      (vi)) shall be calculated by multiplying the amount of the
                      ----
                      Losses and Expenses constituting such claim by 0.8. For the avoidance of doubt, it is the intention of the parties that Buyer shall be entitled to collect eighty percent (80%) of any and all Losses and Expenses constituting claims under Section 4.1 (a)(v) pursuant to the
                                   ------------------
                      indemnification provided in this Agreement, it being the further intention of the parties that Buyer or its Affiliates must contribute twenty percent (20%) of the Losses and Expenses constituting any claim under Section
                                                                       -------
                      4.1 (a)(v);
                      ----------

               (v) no indemnity shall be provided by Seller with respect to Losses and Expenses arising from or relating to the Savanna Sites, except for the indemnity provided in
                      Section 4.1(a)(ii) with respect to the breach of the
                      ------------------
                      representations and warranties contained in the following sections of the U.S. Agreement: Sections 5.10(a), (c), and
                                                      ----------------  ---
                      (d)(i) (as applied to the Owned Real Property included in
                      ------
                      the Savanna Sites), and Section 5.19(j);
                                              ---------------

               (vi) no indemnity shall be provided by Seller with respect to Losses and Expenses arising from any discontinuation of operations or closure of facilities at any of the Real Property on or after the Closing Date;

               (vii) no claim for indemnification may be brought by Buyer or its Affiliates under Section 4.1(a)(ii) or (vi) for breach
                                           ------------------    ----
                      of any representation or warranty contained in the U.S. Agreement if such claim could also be asserted under
                      Section 4.1(a)(v).  In determining whether any claim
                      -----------------
                      could be asserted under Section 4.1(a)(v), no
                                              -----------------
                      consideration shall be given to the limitations set forth in Section 4.1(b)(iv); and
                         ------------------


               (viii) no indemnity shall be provided by Seller pursuant to
                      Section 4.1(a)(v) for Losses and Expenses arising from
                      -----------------
                      those matters identified in Schedule 4.1(A)(v) hereto,
                                                  ------------------
                      which are those Releases on the Real Property which are reasonably likely to have an impact on any Adjoining Property.

          (c) The indemnification provided for in this Section 4.1 shall
                                                       -----------
terminate two (2) years after the Closing Date (and no claims shall be made by Buyer thereafter), except that:

              (i) the indemnification by Seller shall continue as to the representations and warranties contained in Section 5.8 of
                                                                -----------
                    the U.S. Agreement (and the corresponding provisions of the other Sale Agreements) and the indemnity provided pursuant to clauses (iii)(A), (iii) (D), (iii)(E) and (viii) of
                    Section 4.1(a) until the expiration of the applicable
                    -------------
                    statute of limitations;

              (ii) the indemnification by Seller shall continue as to the indemnity provided pursuant to clauses (i), (iii) (B), (C) and (F), (iv) and (vii) of Section 4.1(a) indefinitely; and
                                               -------------

              (iii) the indemnification by Seller as to any event, fact or circumstance of which Buyer has notified Seller or the International Sellers in accordance with the requirements of
                    Section 4.3 on or prior to the date such indemnification
                    -----------
                    would otherwise terminate in accordance with this Section
                                                                      -------
                    4.1 shall continue until the liability of Seller shall have
                    ---
                    been determined pursuant to this Article 4 and Seller shall
                                                     ---------
                    have reimbursed Buyer for the full amount of all Losses and Expenses in accordance with this Article 4.
                                                     ---------

          (d) Notwithstanding anything to the contrary contained herein, in any Sale Agreement, or in any other document, Buyer and Buyer's Affiliates shall not be entitled to indemnification under Section 4.1(a) with respect to (i) a breach
                                     -------------
of covenant or agreement or breach or inaccuracy of any representation or warranty of Seller or an Affiliate of Seller in the Sale Agreements to the extent that Buyer or Buyer's Affiliates (which shall include Buyer's and Buyer's Affiliates' officers, employees, counsel, and authorized representatives) had knowledge of such breach as of the Closing Date (it being understood that, for purposes of this Section 4.1(d) only, Buyer shall be deemed to have knowledge of
                 --------------
the material contained in the Data Room, a true and correct copy of which will be provided by Seller to Buyer) or (ii) any adjustment already taken into account in determining the Final Closing Date Balance Sheet.

  Section 4.2 Indemnification by Buyer.
              ------------------------

          (a) Subject to Sections 4.2(b), 4.2(c), and 4.2(d), Buyer agrees to
                         ---------------  ------      ------
indemnify and hold Seller and the International Sellers and their Affiliates harmless from and against any and all Losses and Expenses incurred by Seller or the International Sellers and their Affiliates in connection with or arising from:

              (i) any breach by Buyer of any of its covenants or agreements in the Sale Agreements or in this Agreement;

               (ii) any breach of any warranty or the inaccuracy of any representation of Buyer contained in the Sale Agreements, in each case without regard to "materiality" or Material Adverse Effect; or

               (iii) any breach by Buyer of any covenant contained in Section
                                                                      -------
                     11.1 or Section 12.2 of the U.S. Agreement or the
                     ----    ------------
                     corresponding provisions in the other Sale Agreements.

          (b)  Notwithstanding anything to the contrary contained herein:

               (i) Buyer shall be required to indemnify and hold Seller and the International Sellers and their Affiliates harmless for any claims asserted under clause (ii) of Section 4.2(a)
                                                              --------------
                     with respect to any Losses and Expenses incurred by Seller or the International Sellers only with respect to Qualifying Claims and then only to the extent that such Qualifying Claims, individually or in the aggregate with other Qualifying Claims, exceeds Five Million Five Hundred Thousand United States Dollars (US $5,500,000); and

               (ii) the aggregate amount required to be paid by Buyer pursuant to Section 4.2(a) shall not exceed the Purchase Price;
                        -------------

               (iii) the limitations in (i) and (ii) shall not apply to
                     breaches of Sections 6.1, 6.2 or 6.7 of the U.S. Agreement
                                 ------------  ---    ---
                     and the corresponding provisions of the other Sale Agreements.

          (c)  The indemnification provided for in this Section 4.2 shall
                                                        -----------
terminate two (2) years after the Closing Date (and no claims shall be made by Seller or the International Sellers thereafter), except that:

               (i) the indemnification by Buyer shall continue as to the indemnity provided pursuant to clauses (i) and (iii) of
                     Section 4.2(a) indefinitely; and
                     -------------

               (ii) the indemnification by Buyer as to any event, fact or circumstance of which Seller or the International Sellers have notified Buyer in accordance with the requirements of
                     Section 4.3 on or prior to the date such indemnification
                     -----------
                     would otherwise terminate in accordance with this Section
                                                                       -------
                     4.2 shall continue until the liability of Buyer shall have
                     ---
                     been determined pursuant to this Article 4 and Buyer shall
                                                      ---------
                     have reimbursed Seller and the International Sellers for the full amount of all Losses and Expenses in accordance with this Article 4.
                               ---------

          (d) Notwithstanding anything to the contrary contained herein, in any Sale Agreement, or in any other document, Seller and the International Sellers shall not be entitled to indemnification under Section 4.2(a) with respect to a breach of covenant or
                      --------------
agreement or breach or inaccuracy of any representation or warranty of Buyer in the Sale Agreements to the extent that Seller or the International Sellers (which shall include Seller's and the International Sellers' officers, employees, counsel, and authorized representatives) had knowledge of such breach as of the Closing Date. It is understood that for purposes of this Section
                                                                   -------
4.2(d), Seller shall be deemed to have knowledge of any information contained
------
in written due diligence material provided by Buyer to Seller.

     Section 4.3  Notice of Claims.
                  --------- ------

             (a) No party hereto shall be liable for any claim for indemnification under this Article 4 unless written notice of each claim ("Claim
                           ---------                                       -----
Notice") is delivered by the party seeking indemnification (the "Indemnified
------                                                           -----------
Party") to the party from whom indemnification is sought (the "Indemnitor")
-----                                                          ----------
prior to the expiration of the applicable survival period. All Claim Notices shall describe in reasonable detail the facts (to the extent then known) giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided that a Claim Notice in respect of any
                                --------
Action or other claim by or against a third Person as to which indemnification will be sought shall be given within twenty-one (21) days after the Indemnified Party receives summons, process, or other notice of such Action or other claim, provided, further that failure to give such notice shall not release the
--------  -------
Indemnitor from its obligations hereunder, except to the extent such failure actually prejudices the Indemnitor.

             (b) In calculating any Losses or Expenses, there shall be deducted any insurance recovery received or entitled to be received by Buyer or Seller in respect thereof, and the Indemnitor shall be entitled to the tax benefit of with respect to such Loss or Expense, and the Indemnified Party shall pay to the Indemnitor the amount of such tax benefit at such time or times as and to the extent that the Indemnified Party or any affiliate of Indemnified Party actually realizes such benefit through a refund of tax or reduction in the amount of taxes which the Indemnified Party or any affiliate of Indemnified Party would otherwise have had to pay if such adjustment had not been made, calculated by computing the amount of Taxes before and after inclusion of any items of Loss or Expense for which indemnification was made; provided that, any such tax benefit
                                            -------------
shall be reduced by the amount of tax detriment that the Indemnified Party suffered as a result of any Loss or Expense.

     Section 4.4  Third Person Claims.  The Indemnitor may elect, but shall not
                  -------------------
be required, to conduct and control, through counsel of its choosing and reasonably satisfactory to the Indemnified Party, the defense, compromise or settlement of any third Person Action or other claim against an Indemnified Party as to which indemnification will be sought by such Indemnified Party from such Indemnitor hereunder, and the Indemnified Party hereby appoints the Indemnitor as its agent and attorney-in-fact for such purpose. In any case with respect to which the Indemnitor has elected to conduct or control the defense thereof, the Indemnified Party shall cooperate fully in connection therewith and shall furnish such personnel, records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that
                                                                --------
the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Action or other claim, however, the Indemnitor and its counsel shall control such defense. The Indemnitor shall not, without the written consent of the Indemnified Party, pay, compromise or settle any such Action or other claim, except that the Indemnitor shall have the right to pay, settle or compromise any Action or other claim involving only money damages without the consent of the Indemnified Party, unless such Indemnified Party provides to the Indemnitor an opinion of counsel to the effect that the proposed settlement would adversely affect the post-Closing tax liability of the Indemnified Party, in which case the Indemnitor shall not pay, compromise, or settle such Action or other claim without the written consent of the Indemnified Party which consent shall not be unreasonably withheld.

     Section 4.5  Exclusivity of Remedy.  Except as set forth in Section 9.3 of
                  ---------------------                          -----------
the U.S. Agreement and the corresponding provisions of the other Sale Agreements, with respect to any breach by any party of its representations, warranties, covenants, or agreements in this Agreement, the Sale Agreements and the agreements, instruments, and documents being or to be executed and delivered hereunder or thereunder, the sole and exclusive remedy of the other party and its Affiliates (in law, equity, contract, tort, for contribution, under Requirements of Law, or otherwise) shall be the indemnification provided in this
Article 4.  In view of this exclusivity of remedy provision, Buyer and Seller
---------
covenant and agree for themselves and their respective Affiliates that they will not bring, maintain, join, or prosecute any Action or other proceeding against the other or its Affiliates for breach of the Sale Agreements or indemnity therefor except as provided in this Agreement. The initiation or maintenance of any Action by any Affiliate of Buyer or Seller in contravention of this Section
                                                                        -------
4.5 will constitute a breach by the Buyer or the Seller, as the case may be, of
---
their covenant hereunder.

     Section 4.6  Adjustment to Purchase Price.  If Buyer or Seller makes any
                  ----------------------------
payment pursuant to this Article 4, then such amount shall be treated as an
                         ---------
adjustment to the Purchase Price. If a payment by Buyer or Seller is not treated as an adjustment to the Purchase Price due to a Tax audit by a Tax authority, such payment shall be grossed up for the tax effect to such recipient so that the amount of payment is after taxes. The payor shall have the sole right to control the Tax audit referenced in this Section 4.6 with respect to
                                                  -----------
such payment.

                                  ARTICLE 5.

                             COORDINATING MATTERS

     Section 5.1  Taxes.  On a world-wide basis, all Taxes, recording fees,
                  -----
personal property taxes, title application fees, patent and trademark assignment registration fees, and such other transfer taxes and fees arising by virtue of the transfer of the Purchased Assets from Seller or the International Sellers, as the case may be, to Buyer pursuant to the Sale Agreements (other than Taxes based upon the net income or capital gain of Seller or their Affiliates arising out of the transactions contemplated thereby) shall be paid as follows: (i) Buyer shall pay the first Two Million United States Dollars (US $2,000,000) of such Taxes plus any transfer taxes resulting from the making of a Section 338(h)(10) Election and (ii) Seller shall pay the amount of such Taxes in excess of the amounts to be paid by Buyer pursuant to Section
                                                                    -------
5.1(i).
------

     Section 5.2  Venue; Submission to Jurisdiction; Governing Law.  For
                  ------------------------------------------------
purposes of this Agreement, the Sale Agreements, and the transactions contemplated hereby and thereby (but not for the purposes of enforcing any guaranty of the indemnity obligations of the Seller pursuant to Article 4 of
                                                                ---------
this Agreement (a "Guaranty Agreement")), each of the parties hereto (for
                   ------------------
themselves and for their Affiliates) agrees that any and all disputes, legal actions, suits, or proceedings arising out of or relating to claims arising under this Agreement, the Sale Agreements, or the transactions contemplated hereby and thereby, whether legal or equitable in nature, or arising out of contract, tort, Requirements of Law, for contribution or otherwise, shall be brought solely in a state or federal court located in the County of Cook, State of Illinois. By their signature to this Agreement, the parties, regardless of their residence, each irrevocably submits to the jurisdiction of the courts located in the County of Cook, State of Illinois, in any dispute, legal action, suit or proceeding arising out of or relating to this Agreement, the Sale Agreements, or the transactions contemplated hereby or thereby other than any Guaranty Agreement. Each of the parties acknowledges that it has freely agreed to so submit to jurisdiction and venue, and that without such agreement the courts located in the County of Cook, State of Illinois might not otherwise have jurisdiction over each of such parties. This Agreement and the Sale Agreements shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law provisions which may direct the application of the laws of another jurisdiction. The initiation or maintenance of any Action by any Affiliate of Buyer or Seller in contravention of this Section 5.2 will constitute a breach by the Buyer or the
                      -----------
Seller, as the case may be, of their covenant hereunder.

     Section 5.3  Waiver.  For purposes of this Agreement, the Sale Agreements,
                  ------
and the transactions contemplated hereby and thereby other than any Guaranty Agreement, each of the parties hereby irrevocably waives all claims of immunity from jurisdiction, attachment and execution to which it might otherwise be entitled in any legal action or proceeding brought in any state or federal court located in the County of Cook, State of Illinois, and further irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to any dispute, legal action, suit or proceeding arising out of or relating to this Agreement, the Sale Agreements, or the transactions contemplated hereby and thereby being brought in any federal or state court located in the County of Cook, State of Illinois, and hereby further irrevocably waives any claim that any such dispute, legal action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 5.4  Agent for Service of Process.  For purposes of this Agreement,
                  ----------------------------
the Sale Agreements, and the transactions contemplated hereby and thereby, other than any Guaranty Agreement, each of the parties hereby irrevocably appoints The Corporation Trust Company, whose address is 208 South LaSalle Street, Suite 814, Chicago, Illinois 60604, as its designated agent for service of process in the State of Illinois upon whom may be served any notice, process or pleading in any dispute, legal action, suit or proceeding arising out of or relating to this Agreement, the Sale Agreements, or the transactions contemplated hereby and thereby, other than any Guaranty Agreement, and each further consents that service of process on such designated agent shall have the same effect as if it had lawfully been served personally with process in the State of Illinois;

provided, that such appointment may be terminated after the tenth (10th)
--------
anniversary of the Closing Date.

     Section 5.5  Actions Prior to the Closing Date.  Seller and the
                  ---------------------------------
International Sellers covenant and agree to take, or cause their Affiliates, including, without limitation, PDGNB and the Subsidiaries, (collectively, the

"Seller Entities") to take, and Buyer covenants and agrees to take, or cause its
----------------
Affiliates to take, the following actions between the date hereof and the Closing Date:

             (a) Each party shall afford to the officers, employees and authorized representatives of the other party (and, in the case of Buyer, its financing sources and their representatives) reasonable access to its personnel, offices, properties, and business and financial records to the extent reasonably necessary and to furnish to the other party or its authorized representatives (and, in the case of Buyer, its financing sources and their representatives) such additional information concerning its assets, liabilities or operations as shall be reasonably requested. Such access shall be granted during normal business hours and upon reasonable advance notice.

             (b) The Seller Entities acknowledge and agree that their participation and cooperation will be required in order for Buyer to obtain the financing necessary to fund all or any portion of the Purchase Price and the Seller Entities covenant and agree to use their best efforts to participate and cooperate with Buyer to cause any reasonable conditions to Buyer's receipt of its financing to be fulfilled, including, without limitation, promptly taking any action or promptly furnishing any information requested by Buyer in connection therewith, including: (a) furnishing information, including financial statements and projections of the Business; (b) participating in the preparation of any offering circular, offering memorandum, private placement memorandum, prospectus, registration statement, proxy statement or other similar documents;
(c) participating in the preparation of a road show or any similar marketing materials and making available appropriate officers of the Business for participation therein; and (d) making available requested due diligence materials and appropriate officers and employees for participation in discussions in connection therewith.

             (c) The Seller Entities shall not (and shall not permit any of their representatives or advisors to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any stock or assets constituting part of the Business (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort of attempt by any Person to do or seek any of the foregoing. No Seller Entity shall vote any shares of capital stock, including, but not limited to, the Shares, in favor of any such acquisition structured as a merger, consolidation, or share exchange. Seller shall immediately notify Buyer if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          (d) Buyer shall not (and shall not permit any of its representatives or advisors to) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of more than 40% of the voting securities of, or all or substantially all of the assets of, Buyer (including any acquisitions structured as a merger, consolidation or share exchange).
Buyer shall immediately notify Seller if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

          (e) Buyer and Seller covenant and agree that not later than June 19, 2000, the International Buyers and the International Sellers will enter into Sale Agreements to effect (i) the transfer of businesses affiliated with the Subsidiaries that are operated in Australia, New Zealand, U.K., Europe, the People's Republic of China, Hong Kong, Singapore, and India as further described in the chart dated April 24, 2000 and titled "Structure of GNB Worldwide" provided by Seller to Buyer and (ii) the transfer of certain trademarks. These agreements are referred to herein as the "ROW Agreements." Buyer and Seller further covenant and agree that: (i) the ROW Agreements will provide for closing of the transactions contemplated thereby simultaneously with the Closing, and
(ii) the substantive provisions of the ROW Agreements will parallel the substantive provisions of this Agreement, modified only for compliance with local law. The ROW Agreement covering the sale of that portion of the business located in Australia shall contain a covenant not to compete from the sellers thereunder, which covenant not to compete shall be on generally the same terms and conditions as the covenant not to compete contained in Section 6 of this
                                                           ---------
Agreement, including, without limitation, with respect to the global scope and five-year duration of such covenant not to compete. Upon execution of the ROW Agreements, Buyer shall cause the International Buyers and Seller shall cause the International Sellers to become parties to this Agreement by executing and delivering signature pages to this Agreement. Upon such execution and delivery, the International Buyers and the International Sellers will be subject to the obligations imposed on them and entitled to the benefits afforded to them by this Agreement.

          (f) Buyer and Seller covenant and agree that not later than June 12, 2000:

               (i) Seller shall deliver final Disclosure Schedules to the U.S. Agreement and to this Agreement as contemplated by Section
                                                                        -------
                     5.7 hereof;
                     ---

               (ii) Buyer and Seller shall agree on the ROW Business Allocation as set forth in the U.S. Agreement; and

               (iii) Buyer shall have determined whether or not it will make the 338(h)(10) Election.

     Section 5.6  Buyer's Conditions to Closing.  Notwithstanding any provision
                  -----------------------------
to the contrary herein or in any Sale Agreement, the obligations of Buyer and the International Buyers under this Agreement and each Sale Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

             (a) Buyer shall have obtained the financing necessary to consummate the transactions contemplated hereby and such financing shall not have been terminated or withdrawn and all of the conditions precedent to Buyer's receipt of such financing shall be satisfied or waived in writing, including, without limitation, that there shall have been a roadshow completed by Buyer and its financing sources (with the assistance of Seller) with respect to the sale by Buyer of senior subordinated notes (or other securities) to fund a portion of the Purchase Price.

             (b) Prior to the Closing Date, all of the obligations reflected in the item "Closure, restructuring and other reserves" in the March 31, 2000 Balance Sheet shall have been fully performed by Seller and the International Sellers.

     Section 5.7.  Due Diligence Termination Right.
                   -------------------------------

             (a) Notwithstanding any provision to the contrary herein or in any Sale Agreement, at any time on or prior to June 19, 2000, Buyer may terminate this Agreement and the Sale Agreements if Buyer and its financing sources, in their sole judgment, are not satisfied in all respects with the results of their due diligence review of all or any part of the Business, including, without limitation, their review of business, financial, legal, environmental and accounting matters relating to the Business. It is expressly understood by the parties hereto: (i) that, as of the date of this Agreement, Buyer has not reviewed the Disclosure Schedules to the U.S. Agreement and to this Agreement provided by Seller and therefore Buyer's rights under this paragraph shall not be limited in any manner by any disclosure in such Disclosure Schedules as they existed on the date hereof or as modified pursuant to (ii) below; (ii) that at any time on or prior to June 12, 2000 , Seller shall be entitled to provide to Buyer modified Disclosure Schedules to the U.S. Agreement and to this Agreement which Disclosure Schedules, as modified, will constitute the final Disclosure Schedules to the U.S. Agreement (except for
Schedule 5.19(J) to the U.S. Agreement, which may be updated through the
----------------
Closing) and to this Agreement; and (iii) that Buyer's right to terminate this Agreement pursuant to this Section 5.7 shall include the right to terminate
                           -----------
if Buyer is not satisfied, in its sole discretion, with the Disclosure Schedules to the U.S. Agreement and to this Agreement as they exist on the date hereof or as they may be modified pursuant to (ii) of this Section 5.7.
                                                 -----------

             (b) Notwithstanding any provision to the contrary herein or in any Sale Agreement, at any time on or prior to June 19, 2000, Seller may terminate this Agreement and the Sale Agreements if Seller, in its reasonable judgment, determines during its due diligence review of all or any part of the Buyer's business, including without limitation, its review of business, financial, legal, environmental and accounting matters relating to the Buyer's business, that any of the matters disclosed during such review would have an adverse effect on the value of the Buyer Shares.

                                  ARTICLE 6.

                            COVENANT NOT TO COMPETE

     Section 6.1  Non-Competition.  Seller hereby agrees, for itself and its
                  ---------------
Affiliates that neither it nor any of its Affiliates shall, directly or indirectly during the period of time commencing on the date hereof and continuing until five (5) years from the Closing Date (the "Non-Compete
                                                            -----------
Period"), whether alone or together in association with others, and whether as a
------
principal, agent,
owner, shareholder, officer, director, partner, member, manager, operator, employee, proprietor, investor, independent contractor, licensor, licensee, co-venturer, consultant, or in any other capacity whatsoever, engage in the Business or invest in, or have a financial interest in, or be in any way affiliated with, any Person engaged in the Business, anywhere in the world. Seller agrees with Buyer that the geographic scope of this covenant not to compete is the result of arm's length bargaining and is fair and reasonable in light of the nature of the operations of the Business and the fact that some or all facets of the Business have competed with competitors throughout the world. The parties intend that the covenant contained in this Article 6 shall be
                                                       ---------
construed as a covenant not to compete that is enforceable under applicable law. If in any judicial proceeding a court of competent jurisdiction shall refuse to enforce the foregoing covenant not to compete according to its terms, the parties shall negotiate in good faith to modify or limit the scope of this covenant in a manner they believe, after consultation with their respective counsel, will result in the covenant being enforced in the pending judicial proceeding, it being the intent of this provision that Buyer shall at all times have the benefit of the foregoing covenant not to compete, except to the extent as may be required to be limited or modified by applicable law or a judgment of a court or competent jurisdiction.

     Section 6.2  Intellectual Property.  Commencing on the Closing Date and
                  ---------------------
continuing in perpetuity, Seller shall not use, and shall cause its Affiliates not to use, any Intellectual Property, except to the extent that such Intellectual Property: (i) must be disclosed to comply with applicable laws and regulations, (ii) becomes known to the public, before or after disclosure to Buyer, other than by act or omission of Seller or its Affiliates, (iii) is lawfully disclosed to Seller by a Person having the right to disclose it to Seller, or (iv) is otherwise in the public domain.

     Section 6.3  Customer Information.  Seller acknowledges and agrees that all
                  --------------------
customer information (including but not limited to lists or billing information) of PDGNB and the Subsidiaries (the "Customer Information") is confidential and
                                    --------------------
proprietary to such entity. Following the Closing, Seller agrees to refrain from and to cause each of its Affiliates to refrain from, utilizing any and all Customer Information for any purpose involving competition with Buyer, including without limitation marketing or selling such information.

     Section 6.4  Remedy.  The parties hereto acknowledge and agree that the
                  ------
covenants contained in this Article 6 are reasonable and necessary for the
                            ---------
protection and continued viability of the Business and that a breach of such covenants would cause Buyer serious loss and damage. The parties agree that in the event of an actual or threatened breach of such covenants, Buyer shall be entitled to obtain an injunction restraining Seller or any of its Affiliates from violating or continuing to violate such covenants. Nothing herein shall be construed from prohibiting Buyer from pursuing such other remedies as may be available to it for such breach, including the recovery of damages.

                                  ARTICLE 7.

                                 MISCELLANEOUS

     Section 7.1  Notice.  Any notice, request, instruction or other document to
                  ------
be given hereunder shall be in writing and: (a) delivered personally; (b) sent by Federal Express or other similarly reputable overnight courier; or (c) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by Federal Express or other similarly reputable overnight courier, at the time delivered to such courier, or (z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

     If to Seller or any of the International Sellers, to:

     Pacific Dunlop Holdings (USA) Inc.
     6121 Lakeside Drive, Suite 200
     Reno, Nevada 89511
     United States of America
     Attention: President
     Facsimile: 702-824-4626

     with a copy to:

     Gardner, Carton & Douglas
     321 N. Clark Street
     Suite 3400
     Chicago, Illinois 60610
     United States of America
     Attention: Mr. Robert J. Wilczek
     Facsimile: 312-644-3381
     If to Buyer, to:

     Exide Corporation
     2901 Hubbard Road
     Ann Arbor, MI 48105
     United States of America
     Attention: General Counsel
     Facsimile: 734-877-2575
     with a copy to:

     Kirkland & Ellis
     200 E. Randolph Drive
     Chicago, Illinois 60601
     Attention: Mr. Carter W. Emerson, P.C.
     Facsimile: 312-861-2200

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 7.1.
                                                               -----------

     Section 7.2  Successors and Assigns.
                  ----------------------

             (a)  Except as permitted by this Section 7.2, the rights of Buyer,
                                              -----------
Seller and the International Sellers pursuant to this Agreement or any of the Sale Agreements shall not be assignable by such party without the prior written consent of the other parties; provided, however, that no such assignment shall relieve the assigning party from any of its duties or obligations under this Agreement or any of the Sale Agreements.

             (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 7.2 any right, remedy, benefit or claim under or by reason of this
     -----------
Agreement.

     Section 7.3  Entire Agreement; Amendments.  This Agreement, the Sale
                  ----------------------------
Agreements and the other agreements and documents to be delivered pursuant to the Sale Agreements contain the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersede all prior written or oral agreements, understandings or letters of intent between the parties hereto, with respect to the subject matter hereof. The Sale Agreements and all Schedules and Exhibits thereto are incorporated herein by this reference. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. In the event of a dispute or inconsistency between any of the Sale Agreements and this Agreement, the terms of this Agreement shall prevail.

     Section 7.4  Interpretation.  Section headings are inserted for convenience
                  --------------
of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     Section 7.5  Waivers.  Any term or provision of this Agreement may be
                  -------
waived, or the time for its performance may be extended, pursuant to a written action by the party entitled to the benefit thereof. The failure of either party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 7.6  Partial Invalidity.  Wherever possible, each provision hereof
                  ------------------
shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     Section 7.7  Execution in Counterparts.  This Agreement may be executed in
                  -------------------------
one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

                                  * * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                              SELLER:

                              PACIFIC DUNLOP HOLDINGS (USA) INC.


                              By:_______________________________
                              Name:_____________________________
                              Title:____________________________


                              BUYER:

                              EXIDE CORPORATION



                              By:_______________________________
                              Name:_____________________________
                              Title:____________________________

                   SIGNATURE PAGE TO COORDINATING AGREEMENT

                                   Exhibit A

                                Sale Agreements

Stock Purchase Agreement With Respect To Pacific Dunlop GNB Corporation dated as of even date herewith between Buyer and Seller.

Asset Purchase Agreement among Pacific Dunlop Holdings (N.Z.) Limited, ____________________ and Buyer.

Asset Purchase Agreement among GNB Battery Technologies Ltd., Australian Battery Company (Aust.) Pty Ltd., Pacific Dunlop Limited, ____________________ and
                          ----------------------
Buyer.

Agreement for the Sale and Purchase of the Entire Issued Share Capital of GNB Technologies NV among P.D. International Pty. Limited, Pacific Dunlop Holdings (Europe) Ltd., ____________________ and Buyer.

Agreement for the Sale and Purchase of the Entire Issued Share Capital of GNB Technologies Limited among Pacific Dunlop Holdings (Europe) Ltd.,
____________________ and Buyer.

Stock Purchase Agreement with respect to GNB (China) Limited among [___] and Buyer.

Asset Purchase Agreement among Pacific Dunlop Holdings (China) Co., Ltd., ____________________ and Buyer.

Asset Purchase Agreement among Pacific Dunlop Holdings (Singapore) Pte Ltd, ____________________ and Buyer.

Stock Purchase Agreement with respect to GNB Technologies (India) Private Limited among Pacific Dunlop Holdings (Singapore) Pte Ltd,
____________________and Buyer.

Purchase Agreement among PD Licensing Pty Ltd, ___________, and Buyer.

                                   Exhibit B

                             Financial Statements

                               AMENDMENT NO. 1 TO
                             COORDINATING AGREEMENT

     This AMENDMENT NO. 1, dated June 19, 2000, is to that certain Coordinating Agreement dated as of May 9, 2000 (the "Agreement"), which was executed by and
                                        ---------
between Exide Corporation, a Delaware corporation ("Buyer"), and Pacific Dunlop
                                                    -----
Holdings (USA) Inc., a Delaware corporation ("Seller").
                                              ------

     The parties have now determined that they desire to amend the Agreement as set forth herein. Therefore, the parties hereby agree as follows:

     1. Except as expressly amended hereby, the Agreement remains in full force and effect. Unless otherwise defined herein, capitalized terms used in this Amendment No. 1 shall have the meanings assigned to them in the Agreement.

     2. Exhibit A to the Agreement is hereby deleted and replaced in its entirety with Exhibit A attached to this Amendment.

     3.  Section 4.2(a)(i) is hereby amended to insert the words "or, for sake
         -----------------
of clarification, any International Buyer" after the word "Buyer" in the first line of such section.

     4.  The following provision is added to the Agreement:

         Section 5.8.  Representation regarding Trademarks.
                       -----------------------------------

         Seller hereby represents and warrants that the Sale Agreements will convey to the Buyer or International Buyers all of the trademarks employed by Seller or its Affiliates in the Business immediately prior to the Closing.

     5.  Sections 5.7(a) and (b) are hereby amended to replace the references to
         -----------------------
"June 19, 2000" therein to "June 28, 2000."

                     [THE REMAINDER OF THIS PAGE IS BLANK;
                    SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 on the date first above written.

                                    EXIDE CORPORATION


                                    By:___________________________
                                    Name:_________________________
                                    Title:________________________


                                    PACIFIC DUNLOP HOLDINGS (USA) INC.


                                    By:___________________________
                                    Name:_________________________
                                    Title:________________________

                                   Exhibit A

                                Sale Agreements

Stock Purchase Agreement With Respect To Pacific Dunlop GNB Corporation dated as May 9, 2000 between Buyer and Seller.

Asset Purchase Agreement between Pacific Dunlop Holdings (N.Z.) Limited, as seller, and Exide New Zealand Limited, as buyer.

Asset Purchase Agreement between GNB Battery Technologies Limited, Australian Battery Company (Aust.) Pty Ltd, Pacific Dunlop Limited, as sellers, and Exide Australia Pty Limited, as buyer.

Stock Purchase Agreement with respect to GNB Technologies NV between P.D. International Pty Limited and Pacific Dunlop Holdings (Europe) Ltd, as sellers, and Exide Holding Europe, as buyer.

Stock Purchase Agreement with respect to GNB Technologies Limited between Pacific Dunlop Holdings (Europe) Ltd, as seller, and Exide Holding Europe, as buyer.

Stock Purchase Agreement with respect to GNB Technologies (China) Limited between Pacific Dunlop Holdings (Hong Kong) Limited, as seller, and Traeson Pte Ltd (to be renamed Exide Holding Asia Pte Limited), as buyer.

Asset Purchase Agreement between Pacific Dunlop Holdings (Singapore) Pte Ltd, as seller, and Bluewall Pte Ltd (to be renamed Exide Singapore Pte Limited), as buyer.

Stock Purchase Agreement with respect to GNB Technologies (India) Private Limited between Pacific Dunlop Holdings (Singapore) Pte Ltd, as seller, and Traeson Pte Ltd (to be renamed Exide Holding Asia Pte Limited) as buyer.

Trademark Purchase Agreement between PD Licencing Pty Ltd, as seller, and Exide Australia Pty Limited, as buyer.

                              AMENDMENT NO. 2 TO
                            COORDINATING AGREEMENT

     This AMENDMENT NO. 2, dated June 28, 2000, is to that certain Coordinating Agreement dated as of May 9, 2000, as amended by Amendment No. 1 thereto dated June 19, 2000 (the "Agreement"), which was executed by and between Exide
                    ---------
Corporation, a Delaware corporation ("Buyer"), and Pacific Dunlop Holdings (USA)
                                      -----
Inc., a Delaware corporation ("Seller").
                               ------

     The parties have now determined that they desire to amend the Agreement as set forth herein. Therefore, the parties hereby agree as follows:

     1. Except as expressly amended hereby, the Agreement, as amended, remains in full force and effect. Unless otherwise defined herein, capitalized terms used in this Amendment No. 2 shall have the meanings assigned to them in the Agreement.

     2.  The following provisions are added to Section 4.1(a) of the Agreement:
                                               --------------

         (ix) actions, arbitration proceedings, controversies or disputes arising out of or relating to that certain contract dated June 13, 1997 by and between GNB Technologies Inc. and Margulead Ltd., including, but not limited to, such actions, arbitration proceedings, controversies or disputes arising out of the termination, breach or alleged breach of such contract by GNB Technologies Inc. or its Affiliates; or

         (x) the failure of Seller's or its Affiliates' recordkeeping system regarding software licenses and maintenance services for such software to reflect accurately such software that is in use by Seller and its Affiliates and/or all maintenance agreements for maintaining such software.

     3.  Section 4.1(b)(i) is hereby amended to pluralize the word "clause" in
         -----------------
the second line thereof, and to add the words ", (ix) and (x)" after the word "(ii)" in the second line thereof.

     4.  Section 4.1(b)(ii) is hereby amended to replace the word "and" in the
         ------------------
second line with a comma and to insert the words ", (ix) and (x)" after the word "(iv)" in the second line thereof.


                     [THE REMAINDER OF THIS PAGE IS BLANK;
                   SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 2 on the date first above written.

                              EXIDE CORPORATION


                              By: ___________________________________
                              Name: _________________________________
                              Title:_________________________________


                              PACIFIC DUNLOP HOLDINGS (USA) INC.


                              By:____________________________________
                              Name:     Martin M. Hudson
                              Title:    Attorney-in-Fact

                           STOCK PURCHASE AGREEMENT
                WITH RESPECT TO PACIFIC DUNLOP GNB CORPORATION

                             Dated as May 9, 2000

                                    between

                Pacific Dunlop Holdings (USA) Inc., as Seller;

                                      and

                         Exide Corporation, as Buyer.

                                  TABLE OF CONTENTS

                                                                                                                                Page
                                                                                                                                ----

ARTICLE 1.DEFINITIONS...........................................................................................................   1
     Section 1.1.     Definitions...............................................................................................   1

ARTICLE 2.PURCHASE AND SALE.....................................................................................................   7
     Section 2.1.     Purchase and Sale of Shares...............................................................................   7
     Section 2.2.     Purchase Price............................................................................................   7

ARTICLE 3.CLOSING...............................................................................................................   8
     Section 3.1.     Closing...................................................................................................   8
     Section 3.2.     Documents to be Delivered to Buyer........................................................................   8
     Section 3.3.     Documents to be Delivered to Seller.......................................................................   9
     Section 3.4.     Form of Documents.........................................................................................   9

ARTICLE 4.REPRESENTATIONS AND WARRANTIES REGARDING SELLER.......................................................................  10
     Section 4.1.     Organization..............................................................................................  10
     Section 4.2.     Power and Authority.......................................................................................  10
     Section 4.3.     Agreement Binding.........................................................................................  10
     Section 4.4.     Absence of Conflicts......................................................................................  10
     Section 4.5.     No Litigation.............................................................................................  11
     Section 4.6.     Title to Shares...........................................................................................  11
     Section 4.7.     No Advisor................................................................................................  11
     Section 4.8.     Investment Representation.................................................................................  11

ARTICLE 5.REPRESENTATIONS AND WARRANTIES REGARDING PDGNB AND/ORBITS SUBSIDIARIES................................................  11
     Section 5.1.     Organization..............................................................................................  11
     Section 5.2.     Capitalization............................................................................................  12
     Section 5.3.     Subsidiaries and Investments..............................................................................  12
     Section 5.4.     Absence of Conflicts......................................................................................  13
     Section 5.5.     No Litigation.............................................................................................  13
     Section 5.6.     No Violation..............................................................................................  13
     Section 5.7.     Operations Since June 30, 1999............................................................................  13
     Section 5.8.     Taxes.....................................................................................................  15
     Section 5.9.     Title to Assets...........................................................................................  18
     Section 5.10.    Real Property.............................................................................................  18
     Section 5.11.    Personal Property.........................................................................................  19
     Section 5.12.    Personal Property Leases..................................................................................  19
     Section 5.13.    Governmental Permits......................................................................................  19
     Section 5.14.    Intellectual Property.....................................................................................  20
     Section 5.15.    Employee Agreements and Plans.............................................................................  20

     Section 5.16.    Employee Relations........................................................................................  23
     Section 5.17.    Commercial Contracts......................................................................................  24
     Section 5.18.    Status of Contracts.......................................................................................  25
     Section 5.19.    Environmental Matters.....................................................................................  25
     Section 5.20.    Insurance.................................................................................................  27
     Section 5.21.    Product Warranties........................................................................................  27
     Section 5.22.    Bank Accounts.............................................................................................  28
     Section 5.23.    Accounts and Records......................................................................................  28
     Section 5.24.    No Misrepresentation......................................................................................  28
     Section 5.25.    Sufficiency of Assets.....................................................................................  28
     Section 5.26.    Powers of Attorney........................................................................................  28

ARTICLE 6.REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................................  28
     Section 6.1.     Organization..............................................................................................  28
     Section 6.2.     Power and Authority.......................................................................................  28
     Section 6.3.     Agreement Binding.........................................................................................  29
     Section 6.4.     Absence of Conflicts......................................................................................  29
     Section 6.5.     Investment Representation.................................................................................  29
     Section 6.6.     No Advisor................................................................................................  29
     Section 6.7.     Capitalization............................................................................................  30
     Section 6.8.     SEC Reports...............................................................................................  30
     Section 6.9.     Undisclosed Liabilities...................................................................................  30
     Section 6.10.    Litigation................................................................................................  30
     Section 6.11.    No Misrepresentation......................................................................................  31

ARTICLE 7.ACTIONS PRIOR TO THE CLOSING DATE.....................................................................................  31
     Section 7.1.     Preserve Accuracy of Representations and Warranties.......................................................  31
     Section 7.2.     Approvals.................................................................................................  31
     Section 7.3.     Operations Prior to the Closing Date......................................................................  31
     Section 7.4.     Antitrust Law Compliance..................................................................................  32
     Section 7.5.     Intercompany Agreements...................................................................................  32
     Section 7.6.     Tax Sharing Agreement.....................................................................................  32
     Section 7.7.     Notification of Changes...................................................................................  32
     Section 7.8.     General...................................................................................................  32
     Section 7.9.     Preservation of Business..................................................................................  32

ARTICLE 8. CONDITIONS TO CLOSING................................................................................................  33
     Section 8.1.     Conditions to the Obligations of the Buyer................................................................  33
     Section 8.2.     Conditions to the Obligations of Seller...................................................................  34

ARTICLE 9.TERMINATION...........................................................................................................  35
     Section 9.1.     Termination...............................................................................................  35
     Section 9.2.     Notice of Termination.....................................................................................  36
     Section 9.3.     Effect of Termination.....................................................................................  36

ARTICLE 10.EXCLUSIVITY OF REMEDY................................................................................................  36
     Section 10.1.    Indemnification by Seller.................................................................................  36
     Section 10.2.    Indemnification by Buyer..................................................................................  36
     Section 10.3.    Exclusivity of Remedy.....................................................................................  36

ARTICLE 11.ADDITIONAL AGREEMENTS OF THE PARTIES.................................................................................  37
     Section 11.1.    Taxes.....................................................................................................  37
     Section 11.2.    Proceeds of Environmental Remediation Rights..............................................................  40
     Section 11.3.    Employee Benefit Plan Reports.............................................................................  40
     Section 11.4.    Insurance Matters.........................................................................................  40

ARTICLE 12.GENERAL PROVISIONS...................................................................................................  41
     Section 12.1.    Notices...................................................................................................  41
     Section 12.2.    Confidential Information..................................................................................  42
     Section 12.3.    No Public Announcement....................................................................................  42
     Section 12.4.    Entire Agreement; Amendments..............................................................................  43
     Section 12.5.    Successors and Assigns....................................................................................  43
     Section 12.6.    Interpretation............................................................................................  43
     Section 12.7.    Waivers...................................................................................................  44
     Section 12.8.    Expenses..................................................................................................  44
     Section 12.9.    Partial Invalidity........................................................................................  44
     Section 12.10.   Execution in Counterparts.................................................................................  44
     Section 12.11.   Governing Law.............................................................................................  44
     Section 12.12.   Further Assurances and Cooperation........................................................................  44
     Section 12.13.   No Reliance...............................................................................................  45
     Section 12.14.   Disclosure Schedules......................................................................................  45
     Section 12.15.   Name Change...............................................................................................  45

                        [PAGE LEFT INTENTIONALLY BLANK]

                        [PAGE LEFT INTENTIONALLY BLANK]

                                   SCHEDULES


1.1       Permitted Encumbrances
5.1       Organization
5.3       Subsidiaries and Investments
5.4       Absence of Conflicts
5.5       No Litigation
5.6       No Violation
5.7(A)    Operations Since June 30, 1999
5.7(B)    Operations Since June 30, 1999
5.8(D)    Taxes
5.8(E)    Taxes
5.8(L)    Taxes
5.8(M)    Taxes
5.8(N)    Taxes
5.8(O)    Taxes
5.8(P)    Taxes
5.8(Q)    Taxes
5.8(R)    Taxes
5.9       Title to Assets
5.10(A)   Owned Real Property
5.10(B)   Leased Real Property
5.11      Personal Property
5.12      Personal Property Leases
5.13(A)   Governmental Permits
5.13(B)   Governmental Permits
5.14(A)   Intellectual Property
5.14(B)   Intellectual Property
5.14(C)   Intellectual Property
5.15(A)   Employee Agreements and Plans
5.15(B)   Employee Agreements and Plans
5.15(C)   Employee Agreements and Plans
5.15(E)   Employee Agreements and Plans
5.15(F)   Employee Agreements and Plans
5.15(G)   Employee Agreements and Plan
5.15(I)   Employee Agreements and Plans
5.16(A)   Employee Relations
5.16(B)   Employee Relations
5.17      Commercial Contracts
5.18      Status of Contracts
5.19(A)   Environmental Matters
5.19(B)   Environmental Matters
5.19(C)   Environmental Matters

5.19(D)   Environmental Matters
5.19(E)   Environmental Matters
5.19(F)   Environmental Matters
5.19(G)   Environmental Matters
5.19(J)   Environmental Matters
5.20      Insurance
5.21      Product Warranties
5.22      Bank Accounts
6.4       Absence of Conflicts
7.3(B)    Operations Prior to Closing Date
7.5       Intercompany Agreements



                                   EXHIBITS

A         Terms of Standstill Agreement
B         Terms of Registration Rights Agreement

                           STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT, dated as of May 9, 2000 (the "Agreement") is executed by and between PACIFIC DUNLOP HOLDINGS (USA) INC., a corporation incorporated under the laws of the State of Delaware ("Seller") and Exide Corporation, a corporation incorporated under the laws of the State of Delaware ("Buyer").

     WHEREAS, Seller owns all of the outstanding shares of capital stock of Pacific Dunlop GNB Corporation, a Delaware corporation ("PDGNB"); and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding shares of capital stock of PDGNB all on the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth Seller and Buyer agree as follows:


                                  ARTICLE 1.

                                  DEFINITIONS

     Section 1.1. Definitions. In this Agreement, the following terms have the
                  -----------
meanings specified or referred to in this Section 1.1 and shall be equally
                                          -----------
applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "Action" means any lawsuit, arbitration, or regulatory, governmental or other proceeding or investigation whether at law or in equity.

          "Adjoining Properties" shall mean all sites or locations other than the Real Property or the PRP Sites to which Contaminants have migrated from the Real Property through air, soil, surface water or groundwater.

          "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which PDGNB, any of its Subsidiaries or any of their Affiliates is or has been a member.

          "Agreement" has the meaning specified in the first paragraph of this Agreement.
          "Business" means (i) the manufacturing, production and marketing of starting-lighting-ignition automotive and specialty batteries and supplying original equipment manufacturers and replacement market customers with batteries for passenger cars, light and heavy-duty trucks, golf carts, motorcycles, garden tractors and marine use and related activities; (ii) the manufacturing, production and marketing of batteries and allied products, parts and service for industrial applications; and (iii) battery recycling, lead smelting and refining, and oxide manufacturing; in each case, as conducted by PDGNB or a Subsidiary immediately prior to the Closing Date.

          "Business Day" means a day other than Saturday, Sunday or a day on which United States national banks are closed.

          "Buyer" has the meaning specified in the first paragraph of this Agreement.

          "Buyer Ancillary Agreements" means all agreements, instruments and documents being or required to be executed and delivered by Buyer under this Agreement.

          "Buyer SEC Documents" has the meaning specified in Section 6.8.

          "Buyer Shares" has the meaning specified in Section 2.2(b).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. '' 9601 et seq., as currently amended, and any regulations promulgated thereunder.

          "Clean Air Act" means the Clean Air Act, 42 U.S.C. ' 7401 et seq., as currently amended, and any regulations promulgated thereunder.

          "Clean Water Act" means the Federal Water Pollution Control Act, 33 U.S.C '' 1251 et seq., as currently amended, and any regulations promulgated thereunder.

          "Closing" has the meaning specified in Section 3.1.

          "Closing Date" has the meaning specified in Section 3.1.

          "Code" means the Internal Revenue Code of 1986, as currently amended.

          "Confidential Information" has the meaning specified in Section 12.2.

          "Contaminant" means (i) oil or other petroleum products, (ii) "hazardous wastes," as defined by RCRA, (iii) "hazardous substances," as defined by CERCLA, (iv) "toxic substances" regulated by TSCA, including, without limitation, polychlorinated biphenyls and asbestos; (v) "hazardous materials," as defined by the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802, (vi) radioactive materials, including those subject to the Atomic Energy Act, 42 U.S.C. Section

2011 et seq., and (vii) any other pollutant, chemical, or substance whose presence creates a hazard to human health or the environment, or a violation of any Environmental Law.

          "Coordinating Agreement" means that certain Coordinating Agreement dated of even date herewith between Buyer and Seller.

          "Court Order" means any judgment, order, award or decree of any foreign, federal, state, or local court, tribunal or governmental agency and any award in any arbitration proceeding.

          "DB Plan" has the meaning specified in Section 5.15(b).

          "Disclosure Schedules" means the Disclosure Schedules attached to and made a part of this Agreement, as modified pursuant to Section 5.7 of the Coordinating Agreement.

          "Election Corporation" has the meaning specified in Section 11.1(g).

          "Employee Plan" has the meaning specified in Section 5.15(b).

          "Encumbrance" means any lien, charge, security interest, mortgage, pledge, power of sale, easement, encroachment, covenant, restriction on transfer or other restriction on or defect in title or other encumbrances.

          "Environmental Law" means all Requirements of Law relating to pollution or the regulation and protection of human health or the environment, including, without limitation, those regarding or relating to emissions, discharges, Releases or threatened Releases of Contaminants or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Contaminants.

          "EPCRA" means the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. '' 11001 et seq., as currently amended, and any regulations promulgated thereunder.

          "ERISA" has the meaning specified in Section 5.15(b).

          "Exchange Act" has the meaning specified in Section 6.8.

          "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action or overtly threatened Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

          "Final Closing Date Balance Sheet" has the meaning specified in the Coordinating Agreement.

          "Financial Statements" has the meaning specified in the Coordinating Agreement.

          "GNB" means GNB Technologies Inc. and GNB Industrial Battery Company.

          "Governmental Body" means any foreign, United States, state, or local governmental authority, agency, or regulatory body.

          "Governmental Permits" has the meaning specified in Section 5.13(a).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intellectual Property" has the meaning specified in Section 5.14(a).

          "Intercompany Agreements" means agreements between PDGNB or a Subsidiary and an Affiliate of PDGNB other than PDGNB and any Subsidiary.

          "Interim Period" has the meaning specified in Section 11.1(b).

          "Insurance Policy" has the meaning specified in Section 11.4.

          "Insured Claims" has the meaning specified in Section 11.4.

          "IRS" means the Internal Revenue Service.

          "June 30, 1999 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

          "Knowledge of the Seller" or similar phrases means matters actually known to: Thomas Minner, Thomas Smith, Tom O'Hare, Mitchell Bregman, Malli Rao, Andy Savage. Barbara Hatcher or John Bondy.

          "Knowledge of the Seller Regarding Environmental Matters" or similar phrases means matters actually known to Jerry Cooper, Larry Eagan, Steve Emmons, Barbara Hatcher, Richard Thompson, Thomas Minner and Dave Wesley.

          "Leased Real Property" has the meaning specified in Section 5.10(b).

          "Losses" means losses, obligations, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

          "March 31, 2000 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

          "Material Adverse Effect" means any event, occurrence or condition (other than as a result of general economic conditions or events or conditions affecting the automotive and industrial battery industry as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results of operations, Business, or operations of the Subsidiaries, taken as a whole.

          "Multiemployer Plan" has the meaning specified in Section 5.15(b).

          "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. '' 651 et seq., as currently amended, and all similar foreign, state or local statutes and ordinances, and any regulations promulgated thereunder.

          "Owned Real Property" has the meaning specified in Section 5.10(a).

          "PDGNB" has the meaning specified in the second paragraph of this Agreement.

          "PDGNB Agreements" has the meaning specified in Section 5.18.

          "Pension Plan" has the meaning specified in Section 5.15(b).

          "Permitted Encumbrances" means the Encumbrances specifically set forth on Schedule 1.1 hereto.

          "Person" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Pre-Closing Period" has the meaning specified in Section 11.1(b).

          "PRP Sites" shall mean all sites identified on Schedule 5.19(J) (as
                                                         ----------------
such Schedule is updated by Seller from time to time in its sole discretion prior to the Closing Date) and all other sites (other than the Real Property and the Adjoining Properties) with respect to which PDGNB, a Subsidiary, or any of their successors or assignees have or may have liability under any Environmental Law.

          "Purchase Price" has the meaning specified in Section 2.2.

          "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C '' 6901 et seq., as currently amended, and any regulations promulgated thereunder.

          "Real Property" has the meaning specified in Section 5.10(b).

          "Registration Rights Agreement" has the meaning specified in Section 8.1(i).

          "Release" includes any and all spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, and any other means by which a substance may be introduced into or travel through the environment.

          "Remedial Action" shall include all actions required by a Court Order or otherwise by a Governmental Body to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any other way address Contaminants, (ii) prevent or minimize a Release or threatened Release of Contaminants, or (iii) any other actions, including removal, remedial or other response actions as defined in Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act.

          "Requirements of Law" means any foreign, federal, state or local law, statute, regulation, code or ordinance of any Governmental Body currently in effect.

          "ROW Agreements" has the meaning specified in the Coordinating Agreement.

          "ROW Business Allocation" means the cash portion of the Purchase Price (for this purpose, as such term is defined in the Coordinating Agreement) allocated to each of the ROW Agreements as initially prepared by Buyer and as agreed to by Seller. Buyer shall deliver such allocation calculation to Seller by June 5, 2000. If Seller objects to Buyer's allocation, Buyer and Seller shall work in good faith to promptly resolve such disagreement, and to the extent that the parties cannot resolve such disagreement, the disagreement shall be submitted to a mutually agreed independent appraiser for determination of the allocation in accordance with applicable law, which determination shall be binding on both Seller and Buyer. The costs of such dispute resolution shall be borne equally by both Buyer and Seller.

          "Savanna Sites" mean all PRP Sites and the Owned Real Property located in Savanna, Illinois and Tampa, Florida more fully described at items 2 and 4 of
Schedule 5.10(A) of the Disclosure Schedules that contain an "R-C" notation at
----------------
the top of each page.

          "Section 338(h)(10) Election" has the meaning specified in Section 11.1(g).

          "Seller" has the meaning specified in the first paragraph of this Agreement.

          "Seller Ancillary Agreements" means all agreements, instruments and documents being or required to be executed and delivered by the Seller under this Agreement.

          "Shares" has the meaning specified in Section 2.1.

          "Short Period" has the meaning specified in Section 11.1(b).

          "Standstill Agreement" has the meaning specified in Section 8.1(i).

          "Subsidiary" has the meaning specified in Section 5.3.

          "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, capital gains, capital, property, sales, use, transfer, license, excise, premium, lease, estimated, environmental, registration, value added, stamp, real property, franchise, employment, payroll, wage, withholding or minimum tax, ad valorem, or customs duty and any other similar taxes or governmental charges, fees, levies, assessments or liabilities of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and includes any interest, penalty or fine, or addition to tax imposed by any Governmental Body.

          "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

          "TSCA" means the Toxic Substance Control Act of 1976, 15 U.S.C. '' 2601 et seq., as currently amended, and any regulations promulgated thereunder.

          "Welfare Plan" has the meaning specified in Section 5.15(b).

                                  ARTICLE 2.

                               PURCHASE AND SALE

     Section 2.1.  Purchase and Sale of Shares. On the terms and subject to the
                   ---------------------------
conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, two thousand, one hundred and forty (2,140) shares of common stock of PDGNB and sixty-six thousand, two hundred and seventy-three (66,273) shares of Series A Cumulative Redeemable Preferred Stock of PDGNB, constituting all of the issued and outstanding shares of capital stock of PDGNB (collectively, the "Shares").

     Section 2.2.  Purchase Price. The consideration for the Shares (the
                   --------------
"Purchase Price") shall be:

          (a) Three Hundred and Thirty-Three Million United States Dollars (US $333,000,000) less the ROW Business Allocation; and

          (b) Four Million (4,000,000) shares of the Buyer's Common Stock, par value $.01 per share, such number to be equitably adjusted to reflect any stock dividend, stock split or similar action between the date hereof and the Closing (the "Buyer Shares"); and

          At the Closing, Buyer shall pay the cash portion of the Purchase Price to Seller by wire transfer of immediately available funds to such bank account as Seller shall direct in writing at least three business days prior to the Closing. After Closing, the cash portion of the Purchase Price shall be adjusted pursuant to the Coordinating Agreement.

                                  ARTICLE 3.

                                    CLOSING

     Section 3.1.  Closing. The closing of the purchase and sale of the Shares
                   -------
(the "Closing") shall be consummated at 10:00 a.m. local time on the last business day of the month in which the last of the conditions specified in
Article 8 is satisfied or waived, at the offices of Gardner, Carton & Douglas at
---------
321 North Clark Street, in Chicago, Illinois, or at such other time or place as shall be agreed upon by Seller and Buyer. Notwithstanding the foregoing, if the date upon which the last of the conditions specified in Article 8 is satisfied
                                                        ---------
or waived is five (5) or fewer Business Days before the last day of the month, then the Closing shall be consummated on the fifth (5th) Business Day following the date upon which the last of such conditions was satisfied or waived, or such other date as may be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be effective as of the close of business on the Closing Date.

     Section 3.2.  Documents to be Delivered to Buyer. At the Closing, Seller
                   ----------------------------------
shall deliver to Buyer:

          (a) certificates representing the Shares free and clear of all Encumbrances, which certificates shall be duly endorsed to Buyer or accompanied by duly executed stock powers in form satisfactory to Buyer;

          (b) a copy of the certificate of incorporation of Seller and PDGNB and each Subsidiary, each certified as of a recent date by the Secretary of State of Delaware;

          (c) a certificate of good standing of Seller and PDGNB and each Subsidiary, each issued as of a recent date by the Secretary of State of Delaware;

          (d) a closing certificate of Seller in a form reasonably satisfactory to Buyer;

          (e) a certificate of the secretary or an assistant secretary of Seller in a form reasonably satisfactory to Buyer, dated the Closing Date, certifying as to: (i) Seller's and the Subsidiaries' bylaws; (ii) the resolutions of Seller's board of directors, authorizing the execution and performance of this Agreement, the Seller Ancillary Agreements, and the transactions contemplated hereby; and (iii) incumbency and signatures of its officers executing this Agreement and any Seller Ancillary Agreement;

          (f) a certification, dated not more than 30 days prior to the Closing Date, issued by PDGNB pursuant to Treasury Regulation Section 1.897-2(h) that the stock of PDGNB is not a "United States real property interest" as defined in Section 897 of the Code;

          (g) resignations of each of the directors and officers of PDGNB and the Subsidiaries effective as of the Closing Date; and

          (h) such other certificates and documents as Buyer or its counsel may reasonably request.

     Section 3.3.  Documents to be Delivered to Seller. At the Closing, Buyer
                   -----------------------------------
shall deliver to Seller:

          (a) a copy of the certificate of incorporation of Buyer, certified as of a recent date by the Secretary of State of Delaware;

          (b) a certificate of good standing of Buyer, issued as of a recent date by the Secretary of State of Delaware;

          (c) a closing certificate of Buyer in a form reasonably satisfactory to Seller;

          (d) a certificate of the secretary or an assistant secretary of Buyer in a form reasonably satisfactory to Seller dated the Closing Date, certifying as to: (i) Buyer's bylaws, (ii) the resolutions of Buyer's board of directors, authorizing the execution and performance of this Agreement, the Buyer Ancillary Agreements, and the transactions contemplated hereby; and (iii) incumbency and signatures of its officers executing this Agreement and any Buyer Ancillary Agreement;

          (e) certificates registered in the name of Seller representing the Buyer Shares, free and clear of all Encumbrances except those imposed under applicable securities laws and under the Standstill Agreement and the Registration Rights Agreement; and

          (f) such other certificates and documents as Seller or its counsel may reasonably request.

     Section 3.4.  Form of Documents. The documents and instruments referred to
                   -----------------
in Sections 3.2 and 3.3 shall be satisfactory as to form to counsel for the
   ------------     ---
party to whom they are delivered.

                                  ARTICLE 4.

                REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Buyer as follows:

     Section 4.1.  Organization. Seller is a corporation duly organized, validly
                   ------------
existing and in good standing under the laws of the State of Delaware.

     Section 4.2.  Power and Authority. Seller has the full corporate power and
                   -------------------
authority to execute and deliver this Agreement and the Seller Ancillary Agreements and to perform its obligations hereunder and thereunder. Seller's execution, delivery and performance of this Agreement and the Seller Ancillary Agreements has been duly authorized and approved by all necessary corporate action.

     Section 4.3.  Agreement Binding. This Agreement has been, and the Seller
                   -----------------
Ancillary Agreements will be, duly executed and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, is and will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

     Section 4.4.  Absence of Conflicts. The execution, delivery and performance
                   --------------------
of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not:

          (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of or result in the creation or imposition of any Encumbrance upon the Shares or any assets of PDGNB under, (i) any term or provision of the certificate of incorporation or bylaws of Seller or any Affiliate of Seller;
(ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, or franchise to which Seller or any Affiliate of Seller is a party or by which it or any of its assets is bound; (iii) any Court Order; or (iv) any Requirements of Law; except for any of the foregoing which, individually or in the aggregate is or are not likely to have a Material Adverse Effect or hinder or impair the consummation of the transactions contemplated hereby; or

          (b) require the approval, consent, authorization or act of, or the making by Seller or any Affiliate of Seller of any declaration, notification, filing or registration with any Person, except for: (i) any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a Material Adverse Effect, or materially hinder or impair the consummation of the transactions contemplated hereby; and (ii) the filing required under the HSR Act.

     Section 4.5.  No Litigation. There is no Action pending or, to the
                   -------------
Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Seller Ancillary Agreements or which would impair the consummation of the transactions contemplated hereby or thereby.

     Section 4.6.  Title to Shares. Seller has good, valid and marketable title
                   ---------------
to the Shares, free and clear of all Encumbrances, and has full right and power to vote and dispose of such Shares as contemplated herein. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares.

     Section 4.7.  No Advisor.  Neither Seller nor any of its Affiliates nor any
                   ----------
Person acting on its or their behalf, has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Buyer or PDGNB or any Subsidiary may be liable.

     Section 4.8.  Investment Representation.  Seller is acquiring the Buyer
                   -------------------------
Shares for investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other Person.


                                  ARTICLE 5.

             REPRESENTATIONS AND WARRANTIES REGARDING PDGNB AND/OR
                               ITS SUBSIDIARIES

Seller represents and warrants to Buyer as follows:

     Section 5.1.  Organization.  PDGNB and each of its Subsidiaries are
                   ------------
corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has delivered to Buyer complete and correct copies of PDGNB's and each of its Subsidiaries' certificate of incorporation and bylaws and amendments thereto as in effect on the date hereof, together with the minute books of PDGNB and each of its Subsidiaries. Such certificates of incorporation and bylaws are in full force and effect. Neither PDGNB nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation or bylaws. Each of PDGNB and its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions specified in Schedule 5.1. Neither
                                                      ------------
PDGNB nor any of its Subsidiaries is required to be qualified or licensed to do business as a foreign corporation in any jurisdiction other than those specified in Schedule 5.1, except for those jurisdictions where the failure to so qualify
   ------------
is not likely to have a Material Adverse Effect or hinder or impair the ability of Seller to consummate the transactions contemplated by this Agreement or the Seller Ancillary Agreements. PDGNB does not have, and has not had, at any time prior to the date hereof, any operations, employees, or assets (other than the Shares). Each of the Subsidiaries has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as currently conducted and to operate the properties and assets now being operated by it.

     Section 5.2.  Capitalization.  The authorized capital of PDGNB consists of
                   --------------
ten thousand (10,000) shares of common stock, par value $.0l and seventy thousand (70,000) shares of Series A Cumulative Redeemable Preferred Stock, par value $.0l. There are two thousand, one hundred and forty (2,140) shares of the common stock of PDGNB issued and outstanding and sixty-six thousand, two-hundred and seventy-three (66,273) shares of Series A Cumulative Redeemable Preferred Stock of PDGNB issued and outstanding, all of which constitute the Shares. All of the Shares are owned by Seller. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive or other rights under applicable law, PDGNB's certificate of incorporation, or the terms of any subscription, option, warrant, right, agreement, commitment or Court Order to which PDGNB is a party, or by which it is bound. Neither PDGNB nor any of its Subsidiaries has any outstanding subscriptions, options, warrants, rights, agreements or other commitments granting to any Person any interest in or right to acquire any of their securities, including, without limitation, the Shares, or any interest therein. Neither PDGNB nor any of its Subsidiaries has issued any security convertible into, or exchangeable for, the Shares or other capital shares, and there is no voting trust or other agreement or understanding to which PDGNB or Seller is a party or by which either of them is bound with respect to the voting of the Shares. Neither PDGNB nor any of its Subsidiaries is under any obligation, whether contingent or otherwise, to issue or repurchase any of its capital shares or to share or make any dividend or distribution payments based on its revenues, profits or net income. All of the outstanding shares of capital stock of each Subsidiary of PDGNB are indirectly owned by Seller.

     Section 5.3.  Subsidiaries and Investments.
                   ----------------------------

          (a)      PDGNB has no subsidiaries except as described on Schedule 5.3
                                                                    ------------
(individually, a "Subsidiary" and collectively, the "Subsidiaries"). Except for PDGNB's investment in the Subsidiaries and GNB Technologies Inc.'s investment in Compagnie Francaise d'Electro-Chime, neither PDGNB nor any Subsidiary owns, directly or indirectly, any stocks, bonds or securities or any equity or other proprietary interest in any Person.

          (b) The shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive or other rights under applicable law, such Subsidiary's certificate of incorporation, or the terms of any subscription, option, warrant, right, agreement, commitment or Court Order. There are no outstanding subscriptions, options, warrants, rights, agreements or other commitments granting to any Person any interest in or right to acquire any securities of any Subsidiary or any interest therein. No Subsidiary has issued any security convertible into, or exchangeable for, the capital shares of such Subsidiary, and there is no voting trust or other agreement or understanding with respect to the shares of any Subsidiary. No Subsidiary is under any obligation, whether contingent or otherwise, to issue or repurchase any of its capital shares or to share or make any dividend or distribution payments based on its revenues, profits or net income.

     Section 5.4.  Absence of Conflicts.  Except as set forth in Schedule 5.4,
                   ---------- ---------                          ------------
the execution, delivery, and performance of this Agreement and the Seller Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not:

          (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of, or result in the creation or imposition of any Encumbrance upon the shares or any assets of the Subsidiaries under: (i) any term or provision of the certificate of incorporation or bylaws of PDGNB or any Subsidiary, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, or franchise to which PDGNB or any Subsidiary is a party or by which any of them, or any of their assets, are bound; (iii) any Court Order; or (iv) any Requirements of Law; except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or hinder or impair the consummation of the transactions contemplated hereby and thereby; or

          (b) require the approval, consent, authorization or act of, or the making by PDGNB or any Subsidiary of any declaration, notification, filing or registration with any Person, except, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or materially hinder or impair the consummation of the transactions contemplated hereby and thereby.

     Section 5.5.  No Litigation.  Except as set forth in Schedule 5.5: (a)
                   -------------                          ------------
there is no Action pending or, to the Knowledge of Seller, threatened against PDGNB or any Subsidiary or any of PDGNB's or any Subsidiary's assets; and (b) neither PDGNB nor any Subsidiary nor any of PDGNB's or any Subsidiary's assets is subject to any currently pending Court Order. Except as set forth in
Schedule 5.5, to the Knowledge of Sellerm there is no Action pending or
------------
threatened against any officer or director of PDGNB or any Subsidiary arising out of his or her service as an officer or director of PDGNB or a Subsidiary.

     Section 5.6.  No Violation.  Except as set forth in Schedule 5.6: (a) The
                   ------------                            ------------
Subsidiaries have complied and are in compliance with all Court Orders and Requirements of Law which are applicable to their businesses, and (b) PDGNB has complied and is in compliance with all Court Orders and Requirements of Law which are applicable to PDGNB, except, in either case, for such Requirements of Law as to which noncompliance is not likely to have a Material Adverse Effect.

     Section 5.7.  Operations Since June 30, 1999.
                   ------------------------------

          (a)      Except as set forth in Schedule 5.7(A) or except as reflected
                                          ---------------
in the March 31, 2000 Balance Sheet, since June 30, 1999, there has been no material adverse change in the business, operations, assets, financial condition or results of operations of PDGNB and the Subsidiaries taken as a whole.

          (b)      Except as set forth in Schedule 5.7(B), or except as
                                          ---------------
reflected in the March 31, 2000 Balance Sheet, since June 30, 1999, PDGNB and the Subsidiaries have conducted their businesses only in the ordinary course. Specifically, since June 30, 1999, except as set forth in Schedule 5.7(B), PDGNB
                                                          ---------------
and the Subsidiaries, taken collectively, have not:

                   (i)  made any material change in operations;

                   (ii) made any capital expenditure or entered into any
                        contract or commitment therefor in excess of the capital expenditures disclosed in the "Fiscal Year 2000 Open Sanction Summary" attached to Schedule 5.7(B).
                                                      ---------------

               (iii) sold, leased (as lessor), assigned, transferred or otherwise disposed of, or imposed or suffered to be imposed any Encumbrance on, any assets, except for inventory and other personal or real property, sold, leased or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;

               (iv) canceled any debts owed to or claims held (including the settlement of any Action) other than in the ordinary course of business consistent with past practice;

               (v) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No.
                      13) or guaranteed any such indebtedness or leases of others or made any loans other than in the ordinary course of business consistent with past practice;

               (vi) written off as uncollectible or accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice;

               (vii) delayed or accelerated payment of any accounts payable or other liabilities beyond or in advance of their due date or the date when such liabilities would have been paid other than in the ordinary course of business consistent with past practice;

               (viii) made any distribution of assets (including payments of cash) to any of its Affiliates (not including PDGNB or any Subsidiary) other than pursuant to agreements entered into in the ordinary course of business consistent with past practice or declared or paid any dividends (provided that Seller shall have the right to remove and retain all cash held by PDGNB or any Subsidiary), or redeemed, reclassified or purchased or otherwise acquired any shares of its capital stock or authorized or issued any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

               (ix)   entered into or, except as set forth in Schedule 5.15(A),
                                                              ----------------
                      amended any employment, severance or similar agreement or arrangement or made any increases in the wages, bonuses, and benefits of its employees (other than any increases made in the ordinary course of business consistent with past practice);

               (x) waived any rights or settled any claims, except for such waivers or settlements granted or entered into in the ordinary course of business;

               (xi)    made any change in any method of accounting;

               (xii) suffered or incurred any damage, destruction, fire, explosion, accident, flood or other casualty loss or act of God (whether or not covered by insurance) to any material operating asset or group of operating assets;

               (xiii) entered into or amended any purchase or sale contract outside the ordinary course of business;

               (xiv) suffered any amendment, termination, suspension or revocation of, any Governmental Permit;

               (xv) adopted any Employee Plan or amended or modified any already existing Employee Plan;

               (xvi) amended their respective certificates of incorporation or bylaws;

               (xvii)  manufactured inventory in excess of its expected needs;
                       or

               (xviii) where applicable, agreed to do any of the foregoing.

     Section 5.8.      Taxes.
                       -----

          (a) PDGNB and each of the Subsidiaries and their Affiliates, or their respective shareholders have accurately prepared and timely filed (including all extensions) all Tax Returns and each Affiliated Group has timely filed all income Tax Returns required to be filed with respect to each taxable period during which PDGNB or any of its Subsidiaries or any of their Affiliates was a member of the Affiliated Group.

          (b) All such Tax Returns have been prepared in compliance with applicable Requirements of Law and are true and correct and properly reflect the Taxes due for the periods covered thereby.

          (c) All Taxes due and payable by PDGNB or the Subsidiaries and their Affiliates and each Affiliated Group have been properly paid.

          (d)          Except as disclosed in Schedule 5.8(D), none of PDGNB,
                                              ---------------
any of the Subsidiaries or their affiliates or any Affiliated Group or their shareholders has waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect nor been requested or been granted an extension of time for filing any Tax Return which has not yet been filed.

          (e) Except as disclosed in Schedule 5.8(E), there are no material
                                     ---------------
elections, consents or agreements with tax authorities other than those reflected on tax forms filed by PDGNB, any of the Subsidiaries or their shareholders with tax authorities.

          (f) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to PDGNB or the Subsidiaries under Sections 1.1502-13 or 1.1502-14 of the Treasury Regulations and no excess loss accounts as described in Treasury Regulation
Section 1.1502-19 and 1.1502-32 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law) with respect to PDGNB and the Subsidiaries.

          (g) Other than the Tax Sharing Agreement with the Pacific Dunlop Investments (USA) Inc. consolidated group, neither PDGNB nor any of the Subsidiaries is (or ever has been) a party to any tax sharing or tax allocation agreement, and has not assumed the tax liability of any other person under contract or agreed to indemnify any other Person with respect to Taxes.

          (h) There are no Encumbrances on any of the assets of PDGNB or any of the Subsidiaries with respect to Taxes, other than liens for Taxes which are not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

          (i) The pre-Closing Date disposition of the stock of New Enpak, Inc. and Pacific Chloride, Inc. and any contribution to capital or settlement of intercompany debt of PDGNB or any Subsidiary prior to the Closing will have no Tax impact on PDGNB or the Subsidiaries and will not result in any Tax liability being imposed on PDGNB or any Subsidiary or an accrual of Tax liability on the Final Closing Date Balance Sheet.

          (j) The method of allocating income and deductions to PDGNB and the Subsidiaries complies with the principles set forth in Section 482 of the Code.

          (k) Buyer is not required to withhold tax on the purchase of the PDGNB stock by reason of Section 1445 of the Code. Seller is not a "foreign person" (as that term is defined in Section 1445 of the Code). Prior to the date of Closing, Seller will deliver to Buyer an affidavit dated as of the Closing and sworn under penalty of perjury, setting forth the names, addresses and federal tax identification numbers of Seller, PDGNB, an each Subsidiary stating that Seller, PDGNB, and each Subsidiary are not foreign persons within the meaning of
Section 1445 of the Internal Revenue Code.

          (l) Except as set forth on Schedule 5.8(L), no deficiency or proposed
                                     ---------------
adjustment (which has not settled or otherwise resolved) for (A) any amount of Tax has been proposed, asserted or assessed by any taxing authority against PDGNB, its Subsidiaries or their Affiliates or (B) any material amount of Tax has been proposed, asserted or assessed by any taxing authority against any Affiliated Group with respect to a taxable period during which PDGNB or any of its Subsidiaries or any of their Affiliates was a member of the Affiliated Group.

          (m) Except as set forth on Schedule 5.8(M), there is no action, suit,
                                     ---------------
taxing authority proceeding or audit now in progress, pending or, to the Knowledge of Seller, threatened against or with respect to PDGNB, its Subsidiaries or their Affiliates or against or with respect to any Affiliated Group with respect to any income Taxes for a taxable period during which PDGNB or any of its Subsidiaries or any of their Affiliates was a member of the Affiliated Group.

          (n) Except as set forth on Schedule 5.8(N), no claim has ever been
                                     ---------------
made by a taxing authority in a jurisdiction where PDGNB, its Subsidiaries or their Affiliates, respectively, do not file Tax Returns that such entity is or may be subject to Taxes assessed by such jurisdiction.

          (o) Except as set forth on Schedule 5.8(O), PDGNB, its Subsidiaries
                                     ---------------
and their Affiliates will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (C) as a result of any deferred intercompany gain described in Treasury Regulation Sections 1.1502-13 or former Treasury Regulations Section 1.1502-14 or any excess loss account described in Treasury Regulation Sections 1.1502-19 and 1.1502-32 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law), to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date or (D) any installment sale made or prepaid income attributable to a taxable period ending on or prior to the Closing Date.

          (p) Except as set forth on Schedule 5.8(P), PDGNB, its Subsidiaries
                                     ---------------
and their Affiliates have not made any payments, and are not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local of foreign income Tax law).

          (q) Except as set forth on Schedule 5.8(Q), PDGNB, its Subsidiaries
                                     ---------------
and their Affiliates have no obligation or liability for the payment of Taxes of any other Person, including, but not limited to the following, a liability of PDGNB, its Subsidiaries or their Affiliates for the payment of any Tax arising
(A) as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto),
(B) as a result from any expressed or implied obligation to indemnify another person, and (C) as a result from PDGNB, its Subsidiaries or their Affiliates succeeding to the Tax liability of any other person as a successor, transferee or otherwise.

          (r)      Except as set forth on Schedule 5.8(R), neither PDGNB nor any
                                          ---------------
of its Subsidiaries or any of their Affiliates has made any election under
Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law).

     Section 5.9.  Title to Assets.  The Subsidiaries are the exclusive and
                   ---------------
absolute owners of and have good title to, or a valid leasehold interest to, all of the personal property in the United States, Canada, and Japan reflected in the June 30, 1999 Balance Sheet (other than the property in the United States, Canada, and Japan disposed of since the date of the June 30, 1999 Balance Sheet in the ordinary course of business consistent with past practice for fair value) in the amounts and categories reflected therein, and all personal property in the United States, Canada, and Japan acquired after the date of the June 30, 1999 Balance Sheet, free and clear of all Encumbrances, except for: (a) Permitted Encumbrances; (b) the lien of current taxes not yet due and payable, and (c) other exceptions disclosed in Schedule 5.9. Except as disclosed in
                                      ------------
Schedule 5.9, the personal property that is utilized in the operation of the
------------
Subsidiaries' business is usable in the ordinary course of the Subsidiaries' business and conforms to all applicable statutes, ordinances and regulations relating to its construction, use and operation, except where such nonconformity is not likely to have a Material Adverse Effect.

     Section 5.10. Real Property.
                   -------------

          (a)      Schedule 5.10(A) contains a complete and accurate list,
                   ----------------
including a brief description of each parcel of real property currently owned by each Subsidiary (the "Owned Real Property") and a brief description of each option held by each Subsidiary to acquire any real property.

          (b)      Schedule 5.10(B) sets forth a complete and accurate list,
                   ---------------
including a brief description of the material terms of all material leases, subleases or similar agreements providing for the use of real property under which each Subsidiary is lessee or sublessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property"). The Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property."

          (c) Each Subsidiary is the exclusive and absolute owner and has good and marketable title to the Owned Real Property owned by it and a good and valid leasehold interest in all of the Leased Real Property leased by it, free and clear of all Encumbrances except for Permitted Encumbrances. The occupation, possession and use of the Leased Real Property by each Subsidiary has not been disturbed and, to the Knowledge of Seller, no claim has been asserted or threatened which is adverse to the rights of such Subsidiary to the continued occupation, possession and use of the Leased Real Property, as currently utilized.

          (d) With respect to each such parcel of Owned Real Property, except as disclosed on Schedule 5.10(A): (i) there are no outstanding options or
                       ----------------
rights of first refusal of third parties with respect to the purchase, lease or use of any such property or any portion thereof or any interest therein (other than the right of Buyer pursuant to this Agreement); and (ii) the current use of the

Owned Real Property does not violate in any material respect any instrument of record or agreement affecting such Owned Real Property.

     Section 5.11.  Personal Property.   Schedule 5.11 contains a list of all
                    -----------------    -------------
machinery, equipment, and vehicles owned by the Subsidiaries having an original cost of one-hundred thousand United States dollars (US$100,000) or more.

     Section 5.12.  Personal Property Leases.   Schedule 5.12 contains a brief
                    ------------------------    -------------
description of each lease or other agreement or right under which each Subsidiary is lessee of, or holds or operates, any machinery, equipment, or vehicle owned by a third Person, except those which are terminable by such Subsidiary without cost or penalty on 30 days' or less notice or which provide for annual rentals of less than one-hundred thousand United States dollars (US$ 100,000).

     Section 5.13.  Governmental Permits.
                    --------------------

          (a) Except as disclosed in Schedule 5.13(A), each Subsidiary owns, holds or possesses all material licenses, certificates, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle each Subsidiary to own or lease, operate and use its assets and conduct its operations substantially as currently operated (herein collectively called "Governmental Permits"). Notwithstanding the foregoing, Governmental Permits required under Environmental Laws are addressed solely in Section 5.19(b).
                             ---------------

          (b)       Except as set forth in Schedule 5.13(B): (i) each Subsidiary
                                           ----------------
has fulfilled and performed its obligations under each of the Governmental Permits, except for such nonfulfillment or nonperformance which is not likely to have a Material Adverse Effect; and (ii) no written notice of cancellation, revocation, suspension, or default or of any dispute concerning any Governmental Permit has been received by any Subsidiary and, to the Knowledge of Seller, there is no basis for the issuance of such notice except as a result of the consummation of the transactions contemplated hereby or except as is not likely to have a Material Adverse Effect.

     Section 5.14.  Intellectual Property.
                    ---------------------

          (a)       Except as set forth on Schedule 5.14(A) there are no
                                           ----------------
material patents, patent applications, trademarks or trademark registrations, service marks or service mark registrations, trade names, Internet domain names, corporate names, or any applications to register any of the foregoing, copyrights, licenses to or from any Person with respect to any of the foregoing, used by each Subsidiary or otherwise relating to the business substantially as currently conducted by each Subsidiary (collectively, the "Intellectual Property").

          (b) Each item constituting part of the Intellectual Property owned by PDGNB or any of its Subsidiaries has been, to the extent indicated in
Schedule 5.14(B), duly registered, filed or issued, as the case may be, as is
----------------
indicated in Schedule 5.14(B), and such registrations, filings and issuances
             ----------------
remain in
   ----------------
full force and effect.

          (c)       Except as set forth on Schedule 5.14(C), PDGNB and the
                                           ----------------
Subsidiaries own and possess all right, title and interest in and to the Intellectual Property, and PDGNB and the Subsidiaries have not received written notice of any claim by any Person contesting the validity, enforceability, use or ownership of any Intellectual Property, patent disclosures or inventions or asserting that any Subsidiary is infringing the intellectual property of others.
Schedule 5.14(C) sets forth all technology (including Intellectual Property)
----------------
owned by third parties and used by PDGNB and the Subsidiaries. To the Knowledge of Seller, except as set forth in Schedule 5.14(C), no Person is infringing the
                                  ----------------
rights of any Subsidiary with respect to any Intellectual Property. PDGNB and each Subsidiary uses all reasonable efforts to protect its trade secrets.

     Section 5.15.  Employee Agreements and Plans.
                    -----------------------------

          (a)       Except as described in Schedule 5.15(A), neither PDGNB nor
                                           ----------------
any Subsidiary is a party to or bound by any collective bargaining agreement, employment agreement, severance agreement, consulting, independent contractor or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete which is material to its business.

          (b) For purposes of this Agreement, (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as currently amended, and any regulations promulgated thereunder, (ii) the term "Employee Plan" includes any written pension, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which an employee of PDGNB or any Subsidiary is the named insured and as to which PDGNB or any Subsidiary makes premium payments, whether or not PDGNB or any Subsidiary is the owner, beneficiary or both of such policy), incentive, severance pay, death benefit, group insurance, profit-sharing, deferred compensation, stock option, stock purchase, bonus, capital accumulation plan, vacation pay, trust, contract, agreement, or policy (including, without limitation, any pension plan as defined in Section 3(2) of ERISA ("Pension Plan"), and any written welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether or not any of the foregoing is funded or insured, which provides benefits to current or former employees of PDGNB or any Subsidiary, and to which PDGNB or any Subsidiary is a party or by which it (or any of its rights, properties or assets) is bound, and (iii) the term "DB Plan" includes any Pension Plan that is subject to the pension benefit insurance provisions of Title IV of ERISA, or that is subject to Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA, and (iv) the term "Multiemployer Plan" includes any Pension Plan described at Section 4001(a)(3) of ERISA. Except as described in Schedule 5.15(B), (i) neither PDGNB nor any Subsidiary maintains
                ----------------
and none of them is required to contribute to any Employee Plan on behalf of its employees; (ii) no current or former employees of PDGNB or any Subsidiary are covered under any Employee Plan; and (iii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter of the IRS stating that the plan meets the requirements of the Code and that the trust associated with the plan is tax-exempt under Section 50 1(a) of the Code and to the Knowledge of Seller, there is no reason why any such Employee Plan would no longer meet such requirements as currently in effect.

          (c)  Except as disclosed on Schedule 5.15(C), neither PDGNB nor any
                                      ----------------
Subsidiary sponsors, contributes to, or has any actual or potential liability or obligation under, any Multiemployer Plan or DB Plan, and neither PDGNB nor any Subsidiary is a guarantor of benefits under the Multiemployer Plan or DB Plan of any other company. PDGNB or a Subsidiary is a guarantor of benefits if such company could be liable either under a contractual guarantee or under a provision of law such as Section 4062(a) of ERISA.

          (d) Each Welfare Plan which is a group health plan (within the meaning of Section 5000(b)( 1) of the Code) complies in all material respects with, and has been maintained and operated in all material respects in accordance with, each of the health care continuation requirements of Section 162(k) of the Code as in effect for years beginning prior to 1989, Section 4980B of the Code for years beginning after December 31, 1988, and Part 6 of Title I, Subtitle B of ERISA.

         (e)  Except as disclosed in Schedule 5.15(E), neither PDGNB nor any
                                    ----------------
Subsidiary has any liabilities for post-retirement welfare benefits, including retiree medical benefits.

         (f) (i) Each Employee Plan, the administrator and fiduciaries of each Employee Plan, PDGNB and each Subsidiary have complied with the applicable requirements of ERISA (including, but not limited to, the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA), the Code and any other applicable Requirements of Law governing each Employee Plan, except for such noncompliance as is not likely to have a Material Adverse Effect and (ii) each Employee Plan has at all times been properly administered in accordance with all such Requirements of Law, except for such impropriety as is not likely to have a Material Adverse Effect. Except as disclosed on Schedule
                                                                     --------
5.15(F), each Employee Plan has been maintained and administered in substantial
-------
compliance with its terms.

         (g)  Except as disclosed on Schedule 5.15(G), neither PDGNB nor any
                                     ----------------
Subsidiary is delinquent as to contributions or payments to or in respect of any Employee Plan as to which PDGNB or any Subsidiary is obligated to make contributions or payments, nor has PDGNB or any Subsidiary failed to pay any assessments made with respect to any such Employee Plan. All contributions, accruals and payments with respect to Employee Plans that are required to be made by PDGNB or any Subsidiary with respect to periods ending on or before the Closing Date (including periods from the first day of the then-current plan or policy year to and including the Closing Date) have been made or will be accrued before the Closing Date by PDGNB or any Subsidiary in accordance with the appropriate actuarial valuation report, plan documents, trust documents, insurance contracts or arrangements or Requirements of Law. None of the Employee Plans has any material unfunded liabilities which are not reflected in the Financial Statements.

         (h) With respect to each Employee Plan, there has not occurred, nor is any person contractually bound to enter into, any non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

         (i) Neither PDGNB nor any Subsidiary has any liability under any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, maintained by PDGNB or any Subsidiary and covering current or former employees of PDGNB or any Subsidiary, that has been terminated and no employee pension benefit plan maintained by PDGNB or any Subsidiary has been the subject of a "reportable event" (within the meaning of Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation, other than events reportable on Form 5310 of the IRS. Except as disclosed in Schedule 5.15(I), neither PDGNB nor any Subsidiary
                            ----------------
has withdrawn from any Multiemployer Plan or taken any action to do so. No action has been taken to terminate a DB Plan that would result in any current or future liability.

         (j) No proceeding by the Pension Benefit Guaranty Corporation to terminate any Pension Plan in accordance with Subtitle 1 of Title IV of ERISA has been instituted or, to the Knowledge of Seller, threatened.

         (k) Neither PDGNB nor any Subsidiary would incur more than Three Hundred Thousand Dollars (U.S.$300,000) of withdrawal liability in the event of the complete withdrawal by PDGNB or any Subsidiary (or by any other employer, assuming that PDGNB or any Subsidiary were required to satisfy the liability as guarantor or indemnitor of benefits) from all Multiemployer Plans, and could incur (directly or indirectly) no more than Three Hundred Thousand Dollars (U.S.$300,000) of liability under Multiemployer Plans as described in Seller's contracts with Transervice Logistics, Inc., taking into account all provisions of the Multiemployer Plans and related collective bargaining agreements that apply either now or as of the Closing to determine the withdrawal liability. Assuming a seven percent (7%) interest rate for purposes of calculating the liabilities associated with the GNB Pension Plan, the funded current liability percentage of the GNB Pension Plan, determined as of June 30, 1999 by the Plan's actuary under Code Section 4.12(1)(8), is not less than ninety-two percent (92%).

         (l) Prior to the Closing, with respect to each Employee Plan, PDGNB and each Subsidiary has provided Buyer or its representative a true and complete copy of the plan documents, a summary plan description, (and, if applicable, related trust documents) and all amendments thereto and written interpretations thereof together with (i) the three most recent annual reports prepared in connection with each such Employee Plan (Form 5500 including, if applicable, Schedule B thereto); (ii) the most recent IRS determination letter with respect to each Employee Plan designed to qualify under Code Section 401(a); (iii) all trust documents, insurance contracts or other funding arrangements; (iv) an actuarial study of any post-employment life or medical benefits provided, if any; and (v) the most recent actuarial report for each DB Plan. Benefits under any Employee Plan are as represented in such documents and have not been increased or modified (whether orally or in writing) subsequent to the dates of such documents.

         (m) No Person will become entitled to any bonus or payment from PDGNB or any Subsidiary by virtue of this Agreement or the consummation of the transactions contemplated hereby, which bonus or payment (i) is not adequately reflected and reserved on the June 30, 1999

Balance Sheet, or (ii) would constitute an "excess parachute payment" as described in Section 280G of the Code.

         (n) Except as previously disclosed above, neither PDGNB nor any of its Subsidiaries has any actual or potential material liability to the Pension Benefit Guaranty Corporation, the IRS or the Department of Labor or with respect to any multiemployer plan or other Pension Plan currently or previously maintained by members of the controlled group of companies (as defined in Section 414 of the Code) that includes PDGNB or any of its Subsidiaries and no condition exists that presents a material risk to PDGNB or any of its Subsidiaries of incurring such a liability.

     Section 5.16.  Employee Relations.
                    ------------------

         (a)  Except as set forth in Schedule 5.16(A): (i) Each Subsidiary is in
                                     ----------------
compliance with all applicable Requirements of Law with respect to labor and employment, including employment practices, employment verifications, terms and conditions of employment and wages, overtime pay, and hours, and OSHA except for such noncompliance as is not likely to have a Material Adverse Effect; (ii) neither PDGNB nor any Subsidiary has engaged in any unfair labor practice or illegally discriminated with regard to any aspect of employment on the basis of any legally prohibited category or classification; and (iii) with respect to employees and former employees who rendered services to, or participated in conduct or activities in connection with any Subsidiary, neither PDGNB nor any Subsidiary is liable for any arrears of wages, salaries or other payments.

         (b)  Except as set forth in Schedule 5.16(B), there are no: (i) unfair
                                     ----------------
labor practice charges or complaints pending or, to the Knowledge of Seller, threatened against PDGNB or any Subsidiary before the National Labor Relations Board; (ii) discrimination charges pending or, to the Knowledge of Seller, threatened against PDGNB or any Subsidiary before any federal, state or local agency or authority; (iii) complaints, charges or citations pending or, to the Knowledge of Seller, threatened against PDGNB or any Subsidiary under OSHA; (iv) to the Knowledge of Seller, labor strike, stoppage, attempt to organize an unrepresented bargaining unit, attempt to decertify the recognized union or material controversies pending or threatened between PDGNB or any Subsidiary and its employees or any labor union or organization representing or claiming to represent such employees' interests; or (v) collective bargaining agreement currently being negotiated by PDGNB or any Subsidiary with respect to its employees.

     Section 5.17.  Commercial Contracts. Except as set forth in Schedule
                    --------------------                            --------
5.17, neither PDGNB nor any Subsidiary is a party to or bound by:
----

             (a) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract or agreement which is reasonably anticipated by PDGNB or any Subsidiary to involve the payment of more than one-hundred thousand United States dollars (US$100,000) per year;

             (b) any contract, agreement or commitment regarding the sale or other disposition of products or services, or for the purchase of raw materials, products or services which is reasonably anticipated by PDGNB or any Subsidiary to involve the receipt or payment of more than one-hundred thousand United States dollars (US$100,000) per year;

             (c) any guarantee or indemnification agreement for the benefit of any Person made or given outside of the ordinary course of business;

             (d)    any Tax sharing or Tax allocation agreement;

             (e) any contract, agreement or commitment which provides for the incurrence of indebtedness for borrowed money or capitalized lease obligations;

             (f)    any partnership or joint venture agreement;

             (g) any material license of software or other intellectual property;

             (h) any agreement, contract or commitment relating to capital expenditures of an amount or value in excess of one hundred thousand United States dollars (US$100,000);

             (i) any agreement that restricts or purports to restrict the business activity of PDGNB or any Subsidiary or limits the ability of PDGNB or any Subsidiary to engage in any line of business or compete with any Person; or

             (j) any agreement that was not entered into in the ordinary course of business consistent with past practice and that involves annual payments in excess of one hundred thousand United States dollars ($100,000).

     Section 5.18.  Status of Contracts.    Except as set forth in Schedule 5.18
                    --------- ---------                            -------------
hereto: (a) each of the leases, contracts and other agreements listed in

Schedules 5.10(B), 5.12, 5.14, 5.15 and 5.17 (collectively, the "PDGNB
-----------------  ----  ----  ----     ----
Agreements") constitutes a legal, valid and binding obligation of PDGNB or one of its Subsidiaries (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect; and (b) PDGNB or any Subsidiary (as the case may be) is not, nor, to the Knowledge of Seller, alleged to be, in material breach of, or material default under, any of the PDGNB Agreements nor, to the Knowledge of Seller, is any other party thereto in such breach or default and, to the Knowledge of the Seller, no event has occurred which the notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration of any of the PDGNB Agreements.

     Section 5.19.  Environmental Matters.    Notwithstanding any other
                    ---------------------
provision of this Agreement, this Section 5.19 contains the only representations
                                  ------------
or warranties of Seller with respect to Environmental Law or environmental matters, and no other statement in this Agreement or in any Seller Ancillary Agreement or in any other document or information delivered or given to or received by or on behalf of Buyer in connection with the transactions contemplated by this

Agreement shall be deemed to be a representation or warranty relating to Environmental Law or environmental matters.

          (a)  Except as set forth in Schedule 5.19(A), PDGNB and each
                                      ----------------
Subsidiary is in compliance with all applicable Environmental Laws except for such noncompliance as is not likely to have a Material Adverse Effect.

          (b)  Except as set forth on Schedule 5.19(B), each Subsidiary owns,
                                      ----------------
holds or possesses all material Governmental Permits required under Environmental Laws necessary for the occupation and use of the Real Property and the operation of its business substantially as currently conducted. All Governmental Permits required under Environmental Laws that are currently owned, held, or possessed by each Subsidiary are listed in Schedule 5.19(B). Except as
                                                    ----------------
set forth on Schedule 5.19(B), the Subsidiaries are in compliance, and have for
             ----------------
the past three (3) years complied, with all Governmental Permits except for such noncompliance as is not likely to have a Material Adverse Effect. Seller shall make commercially reasonable efforts to transfer or cause to be transferred to Buyer all such Governmental Permits at the Closing, including (i) giving notice to federal, state or local regulatory agencies with respect to the change in ownership or control or responsible officials at the Real Property, (ii) completing and submitting notices of termination, and (iii) to the extent not transferred by the Closing Date, shall cooperate fully with Buyer in obtaining the transfer of such Governmental Permits as promptly thereafter as possible.

          (c)  Except as set forth in Schedule 5.19(C), neither PDGNB nor any
                                      ----------------
Subsidiary is subject to any pending or, to the Knowledge of Seller Regarding Environmental Matters, threatened investigation by, order from, claim by, statutory request for information from, or continuing agreement with any Person respecting: (i) any violation of Environmental Law or Governmental Permits, (ii) any Remedial Action, or (iii) any claim of Losses and Expenses, in each case arising from the Release or threatened Release of a Contaminant or the presence of any Contaminant on, in, at or beneath the Real Property or the migration of any Contaminant onto or from the Real Property.

          (d)  Except as set forth in Schedule 5.19(D), neither PDGNB nor any
                                      ----------------
Subsidiary is subject to any pending or, to the Knowledge of Seller Regarding Environmental Matters, threatened judicial or administrative investigation, proceeding, order, notice of violation, judgment, decree or settlement with any continuing obligation alleging or relating to a violation of or liability under any Environmental Law or Governmental Permits.

          (e)  Except as set forth in Schedule 5.19(E):
                                      ----------------

               (i) Neither PDGNB nor any Subsidiary has reported a Release pursuant to Section 103(a) of CERCLA or Section 304 of EPCRA, or any analogous state or local law;

               (ii) Neither PDGNB nor any Subsidiary has filed a notice pursuant to Section 103(c) of CERCLA;

               (iii) Neither PDGNB nor any Subsidiary has filed a notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state analog thereto; or

               (iv) To the Knowledge of Seller Regarding Environmental Matters, there has not been any disposal by any Subsidiary or Release of any Contaminants on, at, in, or beneath any Real Property.

          (f)  Except as set forth in Schedule 5.19(F), neither PDGNB nor any
                                      ----------------
Subsidiary has received written notice under CERCLA or any other Environmental Law to the effect that it is or may be liable to any Person as a result of the generation, storage, transportation, Release, arrangement for disposal or disposal of any Contaminants on, at or, in any Real Property.

          (g)  Except as set forth in Schedule 5.19(G), to the Knowledge of
                                      ----------------
Seller Regarding Environmental Matters, there are no underground storage tanks (whether active or abandoned) located at, in, or beneath the Real Property.

          (h) Except as disclosed in the Schedules to Section 5.19, to the Knowledge of Seller Regarding Environmental Matters, as of the Closing Date there is no condition existing on the premises constituting the Owned Real Property or Leased Real Property that will give rise to any liability of PDGNB or any Subsidiary under any Environmental Law.

          (i) Seller has made available to Buyer true and correct copies of all material environmental audits and consultant's reports relating to the past and current operations, properties and facilities of PDGNB and each Subsidiary, or any of their respective predecessors, which are in its possession or under its reasonable control.

          (j) To the Knowledge of Seller Regarding Environmental Matters, the sites identified on Schedule 5.19(J) constitute, and as such Schedule is updated
                    ----------------
by Seller from time to time in its sole discretion prior to the Closing Date, will constitute all PRP Sites as of the Closing Date. Notwithstanding any other provision of this Agreement, no representations and warranties are made or shall be deemed to apply to the Savanna Sites other than: (i) the representation and warranty contained in the first sentence of this Section 5.19(j), and (ii) the
                                                 ---------------
representations and warranties contained in Sections 5.10(a), (c), and (d)(i) as
                                            ----------------  ---      ------
applied to the Owned Real Property included in the Savanna Sites.

     Section 5.20. Insurance.  Seller has, and at all times has had, valid
                   ---------
insurance coverage in respect of the Business against all risks normally insured against by persons in the same industry, underwritten by one or more well-established and reputable insurers or adequately capitalized Affiliates.

Schedule 5.20 contains a list of all insurance policies (specifying (i) the
-------------
insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder) maintained by or on behalf of any Subsidiary on its properties, assets, business or personnel. No Subsidiary has failed to give any notice or present any claim under any

                                      -26
insurance policy in due and timely fashion. All premiums due under the policies listed on Schedule 5.20 have been paid or accrued for on the Financial
          -------------
Statements and all such policies are in full force and effect and no notice of disallowance of any claim under any insurance policy, whether or not currently in effect, has been received by PDGNB or any Subsidiary. Other than (i) claims properly made against PDGNB or any Subsidiary in the ordinary course of business pursuant to insurance programs written on a retrospective rating basis, (ii) claims made as a result of premium audits relating to expired insurance policies, (iii) deductible claims relating to losses that are incurred but not reported, or losses that are known but not finally resolved, neither PDGNB nor any Subsidiary has any liability for or exposure to any premium expenses for expired policies and there are no current claims by PDGNB or any Subsidiary under any such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

     Section 5.21.  Product Warranties.   Each Subsidiary's unexpired, express
                    ------------------
product warranties with respect to products that it manufactures or sells or that it has heretofore manufactured or sold are described in Schedule 5.21.
                                                             -------------
Except as set forth in Schedule 5.21, no Subsidiary has received written notice
                       -------------
of any claim, and to the Knowledge of Seller there are no threatened claims against any Subsidiary, based on any product warranty (except claims outstanding as of June 30, 1999, not exceeding two hundred thousand United States dollars (US$200,000) in the aggregate).

     Section 5.22.  Bank Accounts.     Schedule 5.22 sets forth a list of all
                    -------------      -------------
accounts, borrowing resolutions and deposit boxes maintained by PDGNB and each Subsidiary at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes.

     Section 5.23.  Accounts and Records.    All the accounts, books, ledgers
                    --------------------
and financial and other material records of the Business have been maintained accurately and in accordance with generally accepted accounting practices.

     Section 5.24.  No Misrepresentation.    To the Knowledge of Seller, the
                    --------------------
representations and warranties of Seller contained in this Agreement, the Disclosure Schedules attached hereto, and the certificates and other instruments delivered by Seller pursuant hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     Section 5.25.  Sufficiency of Assets.     PDGNB and the Subsidiaries own or
                    ---------------------
lease or have the right to use all Real Property, buildings, machinery, equipment, intellectual property and other assets necessary for the conduct of the Business.

     Section 5.26.  Powers of Attorney.    As of Closing, there will not be any
                    ------------------
outstanding powers of attorney executed on behalf of PDGNB or any Subsidiary other than with respect to the filing of taxes, customs and similar matters and intellectual property registrations.

                                 ARTICLE 6.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows.

     Section 6.1.  Organization.    Buyer is a corporation duly organized,
                   ------------
validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Buyer's operations require that it qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not likely to have a material adverse effect on Buyer's business or financial condition or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement in all material respects.

     Section 6.2.  Power and Authority.    Buyer has the full corporate power
                   -------------------
and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements, to perform its obligations hereunder and thereunder, and to own and lease its property and conduct its operations as currently conducted. Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action.

     Section 6.3.  Agreement Binding.    This Agreement has been and the Buyer
                   -----------------
Ancillary Agreements will be duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, is and will be the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

     Section 6.4.  Absence of Conflicts.    Except as described in Schedule 6.4,
                   --------------------
the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not:

          (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, result in termination of or result in the creation or imposition of any Encumbrance under: (i) any term or provision of the certificate of incorporation or bylaws of Buyer, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, franchise, permit or other commitment to which Buyer is a party or by which it or any of its assets are bound, (iii) any Court Order, or (iv) any Requirements of Law; except in each case, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or hinder or impair the consummation of the transactions contemplated hereby; or

          (b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notification, filing or registration with, any Person, except in each case, for: (i) any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a material adverse effect on the financial condition of Buyer or materially hinder or impair the consummation of the transactions contemplated hereby; and (ii) the filing required under the HSR Act.

     Section 6.5.  Investment Representation.    Buyer is acquiring the Shares
                   -------------------------
for investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other Person.

     Section 6.6.  No Advisor.    Neither Buyer nor any Person acting on its
                   ----------
behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller may be liable.

     Section 6.7.  Capitalization.    The authorized capital stock of Buyer
                   --------------
consists of (i) 60,000,000 shares of common stock, par value $0.01 per share, of which 21,496,747 shares were issued and outstanding on May 5, 2000 and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, none of which were issued or outstanding as of May 5, 2000. The issued and outstanding shares of Buyer's capital stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. The Buyer Shares have been duly authorized and, at the Closing will be validly issued, fully paid, nonassessable and not subject to preemptive or any other similar rights of others, and be free and clear of all Encumbrances except for those referred to in Section 3.3(e) and have no personal liability attaching to the ownership thereof.

     Section 6.8.  SEC Reports.    Except for the matters referred to in Buyer's
                   -----------
Form 10-Q for the quarter ended January 2, 2000, the annual report on Form 10-K of Buyer for the fiscal year ended March 31, 1999, as filed under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and all other reports and proxy statements filed or required to be filed by Buyer subsequent to such report (collectively, the "Buyer SEC Documents@), have been duly and timely
                           -------------------
filed by Buyer and as of their respective dates (or if amended prior to the date of this Agreement, then on the date of such last amendment) complied in all material respects with all requirements under the Exchange Act and the rules and regulations promulgated thereunder and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading and the financial statements of Buyer included in the Buyer SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) consistently applied during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the financial position of Buyer as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments, other adjustments discussed therein (if any) and lack of footnote disclosures). Buyer believes it is currently eligible under the Securities Act to use a Registration Statement on Form S-3 to register resales of its common stock.

     Section 6.9.   Undisclosed Liabilities.    Except (i) to the extent
                    -----------------------
disclosed in the Buyer SEC Documents and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since March 31, 1999, neither Buyer nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Buyer and its subsidiaries, taken as a whole.

     Section 6.10.  Litigation.    Except as disclosed in the Buyer SEC
                    ----------
Documents or in Schedule 6.4, no Action is pending or, to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries or any of their respective officers, directors or employees (in their capacity as such) before any court, arbitration board or tribunal or administrative or other governmental agency, nor is Buyer aware of any such threatened Action, which either individually or in the aggregate, is reasonably likely to have a material adverse effect on Buyer and its subsidiaries, taken as a whole, or would prevent Buyer from consummating the transactions contemplated by this Agreement.

     Section 6.11.  No Misrepresentation.    To the knowledge of Buyer, the
                    --------------------
representations and warranties of Buyer contained in this Agreement, Schedule
6.4 and the certificates and other instruments delivered by Buyer pursuant hereto do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.


                                 ARTICLE 7.

                       ACTIONS PRIOR TO THE CLOSING DATE

     Buyer and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

     Section 7.1.   Preserve Accuracy of Representations and Warranties. Buyer
                    ---------------------------------------------------
and Seller shall, and Seller shall cause PDGNB and each Subsidiary to, refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Buyer and Seller shall promptly notify the other of any Action, investigation, or other proceeding, that shall be instituted or threatened against such party or, in the case of Seller, against PDGNB or any Subsidiary, to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

     Section 7.2.   Approvals.    During the period prior to the Closing Date,
                    ---------
Buyer and Seller shall, and Seller shall cause PDGNB and each Subsidiary to, act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body or other Person required to be obtained in order to effect the consummation of the transactions contemplated by this Agreement and preserve for the benefit of PDGNB and the Subsidiaries their rights under permits and agreements.

     Section 7.3.  Operations Prior to the Closing Date.
                   ------------------------------------

            (a     During the period prior to the Closing Date, Seller shall
cause each Subsidiary to operate and carry on its operations only in the ordinary course and substantially as operated prior to the date hereof.

            (b     Notwithstanding Section 7.3(a), except as set forth in
                                   --------------
Schedule 7.3(B), as expressly contemplated by this Agreement, or with the
---------------
express prior consent of Buyer, Seller shall not take, and shall cause PDGNB and the Subsidiaries not to take, any of the actions set forth in Section 5.7(b);
                                                              --------------
provided, however, notwithstanding anything to the contrary herein, Seller shall not make any capital expenditure in excess of Two Hundred and Fifty Thousand United States Dollars ($250,000) (other than those identified as being committed in the "Fiscal Year 2000 Open Sanction Summary" attached to Schedule 5.7(b))
                                                            ---------------
without the prior written approval of Buyer.

     Section 7.4.  Antitrust Law Compliance. Buyer and Seller shall each file
                   ------------------------
or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby and by the Coordinating Agreement, and Buyer and Seller shall bear the costs and expenses of their respective filings and shall pay their respective filing fees in connection therewith. Buyer and Seller shall use their respective reasonable best efforts to make such filings promptly (and in any event within three (3) business days) following the date hereof, to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date. Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any rules and regulations promulgated thereunder. Buyer and Seller agree to make available to each other such information as each of them may reasonably request relative to the business, assets and property of either of them or of PDGNB or any Subsidiary as may be required of each of them to file any additional information requested by the above-referenced federal agencies under the HSR Act and any rules and regulations promulgated thereunder.

     Section 7.5.  Intercompany Agreements. All of the Intercompany Agreements
                   -----------------------
and intercompany accounts payable and receivable, except for those set forth on Schedule 7.5, shall be terminated or canceled at the Closing.
   ------------

     Section 7.6.  Tax Sharing Agreement. All Tax Sharing, allocation or
                   ---------------------
similar agreements with respect to or including PDGNB and the Subsidiaries shall be terminated as of the Closing. Upon termination, neither PDGNB nor any of the Subsidiaries shall be bound thereby or have any further liability thereunder and will be released from any claims thereunder.

     Section 7.7.  Notification of Changes. Each of Seller and Buyer shall
                   -----------------------
promptly notify the other of any event that causes any representation or warranty given by such party in Articles 4, 5 or 6 to become untrue.
                                -------------------

     Section 7.8.  General. Each of the parties will use its reasonable best
                   -------
efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth below).

     Section 7.9.  Preservation of Business. Each of the parties shall, and
                   ------------------------
Seller shall cause PDGNB and the Subsidiaries to, use reasonable best efforts to keep their businesses and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

                                  ARTICLE 8.
                             CONDITIONS TO CLOSING

     Section 8.1.  Conditions to the Obligations of the Buyer. The obligations
                   ------------------------------------------
of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

            (a     No Misrepresentation or Breach of Covenants and Warranties.
                   ----------------------------------------------------------
Seller shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement; each of the representations and warranties of Seller (including those with respect to PDGNB and the Subsidiaries) contained in this Agreement and each of the Seller Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a closing certificate in a form reasonably satisfactory to Buyer to such effect, dated the Closing Date, signed by the President or a Vice President of Seller.

            (b     Closing Documents. Buyer shall have received from Seller the
                   -----------------
agreements and closing documents contemplated by Section 3.2.
                                                 -----------

            (c     Necessary Approvals. Seller and Buyer shall have received all
                   -------------------
approvals and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements and preserve for the benefit of PDGNB and the Subsidiaries their rights under the PDGNB Agreements which are material to the operation of the Business.

            (d     No Suit. No Action by any Governmental Body shall be pending
                   -------
or threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

            (e     No Restraint. The waiting period under the HSR Act shall have
                   ------------
expired or been terminated and no Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

            (f     ROW Agreements. The transactions contemplated by the ROW
                   --------------
Agreements shall have closed simultaneously with the Closing.

            (g     No Material Adverse Change. On the Closing Date, there shall
                   --------------------------
not be a Material Adverse Effect.

            (h     Coordinating Agreement. All conditions to Buyers obligations
                   ----------------------
set forth in Sections 5.5, 5.6 and 5.7(a) of the Coordinating Agreement shall have been satisfied.

            (i     Standstill and Registration Rights. The parties shall have
                   ----------------------------------
entered into a Standstill Agreement reasonably satisfactory to them substantially on the terms as set forth in Exhibit A hereto (the "Standstill
                                           ---------
Agreement") and a Registration Rights Agreement reasonably satisfactory to them substantially on the terms as set forth in Exhibit B hereto (the "Registration
                                           ---------
Rights Agreement").

            Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Buyer shall be deemed to have waived any such failure and any rights or remedies it may have against Seller by reason of such failure.

     Section 8.2. Conditions to the Obligations of Seller. The obligations of
                  ---------------------------------------
Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

            (a   No Misrepresentation or Breach of Covenants and Warranties.
                 ----------------------------------------------------------
Buyer shall have complied in all material respects with its covenants and agreements herein; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller; and there shall have been delivered to Seller a closing certificate in a form reasonably satisfactory to Seller to such effect, dated the Closing Date and signed by the President or a Vice President of Buyer.

            (b   Closing Documents. Seller shall have received from Buyer the
                 -----------------
agreements and closing documents contemplated by Section 3.3.
                                                 -----------

            (c   Payment of Purchase Price. Buyer shall have tendered payment of
                 -------------------------
the cash portion of the Purchase Price.

            (d   Listing of Buyer Shares. The Buyer Shares shall have been
                 -----------------------
approved for listing on the New York Stock Exchange, subject to official notice of issuance.

            (e   Necessary Approvals. Seller and Buyer shall have received all
                 -------------------
approvals and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements and preserve for the benefit of Buyer its rights under agreements which are material to the operation of its businesses.

            (f   No Suit. No Action by any Governmental Body shall be pending or
                 -------
threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

            (g   No Restraint. The waiting period under the HSR Act shall have
                 ------------
expired or been terminated, and no Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

            (h   ROW Agreements. The transactions contemplated by the ROW
                 --------------
Agreements shall have closed simultaneously with the Closing.

            (i   Standstill and Registration Rights. The parties shall have
                 ----------------------------------
entered into the Standstill Agreement and the Registration Rights Agreement.

            (j   No Material Adverse Change. On the Closing Date, there shall
                 --------------------------
have been no event, occurrence or condition (other than as a result of general economic conditions or events affecting the automotive and industrial battery business as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results or operations, businesses, or operations of Buyer taken as a whole.

            (k   Coordinating Agreement. All conditions to Seller's obligations
                 ----------------------
set forth in Sections 5.5 and 5.7(b) of the Coordinating Agreement shall have been satisfied.

            Notwithstanding the failure of any one or more of the foregoing conditions, Seller may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Seller shall be deemed to have waived any such failure and any rights or remedies it may have against Buyer by reason of such failure.

                                  ARTICLE 9.

                                  TERMINATION

     Section 9.1.  Termination. Anything contained in this Agreement to the
                   -----------
contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

            (a     by the mutual written consent of Buyer and Seller;

            (b     by Buyer or Seller if the Closing shall not have occurred on or before December 31, 2000 unless: (i) all conditions to Closing have previously been satisfied or waived, and (ii) the Closing has not then occurred solely because the date for Closing specified in Section 3.1 has not yet
                                                 -----------
occurred and unless such failure to close is due primarily to the breach by the party seeking termination of its agreements, representations or warranties contained herein;

            (c     by Buyer in the event of any breaches in any material respect by Seller of Seller's agreements, covenants, representations or warranties contained herein, and which Seller has failed to remedy or cure within twenty one (21) days after receipt of notice from Buyer requesting that such breaches be remedied or cured;

            (d     by Seller in the event of any breaches in any material
respect by Buyer of Buyer's agreements, covenants, representations or warranties contained herein, which Buyer has failed to remedy or cure within twenty one
(21) days after receipt of notice from Seller requesting that such breaches be remedied or cured; or

            (e     by Buyer or Seller if any court shall have issued a Court
Order or if any Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

     Section 9.2.  Notice of Termination. Any party desiring to terminate this
                   ---------------------
Agreement pursuant to Section 9.1 shall give written notice of such termination
                      -----------
to the other party to this Agreement.

     Section 9.3.  Effect of Termination. In the event that this Agreement shall
                   ---------------------
be terminated pursuant to this Article 9, all further obligations of the
                               ---------
parties under this Agreement (other than Sections 12.2, 12.8, and 12.11 of this
                                         -------------  ----      -----
Agreement and Sections 5.2, 5.3 and 5.4 of the Coordinating Agreement) shall be
              ------------  ---     ---
terminated without further liability of any party to the other, provided that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

                                  ARTICLE 10.

                             EXCLUSIVITY OF REMEDY

     Section 10.1.  Indemnification by Seller. Seller's sole and exclusive
                    -------------------------
indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

     Section 10.2.  Indemnification by Buyer. Buyer's sole and exclusive
                    ------------------------
indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

     Section 10.3.  Exclusivity of Remedy. With respect to any breach by either
                    ---------------------
  party of its representations, warranties, covenants, or agreements in this Agreement, the respective Buyer or Seller Ancillary Agreements, or the ROW Agreements and the transactions contemplated hereby and thereby, the sole and exclusive remedy of the other party (in contract, tort, for contribution, under Requirements of Law, or otherwise) shall be the indemnification provided in the Coordinating Agreement. In view of this exclusivity of remedy provision, Buyer and Seller covenant and agree for themselves and their respective Affiliates that they will not bring, maintain, join or prosecute any Action or other proceeding against the other or its Affiliates for breach of this Agreement or indemnity therefore except as provided in the Coordinating Agreement.

                                 ARTICLE 11.

                     ADDITIONAL AGREEMENTS OF THE PARTIES

     Section 11.1.  Taxes.
                    -----

            (a      Neither Buyer nor Seller shall request a Tax audit of PDGNB or the Subsidiaries and Buyer shall not, without the prior written consent of Seller, extend any statute of limitations with respect to PDGNB or Subsidiary Taxes arising prior to the Closing. Notwithstanding the provisions of Section
                                                                      -------
4.4 of the Coordinating Agreement, Seller shall have the sole right to control
---
any Tax audit or administrative or court proceeding involving PDGNB or the Subsidiaries relating to periods ending at the time of or before the Closing for which indemnification may be claimed from Seller under the Coordinating Agreement, and to employ counsel of its choice at its expense, and neither Buyer nor any of its Affiliates may settle any Tax claim for any taxable year or period ending at or before the time of the Closing (or for the portion of any taxable year or period ending on the Closing) without the prior written consent of Seller, which consent may not be unreasonably withheld; provided that Seller shall not enter into any settlement of any Tax claim, if such settlement shall have adverse Tax consequences to Buyer, its subsidiaries or its Affiliates (other than an adverse Tax consequence to which Seller has a duty to indemnify Buyer pursuant to Section 4.1 of the Coordinating Agreement), without first obtaining written approval of such settlement agreement from PDGNB and Buyer.

            (b      For all taxable periods ending on or before the Closing
Date, Seller shall cause PDGNB and the Subsidiaries to join in Seller's consolidated federal income tax return and in jurisdictions requiring separate reporting from Seller, to file separate company state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner that is consistent with prior practice, except as required by a change in applicable law. Buyer shall have the right to review and comment on any such Tax Returns prepared by Seller. In the event of any disagreement between the Seller and Buyer with respect to any item on such Tax Returns, the Seller and Buyer shall work in good faith to promptly resolve such disagreement, and to the extent that the parties cannot resolve such disagreement, the disagreement shall be submitted to a mutually agreed third-party independent accountant for resolution, which resolution shall be binding on both Seller and Buyer. The costs of such dispute resolution shall be borne equally by both Seller and Buyer. Except to the extent reflected as a liability on the Final Closing Date Balance Sheet, Seller shall pay all Taxes that may be due after the Closing Date and are allocable to the period prior to and including the Closing Date. In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of PDGNB and the Subsidiaries, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Agreement; provided, that, the Buyer shall not consent to any
                --------  ----
such election to the extent such election would result in any material adverse Tax consequences to Buyer, its Affiliates, PDGNB or any of the Subsidiaries. In any case where applicable law does not permit the Closing Date to be treated as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of PDGNB or any Subsidiary for the portion of such Tax Period beginning before and ending on and including the Closing Date (the "Interim Period"), shall be (i) in the case of Taxes
                       --------------
that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. Buyer shall cause PDGNB and the Subsidiaries to furnish information to the Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice. Buyer shall cause PDGNB and the Subsidiaries to file income tax returns, or shall include PDGNB and the Subsidiaries in its combined or consolidated income tax returns, for all periods other than periods ending on or before the Closing Date. PDGNB and the Subsidiaries and Buyer shall consult and cooperate as to any elections to be made on returns of PDGNB and the Subsidiaries for periods ending on or before the Closing Date.

            (c      Except to the extent reflected as a liability on the Final
Closing Date Balance Sheet, Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the sale of Shares or the operations of PDGNB or any Subsidiary through the Closing Date and all Taxes attributable to the Interim Period described in Section 11.1(b). Buyer shall be
                                                ---------------
liable for and shall pay: (i) subject to Section 4.1(a)(viii) of the Coordinating Agreement, all Taxes reflected as a liability on the Final Closing Date Balance Sheet; and (ii) all Taxes (whether assessed or unassessed) applicable to the operation of PDGNB or the Subsidiaries attributed to all periods beginning after the Closing Date.

            (d      Notwithstanding Section 11.1(c), any Tax attributable to the
                                    ---------------
sale, transfer or delivery of the purchased Shares or the underlying assets of PDGNB or any Subsidiary shall be borne and paid by Seller. Buyer and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

            (e      After the Closing, Seller and Buyer shall (and shall cause their respective Affiliates to):

                    (i    make available to the other and to any taxing
                    authority as reasonably requested all information, records, and documents relating to PDGNB or the Subsidiaries and preserve the same until the expiration of any applicable statute of limitations or extensions thereof;

                    (ii provide timely notices to the other in writing of any pending or threatened Tax audits or assessments relating to PDGNB or the Subsidiaries for taxable periods for which the other may have a liability under this Section 11.1;
                                                          ------------

                    (iii furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which the other may have liability under this Section; and

                    (iv   Buyer and Seller further agree, upon request, to use
                    their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated thereby).

            (f      After the Closing, Buyer shall (and shall cause its
Affiliates to) pay to Seller any refunds of or credits for Taxes (net of any Taxes owed resulting from such refund or credit) relating to PDGNB or the Subsidiaries for periods ending on or before the Closing Date, excluding any Tax refund realized as a result of the carryback of a post-Closing loss or credit, provided that no payment shall be due to Seller resulting from refunds reflected on the Final Closing Date Balance Sheet or otherwise taken into account in calculating the adjustment to the Purchase Price in the Coordinating Agreement.

            (g      Seller, at the request of Buyer, will join with Buyer to
make an election under Code Section 338(h)(10) (and any corresponding provisions of state, local or foreign law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the PDGNB and the Subsidiaries (each such entity for which a Section 338(h)(10) Election is made, an "Election Corporation," and collectively, the "Election Corporations"). Buyer will be responsible for preparing and timely filing any forms used to make a Section 338(h)(10) Election. Seller and its Affiliates shall sign on a timely basis all forms used to make a Section 338(h)(10) Election requiring its signature, which forms shall be provided to Seller at least 30 days prior to the required filing date. Promptly after the Closing Date, Seller shall provide to Buyer any information (including Tax elections made by or on behalf of PDGNB and the Subsidiaries) reasonably requested by the Buyer in connection with its filing of a Section 338(h)(10) Election. Within 60 days after the Closing Date, the purchase price, the Election Corporation's liabilities and other relevant items shall be allocated among the Election Corporation's assets as determined by Buyer and as reasonably acceptable to Seller, which allocation shall be binding upon Seller. The Buyer and Seller shall file any Tax Returns and any other governmental filings on a basis consistent with such allocation of fair market value.

          (h) If Buyer does not make a Section 338(h)(10) Election pursuant to Section 11.2(g) above, Seller intends to and Buyer agrees that, upon
            ---------------
the sale of the Shares, Seller will make an election under Treasury Regulation
Section 1.1502-20(g)(1) to retain all net operating loss carryovers and related alternative minimum tax carryovers attributable to PDGNB and Subsidiaries. Seller will prepare the election and provide Buyer with a copy of the election statement. Buyer agrees to attach a copy of the election statement to its tax return as required by Treasury Regulation Section 1.1502-20(g)(4)(iii), to support Seller in its election to retain the losses of PDGNB and Subsidiaries.

          (i)       The Tax Returns prepared by any party pursuant to Section
                                                                      -------
11.1 shall be prepared in a manner consistent with past returns and in
----
compliance with applicable law. Notwithstanding any obligations or rights set forth in this Section 11.1, Buyer shall retain any rights to indemnification as
              ------------
set forth in Section 4.1 of the Coordinating Agreement.
             -----------

     Section 11.2.  Proceeds of Environmental Remediation Rights. Buyer shall,
                    --------------------------------------------
and shall cause PDGNB and the Subsidiaries to, promptly remit to Seller any and all proceeds received by Buyer, PDGNB, the Subsidiaries or any of their Affiliates after the Closing Date from insurance companies or the former owner of the assets of the Subsidiaries to the extent they represent reimbursement for environmental remediation occurring on or prior to the Closing Date. Nothing in this Agreement shall be deemed to transfer any rights whatsoever to Buyer with respect to any policies (or claims or proceeds from claims pursuant thereto), including but not limited to, any primary, excess or umbrella comprehensive or general liability policies, issued prior to Closing, to Pacific Chloride, Inc. or any predecessors or successors of that corporation.

     Section 11.3.  Employee Benefit Plan Reports. Seller agrees to correct any
                    -----------------------------
failure to include an accountant's report (if required) with any of the Forms 5500 for the Seller's cafeteria plan for the most recent three plan years, and to bear all of the costs of such corrections, including penalties under ERISA.

     Section 11.4.  Insurance Matters.
                    -----------------

          (a) Seller agrees that with respect to any occurrence-based policies as to which PDGNB or any of the Subsidiaries are named insured or named as additional insured parties (the "Insurance Policies"), it shall fully cooperate with Buyer (at Buyer=s expense) in taking all steps necessary to file and process any insurance claims for any claims made after the Closing Date that relate to any acts, events or occurrences prior to the Closing Date relating to the Business (the "Insured Claims") that are insured under such policies. To the extent that any proceeds relating to the Insured Claims are received by Seller or any of Seller's Affiliates, Seller agrees to pay over such proceeds promptly to Buyer.

          (b) Buyer agrees that it shall pay any retrospective premium charge or liability owed by Seller under the terms of such Insurance Policies (including amounts owed under premium audits), subject to the following conditions (i) Buyer shall only be obligated to pay such portion of a retrospective premium charge or liability to the extent it exclusively relates to the Business, (ii) Buyer shall have the right, upon reasonable request made to Seller, to audit any retrospective premium policies and charges thereunder, and to object to any proposed charge on the basis of such audit (in which case any dispute between Seller and Buyer (not including any dispute between Buyer and any insurer) shall be resolved by binding arbitration) and (iii) Buyer shall not be required to pay any retrospective charge or liability with respect to any Insurance Policies to the extent the overall maximum premium owed by all of the insured parties thereon has previously been paid.

          (c) Buyer acknowledges and agrees that none of Buyer, PDGNB or any Subsidiary will have, after the Closing Date, any rights under, and will not assert claims against, any insurance policies insuring or naming Pacific Chloride, Inc., or any of its predecessors or successors, as an insured or additional insured, nor will Buyer, PDGNB or any Subsidiary assert rights to any settlements of claims under such policies.

                                  ARTICLE 12.

                              GENERAL PROVISIONS

     Section 12.1.  Notices.  Any notice, request, instruction or other document
                    -------
to be given hereunder shall be in writing and: (a) delivered personally; (b) sent by Federal Express or other similarly reputable overnight courier; or (c) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by Federal Express or other similarly reputable overnight courier, at the time sent, or (z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

     If to Seller, to:

     Pacific Dunlop Holdings (USA) Inc.
     6121 Lakeside Drive, Suite 200
     Reno, Nevada 89511
     United States of America
     Attention:  President
     Facsimile:  702-824-4626

     with a copy to:

     Gardner, Carton & Douglas

     321 N. Clark Street
     Suite 3400
     Chicago, Illinois 60610
     United States of America
     Attention:  Mr. Robert J. Wilczek
     Facsimile:  312-644-3381

     If to Buyer, to:

     Exide Corporation
     2901 Hubbard Road
     Ann Arbor, MI 48105
     Attention:  General Counsel
     Facsimile:  (734) 827-2575
     United States of America

     with a copy to:

     Kirkland & Ellis
     200 E. Randolph Drive
     Chicago, Illinois 60601
     Attention:  Mr. Carter W. Emerson, P.C.
     Facsimile:  312-861-2200

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 12.1.
                                                               ------------

     Section 12.2.  Confidential Information.  Each party agrees that it will
                    ------------------------
treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic Confidential Information which have been furnished in connection therewith. Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors, or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any Confidential Information related to PDGNB and the Subsidiaries. The Seller shall not at any time after the Closing disclose any Confidential Information relating to PDGNB or the Subsidiaries. The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) as to which such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

     Section 12.3.  No Public Announcement.  Neither Buyer nor Seller shall,
                    ----------------------
without the approval of the other party, issue any press release or other public announcement concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, either party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent that such party shall be so obligated by law, or to comply with accounting, Securities and Exchange Commission, New York Stock Exchange and Australian Stock Exchange disclosure obligations, provided that such party shall be obligated to give the other party prior notice of such press release or other public announcement if prior notice is commercially feasible.

     Section 12.4.  Entire Agreement; Amendments.  This Agreement, the
                    ----------------------------
Coordinating Agreement, and the Exhibits and Schedules referred to herein and therein and the Buyer Ancillary Agreements and the Seller Ancillary Agreements contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     Section 12.5.  Successors and Assigns.
                    ----------------------

          (a) The rights of each party under this Agreement and the Coordinating Agreement shall not be assignable without the written consent of the other party; provided, however, that no such assignment shall relieve the assigning party from any of its duties or obligations under this Agreement or the Coordinating Agreement.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy, benefit or claim under
                          ------------
or by reason of this Agreement.

     Section 12.6.  Interpretation.
                    --------------

          (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

          (b) This Agreement and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

     Section 12.7.  Waivers.  Any term or provision of this Agreement may be
                    -------
waived, or the time for its performance may be extended, pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Subject to Sections 8.1 and 8.2, the failure of any party hereto to
                        ------------     ---
enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 12.8.  Expenses.  Subject to the provisions of the Coordinating
                    --------
Agreement, regardless of whether the transactions provided for in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants. PDGNB and the Subsidiaries have not borne and will not bear any such costs or expenses.

     Section 12.9.  Partial Invalidity.  Wherever possible, each provision
                    ------------------
hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     Section 12.10.  Execution in Counterparts.  This Agreement may be
                     -------------------------
executed in one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

     Section 12.11.  Governing Law.  This Agreement shall be governed by and
                     -------------
construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

     Section 12.12.  Further Assurances and Cooperation.
                     ----------------------------------

          (a) From and after the date of this Agreement, upon the request of either Seller or Buyer or any of their respective Affiliates, the other party and its Affiliates shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

          (b) After the Closing, on reasonable advance notice, Buyer shall cause PDGNB and the Subsidiaries to provide Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates with reasonable access to the management and properties, and books, records, and documents (which were in existence on the Closing) of PDGNB and the Subsidiaries during normal business hours and in a manner which does not unreasonably interfere with the business of PDGNB and the Subsidiaries for any reasonable purpose including, but not limited to, the fulfillment of Seller's responsibilities under Section 4.1(a) of the
                                                       -------------
Coordinating Agreement, the enforcement of Seller's and its Affiliates' rights under Article 2 of the Coordinating Agreement and clause (iii) of Section 4.2(a)
      ---------                                                   -------------
of the Coordinating Agreement. As reasonably necessary, Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates shall be entitled to make copies of such books, records, and documents at their expense. If Buyer shall desire at any time to dispose of any such books, records, or documents, Buyer shall, prior to such disposition, give Seller a reasonable opportunity to segregate and remove such books, records, and documents as Seller may select. The obligations of Buyer pursuant to this Section 12.12(b) shall
                                                       ---------------
survive the Closing indefinitely.

     Section 12.13.  No Reliance.  The provisions of this Agreement are intended
                     -----------
for the sole benefit of Buyer and Seller and shall not inure to the benefit of any other Person, other than successors and permitted assigns of Buyer and Seller, whether as third party or otherwise.

     Section 12.14.  Disclosure Schedules.  The Disclosure Schedules are hereby
                     --------------------
incorporated by reference into and made a part of this Agreement. The inclusion of any item in the Disclosure Schedules is intended to qualify the representations and warranties contained in this Agreement and to set forth other information required by this Agreement. Disclosure of information in any one of the Disclosure Schedules shall be deemed to be a disclosure with respect to every section of this Agreement, notwithstanding the presence or absence of a cross-reference to Disclosure Schedules under other Sections of this Agreement if the meaning of such disclosure in the context of such other section is reasonably ascertainable. Disclosure of information in the Disclosure Schedules shall not be deemed to be an admission by Seller that such information is material for purposes of this Agreement. Summaries or extracts of any documents, instruments, or other agreements contained in the Disclosure Schedules are for the convenience of reference only and are qualified in their entirety by reference to the applicable document, instrument or other agreement so summarized or extracted from.

     Section 12.15.  Name Change. Prior to Closing, Seller shall have the right
                     -----------
to change the name of PDGNB to eliminate the words "Pacific Dunlop."

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                              SELLER:

                              PACIFIC DUNLOP HOLDINGS (USA) INC.



                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________


                              BUYER:

                              EXIDE CORPORATION



                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________




                  SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

                                 Schedule 6.4


                             Absence of Conflicts
                             --------------------


Buyer is a party to an Agreement Not to Compete dated June 10, 1991 with Yuasa Battery (America), Inc. ("Yuasa"). Yuasa may claim that the transactions contemplated in the Agreement and the Coordinating Agreement could violate such agreement, which claim Buyer would contest. Buyer will not claim that any of the conditions to closing in Section 8.1 are not satisfied because of such agreement or any claim with respect to such agreement other than as contemplated by Section 8.1(e).

                            AMENDMENT NO. 1 TO THE
                           STOCK PURCHASE AGREEMENT

     This AMENDMENT NO. 1, dated June 28, 2000, is to that certain Stock Purchase Agreement, dated as of May 9, 2000 (the "Stock Purchase Agreement") is
                                                  ------------------------
executed by and between PACIFIC DUNLOP HOLDINGS (USA) INC., a corporation incorporated under the laws of the State of Delaware ("Seller") and EXIDE
                                                       ------
CORPORATION, a corporation incorporated under the laws of the State of Delaware ("Buyer").
  -----

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Except as amended hereby, the Stock Purchase Agreement remains in full force and effect. Except as otherwise defined herein, capitalized terms used in this Amendment No. 1 shall have the meanings assigned to them in the Stock Purchase Agreement.

     2. The definition of "Knowledge of the Seller Regarding Environmental Matters" in Section 1.1 of the Stock Purchase Agreement shall be amended to
           ------------
replace the word "and" with the word "or".

     3.  Section 7.3(b) of the Stock Purchase Agreement is hereby deleted and
         --------------
replaced in its entirety with the following:

         Notwithstanding Section 7.3(a), except as set forth in Schedule 7.3(B),
                         --------------                         ---------------
     as expressly contemplated by this Agreement, or with the express prior consent of Buyer, Seller shall not take, and shall cause PDGNB and the Subsidiaries not to take, any of the actions set forth in Section 5.7(b);
                                                               --------------
     provided, however, notwithstanding anything to the contrary herein, Seller shall not make any capital expenditure in excess of Two Hundred and Fifty Thousand United States Dollars ($250,000) (other than those that are not identified as being "potentially deferable" in the "GNB Technologies CapEx/Depreciation Forecast Summary" attached to Schedule 7.3(b) (the
                                                      ---------------
     "CapEx Summary")) without the prior written approval of Buyer. Buyer acknowledges and agrees that, as of June 7, 2000, it has directed Seller to defer additional expenditure in connection with all items identified on the CapEx Summary as "potentially deferrable," and that such deferral constitutes a departure from the ordinary course of the business of GNB.

     4. The words "or its Affiliates" shall be inserted in the second sentence of Section 12.3 of the Stock Purchase Agreement immediately preceding the words
   ------------
"shall be so obligated by law". The word "and" appearing between the words "Exchange" and "Australian" in Section 12.3 shall be changed to the word "or."
                               ------------

     5. The following items in the Disclosure Schedules are hereby deleted in their entirety:

          (a) Schedules designated as "A-C":  Schedule 5.14(C), item 4(a) and
     Schedule 5.7(B), item 7.

          (b) Schedules designated as "I-C":  Schedule 5.7(B), item 6.

          (c) Schedules designated as "R-C": Schedule 5.5, item 6 and Schedule 5.7(B) item 6.

     IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 on the date first above written.

                                   PACIFIC DUNLOP HOLDINGS (USA) INC.


                                   By:_______________________________
                                   Name:    Martin M. Hudson
                                   Title:    Attorney-in-Fact


                                   EXIDE CORPORATION


                                   By:_______________________________
                                   Name:_____________________________
                                   Title:____________________________

                           ASSET PURCHASE AGREEMENT

                           Dated as of 28 June 2000

                                    between

                    Pacific Dunlop Holdings (N.Z.) Limited

                                      and

                     Exide New Zealand Limited, as Buyer.

                               TABLE OF CONTENTS
                               -----------------

ARTICLE 1.     DEFINITIONS...........................................................................     1
  Section 1.1.      Definitions......................................................................     1
ARTICLE 2.     PURCHASE AND SALE.....................................................................     6
  Section 2.1.      Purchased Assets.................................................................     6
  Section 2.2.      Excluded Assets..................................................................     8
  Section 2.3.      Assumed Liabilities..............................................................     8
  Section 2.4.      Excluded Liabilities.............................................................     9
  Section 2.5.      Coordinating Agreement...........................................................     9
  Section 2.6.      Ownership and Risk Involved......................................................    10
  Section 2.7.      Defence of Actions...............................................................    10
  Section 2.8.      Taxes............................................................................    10
ARTICLE 3.     PURCHASE PRICE........................................................................    10
  Section 3.1.      Purchase Price...................................................................    10
  Section 3.2.      Allocation of Purchase Price and Assumed Liabilities.............................    10
ARTICLE 4.     CLOSING...............................................................................    11
  Section 4.1.      Closing..........................................................................    11
  Section 4.2.      To be Delivered to Buyer.........................................................    11
  Section 4.3.      To be Delivered to Seller........................................................    12
  Section 4.4.      Form of Documents................................................................    13
ARTICLE 5.     REPRESENTATIONS AND WARRANTIES OF SELLER..............................................    13
  Section 5.1.      Organization.....................................................................    13
  Section 5.2.      Power and Authority; Agreement Binding...........................................    13
  Section 5.3.      Subsidiaries and Investments.....................................................    14
  Section 5.4.      Absence of Conflicts.............................................................    14
  Section 5.5.      No Litigation....................................................................    14
  Section 5.6.      No Violation.....................................................................    14
  Section 5.7.      Operations Since June 30, 1999...................................................    14
  Section 5.8.      Taxes............................................................................    16
  Section 5.9.      Title to Assets..................................................................    16
  Section 5.10.     Real Property....................................................................    16
  Section 5.11.     Personal Property................................................................    17
  Section 5.12.     Personal Property Leases.........................................................    17
  Section 5.13.     Governmental Permits.............................................................    18
  Section 5.14.     Intellectual Property............................................................    18
  Section 5.15.     Employee Agreements..............................................................    18
  Section 5.16.     Employee Relations...............................................................    19
  Section 5.17.     Contracts........................................................................    20
  Section 5.18.     Status of Contracts..............................................................    21
  Section 5.19.     Environmental Matters............................................................    21
  Section 5.20.     Insurance........................................................................    23
  Section 5.21.     Product Warranties...............................................................    23
  Section 5.22.     No Advisor.......................................................................    23
  Section 5.23.     Registration Under Goods and Services Tax Act 1985...............................    23
  Section 5.24.     Accounts and Records.............................................................    23

  Section 5.25.     No Misrepresentation.............................................................    23
  Section 5.26.     Material Consents................................................................    24
  Section 5.27.     Purchased Assets.................................................................    24
  Section 5.28.     Powers of Attorney...............................................................    24
  Section 5.29.     Repco Supply.....................................................................    24
ARTICLE 6.     REPRESENTATIONS AND WARRANTIES OF BUYER...............................................    24
  Section 6.1.      Organization.....................................................................    24
  Section 6.2.      Power and Authority..............................................................    24
  Section 6.3.      Agreement Binding................................................................    24
  Section 6.4.      Absence of Conflicts.............................................................    25
  Section 6.5.      No Litigation....................................................................    25
  Section 6.6.      No Advisor.......................................................................    25
  Section 6.7.      Registration Under Goods and Services Tax Act 1985...............................    25
  Section 6.8.      No Misrepresentation.............................................................    25
ARTICLE 7.     ACTION PRIOR TO THE CLOSING DATE......................................................    26
  Section 7.1.      Preserve Accuracy of Representations and Warranties..............................    26
  Section 7.2.      Consents of Third Parties; Governmental Approvals................................    26
  Section 7.3.      Operations Prior to the Closing Date.............................................    27
  Section 7.4.      Commerce Act and OIC Act.........................................................    27
  Section 7.5.      Intercompany Agreements..........................................................    27
  Section 7.6.      Notification of Changes..........................................................    27
  Section 7.7.      Import Permit....................................................................    27
  Section 7.8.      Changes to Employment Conditions.................................................    28
  Section 7.9.      General..........................................................................    28
  Section 7.10.     Preservation of Business.........................................................    28
ARTICLE 8.     CONDITIONS TO CLOSING.................................................................    28
  Section 8.1.      Conditions to the Obligations of the Buyer.......................................    28
  Section 8.2.      Conditions to the Obligations of Seller..........................................    29
ARTICLE 9.     ADDITIONAL AGREEMENT OF THE PARTIES...................................................    31
  Section 9.1.      Conveyance and Transfer of Owned Real Property...................................    31
                    Taxes............................................................................    31
  Section 9.3.      Employees and Employee Benefit Plans.............................................    32
  Section 9.4.      Post-Closing Remittances.........................................................    34
  Section 9.5.      Insurance........................................................................    34
ARTICLE 10.    TERMINATION...........................................................................    34
  Section 10.1.     Termination......................................................................    34
  Section 10.2.     Notice of Termination............................................................    35
  Section 10.3.     Effect of Termination............................................................    35
ARTICLE 11.    EXCLUSIVITY OF REMEDY.................................................................    35
  Section 11.1.     Indemnification by Seller........................................................    35
  Section 11.2.     Indemnification by Buyer.........................................................    35
  Section 11.3.     Exclusivity of Remedy............................................................    35
ARTICLE 12.    GOODS AND SERVICES TAX................................................................    36
  Section 12.1.     Going Concern....................................................................    36
  Section 12.2.     Taxable Supply...................................................................    36
ARTICLE 13.    SUPERANNUATION........................................................................    36

  Section 13.1.     Offer Of Membership Of Buyer's Fund.............................................     36
  Section 13.2.     Information.....................................................................     37
  Section 13.3.     Accrued Benefit Values..........................................................     37
  Section 13.4.     Acknowledgment..................................................................     37
  Section 13.5.     Expenses........................................................................     37
ARTICLE 14.    GENERAL PROVISIONS...................................................................     38
  Section 14.1.     Notices.........................................................................     38
  Section 14.2.     Confidential Information........................................................     39
  Section 14.3.     No Public Announcement..........................................................     40
  Section 14.4.     Entire Agreement; Amendments....................................................     40
  Section 14.5.     Successors and Assigns..........................................................     40
  Section 14.6.     Interpretation..................................................................     40
  Section 14.7.     Waivers.........................................................................     41
  Section 14.8.     Expenses........................................................................     41
  Section 14.9.     Partial Invalidity..............................................................     41
  Section 14.10.    Execution in Counterparts.......................................................     41
  Section 14.11.    Governing Law...................................................................     41
  Section 14.12.    Further Assurances and Cooperation..............................................     41
  Section 14.13.    No Reliance.....................................................................     42
  Section 14.14.    Disclosure Schedules............................................................     42

EXHIBITS

     Exhibit A   Pacific Dunlop (NZ) Superannuation Scheme
     Exhibit B   Allocation of Purchase Price and Assumed Liabilities
     Exhibit C   Form of Supply Agreement between Repco Merchants and Exide New
                 Zealand Limited
     Exhibit D   Form of Deed of Acknowledgement and Acceptance by Employee


SCHEDULES

     1.1         Permitted Encumbrance and Material Consents
     5.1         Organization
     5.4         Absence of Conflicts
     5.5         No Litigation
     5.6         No Violation
     5.7(A)      Operations Since June 30, 1999
     5.7(B)      Operations Since June 30, 1999
     5.8         Taxes
     5.9         Title to Assets
     5.10(A)     Owned Real Property
     5.10(B)     Leased Real Property
     5.11        Personal Property
     5.12        Personal Property Leases

     5.13(A)     Governmental Permits
     5.13(B)     Governmental Permits
     5.14(A)     Intellectual Property
     5.14(B)     Intellectual Property
     5.14(C)     Intellectual Property
     5.15(A)     Employee Agreements
     5.15(B)     Employee Agreements
     5.15(E)     Employee Agreements
     5.15(F)     Employee Agreements
     5.15(G)     Employee Agreements
     5.16(A)     Employee Relations
     5.16(B)     Employee Relations
     5.17        Contracts
     5.18        Status of Contracts
     5.19        Environmental Matters
     5.19(A)     Environmental Matters
     5.19(B)     Environmental Matters
     5.19(C)     Environmental Matters
     5.19(D)     Environmental Matters
     5.19(E)     Environmental Matters
     5.19(F)     Environmental Matters
     5.19(I)     Environmental Matters
     5.19(J)     Environmental Matters
     5.20        Insurance
     5.21        Product Warranties
     7.3(B)      Operations Prior to the Closing Date
     7.5         Intercompany Agreements

                           ASSET PURCHASE AGREEMENT
                           ------------------------
     This ASSET PURCHASE AGREEMENT, dated as of 28 June 2000 (the "Agreement") is executed by and among PACIFIC DUNLOP HOLDINGS (N.Z.) LIMITED, a duly incorporated company having its registered office at Wellington, New Zealand. ("Seller"), and Exide New Zealand Limited, a duly incorporated company having its registered office in Wellington, New Zealand, ("Buyer").

     WHEREAS, Seller is engaged in the business of: (i) manufacturing, production and marketing of starting-lighting-ignition automotive and specialty batteries and supplying original equipment manufacturers and replacement market customers with batteries for passenger cars, light and heavy-duty trucks, golf carts, motorcycles, garden tractors and marine use and related activities; (ii) the manufacturing, production and marketing of batteries and allied products, parts and service for industrial applications; and (iii) battery recycling, lead smelting and refining, and oxide manufacturing; in each case, as conducted by Seller immediately prior to the Closing Date (the "Business"); and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the Business, and the assets and properties of Seller used exclusively in relation to the Business, all on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer and Seller agree as follows:

                                  ARTICLE 1.

                                  DEFINITIONS
                                  -----------
          Section 1.1. Definitions. In this Agreement, the following terms have
                       -----------
the meanings specified or referred to in this Section 1.1 and shall be equally
                                              -----------
applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement .

                  "Accrued Benefit Value" means, in relation to an Existing Member the amount determined by the trustees of the Seller's Scheme to be the aggregate of the amounts standing to the credit of the Existing Member's No 1 and No 2 Accounts in the Seller's Scheme as at the Closing Date, adjusted to take account of earnings and gains of and amounts payable to the Seller's Scheme, and losses and liabilities of and amounts payable from the Seller's Scheme, in respect of the period from the Closing Date to the date it is paid to the Buyer's Fund.

                  "Action" means any lawsuit, arbitration or regulatory, governmental or other proceeding or investigation whether at law or in equity.

                  "Adjoining Properties" shall mean all sites or locations other than the Real Property or the PRP Sites to which Contaminants have migrated from the Real Property through air, soil, surface water or groundwater.

                  "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

                  "Agreement" has the meaning specified in the first paragraph of this Agreement.

                  "Assumed Liabilities" has the meaning specified in Section
2.3.

                  "Australian Agreement" means the agreement third described in Annexure A to the Coordinating Agreement.

                  "Balance Sheets" means the balance sheets that are part of the Financial Statements.

                  "Business" has the meaning specified in the second paragraph of this Agreement.

                  "Business Day" means a day other than a Saturday, Sunday or a day on which United States national banks are closed.

                  "Buyer" has the meaning specified in the first paragraph of this Agreement.

                  "Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement.

                  "Buyer's Fund" means the registered superannuation scheme, or a fund within a registered superannuation scheme, to be established or made available by Buyer in accordance with Section 13.

                  "Closing" has the meaning specified in Section 4.1.

                  "Closing Date" has the meaning specified in Section 4.1.

                  "Confidential Information" has the meaning specified in
Section 14.2.

                  "Contaminant" means any petroleum products or any "Contaminant" as defined in Section 2 of the Resource Management Act 1991 and any pollutant, chemical or substance whose presence creates a hazard to human health or the environment or a violation of any Environmental Law.

                  "Coordinating Agreement" means that certain Coordinating Agreement dated as of May 9, 2000 between Pacific Dunlop Holdings (USA) Inc. and Exide Corporation, as amended and supplemented from time to time.

                  "Court Order" means any judgment, order, award or decree of any foreign, federal, state or local court, tribunal or government agency and any award in any arbitration proceeding.

                  "Default GST" has the meaning specified in Section 12.2(e).

                  "Disclosure Schedules" means the Disclosure Schedules dated 12 June 2000, as modified pursuant to Section 5.7 of the Coordinating Agreement.

                  "Employee Plan" has the meaning specified in Section 5.15(b).

                  "Encumbrance" means any lien, charge, security interest, mortgage, pledge, power of sale, easement, encroachment, covenant, restriction on transfer or other restriction on or defect in title, or other encumbrance.

                  "Environmental Law" means all Requirements of Law relating to pollution or the regulation and protection of human health or the environment, including without limitation, those regarding or relating to emissions, discharges, Releases, or threatened Releases of Contaminants, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Contaminants.

                  "Existing Member" means an employee of the Seller in relation to the Business who is a member of the Seller's Scheme at Closing.

                  "Excluded Assets" has the meaning specified in Section 2.2.

                  "Excluded Liabilities" has the meaning specified in Section
2.4.

                  "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action or overtly threatened Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

                  "Final Closing Date Balance Sheet" has the meaning specified in the Coordinating Agreement.

                  "Financial Statements" has the meaning specified in the Coordinating Agreement.

                  "Governmental Body" means any foreign, New Zealand, state or local governmental authority, agency, or regulatory body.

                  "Governmental Permits" has the meaning specified in Section 5.13(a).

                  "Governing Rules" means, in relation to a superannuation fund, the trust deed, rules or other document governing that fund.

                  "GST" means goods and services tax arising pursuant to the Goods and Services Tax Act 1985 and "GST Act" means the Goods and Services Tax Act 1985.

                  "Intellectual Property" has the meaning specified in Section 2.1(e).

                  "Intellectual Property Transfer/License Documents" has the meaning specified in Section 4.2(h).

                  "Intercompany Agreements" means agreements between Seller and an Affiliate of Seller or between divisions of Seller in connection with the Business.

                  "IRD" means the Inland Revenue Department of New Zealand.

                  "Knowledge of the Seller" or similar phrases means matters actually known to Grant Bolitho, Thomas Minner, Thomas Smith, Thomas O'Hare, Mitchell Bregman or Barbara Hatcher.

                  "Knowledge of the Seller Regarding Environmental Matters" or similar phrases means matters actually known to Barbara Hatcher, Grant Bolitho, Steve Emmons or Janeen Wood.

                  "Leased Real Property" has the meaning specified in Section 5.10(b).

                  "Losses" means losses, obligations, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

                  "March 31, 2000 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

                  "Material Adverse Effect" means any event, occurrence or condition (other than as a result of general economic conditions or events or conditions affecting the automotive and industrial battery industry as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results of operations, Business, or operations of the Business, taken as a whole.

                  "Material Consents" means those consents set forth on Schedule 1.1.

                  "Owned Real Property" has the meaning specified in Section 5.10(a).

                  "Permitted Encumbrances" means the Encumbrances specifically set forth on Schedule 1.1 or Schedule 5.10.

                  "Person" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, trust, unincorporated organization or Governmental Body.

                  "Principal US Agreement" means the Stock Purchase Agreement With Respect To Pacific Dunlop GNB Corporation dated May 9, 2000 between Pacific Dunlop Holdings (USA) Inc., as Seller, and Exide Corporation, as Buyer, as amended and supplemented from time to time.

                  "PRP Sites" shall mean all sites (other than the Real Property and the Adjoining Properties) with respect to which Seller, or any of its successors or assignees have or may have liability under any Environmental Law.

                  "Purchase Price" has the meaning specified in Section 3.1.

                  "Purchased Assets" has the meaning specified in Section 2.1.

                  "Real Property" has the meaning specified in Section 5.10(b).

                  "Receivables" has the meaning specified in Section 2.1(d).

                  "Release" includes any and all spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing and any other means by which a substance may be introduced into or travel through the environment.

                  "Remedial Action" shall include all actions required by a Court Order or otherwise by a Governmental Body to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Contaminants; (ii) prevent or minimise a Release or threatened Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and undertake post remedial investigation, monitoring, operation and maintenance.

                  "Requirements of Law" means any foreign, federal, state or local law, statute, regulation, code or ordinance of any Governmental Body currently in effect.

                  "ROW Agreements" has the meaning specified in the Coordinating Agreement.

                  "Schedule" refers to a schedule in the Disclosure Schedules.

                  "Seller" has the meaning specified in the first paragraph of this Agreement.

                  "Seller Agreements" has the meaning specified in Section 5.18.

                  "Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by the Seller under this Agreement.

                  "Seller Employees" has the meaning specified in Section
9.3(a).

                  "Seller's Scheme" means the Seller's superannuation fund, details of which are set out in Exhibit A.

                  "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, capital gains, capital, property, sales, use, transfer, license, excise, premium, lease, estimated, environmental, registration, value added, stamp, real property, franchise, employment, payroll, wage, withholding or minimum tax, ad valorem, or customs duty and any other similar taxes or governmental charges, fees, levies, assessments or liabilities of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and includes any interest, penalty or fine, or addition to tax imposed by any Governmental Body.

                  "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax;

                  "Technical Information" means all formulae, methods, recipes, plans, data, drawings, specifications, characteristics, equipment designs, inventions, discoveries, improvements, know-how, experience, trade secrets or other information used in, or developed in connection with the Business.

                                  ARTICLE 2.

                               PURCHASE AND SALE

        Section 2.1. Purchased Assets. Upon the terms and subject to the
                     ----------------
conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of the rights, assets and properties of Seller of every kind and description used in, consumed by or otherwise relating exclusively to the Business, wherever located, real, personal or mixed, tangible or intangible as such assets shall exist on the Closing Date, including such assets reflected in the Final Closing Date Balance Sheet, but excluding the Excluded Assets (herein collectively called the "Purchased Assets"). The Purchased Assets shall include, without limitation, all of the Seller's right, title and interest in and to:

        (a)    Real Property. All Real Property and interests therein owned or
               -------------
occupied by Seller exclusively in relation to the Business, including all land, plant, warehouse and office facilities and other improvements and fixtures attached to said Real Property and comprising the Owned Real Property described in Schedule 5.10(A) and all interest in the Leased Real Property described in
   ----------------
Schedule 5.10(B);
----------------

        (b)    Machinery and Equipment. All machinery and equipment, including
               -----------------------
machines, smelters, data processing hardware and software, vehicles, furniture, fixtures, capital expenditures in process, tools, dies, moulds, and similar tangible personal property, and all interest in any such personal property leased from third parties owned or used by Seller exclusively in relation to the Business, including specifically but without limitation those items listed and described in Schedule 5.11 and Schedule 5.12;
             -------------     -------------

        (c)    Inventory. All inventories owned by Seller exclusively in
               ---------
relation to the Business consisting of raw materials, work in progress and finished goods and supplies as the same may exist on the Closing Date including goods in transit and stock ordered by and paid for by the Seller prior to the Closing Date, but not received by the Closing Date;

        (d)    Receivables. All notes and trade and other accounts receivable
               -----------
 owed to the Seller exclusively in relation to the Business as the same may exist on the Closing Date (the "Receivables");

        (e)    Proprietary Rights. All patents, patent applications, patent
               ------------------
disclosures and inventions; trademarks, service marks, logos, trade dress, designs, trade names, corporate names, and any applications to register any of the foregoing; copyrights and copyright registrations; trade secrets, know-how and confidential business information, computer software, data or documentation, Technical Information, and other proprietary rights or any licenses to and from any Person with respect to any of the foregoing developed by or for Seller exclusively in relation to the Business or employed or utilized by Seller exclusively in the conduct of the Business, and all other intellectual, industrial, proprietary information, and rights and interests (including common law rights and interests) employed by or utilized by Seller exclusively in the conduct of the Business, including without limitation, those items listed on
Schedule 5.14(A) (the "Intellectual Property");
----------------

        (f)    Executory Agreements. The rights of Seller to the extent such
               --------------------
rights relate exclusively to the Business under any agreement to which Seller is a party (excluding any agreement giving rise to an Excluded Liability), including, without limitation, those listed or described on Schedule 5.17, and
                                                            -------------
the following, if any: any distribution agreement, license agreement, promissory note, guarantee, loan agreement, security agreement, indemnity agreement, subordination agreement, indenture, mortgage, lease (whether or not capitalized and including, without limitation, those listed in Schedule 5.12), conditional sale or title retention agreement, any purchase order or contract with any customer or supplier of Seller relating exclusively to the Business to the extent that such purchase order or contract is not fulfilled by Seller on the Closing Date;

        (g)    Certain Rights of Seller. All claims, rights and causes of action
               ------------------------
of Seller against third Persons relating exclusively to the Business, and including claims, rights and causes of action against third Persons arising under warranties from vendors and others;

        (h)    Books and Records. Except as specified in Section 2.2(i), all
               -----------------                         --------------
Seller's books and records relating exclusively to the Business (including all data and other information stored on discs, hard drives, tapes or other media) including, without limitation, employee records and copies of those books and records, to the extent they relate to the Business, except for those books and records which Seller is required by law to retain;

        (i)    Governmental Permits. All Governmental Permits held by Seller in
               --------------------
relation to the Business, including those listed on Schedule 5.13(A) or Schedule
                                                    ----------------    --------
5.19(B); and
-------

        (j)    Other Assets. All other rights, assets and properties of Seller
               ------------
relating exclusively to the Business, except for Excluded Assets, whether real, personal, tangible, intangible or mixed, including books, records and files (including all personnel files), any prepaid expenses, and any utility deposits, all except as specifically excluded in Section 2.2.
                                       -----------

        Section 2.2.     Excluded Assets. Notwithstanding the provisions of
                         ---------------
Section 2.1, the Purchased Assets shall not include the following(herein
-----------
referred to as the "Excluded Assets"):

        (a)    Cash. All cash, cash equivalents, bank accounts, certificates of
               ----
deposit, investment securities, commercial paper and any other marketable securities or similar investments of Seller;

        (b)    Corporate Records. All corporate minute books, share registers
               -----------------
and other statutory company registers and the common seals of Seller;

        (c)    Taxes. All refunds of any Taxes paid by the Seller, and all Tax
               -----
records and Tax Returns with respect to periods ending on or before the Closing Date, and all claims for Taxes paid by the Seller;

        (d)    Certain Rights of Seller. All agreements and all claims, rights
               ------------------------
and causes of action relating to Excluded Assets or relating to liabilities and obligations not included in Assumed Liabilities;

        (e)    Intercompany Loans. Any liabilities or obligations owing to
               ------------------
Seller by any Affiliate of Seller that are not effectively eliminated by means of intercompany adjustments effected in connection with the preparation of the Final Closing Date Balance Sheet and the audit performed in connection therewith;

        (f)    Insurance. All business insurance policies of Seller and all
               ---------
rights thereunder;

        (g)    Other Assets, etc. Any other rights, assets and properties of the
               -----------------
Seller not used exclusively in the Business;

        (h)    Excluded Names. The Seller's rights to the following names and
               --------------
trademarks: Dunlop (subject to section 4.2(h)), Olympic; and

        (i)    Books and Records. All books and records relating to any of the
               -----------------
foregoing and originals of all other books and records which Seller is required by law to retain.

        Section 2.3.   Assumed Liabilities. On and from the Closing Date, Buyer
                       --------------------
shall assume and agree to discharge and shall keep Seller indemnified against the following obligations and liabilities of Seller relating to the Business:

        (a)    Ordinary Course Liabilities. The current liabilities of Seller
               ---------------------------
relating to the Business or the Purchased Assets as of the Closing Date to the extent provided for in the Final Closing Date Balance Sheet;

        (b) Executory Contracts. Liabilities, obligations, and commitments of Seller arising under the Seller Agreements, and all other contracts, agreements, or commitments entered into in the ordinary course of business to which Seller is a party in relation to the Business or by which it or any of the Purchased Assets is bound that is not required to be set forth on any Schedule to this Agreement;

        (c)    Sales Orders. All liabilities, obligations, and commitments with
               ------------
respect to sales orders placed with Seller in the ordinary course of business of the Business to the extent such orders have not been filled as of the Closing Date;

        (d)    Product Warranties. All obligations of Seller pursuant to product
               ------------------
or service guarantees or warranties (whether express or implied) or under Seller's product return policies given in the ordinary course of business of the Business by Seller, including, without limitation, all liabilities and obligations for product returns (regardless of whether such products were sold before or after the Closing
Date);

        (e)    Employees. Holiday entitlements and other employee entitlements
               ---------
due post-closing;

        (f)    Actions. Liabilities arising from the Actions referenced in the
               -------
Disclosure Schedules and Expenses relating to such Actions; and

        (g)    Environmental Liabilities. All costs and liabilities of whatever
               ---------------------------
nature arising from or relating to matters disclosed in Schedule 5.19 of the
                                                        -------------
Disclosure Schedules. All of the foregoing liabilities and obligations to be assumed by Buyer hereunder are referred to herein as the "Assumed Liabilities."

        Section 2.4.   Excluded Liabilities. Buyer shall not assume or be
                       --------------------
obligated to pay, perform or otherwise discharge any liabilities or obligations of Seller other than the Assumed Liabilities (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities"). The Excluded Liabilities include:

        (a)    Taxes. Any Taxes levied against Seller on or prior to the Closing
               -----
Date or subsequent to the Closing Date but relating to periods ending on or prior to the Closing Date, but only insofar as such Taxes have not been reflected or reserved against in the Final Closing Date Balance Sheet;

        (b)    Intercompany Loans. Any liabilities or obligations owing to any
               ------------------
Affiliate of Seller that are not effectively eliminated by means of intercompany adjustments effected in connection with the preparation of the Final Closing Date Balance Sheet and the audit performed in connection therewith; and

        (c)    Excluded Assets. Liabilities or obligations in respect of any
               ---------------
Excluded Assets.

        Section 2.5.   Coordinating Agreement. The parties agree that nothing in
                       ----------------------
this Agreement is intended to exclude, or reduce the operation or effect of, the indemnities and limitations contained in Article 4 of the Coordinating Agreement.

        Section 2.6.   Ownership and Risk Involved. Until Closing, Seller
                       ---------------------------
remains the owner of and bears all risks in connection with the Business, the Purchased Assets and the Assumed Liabilities. On Closing, property in and risk of the Business, the Purchased Assets and the Assumed Liabilities passes to the Buyer.

        Section 2.7.   Defence of Actions. In relation to each of the Actions
                       ------------------
referred to in Section 2.3(f) Seller must using resources provided by Buyer and subject to being indemnified by Buyer against all costs, claims, liabilities and expenses suffered or incurred by Seller:

        (a) use its best endeavours to conduct the Action in all respects in accordance with the lawful and proper instructions and directions of Buyer and must promptly take all lawful and proper action (including execution, lodgement and service of documents and correspondence) required by Buyer to avoid, defend, compromise or settle the Action;

        (b)    Not do any act other than as instructed or directed by Buyer; and

        (c) Provide Buyer and its representatives and advisors at all times with full and free access (with the right to take copies) of all documents and correspondence relevant to the Action.

        Section 2.8.   Taxes. On and from the Closing Date, Buyer agrees to
                       -----
discharge, in accordance with Section 9.2(b), and shall keep the Seller
                              --------------
indemnified against all current liabilities for Taxes to the extent reflected or reserved against in the Final Closing Date Balance Sheet.

                                  ARTICLE 3.

                                PURCHASE PRICE

        Section 3.1.   Purchase Price. The purchase price (the "Purchase Price")
                       --------------
shall be equal to Thirteen Million Seven Hundred Ninety Thousand U.S. Dollars (U.S.$13,790,000) (subject to the adjustments provided for in the Coordinating Agreement), plus GST, if any. At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to such bank account as Seller shall direct in writing. After Closing, the Purchase Price shall be adjusted pursuant to the Coordinating Agreement.

        Section 3.2.   Allocation of Purchase Price and Assumed Liabilities. The
                       ----------------------------------------------------
Purchase Price and the value of the Assumed Liabilities shall be allocated among the Purchased Assets as set forth on Exhibit B, attached hereto (subject to the adjustments provided for in the Coordinating Agreement). The parties agree that the allocation set forth on Exhibit B as amended and reissued pursuant to the Coordinating Agreement, will be used by them and respected for all purposes, including income tax and stamp duty purposes, and that the parties shall follow such allocation for all reporting purposes.

                                  ARTICLE 4.

                                   CLOSING

        Section 4.1.   Closing. The closing of the purchase and sale of the
                       -------
Purchased Assets (the "Closing") shall be consummated at 10:00 a.m. Chicago time on the last Business Day of the month following the month in which the last of the conditions specified in Article 8 is satisfied or waived, at the offices of Gardner, Carton & Douglas at 321 North Clark Street, in Chicago, Illinois, or at such other time or place as shall be agreed upon by Buyer and Seller. Notwithstanding the foregoing, if the date upon which the last of the conditions specified in Article 8 is satisfied or waived is five (5) (or fewer) Business Days before the last day of the month, then the Closing shall be consummated on the fifth (5th) Business Day following the date on which the last of such conditions were satisfied or waived, or at such other date as may be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be effective as of the close of business on the Closing Date.

     Section 4.2.   To be Delivered to Buyer. At the Closing, Seller shall
                    ------------------------
deliver or cause to be delivered to Buyer:

     (a) a certificate of a director of Seller in a form reasonably satisfactory to Buyer certifying as to the accuracy of the Seller's representations and warranties at and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing;

     (b) a certificate of a director of Seller in a form reasonably satisfactory to Buyer, dated the Closing Date, certifying as to: (i) Seller's constitution; (ii) the resolutions of Seller's board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iii) incumbency and signatures of the officers executing this Agreement and any Seller Ancillary Agreement;

     (c) certificates of title or registration (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or registration is required in order to transfer title, and a registered discharge of all Encumbrances (other than Permitted Encumbrances) in respect thereto;

     (d) all Material Consents (it being expressly understood that Seller shall have no obligation to deliver to Buyer any consents other than the Material Consents) and all assignments of other agreements which have been obtained by the Closing Date. Provided always that it is agreed that any foreign exchange hedging contracts and letters of credit are not be transferred to the Buyer, which must make its own arrangements in respect of the matters concerned with effect from Closing;

     (e) such assignments with respect to the Leased Real Property described in Schedule 5.10(B) as have been obtained by Closing Date;
   ----------------

     (f) all documents as may be necessary to transfer title of the Owned Real Property to Buyer including a registrable Memorandum of Transfer of the Owned Real Property to Buyer, and a registered discharge of all Encumbrances (other than Permitted Encumbrances) in respect thereto;

     (g) documentation sufficient to convey by transfer or license Intellectual Property to Buyer from Seller and its Affiliates (the "Intellectual Property Transfer/License Documents");

     (h) license to Buyer relating to the use of the Dunlop trademark on automotive batteries to be supplied to South Pacific Tyres N.Z. Limited;

     (i) all necessary documents of title, transfer documents (including registerable transfers, deeds of discharge of Encumbrances and deeds of assignment, as the case may be), licenses and any other documents that may be necessary to transfer ownership of the Business, the Purchased Assets and the Assumed Liabilities to Buyer or to permit Buyer to continue to operate the Business uninterrupted after the Closing;

     (j) those of the Purchased Assets capable of transfer by delivery, the title to which shall pass to the Buyer on delivery;

     (k)  originals or counterparts of all written agreements referred to in
Section 2.1(f) and other documents connected with the Business;
--------------

     (l) all of the books, records, files and other relevant information including all electronically stored information and documents relating to the Business, the Purchased Assets and the Assumed Liabilities including lists of customers, suppliers, employees, agents and distributors;

     (m) a duly executed Deed of Renewal and Extension in relation to the undated written agreement between South Pacific Tyres (NZ) Limited and Seller relating to the supply of batteries to South Pacific Tyres (NZ) Limited entered into in 1998:

          (i)  extending the term of that agreement until November 31, 2002; and

          (ii) varying the prices payable for products supplied pursuant to that agreement so that, as from the Closing Date, they are the lower of the prices in effect on the date hereof charged under that agreement, or the prices arrived at by applying to these prices the same percentage reduction as is referred to in Section 4.2(g) of the Australian
     Agreement.

     (n) a duly executed assignment in favor of the Buyer of the agreement referred to in Section 4.2(m);

     (o)  an agreement in the form set out in Exhibit C amended so that the
                                              ---------
prices payable for products supplied pursuant to that agreement, shall be the lower of these reflected in the Price Schedule annexed to that agreement or the prices arrived at by applying to those prices the same percentage reduction as is referred to in Section 4.2(g) of the Australian Agreement

     (p) such other certificates and documents as Buyer or its counsel may reasonably request to effect a transfer of the Purchased Assets.

     Section 4.3.   To be Delivered to Seller. At the Closing, Buyer shall, in
                    -------------------------
addition to the payment under Section 3.1 above, deliver to Seller:

     (a) a certificate of Buyer in a form reasonably satisfactory to Seller certifying as to the accuracy of the Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing;

     (b) a certificate of a director of Buyer in a form reasonably satisfactory to Seller, dated the Closing Date, certifying as to: (i) Buyer's constitution;
(ii) the resolutions of Buyer's board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iii) incumbency and signatures of the officers executing this Agreement and any Buyer Ancillary Agreement and (iv) a special resolution of Buyer's shareholders approving the execution and performance of this Agreement and the transactions contemplated hereby;

     (c) a counterpart of the agreement referred to in Section 4.2(o), duly executed by Buyer; and

     (d) such other certificates and documents as Seller or its counsel may reasonably request to effect closing of this transaction.

     Section 4.4. Form of Documents.  The documents and instruments referred to
                  -----------------
in Sections 4.2 and 4.3 shall be satisfactory as to form to counsel for the
   --------------------
party to whom they are delivered.

                                  ARTICLE 5.

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     Section 5.1. Organization. Seller is a company duly incorporated in New
                  ------------
Zealand. Seller is not in violation of any provision of its constitution. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions specified in Schedule 5.1.
                                                              ------------
Seller is duly qualified or licensed to do business as a foreign corporation under the laws of each jurisdiction in which such qualification is required, except for those jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

     Section 5.2. Power and Authority; Agreement Binding. Seller has all
                  --------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements and to perform its obligations hereunder and thereunder, to own or hold under lease its properties and assets, to carry on the Business as currently conducted, and to operate the properties and assets now being operated by it in relation to the Business. Seller's execution of this Agreement has been duly authorized and approved by all necessary corporate action. This Agreement has been and the Seller Ancillary Agreements will be duly executed and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, is and will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

     Section 5.3. Subsidiaries and Investments.  This clause is intentionally
                  ----------------------------
blank.

     Section 5.4. Absence of Conflicts. Except as set forth in Schedule 5.4, the
                  --------------------                         ------------
execution, delivery and performance of this Agreement and the Seller Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not:

     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of or result in the creation or imposition or crystallisation of any Encumbrance upon the Purchased Assets or Assumed Liabilities under: (i) any note, instrument, contract, agreement, mortgage, indenture, lease, license or franchise to which Seller or any Affiliate of Seller is a party or by which it or any of its assets is bound; (ii) any Court Order; or (iii) any Requirements of Law; except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or hinder or impair the consummation of the transactions contemplated hereby or by the Seller Ancillary Agreements; or

     (b) require the approval, consent, authorization or act of, or the making by Seller or any Affiliate of Seller of any declaration, notification, filing or registration with any Person, except in each case, for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a Material Adverse Effect, or materially hinder or impair the consummation of the transactions contemplated hereby.

     Section 5.5.  No Litigation. Except as set forth in Schedule 5.5, there is
                   -------------                         ------------
no Action pending or, to the Knowledge of the Seller, threatened against Seller in relation to the Business and (i) there has not been, to the Knowledge of the Seller, any claim asserted by any Person that could lead to an Action, and (ii) Seller is not in relation to the Business subject to any currently pending Court Order. Except as set forth in Schedule 5.5, to the Knowledge of the Seller,
                              ------------
there is no Action pending or threatened against any officer or director of Seller in relation to the Business arising out of his or her service as an officer or director of Seller.

     Section 5.6.  No Violation. Except as set forth in Schedule 5.6, Seller has
                   ------------                         ------------
complied and is in compliance with all Court Orders and Requirements of Law which are applicable to Seller in relation to the Business, except for such Requirements of Law as to which noncompliance is not likely to have a Material Adverse Effect.

     Section 5.7.  Operations Since June 30, 1999.
                   ------------------------------

     (a)  Except as set forth in Schedule 5.7(A), or except as reflected in the
                                 --------------
March 31, 2000 Balance Sheet, since June 30, 1999, there has been no material adverse change in the Business or Purchased Assets or Assumed Liabilities, taken as a whole.

     (b)  Except as set forth in Schedule 5.7(B), or except as reflected in the
                                 --------------
March 31, 2000 Balance Sheet, since June 30, 1999, Seller has conducted the Business only in the ordinary course. Specifically, since June 30, 1999, except as set forth in Schedule 5.7(B), Seller has not in relation to the Business:
                ---------------

          (i)  made any material change in its operations;

          (ii) made any capital expenditure or entered into any contract or commitment in excess of the capital expenditures disclosed in the "Fiscal Year 2000 Open Sanction Summary" attached to Schedule 5.7(B) to the Principal US Agreement;

          (iii) sold, leased (as lessor), assigned, transferred, or otherwise disposed of, or imposed or suffered to be imposed any Encumbrance on, the Purchased Assets, except for inventory and other personal or real property sold, leased or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;

          (iv) cancelled any debts owed to or claims held (including the settlement of any Action) other than in the ordinary course of business consistent with past practice;

          (v) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Standard Accounting Practice 18) or guaranteed any such indebtedness or leases of others or made any loans other than in the ordinary course of business consistent with past practice;

          (vi) written off as uncollectible or accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice;

          (vii) delayed or accelerated payment of any accounts payable or other liabilities beyond or in advance of their due date or the date when such liabilities would have been paid other than in the ordinary course of business consistent with past practice;

          (viii)  except as set forth in Schedule 5.15(A), entered into or
                                         ----------------
     amended any employment, severance or similar agreement or arrangement or made any increases in the wages, bonuses or benefits of its employees (other than any increases made in the ordinary course of business consistent with past practice);

          (ix) waived any rights or settled any claims, except for such waivers or settlements granted or entered into in the ordinary course of business;

          (x)     made any change in any method of accounting;

          (xi) suffered or incurred any damage, destruction, fire, explosion, accident, flood or other casualty loss or act of God (whether or not covered by insurance) to any material operating asset or group of operating assets;

          (xii) entered into or amended any purchase or sale contract outside the ordinary course of business;

          (xiii) suffered any amendment, termination, suspension or revocation of any Governmental Permits;

          (xiv) adopted any Employee Plan or amended or modified any already existing Employee Plan;

          (xv)    amended its constitution;

          (xvi)   manufactured inventory in excess of its expected needs; or

          (xvii)  where applicable, agreed to do any of the foregoing.

     Section 5.8. Taxes.  Except as set forth in Schedule 5.8:
                  -----                          ------------

     (a) Seller has accurately prepared and timely filed (including all extensions) all Tax Returns to the extent they relate to the Business.

     (b) All such Tax Returns have been prepared in compliance with applicable Requirements of Law and, to the extent they relate to the Business, are true and correct and properly reflect the Taxes due for the periods covered thereby.

     (c) All Taxes due and payable by Seller in relation to the Business have been properly paid.

     (d) Seller has not in relation to the Business waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect nor been requested or been granted an extension of time for filing any Tax Return which has not yet been filed.

     (e) There are no material elections, consents or agreements with tax authorities other than those reflected on tax forms filed with tax authorities.

     Section 5.9.  Title to Assets. Seller is the exclusive and absolute owner
                   ---------------
and has good title to, or a valid leasehold interest in, all of the personal property included in the Purchased Assets free and clear of all Encumbrances, except for: (a) Permitted Encumbrances; (b) the lien of current taxes not yet due and payable, and (c) other exceptions disclosed in Schedule 5.9. Except as
                                                       ------------
disclosed in Schedule 5.9, the personal property included in the Purchased
             ------------
Assets is usable in the ordinary course of business of the Business and conforms to all Requirements of Law relating to its construction, use and operation, except where such nonconformity is not likely to have a Material Adverse Effect.

     Section 5.10. Real Property.
                   -------------

     (a)  Schedule 5.10(A) contains a complete and accurate list, including a
          ----------------
brief description of each parcel of real property currently owned by Seller in relation to the Business (the "Owned Real Property") and a brief description of each option held by Seller in relation to the Business to acquire any real property in respect of which Seller represents that except as set out in
Schedule 5.10(A):
----------------

          (i) Seller is in possession of such property and will by the Closing Date have legal and beneficial title to the Owned Real Property free and clear of all Encumbrances except for Permitted Encumbrances;

          (ii) Seller has the legal right to sell such property and has not previously sold, leased licensed or granted any option to purchase or lease affecting such property.

     (b)  Schedule 5.10(B) sets forth a complete and accurate list, including a
          ----------------
brief description of the material terms of all material leases, subleases or similar agreements providing for the use of real property in relation to the Business under which Seller is lessee or sublessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property" and used in connection with the Business). The Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property."

     (c) Seller is the exclusive and absolute owner and has good and marketable title to the Owned Real Property owned by it and a good and valid leasehold interest in all of the Leased Real Property leased by it, free and clear of all Encumbrances except for Permitted Encumbrances. The occupation, possession and use of the Leased Real Property by Seller has not been disturbed and, to the Knowledge of the Seller, no claim has been asserted or threatened which is adverse to the rights of Seller to the continued occupation, possession and use of the Leased Real Property, as currently utilized.

     (d) With respect to each such parcel of Owned Real Property, except as disclosed on Schedule 5.10(A): (i) there are no outstanding options or rights of
             ----------------
first refusal of third parties with respect to the purchase, lease or use of any such property or any portion thereof or any interest therein (other than the right of Buyer pursuant to this Agreement); and (ii) the current use of the Owned Real Property does not violate in any material respect any instrument of record or agreement affecting such Owned Real Property.

     Section 5.11.  Personal Property.  Schedule 5.11 contains a list of all
                    -----------------   -------------
machinery, equipment, and vehicles owned by Seller in relation to the Business having an original cost of NZ$220,000 or more.

     Section 5.12.  Personal Property Leases. Schedule 5.12 contains a brief
                    ------------------------  -------------
description of each lease or other agreement or right, whether written or oral, (including in each case the annual rental, the expiration date thereof and a brief description of the property covered) under which Seller is, in relation to the Business, lessee of, or holds or operates, any machinery, equipment, or vehicle owned by a third Person, except those which are terminable by Seller without cost or penalty on 30 days' or less notice or which provide for annual rentals of less than NZ$220,000.

     Section 5.13.  Governmental Permits.
                    --------------------

     (a)  Except as disclosed in Schedule 5.13(A), Seller owns, holds or
                                 ----------------
possesses all material licenses, certificates, franchises, permits, privileges, immunities, approvals and other authorisations from a Governmental Body which are necessary to entitle Seller to own or lease, operate and use its assets and conduct the Business substantially as currently operated (herein collectively called "Governmental Permits"). Notwithstanding the foregoing, Governmental Permits required under Environmental Laws are addressed solely in Section
                                                                  -------
5.19(b).
-------

     (b)  Except as set forth in Schedule 5.13(B): (i) Seller has, in relation
                                 ----------------
to the Business, fulfilled and performed its obligations under each of the Governmental Permits, except for such nonfulfillment or nonperformance which is not likely to have a Material Adverse Effect; and (ii) no written notice of cancellation, revocation, suspension, or default or of any dispute concerning any Governmental Permit has been received by Seller in relation to the Business and, to the Knowledge of the Seller, there is no basis for the issuance of such notice except as a result of the consummation of the transactions contemplated hereby or except as is not likely to have a Material Adverse Effect.

     Section 5.14.  Intellectual Property.
                    ---------------------

     (a)  Except as set forth on Schedule 5.14(A), there are no material
                                 ----------------
patents, patent applications, trademarks or trademark registrations, service marks or service mark registrations, trade names, Internet domain names, corporate names, or any applications to register any of the foregoing, copyrights, licenses to or from any Person with respect to any of the foregoing, used by Seller in relation to the Business or otherwise relating to the Business substantially as currently conducted.

     (b) Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 5.14(B), duly registered, filed or issued, as
                        ---------------
the case may be, as is indicated in Schedule 5.14(B), and such registrations,
                                    ----------------
filings and issuances remain in full force and effect.

     (c)  Except as set forth on Schedule 5.14(C), Seller owns and possesses all
                                 ----------------
right, title and interest in and to the Intellectual Property, and has not received written notice of any claim by any Person contesting the validity, enforceability, use, or ownership of any Intellectual Property patent disclosures or inventions or asserting that the Seller is infringing the intellectual property rights of others. Schedule 5.14(C) sets forth all
                                        ----------------
technology (including Intellectual Property) owned by third parties and used by Seller. To the Knowledge of the Seller, except as set forth in Schedule 5.14(C),
                                                               ----------------
no Person is infringing the rights of the Seller with respect to any Intellectual Property. Seller uses all reasonable efforts to protect its trade secrets relating to the Business.

     Section 5.15.  Employee Agreements.
                    -------------------

     (a)  Except as described in Schedule 5.15(A), Seller is not a party to or
                                 ----------------
bound by any collective employment contract, individual employment contract, redundancy agreement, consulting, independent contractor or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete which is material to the Business.

     (b) For purposes of this Agreement, the term "Employee Plan" includes any written pension, superannuation, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which an employee of Seller is the named insured and as to which Seller makes premium payments, whether or not Seller is the owner, beneficiary or both of such policy), incentive, severance pay death benefit, group insurance, profit-sharing, deferred compensation, share option, share purchase, bonus, capital accumulation plan, vacation pay, trust, contract, agreement, or policy whether or not any of the foregoing is funded or insured, which provides benefits to current or former employees of Seller employed in the Business, and to which Seller is a party or by which it (or any of its rights, properties or assets) is bound. Except as described in Schedule 5.15(B), (i)
                                                       ----------------
Seller does not maintain and is not required to contribute to, any Employee Plan on behalf of its employees; and (ii) no current or former employees of Seller are covered under any Employee Plan.

     (c)  Except as disclosed in Schedule 5.15(E), Seller has no liabilities for
                                 ----------------
post-retirement welfare benefits, including retiree medical benefits in relation to the Business.

     (d) Each Employee Plan has at all times been properly administered in accordance with all such Requirements of Law, except for such impropriety as is not likely to have a Material Adverse Effect. Except as disclosed in Schedule
                                                                     --------
5.15(F), each Employee Plan has been maintained and administered in substantial
-------
compliance with its terms.

     (e)  Except as disclosed in Schedule 5.15(G), Seller is not, in relation to
                                 ----------------
the Business, delinquent as to contributions or payments to or in respect of any Employee Plan as to which Seller is obligated to make contributions or payments, nor has Seller failed to pay any assessments made with respect to any such Employee Plan. All contributions, accruals and payments with respect to Employee Plans that are required to be made by Seller with respect to periods ending on or before the Closing Date (including periods from the first day of the then-current plan or policy year to and including the Closing Date) have been made or will be accrued before the Closing Date by Seller in accordance with the appropriate actuarial valuation report, plan documents, trust documents, insurance contracts or arrangements or Requirements of Law. None of the Employee Plans has any material unfunded liabilities which are not reflected in the Financial Statements.

     Section 5.16.  Employee Relations.
                    ------------------

     (a)  Except as set forth in Schedule 5.16(A): (i) Seller is, in relation to
                                 ----------------
the Business, in compliance with all applicable Requirements of Law with respect to labor and employment, including employment practices, terms and conditions of employment and wages, overtime pay, and hours, except for such noncompliance as is not likely to have a Material Adverse Effect; (ii) Seller has not, in relation to the Business, breached the Human Rights Act 1993; and (iii) with respect to employees and former employees who rendered services to, or participated in conduct or activities in connection with Seller, Seller is not liable for any arrears of wages, salaries or other payments.

     (b)  Except as set forth in Schedule 5.16(B), there are no: (i) Human
                                 ----------------
Rights Act 1993 charges or complaints pending or, to the Knowledge of the Seller, threatened against Seller in relation to the Business ; (ii) discrimination charges pending or, to the Knowledge of the Seller, threatened against Seller in relation to the Business before any agency, authority, tribunal or court; (iii) complaints or charges pending or, to the Knowledge of the Seller, threatened against Seller under Health and Safety in Employment Act 1992; or (iv) to the Knowledge of the Seller, strike, stoppage, attempt to organize an unrepresented bargaining unit, attempt to deregister the recognized union, or material personal grievances, disputes, applications or actions before the Employment Tribunal or Employment Court or strikes pending or threatened between Seller, in relation to the Business, and its employees or any trade union or employee organisation labor union or organization representing or claiming to represent such employees' interests; or (v) collective bargaining agreement currently being negotiated by Seller with respect to the employees of the Business.

     Section 5.17.  Contracts.  Except as set forth in Schedule 5.17, Seller
                    ---------                          -------------
is not, in relation to the Business, a party to or bound by:

     (a) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract, agreement or commitment which is reasonably anticipated by Seller to involve the payment of more than NZ$220,000 per year;

     (b) any contract, agreement or commitment regarding the sale or other disposition of products or services by Seller or for the purchase of raw materials, products or services by Seller which is reasonably anticipated by Seller to involve the receipt or payment of more than NZ$220,000 per year;

     (c) any guarantee or indemnification agreement for the benefit of any Person made or given outside of the ordinary course of business;

     (d) any contract, agreement or commitment which provides for the incurrence by Seller of indebtedness for borrowed money or capitalized lease obligations;

     (e)  any partnership or joint venture agreement;

     (f) any agreement, contract or commitment relating to capital expenditures of an amount or value in excess of NZ$220,000;

     (g)  any material license of software or other intellectual property;

     (h) any agreement that restricts or purports to restrict the business activity of the Seller or limits the Seller's ability to engage in any line of business or compete with any Person; or

     (i) any agreement that was not entered into in the ordinary course of the business of the Business consistent with past practice and that involves annual payments in excess of NZ$220,000.

     Section 5.18.  Status of Contracts. Except as set forth in Schedule 5.18
                    -------------------                         -------------
hereto: (a) each of the leases, contracts and other agreements of Seller listed in Schedules 5.10(B), 5.12, 5.14, 5.15 and 5.17 (collectively, the "Seller
   -----------------  ----  ----  ----     ----
Agreements") constitutes a legal, valid and binding obligation of Seller (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect; and (b) Seller is not, or, to the Knowledge of the Seller, alleged to be, in material breach of, or material default under, any of the Seller Agreements nor, to the Knowledge of the Seller, is any other party thereto in such breach or default and, to the Knowledge of the Seller, no event has occurred which the notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration of any of the Seller Agreements.

     Section 5.19.  Environmental Matters. Notwithstanding any other provision
                    ---------------------
of this Agreement, this Section 5.19 contains the only representations or
                        ------------
warranties of Seller with respect to Environmental Law or environmental matters, and no other statement in this Agreement, in any Seller Ancillary Agreement or in any other document or information delivered or given to or received by or on behalf of Buyer in connection with the transactions contemplated by this Agreement shall be deemed to be a representation or warranty relating to Environmental Law or environmental matters:

     (a)  Except as set forth in Schedule 5.19(A), Seller, in relation to the
                                 ----------------
Business, is in compliance with all applicable Environmental Laws except for such noncompliance as is not likely to have a Material Adverse Effect.

     (b)  Except as set forth in Schedule 5.19(B), Seller owns, holds or
                                 ----------------
possesses all material Governmental Permits required under Environmental Laws necessary for occupation and use of the Real Property and the operation of the Business substantially as currently conducted. All such Governmental Permits required under Environmental Laws that are currently owned, held or possessed by Seller in relation to the Business are listed in Schedule 5.19(B). Except as set
                                                 ----------------
forth on Schedule 5.19(B), Seller is in compliance and has for the past three
         ----------------
(3) years complied, with all Governmental Permits except for such non compliance as is not likely to have a Material Adverse Effect. Seller shall make commercially reasonable efforts to transfer or cause to be transferred to Buyer all such Governmental Permits at the Closing, including (i) giving notice to governmental or local regulatory agencies with respect to the change in ownership or control or responsible officials at the Real Property, (ii) completing and submitting notices of termination, and (iii) to the extent not transferred by the Closing Date, shall cooperate fully with Buyer in obtaining the transfer of such Governmental Permits as promptly thereafter as possible.

     (c)  Except as set forth in Schedule 5.19(C), Seller, in relation to the
                                 ----------------
Business, is not subject to any pending or, to the Knowledge of the Seller Regarding Environmental Matters, threatened investigation by, order from, claim by, statutory request for information from, or continuing agreement with any Person respecting: (i) any violation of Environmental Law or Governmental Permits, (ii) any Remedial Action, or (iii) any claim of Losses and Expenses, in each case arising from the Release or threatened Release of a Contaminant or the presence of any Contaminant on, in, at or beneath the Real Property or the migration of any Contaminant onto or from the Real Property.

     (d)  Except as set forth in Schedule 5.19(D), Seller, in relation to the
                                 ----------------
Business, is not subject to any pending or, to the Knowledge of the Seller Regarding Environmental Matters, threatened judicial or administrative investigation, proceeding, order, notice of violation, judgment, decree or settlement with any continuing obligation alleging or relating to a violation of or liability under any Environmental Law or Governmental Permits.

     (e)  Except as set forth in Schedule 5.19(E):
                                 ----------------

          (i) Seller has not, in relation to the Business, reported a Release pursuant to an Environmental Law;

          (ii) Seller has not, in relation to the Business, filed a notice with respect to the Contamination of land or the generation of hazardous wastes that is required to be filed pursuant to an Environmental Law; or

          (iii) to the Knowledge of the Seller Regarding Environmental Matters, there has not been any disposal by Seller or Release of any Contaminants on, at, in or beneath any Real Property.

     (f)  Except as set forth in Schedule 5.19(F), to the Knowledge of the
                                 ----------------
Seller Regarding Environmental Matters, there are no underground storage tanks (whether active or abandoned) located at, in, or beneath the Real Property.

     (g)  Except as disclosed in the Schedules to Section 5.19, to the Knowledge
                                                  ------------
of the Seller Regarding Environmental Matters, as of the Closing Date there is no condition existing on the premises constituting the Owned Real Property or Leased Real Property that will give rise to any liability of the Seller under any Environmental Law.

     (h) Seller has made available to Buyer true and correct copies of all material environmental audits and consultant's reports relating to the past and current operations, properties and facilities of the Seller with respect to the Business, or any of their respective predecessors, which are in its possession or under its reasonable control.

     (i) To the Knowledge of the Seller Regarding Environmental Matters, the sites identified on Schedule 5.19(I) constitute, and as such Schedule is updated
                    ----------------
by Seller from time to time in its sole discretion prior to the Closing Date, will constitute all PRP Sites as of the Closing Date.

     (j)  Except as set forth in Schedule 5.19(J), Seller has not received
                                 ----------------
written notice under any Environmental Law to the effect that it is or may be liable to any Person as a result of the generation, storage, transportation, Release, arrangement for disposal or disposal of any Contaminants on, at or, in any Real Property.

     (k) Notwithstanding any other provision of this Agreement, no representations and warranties are made or shall be deemed to apply to the PRP Sites.

     Section 5.20.  Insurance. Seller has, and at all times has had, valid
                    ---------
insurance coverage in respect of the Business against all risks normally insured against by persons in the same industry, underwritten by one or more well-established and reputable insurers or adequately capitalized Affiliates.
Schedule 5.20 contains a list of all insurance policies (specifying (i) the
-------------
insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder) maintained by or on behalf of Seller in connection with the Business or the Purchased Assets on its properties, assets, business or personnel related to the Business. Seller has not, in relation to the Business, failed to give any notice or present any claim under any insurance policy in due and timely fashion.

     Section 5.21.  Product Warranties. All of Seller's unexpired, express
                    ------------------
product warranties with respect to any product of the Business that it manufactures or sells or that it has heretofore manufactured or sold in connection with the Business are set forth in Schedule 5.21. Seller has not
                                              -------------
received written notice of any claim and to the Knowledge of the Seller there are no threatened claims against the Seller in relation to the Business based on any product warranty (except claims outstanding as of June 30, 1999, not exceeding New Zealand equivalent of US$200,000 in the aggregate).

     Section 5.22.  No Advisor. Neither Seller, nor any of its Affiliates, nor
                    ----------
any Person acting on its or their behalf, has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Buyer may be liable.

     Section 5.23.  Registration Under Goods and Services Tax Act 1985. Seller
                    --------------------------------------------------
warrants that it is, and will remain at all times, a "registered person" as that term is defined in the GST Act and will produce written evidence of such registration upon demand being made by Buyer.

     Section 5.24.  Accounts and Records. All the accounts, books, ledgers and
                    --------------------
financial and other material records of the Business have been maintained accurately and in accordance with generally accepted accounting practices.

     Section 5.25.  No Misrepresentation. To the Knowledge of the Seller, the
                    --------------------
representations and warranties of Seller contained in this Agreement, the Disclosure Schedules attached hereto, and the certificates and other instruments delivered by Seller pursuant hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     Section 5.26.  Material Consents. Except for the Material Consents, there
                    -----------------
are no other consents or approvals required by Seller to consummate this Agreement which, if not obtained, would have a material and adverse effect on the ability of the Buyer to conduct the Business immediately after Closing in substantially the same manner as conducted by the Seller immediately before the date of this Agreement.

     Section 5.27.  Purchased Assets. The Purchased Assets comprise all of the
                    ----------------
assets now utilised by the Seller which are necessary to enable the Business to be carried on immediately after Closing in substantially the same manner as immediately before the date of this Agreement.

     Section 5.28.  Powers of Attorney. As of Closing, there will not be any
                    ------------------
outstanding powers of attorney executed on behalf of the Seller other than with respect to the filing of taxes, customers and similar matters and intellectual property registrations.

     Section 5.29.  Repco Supply. The agreement set out in Exhibit C hereto
                    ------------                           ---------
records the terms and conditions pursuant to which the Business supplies batteries to the Repco Division of Seller as of the date of this Agreement.

                                  ARTICLE 6.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     Section 6.1.   Organization. Buyer is a company duly incorporated in New
                    ------------
Zealand. Buyer is not in violation of any provision of its constitution. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Buyer's operations require that it qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not likely to have a material adverse effect on

Buyer's business or financial condition or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement in all material respects.

     Section 6.2.   Power and Authority. Buyer has the full corporate power and
                    -------------------
authority to execute and deliver this Agreement and the Buyer Ancillary Agreements, to perform its obligations hereunder and thereunder, and to own and lease its property and conduct its operations as currently conducted. Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action.

     Section 6.3.   Agreement Binding. This Agreement and the Buyer Ancillary
                    -----------------
Agreements have been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, is and will be the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

     Section 6.4.   Absence of Conflicts. The execution, delivery and
                    --------------------
performance thereby of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not:

     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, result in termination of or result in the creation or imposition of any Encumbrance under: (i) any term or provision of the certificate of incorporation or constitution of Buyer, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, franchise, permit or other commitment to which Buyer is a party or by which it or any of its assets are bound, (iii) any Court Order, or (iv) any Requirements of Law; except in each case, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or hinder or impair the consummation of the transactions contemplated hereby; or

     (b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notification, filing or registration with, any Person, except in each case, for: (i) any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or materially hinder or impair the consummation of the transactions contemplated hereby; and (ii) the consents required, if any, from the Overseas Investment Commission and under the Commerce Act 1986.

     Section 6.5.   No Litigation. There is no Action pending or, to the
                    -------------
knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Buyer Ancillary Agreements or which would materially hinder or impair the consummation of the transactions contemplated hereby and there has not been, to the knowledge of Buyer, any claim asserted by any Person that could lead to such an Action.

     Section 6.6.   No Advisor. Neither Buyer nor any Person acting on its
                    ----------
behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller may be liable.

     Section 6.7.   Registration Under Goods and Services Tax Act 1985. Buyer
                    --------------------------------------------------
warrants that it is, and will remain at all times until the Closing Date, a "registered person" as that term is defined in the GST Act and will produce written evidence of such registration upon demand being made by Seller.

     Section 6.8.   No Misrepresentation. To the knowledge of Buyer, the
                    --------------------
representations and warranties of Buyer contained in this Agreement and the certificates and other instruments delivered by Buyer pursuant hereto do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.

                                  ARTICLE 7.

                       ACTION PRIOR TO THE CLOSING DATE

     Buyer and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

     Section 7.1.   Preserve Accuracy of Representations and Warranties. Buyer
                    ---------------------------------------------------
and Seller shall refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Buyer and Seller shall promptly notify the other of any Action, investigation, or other proceeding, that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

     Section 7.2.   Consents of Third Parties; Governmental Approvals.
                    -------------------------------------------------

     (a) Seller and Buyer shall act diligently and reasonably to secure, before the Closing Date, the Material Consents and the consent, approval or waiver from any party to any Seller Agreement required to be obtained in contemplation or as a result of the transactions contemplated hereby to secure for Buyer the Seller's rights thereunder. Buyer shall cooperate with Seller in securing such consents, approvals and waivers.

     (b) During the period prior to the Closing Date, Seller and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure
(i) any consents and approvals of any Governmental Body required to be obtained in order to effect the consummation of the transactions contemplated by this Agreement and (ii) the transfer or grant to Buyer of all Governmental Permits required to allow Buyer to conduct the Business.

     (c) To the extent that any of the consents, approvals or waivers referred to in Section 7.2(a) or (b) (other than Material Consents and those referred to
      --------------    ---
in Section 8.1(c)) have not been obtained as of the Closing Date, then upon
   --------------
request by Buyer, for a period ending on March 31, 2001, Seller shall use its best efforts, with Buyer reimbursing Seller for its out-of-pocket expenses and indemnifying and holding Seller harmless for any liabilities or obligations incurred by it, to:

          (i) hold the benefit of the Seller Agreement and any other consents, approvals or waivers in question for the benefit of the Buyer and fully cooperate with Buyer in any reasonable and lawful arrangements (including any arrangements to subcontract the relevant Seller Agreement to Buyer) designed to provide for Buyer the benefit of the relevant Seller Agreement and any other consents, approvals or waivers; and

          (ii) fully cooperate with Buyer in enforcing any and all rights of Seller arising under the relevant Seller Agreement and any other consents, approvals or waivers.

If after the above referenced period ending on March 31, 2001, any consents, approvals or waivers have not been obtained, Buyer and Seller will cooperate in any commercially reasonable arrangement to obviate the need for such consent, approval or waiver, all at Buyer's expense.

     Section 7.3.   Operations Prior to the Closing Date.
                    ------------------------------------

     (a) During the period prior to the Closing Date, Seller shall conduct the Business only in the ordinary course and substantially as operated prior to the date hereof.

     (b)  Notwithstanding Section 7.3(a), except as set forth in Schedule
                          --------------                         --------
7.3(B), as expressly contemplated by this Agreement, or with the express prior
------
written consent of Buyer, Seller shall not take any of the actions set forth in
Section 5.7(b); provided, however, notwithstanding anything to the contrary
--------------
herein, Seller shall not make, and since May 9, 2000 has not made, any capital expenditure in excess of the local currency equivalent of US$250,000 (other than those permitted by Section 7.3(b) of the Principal US Agreement) without the prior written approval of Buyer.

     Section 7.4    Commerce Act and OIC Act. Buyer and Seller shall diligently
                    ------------------------
and in good faith cooperate with each other and with the Overseas Investment Commission and the Commerce Commission to obtain, as soon as practicable after execution of this Agreement, such clearances, authorisations and approvals required from the Overseas Investment Commission and the Commerce Commission (if any) with respect to the transactions contemplated hereby. Buyer and Seller agree to make available to each other such information as each of them may reasonably request relative to the business, assets and property of either of them as may be required of each of them to file any additional information requested by the above referenced Overseas Investment Commission and the Commerce Commission.

     Section 7.5.   Intercompany Agreements. All of the Intercompany Agreements
                    -----------------------
and intercompany accounts payable and receivable, except for those set forth on
Schedule 7.5, shall be terminated or canceled at the Closing.
------------

     Section 7.6.   Notification of Changes. Each of Seller and Buyer shall
                    -----------------------
promptly notify the other of any event that causes any representation or warranty given by such party in Articles 4, 5 and 6 to become untrue.

     Section 7.7.   Import Permit. Following Closing, the parties agree that, to
                    -------------
the extent that Buyer is unable to secure a permit for the importation of lead into New Zealand (being Export Permit No. AUH994916W consented to by Ministry of Economic Development in New

Zealand such consent expiring on December 1, 2000) pursuant to the Import Control (Wastes) Conditional Prohibition Order 1994, ("Import Permit"):

     (a) Seller will at the Buyer's expense, use all reasonable efforts to retain, in its name, its Import Permit existing as at the Closing Date;

     (b) Buyer will use its best endeavours to obtain an Import Permit but, subject thereto, the following provisions will apply:

          (1) Continuation of Imports - Seller, on Buyer's behalf, will to the extent permissible, and on the basis that the Buyer provides all assets and resources of whatsoever nature necessary to achieve this, continue to import lead for the recycling facility in New Zealand in accordance with past practice of the Business ("Lead Importing");

          (2) Reimbursement and Indemnity - Buyer will reimburse Seller for all its costs and expenses incurred in connection with the Lead Importing and will indemnify and hold Seller harmless from and against any and all Taxes, costs, claims liabilities or expenses incurred by Seller in connection with such Lead Importing.

     Section 7.8.   Changes to Employment Conditions. Seller covenants with
                    --------------------------------
Buyer to ensure that the warranty in Section 5.7(b)(viii) will not be breached
                                     --------------------
in any material respect between the date of this Agreement and Closing.

     Section 7.9.   General. Each of the parties will use its reasonable best
                    -------
efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth below).

     Section 7.10.  Preservation of Business. Each of the parties shall use
                    ------------------------
reasonable best efforts to keep their businesses and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

                                  ARTICLE 8.

                             CONDITIONS TO CLOSING

     Section 8.1.   Conditions to the Obligations of the Buyer. The obligations
                    ------------------------------------------
of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a) No Misrepresentation or Breach of Covenants and Warranties. Seller shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement; each of the representations and warranties of Seller contained in this Agreement and each of the Seller Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need to be true and correct as of such date or time), except for changes therein specifically permitted by this

Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a closing certificate in a form reasonably satisfactory to the Buyer to such effect, dated the Closing Date, signed by a director of Seller.

     (b)  Closing Documents. Buyer shall have received from Seller the
          -----------------
agreements and closing documents contemplated by Section 4.2.
                                                 -----------

     (c)  Necessary Approvals. Seller and Buyer shall have received all
          -------------------
approvals and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements, and in particular (i) if application is made, a clearance or authorisation shall have been given under the Commerce Act 1986 to the transfer of the Business to Buyer, or implementation of this Agreement shall have become lawful under the Commerce Act 1986; and (ii) Buyer shall have obtained approval of the Overseas Investment Commission (if required under the Overseas Investment Act of 1973 and its regulations) to the purchase of the Business.

     (d)  Principal US Agreement. The transactions contemplated by the Principal
          ----------------------
US Agreement shall have been closed simultaneously with the Closing.

     (e)  No Suit. No Action by any Governmental Body shall be pending or
          -------
threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

     (f)  No Restraint. No Court Order shall have been issued and be in effect
          ------------
which restrains or prohibits any material transaction contemplated hereby.

     (g)  No Material Adverse Change. On the Closing Date, there shall not be a
          --------------------------
Material Adverse Effect.

     (h)  Coordinating Agreement. All conditions to Exide Corporation's
          ----------------------
obligations set forth in Sections 5.5, 5.6 and 5.7(a) of the Coordinating Agreement shall have been satisfied.

     Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Buyer shall be deemed to have waived any such failure and any rights or remedies it may have against Seller by reason of such failure.

     Section 8.2.   Conditions to the Obligations of Seller. The obligations of
                    ---------------------------------------
Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a)  No Misrepresentation or Breach of Covenants and Warranties. Buyer
          ----------------------------------------------------------
shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need to be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed by two directors of Buyer.

     (b)  Closing Documents. Seller shall have received from Buyer the
          -----------------
agreements and closing documents, contemplated by Section 4.3.
                                                  -----------

     (c)  Payment of Purchase Price. Buyer shall have tendered payment of the
          -------------------------
Purchase Price.

     (d)  Necessary Approvals. Seller and Buyer shall have received all
          -------------------
approvals and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements, and in particular (i) if application is made, a clearance or authorisation shall have been given under the Commerce Act 1986 to the transfer of the Business to Buyer, or implementation of this Agreement shall have become lawful under the Commerce Act 1986; and (ii) Buyer shall have obtained approval of the Overseas Investment Commission to the purchase of the Business.

     (e)  Principal US Agreement. The transactions contemplated by the Principal
          ----------------------
US Agreement shall have been closed simultaneously with the Closing.

     (f)  No Restraint. No Court Order shall have been issued and be in effect
          ------------
which restrains or prohibits any material transaction contemplated hereby.

     (g)  No Suit. No action by any Governmental Body shall be pending or
          -------
threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

     (h)  No Material Adverse Change. On the Closing Date, there shall have been
          --------------------------
no event, occurrence or condition (other than as a result of general economic conditions or events affecting the automotive and industrial battery business as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results or operations, businesses, or operations of Buyer taken as a whole.

     (i)  Coordinating Agreement. All conditions to Pacific Dunlop Holdings
          ----------------------
(USA) Inc.'s obligations set forth in Sections 5.5 and 5.7(b) of the Coordinating Agreement shall have been satisfied.

     Notwithstanding the failure of any one or more of the foregoing conditions, Seller may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Seller shall be deemed to have waived any such failure and any rights or remedies it may have against Buyer by reason of such failure.

                                  ARTICLE 9.

                      ADDITIONAL AGREEMENT OF THE PARTIES

     Section 9.1.   Conveyance and Transfer of Owned Real Property.
                    ----------------------------------------------

     (a) At the Closing, Seller shall deliver a registrable Memorandum of Transfer and the Certificates of Title and other documents necessary subject to stamping and registration to transfer legal and beneficial ownership to the Owned Real Property with good and marketable title, free and clear of all Encumbrances except for Permitted Encumbrances and other matters described in the Disclosure Schedules.

     Section 9.2.   Taxes.
                    -----

     (a) Except to the extent reflected as a current liability on the Final Closing Date Balance Sheet, Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to all periods through to the Closing Date. Buyer shall be liable for and shall (i) reimburse to Seller (in accordance with
Section 9.2(b)) all Taxes reflected as a current liability on the Final Closing
--------------
Date Balance Sheet, and (ii) pay all Taxes (whether assessed or unassessed) applicable to the operation of the Purchased Assets, in each case attributable to periods beginning after the Closing Date.

     (b) Within 30 days of the final determination and agreement of the Final Closing Date Balance Sheet in the manner provided in Section 2.1 of the
                                                     -----------
Coordinating Agreement, Buyer agrees to pay to Seller (or as Seller directs in writing to Buyer) an amount which equals the amount of the current liabilities for Taxes reflected or reserved against in the Final Closing Date Balance Sheet. Seller acknowledges and agrees that any such payment shall be in full satisfaction and discharge of Buyer's obligations under Section 2.8.
                                                        -----------

     (c)  Notwithstanding Section 9.2(a), any Tax attributable to the sale,
                          --------------
transfer or delivery of the Purchased Assets shall be borne and paid in accordance with the provisions of Section 5.1 of the Coordinating Agreement. Buyer and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

     (d) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 9.2. Within a
                                                 -----------
reasonable time prior to the payment of any said Tax, the party paying said Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

     (e) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened local or foreign Tax audits, examinations or assessments which may materially affect the Tax liabilities for which Seller would be required to indemnify Buyer pursuant to paragraph (a) of this Section 9.2. Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to taxable periods ending at the time of or before the Closing at its expense, and to employ counsel of its choice at its expense. Neither Buyer nor any of its Affiliates may settle any Tax claim for any taxable year or period ending at or before the time of the Closing (or for the portion of any taxable year or period ending on the Closing) which may be the subject of indemnification by Seller under Section 9.2(a)
                                                            --------------
without the prior written consent of Seller, which consent shall not be unreasonably withheld.

     (f) After the Closing, Seller and Buyer shall (and cause their respective Affiliates to):

          (i) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Business, the Purchased Assets, or the Assumed Liabilities;

          (ii) provide timely notices to the other in writing of any pending or threatened Tax audits or assessments relating to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods for which the other may have a liability under this Section 9.2;
                                               -----------

          (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period for which the other may have liability under this Section; and

          (iv) Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated thereby).

     Section 9.3.  Employees and Employee Benefit Plans.
                   ------------------------------------

     (a) Prior to Closing, Seller shall provide Buyer a list of all current employees of Seller who are solely or predominantly engaged in the Business which shall include all active employees and all employees who are on parental or medical leave, disability leave, or other authorized inactive status and who are entitled to reinstatement or re-employment under any applicable statute, contract or policy ("Seller Employees").

     (b) Prior to Closing, Buyer shall offer employment to all Seller Employees only on the following terms and conditions, and those Seller Employees that accept such offer shall be transferred to Buyer's payroll as of the Closing
Date:

          (i) All Seller Employees shall each be offered employment commencing as of the Closing Date in the same position and at the same level of responsibility and with the same pay, and substantially the same benefits and other terms and conditions of employment and superannuation including recognition of service with Seller and its predecessors and of all accrued benefits and entitlements existing immediately prior to Closing.

          (ii) Seller Employees who are on parental or medical leave, or other authorized inactive status and who are entitled to reinstatement or re-employment under any applicable statute, contract or policy and superannuation shall be transferred to comparable leave status with Buyer and shall be offered employment pursuant to Section 9.3(b)(i).
                                                 -----------------

          (iii) Each Seller Employee must, as a condition precedent to employment by Buyer, validly execute a waiver in the form attached as Exhibit D.
     ---------

     (c) Buyer agrees that any Seller Employee who accepts employment with Buyer as of the Closing Date shall be treated as having been a continuous employee taking into account length of service with the Seller and its predecessors and such Seller's Employees shall receive full credit for service with Seller for purposes of determining such employee's eligibility for and determining the amount of benefit entitlement for holidays, long service leave, sick leave, redundancy compensation or other entitlements payable on termination of employment and also for purposes of determining eligibility (including without limitation, waiting periods under group health plans), vesting and benefits provided under any other employee benefit plan, program, policy or other arrangement covering such employee established, continued or otherwise sponsored by Buyer or an Affiliate of Buyer after the Closing Date.

     (d) Buyer shall assume responsibility and all liabilities and obligations for holiday entitlement earned by Seller Employees who accept employment with Buyer and shall indemnify and hold Seller harmless from and against all Losses and Expenses arising from or relating to holiday pay claims which are asserted against Seller by Seller Employees who accept employment with Buyer.

     (e) Buyer shall assume responsibility and all liabilities and obligations for, and shall indemnify and hold Seller harmless from and against all Losses and Expenses arising from or relating to, any severance pay claims (including any claim in respect of or in any way connected with the termination of employment with Buyer) which are asserted against Seller by Seller Employees who accept employment with Buyer other than any "technical" redundancy claims which arise by virtue of cessation of employment on Closing Date and which claims do not arise as a consequence of a breach by Buyer or any term or condition of this Agreement.

     (f) After Closing Buyer must (i) pay employees who accept employment with Buyer all holiday and long service leave benefits due to them after Closing as and when they fall due; and (ii) indemnify Seller against any liability for holiday and long service leave due to or accrued by an employee who accepts employment with Buyer (including, for the avoidance of doubt, any holiday and long service leave attributable to service by the employee with Seller or any predecessor of Seller up to Closing) and against all claims in respect of or in any way connected with the termination of employment with Buyer of any employee.

     (g) The Buyer shall assume responsibility and all liabilities and obligations for, and shall indemnify and hold the Seller harmless from and against all Losses and Expenses arising from or relating to the application of the Accident Insurance Act 1998 to employees who accept employment with the Buyer for the period prior to and after Closing.

     Section 9.4.   Post-Closing Remittances. If, after the Closing Date, Seller
                    ------------------------
shall receive any remittance from any account debtors with respect to any accounts or Receivables included in the Purchased Assets, Seller shall endorse such remittance to the order of Buyer and forward it to Buyer promptly following receipt thereof .

     Section 9.5.   Insurance.  If in respect of the obligations and liabilities
                    ---------
(including the Assumed Liabilities) assumed by Buyer under this Agreement Buyer suffers after Closing any Losses or Expenses ("Insured Liabilities") then:

     (a) to the extent Seller receives or recovers after Closing any amounts in respect of such Insured Liabilities under any policies of insurance maintained by Seller prior to Closing ("Relevant Policy") Seller shall promptly pay Buyer the lesser of the amount of the Insured Liability paid by Buyer and the amount so recovered by Seller, less all costs and expenses (including without limitation any Taxes or increased premium costs) incurred by the Seller in connection with such recovery; and

     (b) if permitted under the terms of the Relevant Policy and subject to being indemnified by Buyer for all costs and expenses (including, without limitation, any increased premium costs) which may result, Seller will take such reasonable steps as Buyer may request to ensure that Buyer is subrogated to and enjoys the benefits of the rights of Seller under the Relevant Policies in relation to the Insured Liability concerned.

                                  ARTICLE 10.

                                  TERMINATION

Section 10.1.     Termination.  Anything contained in this Agreement to the
                  -----------
contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

     (a)  by the mutual written consent of Buyer and Seller;

     (b) by Buyer or Seller if the Closing shall not have occurred on or before December 31, 2000 unless: (i) all conditions to Closing have previously been satisfied or waived, and (ii) the Closing has not then occurred solely because the date for Closing specified in Section 3.1 has not yet occurred and unless
                                  -----------
such failure to close is due primarily to the breach by the party seeking termination of its agreements, representations or warranties contained herein;

     (c) by Buyer in the event of any breaches in any material respect by Seller of Seller's agreements, covenants, representations or warranties contained herein, and which Seller has failed to remedy or cure within twenty one (21) days after receipt of notice from Buyer requesting that such breaches be remedied or cured;

     (d) by Seller in the event of any breaches in any material respect by Buyer of Buyer's agreements, covenants, representations or warranties contained herein, which Buyer has failed to remedy or cure within twenty one (21) days after receipt of notice from Seller requesting that such breaches be remedied or cured; or

     (e) by Buyer or Seller if any court shall have issued a Court Order or if any Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

     Section 10.2.  Notice of Termination. Any party desiring to terminate this
                    ---------------------
Agreement pursuant to Section 10.1 shall give written notice of such termination
                      ------------
to the other parties to this Agreement.

     Section 10.3.  Effect of Termination. In the event that this Agreement
                    ---------------------
shall be terminated pursuant to this Article 10, all further obligations of the parties under this Agreement (other than Sections 14.2, 14.8 and 14.11 of this
                                         -------------------     -----
Agreement and Sections 5.2, 5.3 and 5.4 of the Coordinating Agreement) shall be
              -----------------     ---
terminated without further liability of any party to the other, provided that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

                                  ARTICLE 11.

                             EXCLUSIVITY OF REMEDY

     Section 11.1.  Indemnification by Seller.  Seller's sole and exclusive
                    -------------------------
indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

     Section 11.2.  Indemnification by Buyer. Buyer's sole and exclusive
                    ------------------------
indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

     Section 11.3.  Exclusivity of Remedy. Except as provided in Section 10.3
                    ---------------------                        ------------
with respect to any breach by either party of its representations, warranties, covenants, or agreements in this Agreement, the respective Buyer or Seller Ancillary Agreements, or the ROW Agreements and the transactions contemplated hereby and thereby, the sole and exclusive remedy of the other party (in contract, tort, for contribution under Requirements of Law, or otherwise) shall be the indemnification provided in the Coordinating Agreement. In view of this exclusivity of remedy provision, Buyer and Seller covenant and agree for themselves and their respective Affiliates that they will not bring, maintain, join or prosecute any Action or other proceeding against the other or its Affiliates for breach of this Agreement except as provided in the Coordinating Agreement.

                                  ARTICLE 12.

                            GOODS AND SERVICES TAX

     Section 12.1.  Going Concern. The parties agree in terms of the GST Act
                    -------------
that the supply made pursuant to this Agreement is a supply of a taxable activity as a going concern within Section 11(1)(c) of the GST Act on which GST
                                   ----------------
is chargeable at the rate of zero percent.

     Section 12.2.  Taxable Supply. In the event that it is determined that the
                    --------------
sale of the Business is not a supply of a taxable activity as a going concern and GST is payable in respect to the transactions evidenced by this Agreement then:

     (a) Buyer shall pay to Seller the amount of the GST and any Default GST which is so payable in one sum within five (5) Business Days of written demand being made by Seller;

     (b) where such amount is not so paid to Seller, Buyer shall in addition pay to the Seller interest at the rate of twelve (12) percent per annum on the amount of GST unpaid from 5 days after demand until payment.

     (c) It shall not be a defense to a claim against Buyer for payment to the Seller of any Default GST that Seller has failed to mitigate Seller's damage by paying an amount of GST when it fell due under the GST Act.

     (d) Seller will deliver a tax invoice for the purposes of the GST Act to the Buyer as soon as practicable subsequent to recognition that GST is payable.

     (e) "Default GST" in this clause means any interest, penalty or other sum levied against Seller under the GST Act by reason of non-payment of the GST payable in respect of the supply made under this Agreement, but does not include any such sum levied against Seller by reason of a default by Seller after payment of the amounts payable pursuant to this clause to Seller by Buyer.

                                  ARTICLE 13.

                                SUPERANNUATION

     Section 13.1.  Offer Of Membership Of Buyer's Fund.
                    -----------------------------------

     (a) Prior to Closing, Buyer must make all arrangements necessary to provide superannuation benefits for each Existing Member with effect from Closing on terms and conditions which provide in respect of each Existing Member who accepts that offer:

          (i) in respect of the period after Closing, benefits having a value at least equal to the value of the benefits which would have been provided for the Existing Member in respect of that period under the Seller's Scheme if the Governing Rules of the Seller's Scheme had continued to apply unaltered in respect of the Existing Member; and

          (ii) in the case of an Existing Member who makes the election referred to in Section 13.1(b)(ii) to accept a transfer of the Existing Member's
           -------------------
     Accrued Benefit Value to the Buyer's Fund subject to the condition that the amount of the Existing Member's Accrued Benefit Value which is held in the Seller's Scheme to the credit of the Existing Member's Account shall not become payable before the Existing Member ceases to be an employee of Buyer.

     (b)  The offer of membership referred to in Section 13.1(a) must include or
                                                 ---------------
attach a form or forms acceptable to the trustees of Seller's Scheme to be completed and signed by the Existing Member under which the Existing Member may elect either:

          (i) that the trustees of Seller's Scheme (as their only obligation in respect of the Existing Member after Closing) provide the benefit payable to the Existing Member under the relevant provision of Seller's Scheme or

          (ii) in lieu of any benefit whatsoever being provided in respect of the Existing Member under the Seller's Scheme, that the trustees of Seller's Scheme (as their only obligation in respect of the Existing Member after Closing) cause his or her Accrued Benefit Value to be transferred to the Buyer's Fund, and under which the trustees of Seller's Scheme are discharged from all liability in respect of the Existing Member upon the provision of that benefit or the transfer of that amount, as the case may be.

     Section 13.2.  Information. Seller must use all reasonable endeavours to
                    -----------
ensure that the trustees of Seller's Scheme provide to Buyer and to the trustee of the Buyer's Fund any information in respect of the Existing Members reasonably required by them to give effect to this Section 13 including such
                                                   ----------
information as the trustee of the Buyer's Fund may require to ascertain its obligations under Section 9B(2) of the Superannuation Schemes Act 1989.

     Section 13.3.  Accrued Benefit Values. Seller shall ensure that the amount
                    ----------------------
equivalent to the aggregate amount of Accrued Benefit Values which Existing Members have elected to have transferred to the Buyer's Fund as provided in
Section 13.1(b)(ii) shall be paid to the trustee of the Buyer's Fund in cash as
-------------------
soon as reasonably practicable after the making of those elections.

     Section 13.4.  Acknowledgment. Seller and Buyer acknowledge that the
                    --------------
provisions of this Section 13 are subject to the Governing Rules of the Seller's
                   ----------
Scheme and the Buyer's Fund respectively and the Superannuation Schemes Act 1989 and the provisions of this Section 13 shall take effect only to the extent
                           ----------
permitted by the respective Governing Rules and the Act.

     Section 13.5.  Expenses.  Seller and Buyer shall each bear their own
                    --------
expenses incurred in relation to the provisions of this Section 13.
                                                        ----------

                                  ARTICLE 14.

                              GENERAL PROVISIONS

     Section 14.1.  Notices. Any notice, request, instruction or other document
                    -------
to be given hereunder shall be in writing and: (a) delivered personally; (b) sent by Federal Express or other similarly reputable overnight courier; or (c) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by Federal Express or other similarly reputable overnight courier, at the time sent, or (z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

         If to Seller, to:

         Pacific Dunlop Holdings (N.Z.) Limited
         Blenheim Street
         Upper Hutt
         Wellington
         New Zealand

         Attention:  Managing Director
         Facsimile:  (04) 527 6610

         with a copy to:

         Gardner, Carton & Douglas
         321 N. Clark Street
         Suite 3400
         Chicago,  Illinois 60610
         United States of America

         Attention:  Mr. Robert J. Wilczek
         Facsimile:  312-644-3381

         If to Buyer, to:

         c/o Exide Corporation
         2901 Hubbard Road
         Ann Arbor, Michigan  48105

         Attention:  General Counsel
         Facsimile:  734-827-2575
         with copies to:

         Russell McVeagh
         Mobil on the Park
         157 Lambton Quay
         Wellington, New Zealand

         Attention:  Mr. Guy Lethbridge
         Facsimile:  64 4 499 9556

         and

         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, Illinois  60601
         United States of America

         Attention:  Mr. Carter W. Emerson, P.C.
         Facsimile:  312-861-2200


or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 14.1.
                                                               ------------

     Section 14.2.  Confidential Information. Each party agrees that it will
                    ------------------------
treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic Confidential Information which have been furnished in connection therewith. Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors, or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any Confidential Information related to the Business. The Seller shall not at any time after the Closing disclose any Confidential Information relating to the Business. The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) as to which such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

     Section 14.3.  No Public Announcement. Neither Buyer nor Seller shall,
                    ----------------------
without the approval of the other party, issue any press release or other public announcement concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, either party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent that such party or its Affiliates shall be so obligated by law, or to comply with accounting, U.S. Securities and Exchange Commission, New York Stock Exchange or Australian Stock Exchange disclosure obligations, provided that such party shall be obligated to give the other party prior notice of such press release or other public announcement if prior notice is commercially feasible.

     Section 14.4.  Entire Agreement; Amendments. This Agreement, the
                    ----------------------------
Coordinating Agreement, the ROW Agreements and the Exhibits and Schedules referred to herein and therein and the Buyer Ancillary Agreements and the Seller Ancillary Agreements contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     Section 14.5.  Successors and Assigns.
                    ----------------------

     (a) The rights of each party under this Agreement and the Coordinating Agreement shall not be assignable without the written consent of the other party; provided however that no such assignment shall relieve the assigning party from any of its duties or obligations under this Agreement or the Coordinating Agreement.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 14.5 any right, remedy, benefit or claim under or by reason of this
     ------------
Agreement.

     Section 14.6.  Interpretation.
                    --------------

     (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

     (b) This Agreement and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

     Section 14.7.  Waivers. Any term or provision of this Agreement may be
                    -------
waived, or the time for its performance may be extended, pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Subject to Sections 8.1 and 8.2, the failure of
                                         ------------     ---
any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 14.8.  Expenses. Subject to the provisions of the Coordinating
                    --------
Agreement or the ROW Agreements, regardless of whether the transactions provided for in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants.

     Section 14.9.  Partial Invalidity. Wherever possible, each provision hereof
                    ------------------
shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     Section 14.10. Execution in Counterparts. This Agreement may be executed in
                    -------------------------
one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

     Section 14.11. Governing Law. This Agreement shall be governed by and
                    -------------
construed in accordance with the internal laws of the State of Illinois, USA, without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

     Section 14.12. Further Assurances and Cooperation
                    ----------------------------------

     (a) From and after the date of this Agreement, upon the request of either Seller or Buyer or any of their respective Affiliates, the other party and its Affiliates shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     (b) After the Closing, on reasonable advance notice Buyer shall provide Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates with reasonable access to the management and properties, and books, records, and documents (which were in existence on the Closing) of the Seller relating to the Purchased Assets or the Business during normal business hours and in a manner which does not unreasonably interfere with the Business for any reasonable purpose including, but not limited to, the fulfillment of Seller's responsibilities under 4(1)(a) of the Coordinating Agreement, the enforcement of Seller's and its Affiliates' rights under Article 2 of the Coordinating Agreement and clause (iii) of 4.2(a) of the Coordinating Agreement. As reasonably necessary, Seller and Seller's Affiliates and any advisor retained by Seller or its Affiliates shall be entitled to make copies of such books, records and documents at their expense. If Buyer shall desire at any time to dispose of any of such books, records or documents, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, to segregate and remove such books and records as Seller may select. The obligations of Buyer pursuant to this Section 14.12(b) shall survive the Closing indefinitely.

     Section 14.13. No Reliance. The provisions of this Agreement are intended
                    ------------
for the sole benefit of Buyer and Seller and shall not inure to the benefit of any other Person, other than successors and permitted assigns of Buyer and Seller, whether as third party or otherwise.

     Section 14.14. Disclosure Schedules. The Disclosure Schedules are hereby
                    --------------------
incorporated by reference into and made a part of this Agreement. The inclusion of any item in the Disclosure Schedules is intended to qualify the representations and warranties contained in this Agreement, and to set forth other information required by this Agreement. Disclosure of information in any one of the Disclosure Schedules shall be deemed to be a disclosure with respect to every section of this Agreement, notwithstanding the presence or absence of a cross-reference to Disclosure Schedules under other Sections of this Agreement if the meaning of such disclosure in the context of such other section is reasonably ascertainable. Disclosure of information in the Disclosure Schedules shall not be deemed to be an admission by Seller that such information is material for purposes of this Agreement. Summaries or extracts of any documents, instruments, or other agreements contained in the Disclosure Schedules are for the convenience of reference only and are qualified in their entirety by reference to the applicable document, instrument or other agreement so summarized or extracted from.


               [This remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                            SELLER:

                                            SIGNED on behalf of PACIFIC DUNLOP
                                            HOLDINGS (NZ) LIMITED by its duly
                                            appointed attorney:

                                            __________________________________
                                            Name: Martin M. Hudson
                                            Title: Attorney in Fact


                                            BUYER:

                                            SIGNED on behalf of EXIDE NEW
                                            ZEALAND LIMITED by its Director duly
                                            authorized:

                                            Signature:________________________

                                            Name:_____________________________

                                            Title:____________________________

                                   EXHIBIT A

A. The PACIFIC DUNLOP (NZ) SUPERANNUATION SCHEME (called "the Scheme") was constituted by a Trust Deed ("the Original Trust Deed") dated the 1st day of November 1989 (the "Date of Establishment") to provide retirement and other benefits for Employees invited to become members of the Scheme.

B. Since the Date of Establishment the Original Trust Deed has been amended and the Scheme is presently governed by the consolidating deed dated 30 November 1994 and the amending Deeds dated 13 August 1996 and 16 November 1999 (together called "the Trust Deed") and in respect of a member to whom a Deed of Adherence applies by the Deed of Adherence applicable to the Member.

C. The Scheme is a registered superannuation scheme under the Superannuation Schemes Act 1989.

D. GNB was admitted as an Employer in respect of Employees employed by it, by way of a Deed of Adherence executed on 31 May 1990 as amended by deed dated 20 November 1996 (together called the "existing GNB Deed of Adherence').

E. The Scheme as it relates to employees of GNB is governed by the Trust Deed as modified in respect of such employees by the existing GNB Deed of Adherence.

                                   EXHIBIT B

             ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES

                                     (US$)

Purchase Price                          $ 13,790,000
Assumed Liabilities                     $  2,495,000
                                          ----------
                           Total        $ 16,285,000
                                          ==========



                        ALLOCATION TO PURCHASED ASSETS

-----------------------------------------------------------------------------
          Real Property                                 2,372,310
-----------------------------------------------------------------------------
          Machinery & Equipment                         7,801,690
-----------------------------------------------------------------------------
          Inventory                                     3,849,627
-----------------------------------------------------------------------------
          Receivables                                   2,256,055
-----------------------------------------------------------------------------
          Other Assets                                      5,318
                                                       ----------
-----------------------------------------------------------------------------
                              Total                    16,285,000
                                                       ==========
-----------------------------------------------------------------------------

                                   EXHIBIT C



                                REPCO MERCHANTS



                           EXIDE NEW ZEALAND LIMITED





                               SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT is made on             between the following parties:

1    REPCO MERCHANTS, a division of PACIFIC DUNLOP HOLDINGS (N.Z) LIMITED
     WN54807
     of Wellington  (Buyer)

2    EXIDE NEW ZEALAND LIMITED
     WN1040136
     of Wellington (Supplier)

RECITALS

A The Supplier carries on the business of the manufacture and sale of the Products.

B. The Buyer wishes to purchase from the Supplier and the Supplier wishes to supply to the Buyer the Products in accordance with the terms and conditions set out in this agreement.

THE PARTIES AGREE in consideration of, among other things, the mutual promises contained in this agreement:

1    DEFINITIONS AND INTERPRETATION

1.1. Definitions

     In this agreement:

     Business Day means a day on which registered banks are open for business in Wellington, except a Saturday, Sunday or public holiday;

     Dollars, NZ$ and $ means the lawful currency of New Zealand;

     Event of Termination means any event specified in clause 8.1;

     Force Majeure means any act of God, war, governmental restraint, industrial dispute or other event not within the control of the parties acting reasonably;

     Loss means any damage, loss, liability or expense (whether direct or indirect, consequential or incidental);

     Price Schedule means the price schedule set out as Schedule 2;

     Products means the products set out in item 1 of Schedule 1;

     Merchandising Rebate means the merchandising rebate described in item 6 of Schedule 1;

     Term means the period specified in item 2 of Schedule 1;

     Volume Rebate means the volume rebate described in item 5 of Schedule 1;

     Year means each successive 12 month period during the Term, the first Year commencing on the first day of the Term.

1.2. Interpretation

     In this agreement, headings and boldings are for convenience only and do not affect the interpretation of this agreement and, unless the context otherwise requires:

     (a)  words importing the singular include the plural and vice versa;

     (b)  words importing a gender include any gender;

     (c) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

     (d) a reference to a part, clause, party, annexure, exhibit or schedule is a reference to a part and clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any annexure, exhibit and schedule;

     (e) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

     (f) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

     (g) a reference to a party to a document includes that party's successors and permitted assigns;

     (h) no provision of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision; and

     (i) a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure.

1.3. Business Day

     Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the next Business Day.

2    SUPPLY OF PRODUCTS

2.1. Sale of Products

     The Supplier will sell the Products to the Buyer and the Buyer will purchase the Products from the Supplier during the Term at the price for the Products calculated in accordance with the Price Schedule and item 3 of
     Schedule 1.

2.2. Exclusive purchase commitment

     Subject to clauses 2.3, 2.4 and 9.2, the Buyer agrees that during each Year it will source all of its requirements for the Products from the Supplier and will not purchase the Products from any person other than the Supplier up to the number of units of Products that the Buyer purchased from GNB Technologies during the financial year ended on 30 June 1998, namely 120,423 units.

2.3. Adjusted exclusivity commitment

     (a)  In the event that the price for the Products set out in the Price
          Schedule is increased in accordance with the provisions of this agreement by an amount which is greater than would be required to do no more than adjust the relevant prices to reflect any upward movement in the Consumer Price Index, then the Supplier and the Buyer agree that the obligations of the Buyer under clause 2.2 will be adjusted so that the Buyer need only source all of its requirements for the Products from the Supplier up to the number of units which is 90% of the number of units of Product that the Buyer purchased from the Supplier during the financial year ended on 30 June 1998.

     (b) The Supplier and the Buyer agree that the Buyer will be entitled to purchase any product comprised within the Products from a person other than the Supplier in the event that and for so long as the Supplier is unable for any reason to supply the relevant product to the Buyer in the quantities, at the times or to the location reasonably required by the Buyer.

2.4. Exception

     The Buyer will not be bound by clause 2.2 to the extent that, for any reason, the Supplier is not able to supply the Buyer's orders for Products on the terms of this agreement.

3    ORDERS AND DELIVERY

3.1. Ordering

     All orders for the Products by the Buyer must be in writing and be sent by either post, edi or facsimile to the Supplier. An order for Products placed by the Buyer must specify the required delivery date and will be deemed to be accepted by the Supplier:

     (a) 3 Business Days after the date the Supplier received the order unless within that period the Supplier sends written notification that it does not accept the order, which it may do only for reasons of Force Majeure;

     (b)  by delivery of some or all of the Products ordered; or

     (c) by the Supplier sending written notification of the Supplier's acceptance of the order.

3.2. Delivery

     Subject to clause 9, the Supplier must deliver Products ordered by the Buyer to any address nominated by the Buyer by the date specified in the order.

3.3. Shortages

     (a) The Buyer must check the quantity of the Products delivered against the ordered quantity.

     (b) The Supplier will not be responsible to make good any shortage unless the Buyer gives the Supplier notice of the shortage within 7 Business Days of delivery.

3.4. Damage to Products

     (a) The Buyer must notify the Supplier in writing promptly after it forms the opinion that any Products delivered by the Supplier do the Buyer do not accord with the representations and warranties given by the Supplier under clause 5.2(c).

     (b)  If the Buyer gives the Supplier notice under clause 3.4(a) it must:

          (i) as far as reasonably practicable, preserve the Products the subject of the notice in the state in which they were delivered for 10 Business Days after it gives the Supplier the notice; and

          (ii) during that period, allow the Supplier access to the Buyer's premises to inspect the Products the subject of the notice.

     (c) If the parties agree that the Products the subject of the notice do not accord with the representations and warranties given by the Supplier under clause 5.2(c), then the Supplier must, at the option of the Buyer, accept the return of and replace or accept the return of and give a credit for the Products the subject of the notice.

     (d) The parties agree that nothing in this clause 3.4 limits or must be construed as limiting the operation of clause 5 and that the rights of the Buyer under this clause 3 are additional to any other rights the Buyer may have as a purchaser of the Products.

3.5. Title and risk

     (a) Title to the Products passes to the Buyer upon payment in full of the price for the Products.

     (b) Notwithstanding clause 3.5(a), risk of Loss in respect of the Products passes to the Buyer upon delivery of the Products to the Buyer by the Supplier.

4    PAYMENT AND REBATES

4.1. Payment for Products

     The Buyer must pay the Supplier for Products delivered by the Supplier to the Buyer within the number of days set out in item 4 of Schedule 1 from the date the Supplier's invoice is received by the Buyer.

4.2. Procedure for price adjustment

     The Supplier and the Buyer agree that the prices for the Products set out in the Price Schedule may not be varied during the Term except in accordance with the procedure set out in item 3 of Schedule 1.

4.3. Volume Rebate

     The Supplier and the Buyer agree that the Buyer will be entitled to the Volume Rebate during the Term.

4.4. Merchandising Rebate

     The Supplier and the Buyer agree that the Buyer will be entitled to the Merchandising Rebate during the Term.

5    SUPPLIER'S OBLIGATIONS AND WARRANTIES

5.1. Obligations

     (a) The Supplier must not supply any Products to the Buyer which do not comply with the representations and warranties given under clause 5.2 in relation to the Products and must immediately notify the Buyer in writing if it becomes aware of any defect in any of the Products supplied to the Buyer under this agreement;

     (b) The Supplier agrees to provide free of charge replacement on any Products that are within the period of the manufacturer's warranty upon receipt of a notice of defect.

5.2. Warranties

     The Supplier expressly represents and warrants to the Buyer that:

     (a) subject to clause 9, it will supply the Buyer with such quantities of Product as it requests from time to time;

     (b) all Products supplied to the Buyer under this agreement will at the time of delivery be free from any charge or encumbrance in favour of any third party; and

     (c) all Products supplied to the Buyer under this agreement will at the time of delivery comply with any stated specifications, quality standards, requirements of law and any express warranty offered in relation to the them by the Supplier or a manufacturer, be of merchantable quality and, without limitation, fit for the purpose for which they were manufactured.

6    INSURANCE

     (a) The Supplier must effect and maintain insurance coverage which, in the opinion of the Buyer, is suitable and sufficient to provide the Supplier with appropriate cover against:

          (i) the risk of legal liability to any person arising in connection with the Products; and

          (ii) loss of or damage to the Products caused by all risks until the date when risk in the Products passes from the Supplier to the Buyer under this agreement.

     (b) The Supplier must provide evidence to the Buyer of the currency of all insurances required under clause 6(a) as reasonably requested from time to time by the Buyer.

7    INDEMNITIES

7.1. Supplier's Indemnity

     The Supplier indemnifies the Buyer in respect of any Loss arising from any breach by the Supplier of this agreement.

7.2. Buyer's Indemnity

     The Buyer indemnifies the Supplier in respect of any Loss arising from any breach by the Buyer of this agreement.

8    TERMINATION

8.1. Events of Termination

     An Event of Termination occurs if:

     (a) there is a failure by either party to perform or observe any undertaking or obligation under this agreement and such party does not rectify the failure (where the failure is rectifiable) within 14 days, or a longer period determined by the affected party, after receipt by the offending party of a notice from the affected party specifying the failure;

     (b) a receiver, receiver and manager, administrator, trustee, mortgagee or similar official is appointed over any of the assets or undertakings of either party, an application or order is made for the liquidation of either party or any steps are taken to pass a resolution for the liquidation of either party; or

     (c) either party enters or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them.

8.2. Effect of Event of Termination

     If an Event of Termination occurs, the affected party may (without affecting the accrued rights and obligations of the parties as at the date of termination) terminate this agreement immediately by giving written notice to the offending party and recover damages.

8.3. Continuing terms and conditions

     If this agreement is terminated, the terms and conditions of this agreement will continue to be binding upon the parties in connection with all transactions relating to the Products entered into between the Buyer and Supplier prior to termination and all outstanding orders and deliveries will be satisfied.

9    FORCE MAJEURE

9.1. Suspension of obligations

      Subject to clause 9.3, where an event of Force Majeure prevents or delays either party from performing any obligation under this agreement, that obligation is suspended for so long as the event of Force Majeure subsists. Both parties must take all reasonable steps to end such event of Force Majeure as soon as possible or at least to minimise its negative effects.

9.2.  Alternative supply

      For so long as an event of Force Majeure subsists, the Buyer may acquire substitutes from other sources for such of the Products as the Supplier is unable to supply.

9.3.  Continuation of Force Majeure

      If the event of Force Majeure referred to in clause 9.1 continues for a period of 3 months or more, either party may (without affecting the accrued rights and obligations of the parties as at the date of termination) terminate this agreement immediately by written notice to the other.

10    GENERAL

10.1. Notices

      A notice provided for in this agreement will be deemed to be sufficiently given, delivered or transmitted when delivered by hand, sent by certified or registered pre-paid mail or transmitted by facsimile directed to the intended party at its usual address or facsimile number (whichever is relevant) or the address or facsimile number (whichever is relevant) as specified in writing by the intended party.

10.2. Governing law and jurisdiction

      This agreement is governed by the laws of New Zealand.

10.3. Prohibition and enforceability

      In the event that one or more provisions of this agreement is at any time found to be invalid or otherwise rendered unenforceable, such provision or provisions will be severable from this agreement, so that the validity or enforceability of the remaining provisions of this agreement is not affected.

10.4. Waiver

      (a) Waiver of any right arising from a breach of this agreement or upon the occurrence of an Event of Termination must be in writing and executed by the party granting the waiver.

      (b) A failure or delay in exercise of a right arising from a breach of this agreement or the occurrence of an Event of Termination does not result in a waiver of that right.

10.5. Variation

      A variation of any term of this agreement must be in writing and executed by the parties.

10.6. Cumulative rights

      The rights, powers, authorities, discretions and remedies arising out of or under this agreement are cumulative and do not exclude any other right, power, authority, discretion or remedy of the parties.

10.7. Assignment

      (a) The Supplier or the Buyer may assign its rights and obligations under this agreement to a purchaser of its business without the prior written consent of the other party.

      (b) The Buyer or Supplier may not otherwise assign any of its rights or obligations under this agreement without the prior written consent of the other party, which consent must not be unreasonably withheld.

10.8. Entire agreement

      This agreement supersedes all previous agreements in respect of its subject matter and embodies the entire agreement between the parties.

Executed as an agreement:



SIGNED for and on behalf of  )
REPCO MERCHANTS,             )
a division of PACIFIC        )
DUNLOP HOLDINGS (N.Z)        )
LIMITED by                   )


----------------------------------
Name (please print)

SIGNED for and on behalf of   )
EXIDE NEW ZEALAND LIMITED     )
by                            )


--------------------------
Name (please print)

                          SCHEDULE 1 - MISCELLANEOUS

     Item 1 - The Products

     Automotive batteries branded "Champion", "Lucas" or other brands as nominated by the Buyer.

     Item 2 - Term

     The period commencing on the date of this agreement and ending 31 December 2001.

     Item 3 - Price adjustment

     The prices for the Products are set out in the Price Schedule and these are fixed for the term of this agreement.

     Item 4 - Credit period

     61 days

     Item 5 - Volume Rebate

     Nil

     Item 6 - Merchandising Rebate

     The Supplier undertakes to bear part of the reasonable costs of advertising and promotional activities undertaken by the Buyer in respect of Champion/Lucas branded batteries.

     The Supplier agrees to pay the Buyer an amount equal to 1% of the invoiced cost to the Buyer of batteries supplied by the Supplier during each Year of the Term.

     The Supplier will pay the rebate to the Buyer in accordance with the established practice of GNB Technologies and the Buyer.

     Arrangements for delivery of product/marketing, support/training etc. will reflect actual practice as at the date of this agreement.

                                   EXHIBIT D

                            DEED OF ACKNOWLEDGEMENT
                          AND ACCEPTANCE BY EMPLOYEE

I, ________________________________________ acknowledge in favour of Exide New
Zealand Limited and Pacific Dunlop Holdings (N.Z.) Limited that:

1. I understand I am being offered employment by Exide New Zealand Limited on substantially the same terms and conditions that I presently have with Pacific Dunlop Holdings (N.Z.) Limited other than changes necessary to represent the fact that Exide New Zealand Limited will be my new employer. I understand that Exide New Zealand Limited will recognize my period of service with Pacific Dunlop Holdings (N.Z.) Limited for the purposes of all service related entitlements including redundancy compensation. I understand that my entitlement to annual leave, leave in lieu, accrued sick leave, retirement leave, long service leave and all other accrued entitlements that I am entitled to from Pacific Dunlop Holdings (N.Z.) Limited, will be rolled over and recognized in full by Exide New Zealand Limited upon commencement of employment with Exide New Zealand Limited.

2. I accept employment with Exide New Zealand Limited on the terms and conditions set out in paragraph 1 commencing at a date to be advised to me by Pacific Dunlop Holdings (N.Z.) Limited.

3. In consideration of my receiving employment with Exide New Zealand Limited including recognition of my service with Pacific Dunlop Holdings (N.Z.) Limited and accrued entitlements, and the assistance of Pacific Dunlop Holdings (N.Z.) Limited in causing that offer to be made, I acknowledge and agree to waive: any entitlement to redundancy compensation, any other benefits payable or available under termination of my employment, and any notice of redundancy from or in relation to Pacific Dunlop Holdings (N.Z.) Limited arising out of my employment, or termination of my employment with Pacific Dunlop Holdings (N.Z.) Limited.

4. Further, I agree that this acknowledgement and waiver constitutes a promise in favour of Pacific Dunlop Holdings (N.Z.) Limited and that it may rely on it accordingly.

5. I acknowledge that I have taken such independent legal and other advice as I consider necessary in respect of this matter.

DATED this ___ day of __________________, 2000.

------------------------   ------------------------     ------------------------
Signed by                  Signed for and on behalf     Signed for and on behalf
                           of Pacific Dunlop Holdings   of Exide Limited by New
                           (N.Z.) two of its directors  Zealand Limited by its
                                                        attorney (or two
                                                        directors)


Witnessed by                    ....................    Witnessed by

------------------------        ....................    ------------------------
Signature Witness                                       Signature Witness

------------------------                                ------------------------
Occupation                                              Occupation

------------------------                                ------------------------
Address                                                 Address

                            REPCO CONTRACT PRICING

                               Effective 1.4.00

------------------------------------------------------------------------------------------------------------------------------------
 Part No.              Description                     Base          Price         Royalty    Nett      Repco        Nett Repco
                                                       Price     (3% warranty,      2.50%      GNB      $9.90       Invoice Price
                                                                   1% promo)                  Price     Adder     With 5% warranty
------------------------------------------------------------------------------------------------------------------------------------
Standard
------------------------------------------------------------------------------------------------------------------------------------
125ST           MOTOGARD STANDARD BATTERY              $26.64        $27.71         $0.69     $28.40    $38.30            $40.21
------------------------------------------------------------------------------------------------------------------------------------
126ST           MOTOGARD STANDARD BATTERY              $26.64        $27.71         $0.69     $28.40    $38.30            $40.21
------------------------------------------------------------------------------------------------------------------------------------
127ST           MOTOGARD STANDARD BATTERY              $29.53        $30.71         $0.77     $31.48    $41.38            $43.45
------------------------------------------------------------------------------------------------------------------------------------
128ST           MOTOGARD STANDARD BATTERY              $29.53        $30.71         $0.77     $31.48    $41.38            $43.45
------------------------------------------------------------------------------------------------------------------------------------
N230LP          MOTOGARD STANDARD BATTERY              $27.69        $28.60         $0.72     $29.52    $39.42            $41.39
------------------------------------------------------------------------------------------------------------------------------------
N230P           MOTOGARD STANDARD BATTERY              $27.69        $28.80         $0.72     $29.52    $39.42            $41.39
------------------------------------------------------------------------------------------------------------------------------------
 Heavy Duty
------------------------------------------------------------------------------------------------------------------------------------
N310            AUTOMOTIVE BATTERY                     $30.58        $31.80         $0.80     $32.60    $42.50            $44.62
------------------------------------------------------------------------------------------------------------------------------------
N310L           AUTOMOTIVE BATTERY                     $30.58        $31.80         $0.80     $32.60    $42.50            $44.62
------------------------------------------------------------------------------------------------------------------------------------
N310LP          AUTOMOTIVE BATTERY                     $30.58        $31.80         $0.80     $32.60    $42.50            $44.62
------------------------------------------------------------------------------------------------------------------------------------
N310P           AUTOMOTIVE BATTERY                     $30.58        $31.80         $0.80     $32.60    $42.50            $44.62
------------------------------------------------------------------------------------------------------------------------------------
125HD           AUTOMOTIVE BATTERY                     $30.32        $31.53         $0.79     $32.32    $42.22            $44.33
------------------------------------------------------------------------------------------------------------------------------------
125HDP          AUTOMOTIVE BATTERY                     $30.32        $31.53         $0.79     $32.32    $42.22            $44.33
------------------------------------------------------------------------------------------------------------------------------------
126HD           AUTOMOTIVE BATTERY                     $30.32        $31.53         $0.79     $32.32    $42.22            $44.33
------------------------------------------------------------------------------------------------------------------------------------
126HDP          AUTOMOTIVE BATTERY                     $30.32        $31.53         $0.79     $32.32    $42.22            $44.33
------------------------------------------------------------------------------------------------------------------------------------
127HD           AUTOMOTIVE BATTERY                     $32.67        $33.98         $0.85     $34.83    $44.73            $46.96
------------------------------------------------------------------------------------------------------------------------------------
128HD           AUTOMOTIVE BATTERY                     $32.67        $33.98         $0.85     $34.83    $44.73            $46.96
------------------------------------------------------------------------------------------------------------------------------------
DIN44           AUTOMOTIVE BATTERY                     $48.80        $48.40         $1.21     $49.68    $59.58            $62.55
------------------------------------------------------------------------------------------------------------------------------------
DIN55           AUTOMOTIVE BATTERY                     $50.79        $52.82         $1.32     $54.14    $64.04            $67.24
------------------------------------------------------------------------------------------------------------------------------------
DIN55F          AUTOMOTIVE BATTERY                     $50.79        $52.82         $1.32     $54.14    $64.04            $67.24
------------------------------------------------------------------------------------------------------------------------------------
DIN55L          AUTOMOTIVE BATTERY                     $50.79        $52.82         $1.32     $54.14    $84.04            $67.24
------------------------------------------------------------------------------------------------------------------------------------
DIN66           AUTOMOTIVE BATTERY                     $64.96        $67.56         $1.69     $69.25    $79.15            $83.10
------------------------------------------------------------------------------------------------------------------------------------
N03             6 VOLT BATTERY                         $46.34        $48.19         $1.20     $49.40    $59.30            $62.26
------------------------------------------------------------------------------------------------------------------------------------
U1-2            M/CYCLE & GARDEN TRACTOR BATTERY       $37.87        $39.38         $0.98     $40.37    $50.27            $52.78
------------------------------------------------------------------------------------------------------------------------------------
U1R-2           M/CYCLE & GARDEN TRACTOR BATTERY       $37.87        $39.38         $0.98     $40.37    $50.27            $52.78
------------------------------------------------------------------------------------------------------------------------------------
 Premium

------------------------------------------------------------------------------------------------------------------------------------
125PR           AUTOMOTIVE BATTERY                 $ 35.30       $ 36.71       $ 0.92        $ 37.83       $ 47.53       $ 49.91
------------------------------------------------------------------------------------------------------------------------------------
126PR           AUTOMOTIVE BATTERY                 $ 35.30       $ 36.71       $ 0.92        $ 37.83       $ 47.53       $ 49.91
------------------------------------------------------------------------------------------------------------------------------------
127PR           AUTOMOTIVE BATTERY                 $ 38.45       $ 39.99       $ 1.00        $ 40.99       $ 50.89       $ 53.43
------------------------------------------------------------------------------------------------------------------------------------
127PRF          AUTOMOTIVE BATTERY                 $ 38.45       $ 39.99       $ 1.00        $ 40.99       $ 50.89       $ 53.43
------------------------------------------------------------------------------------------------------------------------------------
128PR           AUTOMOTIVE BATTERY                 $ 38.45       $ 39.99       $ 1.00        $ 40.99       $ 50.89       $ 53.43
------------------------------------------------------------------------------------------------------------------------------------
128PRF          AUTOMOTIVE BATTERY                 $ 38.45       $ 39.99       $ 1.00        $ 40.99       $ 50.89       $ 53.43
------------------------------------------------------------------------------------------------------------------------------------
BXT58R          AUTOMOTIVE BATTERY                 $ 89.54       $ 93.12       $ 2.33        $ 95.45       $105.35       $110.62
------------------------------------------------------------------------------------------------------------------------------------
LM430C          AUTOMOTIVE BATTERY                 $ 42.70       $ 44.50       $ 1.11        $ 45.61       $ 55.51       $ 58.29
------------------------------------------------------------------------------------------------------------------------------------
NS60LP          AUTOMOTIVE BATTERY                 $ 41.84       $ 43.51       $ 1.09        $ 44.60       $ 54.50       $ 57.23
------------------------------------------------------------------------------------------------------------------------------------
NS60P           AUTOMOTIVE BATTERY                 $ 41.84       $ 43.51       $ 1.09        $ 44.60       $ 54.50       $ 57.23
------------------------------------------------------------------------------------------------------------------------------------
N50Z            AUTOMOTIVE BATTERY                 $ 48.16       $ 50.09       $ 1.25        $ 51.34       $ 61.24       $ 64.30
------------------------------------------------------------------------------------------------------------------------------------
N50ZL           AUTOMOTIVE BATTERY                 $ 48.16       $ 50.09       $ 1.25        $ 51.34       $ 61.24       $ 64.30
------------------------------------------------------------------------------------------------------------------------------------
 Commercial
------------------------------------------------------------------------------------------------------------------------------------
NS70            AUTOMOTIVE BATTERY                 $ 52.94       $ 55.06       $ 1.38        $ 56.43       $ 66.33       $ 69.65
------------------------------------------------------------------------------------------------------------------------------------
NS70L           AUTOMOTIVE BATTERY                 $ 52.94       $ 55.06       $ 1.38        $ 56.43       $ 66.33       $ 69.65
------------------------------------------------------------------------------------------------------------------------------------
DIN88           AUTOMOTIVE BATTERY                 $ 80.32       $ 83.53       $ 2.08        $ 85.62       $ 95.52       $100.30
------------------------------------------------------------------------------------------------------------------------------------
N100            AUTOMOTIVE BATTERY                 $ 81.76       $ 85.03       $ 2.13        $ 87.16       $ 97.06       $101.91
------------------------------------------------------------------------------------------------------------------------------------
N120            AUTOMOTIVE BATTERY                 $ 96.73       $100.80       $ 2.51        $103.11       $113.01       $118.66
------------------------------------------------------------------------------------------------------------------------------------
N150            AUTOMOTIVE BATTERY                 $108.54       $112.88       $ 2.82        $115.70       $125.60       $131.88
------------------------------------------------------------------------------------------------------------------------------------
N200            AUTOMOTIVE BATTERY                 $141.61       $147.27       $ 3.68        $150.96       $160.86       $188.90
------------------------------------------------------------------------------------------------------------------------------------
N70ZZ           AUTOMOTIVE BATTERY                 $ 57.82       $ 59.82       $ 1.50        $ 61.42       $ 71.32       $ 74.89
------------------------------------------------------------------------------------------------------------------------------------
N70ZZL          AUTOMOTIVE BATTERY                 $ 57.62       $ 59.92       $ 1.50        $ 61.42       $ 71.32       $ 74.89
------------------------------------------------------------------------------------------------------------------------------------
94B             AUTOMOTIVE BATTERY                 $119.31       $124.08       $ 3.10        $127.18       $137.08       $143.94
------------------------------------------------------------------------------------------------------------------------------------
86AX            AUTOMOTIVE BATTERY                 $ 73.37       $ 76.30       $ 1.91        $ 78.21       $ 88.11       $ 92.52
------------------------------------------------------------------------------------------------------------------------------------
86BX            AUTOMOTIVE BATTERY                 $ 73.37       $ 76.30       $ 1.91        $ 78.21       $ 88.11       $ 92.52
------------------------------------------------------------------------------------------------------------------------------------
89A             AUTOMOTIVE BATTERY                 $ 91.22       $ 94.87       $ 2.37        $ 97.24       $107.14       $122.50
------------------------------------------------------------------------------------------------------------------------------------
89B             AUTOMOTIVE BATTERY                 $ 91.22       $ 94.87       $ 2.37        $ 97.24       $107.14       $112.50
------------------------------------------------------------------------------------------------------------------------------------
12B             AUTOMOTIVE BATTERY                 $ 40.29       $ 41.90       $ 1.05        $ 42.95       $ 52.85       $ 55.49
------------------------------------------------------------------------------------------------------------------------------------
26B             AUTOMOTIVE BATTERY                 $ 58.93       $ 61.29       $ 1.53        $ 62.82       $ 72.72       $ 76.36
------------------------------------------------------------------------------------------------------------------------------------
115             AUTOMOTIVE BATTERY                 $ 45.81       $ 47.64       $ 1.19        $ 48.83       $ 58.73       $ 61.67
------------------------------------------------------------------------------------------------------------------------------------
GS3478N         FOUR WHEEL TRUCK BATTERY           $104.11       $108.27       $ 2.71        $110.98       $120.88       $126.93
------------------------------------------------------------------------------------------------------------------------------------
PC31925A        COMMERICAL TRUCK BATTERY           $146.87       $152.74       $ 3.82        $156.58       $166.46       $174.79
------------------------------------------------------------------------------------------------------------------------------------
 Marine
------------------------------------------------------------------------------------------------------------------------------------
M4              MARINE STARTING BATTERY            $41.18        $ 42.83       $ 1.07        $ 43.90       $ 53.80       $ 56.49
------------------------------------------------------------------------------------------------------------------------------------
M5              MARINE STARTING BATTERY            $ 58.2        $58.52        $ 1.46        $ 59.88       $ 89.88       $ 73.38
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
M6                 MARINE STARTING BATTERY                     $  79.63    $  82.82    $ 20.7     $  84.89    $  94.79    $  99.52
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
M9                 MARINE STARTING BATTERY                     $ 146.87    $ 152.74    $ 3.82     $ 156.56    $ 166.46    $ 174.79
------------------------------------------------------------------------------------------------------------------------------------
       Trojan
------------------------------------------------------------------------------------------------------------------------------------
5SHP               TROJAN BATTERY                              $ 371.74    $ 366.61    $ 9.67     $ 396.27    $ 406.17    $ 426.48
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
DC22F              DEEP CYCLE BATTERY                          $ 130.07    $ 135.27    $ 3.38     $ 138.65    $ 145.55    $ 155.98
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
DC9R               TROJAN BATTERY                              $ 109.15    $ 113.52    $ 2.84     $ 116.35    $ 126.25    $ 132.57
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
J185               TROJAN BATTERY                              $ 260.62    $ 271.04    $ 6.76     $ 277.82    $ 287.72    $ 302.11
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
J250               TROJAN BATTERY                              $ 271.96    $ 282.84    $ 7.07     $ 289.91    $ 299.81    $ 314.80
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
J305               TROJAN BATTERY                              $ 262.89    $ 273.41    $ 6.84     $ 280.24    $ 290.14    $ 304.65
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
L16                TROJAN BATTERY                              $ 296.90    $ 308.78    $ 7.72     $ 316.50    $ 326.40    $ 342.72
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
SCS150             TROJAN BATTERY                              $ 125.60    $ 130.62    $ 3.27     $ 133.89    $ 143.79    $ 150.98
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
SCS225             TROJAN BATTERY                              $ 160.85    $ 167.28    $ 4.16     $ 171.47    $ 181.37    $ 190.43
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
SCS450             TROJAN BATTERY                              $ 344.50    $ 358.28    $ 8.96     $ 367.24    $ 377.14    $ 305.99
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
T105               GOLF CAR BATTERY                            $ 114.87    $ 119.46    $ 2.99     $ 122.45    $ 132.35    $ 130.97
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
T125               TROJAN BATTERY                              $ 156.32    $ 162.57    $ 4.06     $ 188.84    $ 176.54    $ 285.36
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
T145               TROJAN BATTERY                              $ 189.42    $ 197.00    $ 4.92     $ 201.92    $ 211.82    $ 222.41
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
T875               TROJAN BATTERY                              $ 191.69    $ 199.36    $ 4.96     $ 204.34    $ 214.24    $ 224.95
------------------------------------------------------------------------------------------------------------------------------------
   Deep Cycle
------------------------------------------------------------------------------------------------------------------------------------
24DC-3             DEEP CYCLE BATTERY                          $  99.12    $ 103.08    $ 2.58     $ 105.66    $ 115.96    $ 121.34
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
27DC-5             DEEP CYCLE BATTERY                          $ 115.77    $ 120.40    $ 3.01     $ 123.41    $ 133.31    $ 139.96
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
DC110              DEEP CYCLE BATTERY                          $  62.29    $  64.78    $ 1.62     $  66.40    $  76.30    $  80.12
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
DC200              DEEP CYCLE BATTERY                          $ 220.80    $ 229.42    $ 5.74     $ 235.16    $ 245.06    $ 257.31
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
DC35               DEEP CYCLE BATTERY                             N/A                                                        N/A
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
DC45               DEEP CYCLE BATTERY                             N/A                                                        N/A
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
U1DC-1             GARDEN TRACTOR BATTERY                      $  68.39    $  71.13    $ 1.78     $  72.90    $  82.80    $  86.94
------------------------------------------------------------------------------------------------------------------------------------
       Optima
------------------------------------------------------------------------------------------------------------------------------------
V75/35             VORTEX                                                                                     $   9.90    $ 206.02
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
850S               OPTIMA RED                                                                                 $   9.90    $ 218.90
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
1000W              OPTIMA BLUE                                                                                $   9.90    $ 223.65
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
D750S              OPTIMA YELLOW                                                                              $   9.90    $ 275.90
------------------------------------------------------------------------------------------------------------------------------------
   Motorcycle
------------------------------------------------------------------------------------------------------------------------------------
9BS                MOTORCYCLE BATTERY                                                                                     $  50.72
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
12BS               MOTORCYCLE BATTERY                                                                                     $  60.23
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
20BS               MOTORCYCLE BATTERY                                                                                     $  76.08
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
16LB               MOTORCYCLE BATTERY                                                                                     $  91.83
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
10LA               MOTORCYCLE BATTERY                                                                                     $  53.89
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
4LB                MOTORCYCLE BATTERY                                                                                     $  60.23
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
10LA2              MOTORCYCLE BATTERY                                                                                     $  20.93
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
12AA               MOTORCYCLE BATTERY                                                                                     $  36.14
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
14AA2              MOTORCYCLE BATTERY                                                                                     $  39.94
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
14LA2              MOTORCYCLE BATTERY                                                                                     $  41.21
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
16B                MOTORCYCLE BATTERY                                                                                     $  47.55
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
16CLB              MOTORCYCLE BATTERY                                                                                     $  57.06
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
C50N18LA2          MOTORCYCLE BATTERY                                                                                     $  49.46
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
12N54B             MOTORCYCLE BATTERY                                                                                     $  18.39
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
12N55A3B           MOTORCYCLE BATTERY                                                                                     $  22.83
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
12N94B1            MOTORCYCLE BATTERY                                                                                     $  24.73
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
8N63B              MOTORCYCLE BATTERY                                                                                     $  12.68
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
8N42A5             MOTORCYCLE BATTERY                                                                                     $  12.04
------------------------------------------------------------------------------------------------------------------------------------
Small Sealed Lead Acid (SLA)
------------------------------------------------------------------------------------------------------------------------------------
YP4-6              SONA                                                                                                   $   9.18
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
YP6-6              SONA                                                                                                   $  15.05
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
YP8-6              SONA                                                                                                   $  17.52
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
YP10-6             SONA                                                                                                   $  18.41
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
YP1.2-12           SONA                                                                                                   $  11.00
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
YP3-12             SONA                                                                                                   $  17.77
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
YP7-12             SONA                                                                                                   $  23.94
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
YP12-12            SONA                                                                                                   $  37.41
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
YP17-12            SONA                                                                                                   $  46.01
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
YP40-12            SONA                                                                                                   $ 113.50
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
PE12V7             PORTALAC                                                                                               $  48.80
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
PE12V17            PORTALAC                                                                                               $  88.32
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
PE12V24            PORTALAC                                                                                               $ 124.72
------------------ ------------------------------------------- ---------- ----------- ---------- ----------- ----------- -----------
PE12V40            PORTALAC                                                                                               $ 172.57
------------------------------------------------------------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT


                            Dated as of 28 June 2000

                                     between

   GNB Battery Technologies Limited and Australian Battery Company (Aust.) Pty
                  Ltd. and Pacific Dunlop Limited, as Sellers;

                                       and

                     Exide Australia Pty Limited, as Buyer.

ARTICLE I.            DEFINITIONS............................................................................    1
     Section 1.1.          Definitions.......................................................................    1
ARTICLE II.           PURCHASE AND SALE......................................................................    7
     Section 2.1.          Purchased Assets..................................................................    7
     Section 2.2.          Excluded Assets...................................................................    8
     Section 2.3.          Assumed Liabilities...............................................................    9
     Section 2.4.          Excluded Liabilities..............................................................   10
     Section 2.5.          Coordinating Agreement............................................................   11
     Section 2.6.          Ownership and Risk................................................................   11
     Section 2.7.          Taxes.............................................................................   11
     Section 2.8.          Defence of Actions................................................................   11
     Section 2.9.          Receivables.......................................................................   12
ARTICLE III.          PURCHASE PRICE.........................................................................   13
     Section 3.1.          Purchase Price....................................................................   13
     Section 3.2.          Allocation of Purchase Price and Assumed Liabilities..............................   13
ARTICLE IV.           CLOSING................................................................................   13
     Section 4.1.          Closing...........................................................................   13
     Section 4.2.          Documents to be Delivered to Buyer................................................   14
     Section 4.3.          Documents to be Delivered to Seller...............................................   16
     Section 4.4.          Form of Documents.................................................................   16
ARTICLE V.            REPRESENTATIONS AND WARRANTIES OF SELLER...............................................   16
     Section 5.1.          Organization......................................................................   17
     Section 5.2.          Power and Authority; Agreement Binding............................................   17
     Section 5.3.          Absence of Conflicts..............................................................   17
     Section 5.4.          No Litigation.....................................................................   18
     Section 5.5.          No Violation......................................................................   18
     Section 5.6.          Operations Since June 30, 1999....................................................   18
     Section 5.7.          Taxes.............................................................................   20
     Section 5.8.          Title to Assets...................................................................   21
     Section 5.9.          Real Property.....................................................................   21
     Section 5.10.         Personal Property.................................................................   22
     Section 5.11.         Personal Property Leases..........................................................   22
     Section 5.12.         Governmental Permits..............................................................   22
     Section 5.13.         Intellectual Property.............................................................   22
     Section 5.14.         Employees.........................................................................   23
     Section 5.15.         Superannuation....................................................................   23
     Section 5.16.         Contracts.........................................................................   24
     Section 5.17.         Status of Contracts...............................................................   25
     Section 5.18.         Environmental Matters.............................................................   25
     Section 5.19.         Insurance.........................................................................   27
     Section 5.20.         Product Warranties................................................................   28
     Section 5.21.         No Advisor........................................................................   28
     Section 5.22.         Accounts and Records..............................................................   28
     Section 5.23.         No Misrepresentation..............................................................   28
     Section 5.24.         Purchased Assets..................................................................   28
     Section 5.25.         Material Consents.................................................................   28

     Section 5.26.         Powers of Attorney................................................................   29
ARTICLE VI.           REPRESENTATIONS AND WARRANTIES OF BUYER................................................   29
     Section 6.1.          Organization......................................................................   29
     Section 6.2.          Power and Authority...............................................................   29
     Section 6.3.          Agreement Binding.................................................................   29
     Section 6.4.          Absence of Conflicts..............................................................   30
     Section 6.5.          No Litigation.....................................................................   30
     Section 6.6.          No Advisor........................................................................   30
     Section 6.7.          No Misrepresentation..............................................................   30
ARTICLE VII.          ACTION PRIOR TO THE CLOSING DATE.......................................................   31
     Section 7.1.          Preserve Accuracy of Representations and Warranties...............................   31
     Section 7.2.          Consents of Third Parties; Governmental Approvals.................................   31
     Section 7.3.          Operations Prior to the Closing Date..............................................   32
     Section 7.4.          Intercompany Agreements...........................................................   32
     Section 7.5.          Notification of Changes...........................................................   32
     Section 7.6.          Export Licence....................................................................   32
     Section 7.7.          Changes to Employment Conditions..................................................   33
     Section 7.8.          General...........................................................................   33
     Section 7.9.          Preservation of Business..........................................................   33
ARTICLE VIII.         CONDITIONS TO CLOSING..................................................................   33
     Section 8.1.          Conditions to the Obligations of the Buyer........................................   33
     Section 8.2.          Conditions to the Obligations of Seller...........................................   35
ARTICLE IX.           ADDITIONAL AGREEMENT OF THE PARTIES....................................................   37
     Section 9.1.          Conveyance and Transfer of Owned Real Property....................................   37
     Section 9.2.          Taxes.............................................................................   37
     Section 9.3.          Employees and Employee Benefit Plans..............................................   40
     Section 9.4.          Post-Closing Remittances..........................................................   41
     Section 9.5.          Superannuation....................................................................   41
     Section 9.6.          Insurance.........................................................................   46
ARTICLE X.            TERMINATION............................................................................   46
     Section 10.1.         Termination.......................................................................   46
     Section 10.2.         Notice of Termination.............................................................   47
     Section 10.3.         Effect of Termination.............................................................   47
ARTICLE XI.           EXCLUSIVITY OF REMEDY..................................................................   47
     Section 11.1.         Indemnification by Seller.........................................................   47
     Section 11.2.         Indemnification by Buyer..........................................................   48
     Section 11.3.         Exclusivity of Remedy.............................................................   48
ARTICLE XII.          GENERAL PROVISIONS.....................................................................   48
     Section 12.1.         Notices...........................................................................   48
     Section 12.2.         Confidential Information..........................................................   50
     Section 12.3.         No Public Announcement............................................................   50
     Section 12.4.         Entire Agreement; Amendments......................................................   50
     Section 12.5.         Successors and Assigns............................................................   51
     Section 12.6.         Interpretation....................................................................   51
     Section 12.7.         Waivers...........................................................................   51
     Section 12.8.         Expenses..........................................................................   52
     Section 12.9.         Partial Invalidity................................................................   52

     Section 12.10.        Execution in Counterparts.........................................................   52
     Section 12.11.        Governing Law.....................................................................   52
     Section 12.12.        Further Assurances and Cooperation................................................   52
     Section 12.13.        No Reliance.......................................................................   53
     Section 12.14.        Disclosure Schedules..............................................................   53

EXHIBITS

     Exhibit A     Allocation of Purchase Price and Assumed Liabilities

SCHEDULES

     1.1           Permitted Encumbrance
     1.2           Material Consents
     3.2           Allocation of Purchase Price and Assumed Liabilities
     5.1           Organization
     5.3           Absence of Conflicts
     5.4           No Litigation
     5.5           No Violation
     5.6(A)        Operations Since June 30, 1999
     5.6(B)        Operations Since June 30, 1999
     5.7           Taxes
     5.8           Title to Assets
     5.9(A)        Real Property
     5.9(B)        Real Property
     5.10          Personal Property
     5.11          Personal Property Leases
     5.12(A)       Governmental Permits
     5.12(B)       Governmental Permits
     5.13(A)       Intellectual Property
     5.13(C)       Intellectual Property
     5.14(A)       Employees
     5.14(B)       Employees
     5.15          Super annuation
     5.16          Contracts
     5.17          Status of Contracts
     5.18(A)       Environmental Matters
     5.18(B)       Environmental Matters
     5.18(C)       Environmental Matters
     5.18(D)       Environmental Matters
     5.18(E)       Environmental Matters
     5.18(F)       Environmental Matters
     5.18(G)       Environmental Matters
     5.18(J)       Environmental Matters
     5.19          Insurance

     5.20          Product Warranties
     7.3           Operations Prior to the Closing Date
     7.4           Intercompany Agreements

                           ASSET PURCHASE AGREEMENT


This ASSET PURCHASE AGREEMENT, dated as of 28 June 2000 (the "Agreement") is executed by and among GNB BATTERY TECHNOLOGIES LIMITED ACN 000 023 003 of Level 1, 293 Camberwell Road, Camberwell, Victoria, AUSTRALIAN BATTERY COMPANY (AUST.) PTY LTD. ACN 008 644 497 of Level 1, 293 Camberwell Road, Camberwell, Victoria and Pacific Dunlop Limited ACN 004 085 330 of Level 41, 101 Collins Street, Melbourne, Victoria, 3000 (collectively "Seller"), and EXIDE AUSTRALIA PTY LIMITED ACN 093 272 005, a corporation incorporated under the laws of the State of Victoria ("Buyer").

WHEREAS, Seller is engaged in the business of designing, manufacturing, distributing and selling automotive and industrial batteries including recovering batteries for the purpose of recycling in Australia at and from various locations owned by Seller or third parties (the "Business"); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets and properties owned by the Seller and used exclusively in relation to the Business, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer and Seller agree as follows:

                                  ARTICLE I.
                                  DEFINITIONS

SECTION 1.1.   Definitions
               -----------

In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and
           -----------
plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

"Action" means any lawsuit, arbitration, or regulatory governmental or other proceeding or investigation, whether at law or in equity.

"Adjoining Properties" shall mean all sites or locations other than the Real Property or the PRP Sites to which Contaminants have migrated from the Real Property through air, soil, surface water or groundwater.

"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

"Agreement" has the meaning specified in the first paragraph of this Agreement.

"Assumed Liabilities" has the meaning specified in Section 2.3.
                                                   -----------

"Balance Sheets" means the balance sheets that are part of the Financial Statements.

"Business" has the meaning specified in the second paragraph of this Agreement.

"Business Day" means a day other than Saturday, Sunday or a day on which United States national banks are closed.

"Buyer" has the meaning specified in the first paragraph of this Agreement.

"Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement.

"Closing" has the meaning specified in Section 4.1.
                                       -----------

"Closing Date" has the meaning specified in Section 4.1.
                                            -----------

"Confidential Information" has the meaning specified in Section 12.2.
                                                        ------------

"Contaminant" means a solid, liquid, gas, odour, heat, sound, vibration, radiation or substance which makes or may make the Real Property or the surrounding Environment:

(a)  unsafe or unfit for habitation or occupation by persons or animals;

(b)  degraded in its capacity to support plant life;

(c)  otherwise Environmentally degraded; or

(d)  not comply with any Environmental Law.

"Contractor" means all persons, other than Seller Employees, who have performed or currently perform work for Seller under any current contract.

"Contractor Entitlements" means any remuneration, compensation or benefits payable by Seller to, or on behalf of or in respect of, Contractors.

"Coordinating Agreement" means that certain Coordinating Agreement dated as of 9 May 2000 between Pacific Dunlop Holdings (USA) Inc. and Exide Corporation, as amended and supplemented from time to time.

"Court Order" means any judgment, order, award or decree of any foreign, federal, state or local court, tribunal or governmental agency and any award in any arbitration proceeding.

"Disclosure Schedules" means the Disclosure Schedules dated 12 June 2000, as modified pursuant to Section 5.7 of the Coordinating Agreement.

"Employment Benefit" means all wages, salary, remuneration, compensation and benefits payable by Seller to, or on behalf of or in respect of, Seller Employees.

"Employee Leave Benefit" means annual leave and leave loading, long service leave and sick leave.

"Encumbrance" means any lien, charge, security interest, mortgage, pledge, power of sale, easement, encroachment, covenant, restriction on transfer or other restriction on or defect in title or other encumbrances.

"Environment" means the physical factors of the surroundings of human beings including, without limitation, the land, air, waters, atmosphere, climate, sound, odours, taste and the biological factors of those surroundings such as plants, animals and other forms of life.

"Environmental Law" means all Requirements of Law relating to pollution or the regulation and protection of human health or the Environment, including without limitation, those regarding or relating to emissions, discharges, Releases or threatened Releases of Contaminants or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Contaminants.

"Excluded Assets" has the meaning specified in Section 2.2.
                                               -----------

"Excluded Liabilities" has the meaning specified in Section 2.4.
                                                    -----------

"Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

"Final Closing Date Balance Sheet" has the meaning specified in the Coordinating Agreement.

"Financial Statements" has the meaning specified in the Coordinating Agreement.

"Governmental Body" means any foreign, Australian, state or local governmental authority, agency, or government or regulatory body.

"Governmental Permits" has the meaning specified in Section 5.12(a).
                                                    ---------------

"Intellectual Property" has the meaning specified in Section 2.1(e).
                                                     --------------

"Intellectual Property Transfer/License Documents" has the meaning specified in

Section 4.2(g).
--------------

"Intercompany Agreements" means agreements between Seller and an Affiliate of Seller in connection with the Business.

"Knowledge of the Seller" or similar phrases means matters actually known to Thomas Minner, Thomas Smith, Thomas O'Hare, Mitchell Bregman, Barbara Hatcher, William Morrissy, Allan Moore or David Markey.

"Knowledge of the Seller Regarding Environmental Matters" or similar phrases means matters actually known to John Hawkins, Wayne Davenport, Brian Smith, Bill Cooper, Steve Emmons, Barbara Hatcher, or William Morrissy.

"Leased Real Property" has the meaning specified in Section 5.9(b).
                                                    --------------

"Losses" means losses, obligations, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

"March 31, 2000 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

"Material Adverse Effect" means any event, occurrence or condition (other than as a result of general economic conditions or events or conditions affecting the automotive and industrial battery industry as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results of operations, Business, or operations of the Business, taken as a whole.

"Material Consents" means those consents set forth on Schedule 1.2.
                                                      ------------

"Owned Real Property" has the meaning specified in Section 5.9(a).
                                                   --------------

"Permitted Encumbrances" means the Encumbrances specifically set forth on

Schedule 1.1 hereto.
------------

"Person" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

"Principal US Agreement" means the Stock Purchase Agreement With Respect To Pacific Dunlop GNB Corporation dated May 9, 2000, between Pacific Dunlop Holdings (USA) Inc., as Seller, and Exide Corporation, as Buyer, as amended and supplemented from time to time.

"PRP Sites" shall mean all sites (other than the Real Property and the Adjoining Properties) with respect to which Seller, or any of its successors or assignees have or may have liability under any Environmental Law.

"Purchase Price" has the meaning specified in Section 3.1.
                                              -----------

"Purchased Assets" has the meaning specified in Section 2.1.
                                                -----------

"Real Property" has the meaning specified in Section 5.9(b).
                                             --------------

"Receivables" has the meaning specified in Section 2.2(j).
                                           --------------

"Release" includes any and all spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing and any other means by which a substance may be introduced into or travel through the Environment.

"Remedial Action" shall include all actions required by a Court order or otherwise by a Governmental Body to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Contaminants; (ii) prevent or minimise Release or threatened Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and undertake post-remedial investigation, monitoring, operation and maintenance.

"Requirements of Law" means any foreign, federal, state or local law, statute, regulation, code or ordinance of any Governmental Body currently in effect.

"ROW Agreements" has the meaning specified in the Coordinating Agreement.

"Seller" means each of the parties specified in the first paragraph of this Agreement on the basis that each such party's rights and obligations under this agreement are strictly limited to those of the Purchased Assets in which it has an interest and those Assumed Liabilities and Seller Employees referrable to it.

"Seller Agreements" has the meaning specified in Section 5.17.
                                                 ------------

"Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by the Seller under this Agreement.

"Seller Employees" has the meaning specified in Section 9.3(a).
                                                --------------

"Seller's Fund" has the meaning specified in Section 9.5(m).
                                             --------------

"Supply Agreements " means the supply agreements made on or about 23 November 1998 between: (i) GNB Battery Technologies Ltd. and The Distribution Group Holdings Limited (ACN 006048497); (ii) GNB Battery Technologies Ltd and Pacific Dunlop Tyres Pty Limited (ACN 004452984), and Goodyear Tyres Pty Limited (ACN 000145433); and (iii) GNB Battery Technologies Ltd and The Distribution Group Holdings Limited trading as Repco Auto Parts/Traders Auto Spares.

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, capital gains, capital, property, sales, use, transfer, license, excise, premium, lease, estimated, environmental, registration, value added, stamp, real property, franchise, employment, payroll, wage, withholding or minimum tax, ad valorem, or customs duty and any other similar taxes or governmental charges, fees, levies, assessments or liabilities of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and includes any interest, penalty or fine, or addition to tax imposed by any Governmental Body.

"Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

"Transferring Employee" means an Employee who accepts the Buyer's offer of employment under Section 9.3 (b).
                 ---------------

                                  ARTICLE II.
                               PURCHASE AND SALE

SECTION 2.1.  Purchased Assets.
              ----------------

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of the rights, assets and properties of Seller of every kind and description used in, consumed by or otherwise relating exclusively to the Business, wherever located, real, personal or mixed, tangible or intangible as such assets shall exist on the Closing Date, including such assets reflected in the Final Closing Date Balance Sheet, but excluding the Excluded Assets (herein collectively called the "Purchased Assets"). The Purchased Assets shall include, without limitation, all of the Seller's right, title and interest in and to:

(a)  Real Property.  All Real Property and interests therein owned or occupied
     -------------
     by the Seller exclusively in relation to the Business, including all land, plant, warehouse and office facilities and other improvements and fixtures attached to said Real Property and comprising the Owned Real Property described in Schedule
                                                                  --------
     5.9(A) and all interest in the Leased Real Property described in Schedule
     ------                                                           --------
     5.9(B);
     ------

(b)  Machinery and Equipment.  All machinery and equipment, including machines,
     -----------------------
     smelters, data processing hardware and software, vehicles, furniture, fixtures, capital expenditures in process, tools, dies, moulds, and similar tangible personal property, and all interest in any such personal property leased from third parties owned or used by the Seller exclusively in relation to the Business, including specifically but without limitation those items listed and described in Schedule 5.10 and Schedule 5.11;
                                         -------------     -------------

(c)  Inventory.  All inventories owned by the Seller exclusively in relation to
     ---------
     the Business consisting of raw materials, work in progress and finished goods and supplies as the same may exist on the Closing Date including goods in transit and stock ordered by and paid for by the Seller prior to the Closing Date but not received by the Closing Date;

(d)  Intentionally deleted;

(e)  Proprietary Rights.  All patents, patent applications, patent disclosures
     ------------------
     and inventions; trademarks, service marks, logos, trade dress, designs, trade names, business names, company names other than "Pacific Dunlop," "Dunlop" or "Olympic", and any applications to register any of the foregoing; copyrights and copyright registrations, trade secrets, know-how and confidential business information, computer software, data or documentation, and other proprietary rights or any licenses to and from any Person with respect to any of the foregoing developed by or for Seller exclusively in relation to the Business or employed or utilized by the Seller exclusively in the conduct of the Business, and all other intellectual, industrial, proprietary information, rights and interests (including common law rights and interests) employed or utilized by the Seller exclusively in the conduct of the Business, including without limitation, those items listed on Schedule 5.13(A) (the "Intellectual
                                       ----------------
     Property");

(f)  Executory Agreements.  The rights of Seller to the extent such rights
     --------------------
     relate exclusively to the Business under any executory agreement to which Seller is a party in relation to the Business (excluding any agreement giving rise to an Excluded Liability), including, without limitation, those listed or described on Schedule 5.16(A), and the following, if any: any
                            ----------------
     distribution agreement, license agreement, promissory note, guaranty, loan agreement, security agreement, indemnity agreement, subordination agreement, indenture, mortgage, lease (whether or not capitalised and including, without limitation, those listed in Schedule 5.11), conditional
                                                    -------------
     sale or title retention agreement, any purchase order or contract with any customer or supplier of Seller relating exclusively to the Business to the extent that such purchase order or contract is not fulfilled by Seller on the Closing Date;

(g)  Certain Rights of Seller.  All claims, rights and causes of action of
     ------------------------
     Seller against third Persons relating exclusively to the Business, including claims, rights and causes of action against third Persons arising under warranties from vendors and others;

(h)  Books and Records.  Except as specified in Section 2.2(i), all the Seller's
     -----------------                          --------------
     books and records in relating exclusively to the Business (including all data and other information stored on discs, hard drives, tapes or other media) including, without limitation, employee records and copies of those books and records, to the extent they relate to the Business, except for those books and records which the Seller is required by law to retain;

(i)  Governmental Permits.  All Governmental Permits held by the Seller in
     --------------------
     relation to the Business, including those listed on Schedule 5.12(A) or
                                                         ----------------
     Schedule 5.18(B); and
     ----------------

(j)  Other Assets.  All other rights, assets and properties of Seller relating
     ------------
     exclusively to the Business, except for Excluded Assets, whether real, personal, tangible, intangible or mixed, including books, records and files (including all personnel files), any prepaid expenses, and any utility deposits, all except as specifically excluded in Section 2.2.
                                                      ------------

Section 2.2.  Excluded Assets
              ---------------

Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not
                                  -----------
include the following (herein referred to as the "Excluded Assets"):

(a)  Cash.  All cash, cash equivalents, bank accounts, certificates of deposit,
     ----
     investment securities, commercial paper and any other marketable securities or similar investments of Seller;

(b)  Excluded Names.  The Seller's rights to the following names and trademarks:
     --------------
     Dunlop (subject to Section 4.2(k)), Olympic.
                        ---------------

(c)  Corporate Records.  All corporate minute books and stock transfer books and
     -----------------
     the corporate seals of Seller;

(d)  Taxes.  All refunds of any Taxes paid by the Seller, and all Tax records
     -----
     and Tax Returns with respect to periods ending on or before the Closing Date, and all claims for Taxes paid by the Seller;

(e)  Certain Rights of Seller.  All agreements and all claims, rights and causes
     ------------------------
     of action relating to Excluded Assets or relating to liabilities and obligations not included in Assumed Liabilities;

(f)  Intercompany Loans.  Any liabilities or obligations owing to Seller by any
     ------------------
     Affiliate of Seller that are not effectively eliminated by means of intercompany adjustments effected in connection with the preparation of the Final Closing Balance Sheet and the audit performed in connection therewith;

(g)  Insurance.  All business insurance policies of Seller and all rights
     ---------
     thereunder;

(h)  Pacific Marine Batteries.  Seller's shareholding in Pacific Marine
     ------------------------
     Batteries Pty Ltd;

(i)  Books and Records.  All books and records relating to any of the foregoing
     -----------------
     and originals of all other books and records which the Seller is required by law to retain; and

(j)  Receivables.  All notes and trade and other accounts receivable owed to the
     -----------
     Seller exclusively in relation to the Business as the same may exist on the Closing Date (the "Receivables").

Section 2.3.  Assumed Liabilities
              -------------------

On and from the Closing Date, Buyer shall assume and agree to discharge and shall keep the Seller indemnified against the following obligations and liabilities of Seller relating to the Business:

(a)  Ordinary Course Liabilities.  The current Liabilities of Seller  relating
     ----------------------------
     to the Business or the Purchased Assets as of the Closing Date to the extent provided for in the Final Closing Date Balance Sheet;

(b)  Executory Contracts.  Liabilities, obligations, and commitments of Seller
     -------------------
     arising under the Seller Agreements, and all other contracts, agreements, or commitments entered into in the ordinary course of business to which Seller is a party in relation to the Business or by which it or any of the Purchased Assets is bound that is not required to be set forth on any Schedule to this Agreement;

(c)  Sales Orders.  All liabilities, obligations, and commitments with respect
     ------------
     to sales orders placed with Seller in the ordinary course of business of the Business to the extent such orders have not been filled as of the Closing Date;

(d)  Product Warranties.  All obligations of Seller pursuant to product or
     ------------------
     service guarantees or warranties (whether express or implied) or under Seller's product return policies given in the ordinary course of business of the Business by Seller, including, without limitation, all liabilities and obligations for product returns (regardless of whether such products were sold before or after the Closing Date);

(e)  Employees.  Employee Leave Benefits and other entitlements due post
     ---------
     Closing;

(f)  Actions.  Liabilities arising from the Actions referenced in the Disclosure
     -------
     Schedules and Expenses relating to such Actions; and

(g)  Environmental Liabilities. All costs and liabilities of whatever nature
     -------------------------
     arising from or relating to matters disclosed in Schedule 5.18 of the
                                                     --------------
     Disclosure Schedules.

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder are referred to herein as the "Assumed Liabilities."

Section 2.4.  Excluded Liabilities
              --------------------

Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of Seller other than the Assumed Liabilities (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities"). The Excluded Liabilities include:

(a)  Taxes.  Any Taxes levied against Seller on or prior to the Closing Date or
     -----
     subsequent to the Closing Date but relating to periods ending on or prior to the Closing Date, but only insofar as such Taxes have not been reflected or reserved against in the Final Closing Date Balance Sheet;

(b)  Intercompany Loans.  Any liabilities or obligations owing to any Affiliate
     ------------------
     of Seller that are not effectively eliminated by means of intercompany adjustments effected in connection with the preparation of the Final Closing Date Balance Sheet and the audit performed in connection therewith; and

(c)  Excluded Assets.  Liabilities or obligations in respect of any Excluded
     ---------------
     Assets.

Section 2.5.  Coordinating Agreement
              ----------------------

The parties agree that nothing in this Agreement is intended to exclude, or reduce the operation or effect of, the indemnities and limitations contained in
Article 4 of the Coordinating Agreement.

Section 2.6.  Ownership and Risk
              ------------------

Until Closing, the Seller remains the owner of and bears all risks in connection with the Business and Purchased Assets and Assumed Liabilities. On Closing, property in and risk of the Business and the Purchased Assets and Assumed Liabilities passes to the Buyer.

Section 2.7.  Taxes
              -----

On and from the Closing Date, Buyer agrees to discharge, in accordance with
Section 9.2(b), and shall keep the Seller indemnified against all current
--------------
liabilities for Taxes to the extent reflected or reserved against in the Final Closing Date Balance Sheet.

Section 2.8.  Defence of Actions
              ------------------

In relation to each of the Actions referred to in Section 2.3(f), the Seller
                                                  --------------
must use resources provided by the Buyer and subject to being indemnified by the Buyer against all costs, claims, liabilities and expenses suffered or incurred by the Seller:

(a) use its best endeavours to conduct the Action in all respects in accordance with the lawful and proper instructions and directions of the Buyer and must promptly take all lawful and proper action (including execution, lodgement and service of documents and correspondence) required by the Buyer to avoid, defend, compromise or settle the Action;

(b)  not do any act other than as instructed or directed by the Buyer; and

(c) provide the Buyer and its representatives and advisors at all times with full and free access (with the right to take copies) of all documents and correspondence relevant to the Action.

Section 2.9.  Receivables
              -----------

(a) On the Closing Date, the Buyer must advance to the Seller by way of loan ("Loan") an amount equal to the total amount of the Receivables shown on
     Schedule 3.2.  The Loan (as adjusted under Section 2.9(d)) will be:
     ------------                               --------------

     (i) repayable by the Seller only from Receivables collected by the Buyer and paid to the Seller (and not from any other moneys) in accordance with Section 2.9(c); and
               --------------

     (ii) interest free and unsecured.

(b) The Seller hereby appoints the Buyer, as the Seller's agent, for a period from the Closing Date to the Purchase Price Adjustment Due Date, as defined in the Coordinating Agreement ("Collection Period") to collect the Receivables on behalf of the Seller.

(c)  On the last day of each week during the Collection Period:

     (i) the Buyer must provide the Seller with a written report of all Receivables collected by the Buyer in that week;

     (ii) the Buyer must account to the Seller for the amount collected in that week; and

     (iii) the Seller must immediately apply all amounts paid to it under paragraph (c)(ii) towards repayment of the Loan. The Seller hereby irrevocably directs and authorises the Buyer to pay all amounts payable to the Seller under paragraph (c)(ii) to the Buyer towards repayment of the Loan.

(d)  On the last day of the Collection Period the Loan must be:

     (i) increased by the further advance by the Buyer to the Seller of the amount (if any) by which the value of Receivables in the Final Closing Date Balance Sheet exceeds the amount advanced under Section
                                                                        -------
           2.9(a); or
           ------

     (ii)  reduced by the repayment by the Seller to the Buyer of the amount (if any) by which the value of Receivables in the Final Closing Date Balance Sheet is less than the amount advanced under Section 2.9(a).
                                                                --------------

(e) If, on the last day of the Collection Period, any Receivables remain outstanding, then:

     (i)   the Seller must repay the balance of the Loan to the Buyer; and

     (ii) the Buyer must immediately apply the amount repaid to it under paragraph(e)(i) in purchasing from the Seller all outstanding Receivables and the Seller must sell all of those outstanding Receivables to the Buyer free from Encumbrances.

(f) The Buyer agrees to keep the Seller indemnified from and against any stamp duty (including interest and penalties) arising in relation to the operation of this Section 2.9.
                       -----------

                                 ARTICLE III.
                                PURCHASE PRICE

Section 3.1.  Purchase Price
              --------------

The purchase price (the "Purchase Price") shall be equal to Forty Two Million Six Hundred Ninety Five Thousand United States dollars (US$42,695,000) (subject to the adjustments provided for in the Coordinating Agreement). At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to such bank account as Seller shall direct in writing. After Closing, the Purchase Price shall be adjusted pursuant to the Coordinating Agreement.

Section 3.2.  Allocation of Purchase Price and Assumed Liabilities
              ----------------------------------------------------

The Purchase Price and the value of the Assumed Liabilities shall be allocated among the Purchased Assets as set forth on Exhibit A, attached hereto (subject
                                           ---------
to the adjustments provided for in the Coordinating Agreement). The parties agree that the allocation set forth Exhibit A, as amended and reissued pursuant
                                    ---------
to the Coordinating Agreement will be used by them and respected for all purposes, including income tax purposes, and that the parties shall follow such allocation for all reporting purposes.

                                  ARTICLE IV.
                                    CLOSING
Section 4.1.  Closing
              -------

The closing of the purchase and sale of the Purchased Assets (the "Closing") shall be consummated at 10:00 a.m. Chicago time on the last business day of the month in which the last of the conditions specified in Article 8 is satisfied or waived, at the offices of Gardner, Carton & Douglas at 321 North Clark Street, in Chicago, Illinois, or at such other time or place as shall be agreed upon by Buyer and Seller. Notwithstanding the foregoing, if the date upon which the last of the conditions specified in Article 8 is satisfied or waived is 5 (or fewer) Business Days before the last day of the month, then the Closing shall be consummated on the fifth (5th) Business Day following the date on which the last of such conditions were satisfied or waived, or such other date as may be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be effective as of the close of business on the Closing Date.

Section 4.2.  Documents to be Delivered to Buyer
              ----------------------------------
At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) a certificate of the secretary or an assistant secretary of Seller in a form reasonably satisfactory to Buyer certifying as to the accuracy of the Seller's representations and warranties at and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing;

(b) a certificate of the secretary or an assistant secretary of Seller in a form reasonably satisfactory to Buyer dated the Closing Date, certifying as to: (i) Seller's Memorandum and Articles of Association; (ii) the resolutions of Seller's board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby;
     (iii) incumbency and signatures of the officers executing this Agreement and any Seller Ancillary Agreement; and (iv) and with respect to GNB Battery Technologies Limited and Australian Battery Company (Aust.) Pty Ltd, the special resolution of the members of each such company authorizing the change of the respective company's name;

(c) transfer of ownership and registration forms and road worthy certificates for any vehicles and any documents necessary to transfer title to other equipment included in the

     Purchased Assets and a registered discharge of all Encumbrances (other than Permitted Encumbrances) in respect thereto;

(d) all Material Consents (it being expressly understood that Seller shall have no obligation to deliver to Buyer any consents other than the Material Consents) and all assignments of other agreements which have been obtained by the Closing Date provided always that it is agreed that any foreign exchange hedging contracts and letters of credit are not to be transferred to the Buyer which must make its own arrangements in respect of the matters concerned with effect from Closing;

(e)  such assignments with respect to the Leased Real Property described in
     Schedule 5.9(B) as have been obtained by the Closing Date;
     ----------------

(f) all required transfers, declarations, documents of title and any other documents as may be otherwise necessary to transfer title of the Owned Real Property to Buyer and a registered discharge of all Encumbrances (other than Permitted Encumbrances) in respect thereto;

(g)  duly executed deeds of variation of each of the Supply Agreements:

     (i)  extending the term of each Supply Agreement to November 31, 2002; and
     (ii) )varying the prices payable for products supplied pursuant to each Supply Agreement so that they are, as from the Closing Date, the lower of the prices in effect on the date hereof charged under each Supply Agreement, or the prices arrived at by reducing those prices by a percentage equal to the percentage (if any) by which the price to be charged by GNB to Battery Assist Pty Ltd under the contract agreed between GNB and GNB Battery Assist Pty Ltd on June 23, 2000, is less than the price charged by GNB to GNB Battery Assist Pty Ltd under the contract in force between them as at November 31, 1998.

(h) a "Statement of Change of Persons in relation to Whom Business Name is Registered" for all business names included in the Purchased Assets;

(i) a duly executed ASIC Form 205 to change the company names of GNB Battery Technologies Limited and Australian Battery Company (Aust.) Pty Ltd.;

(j) licence from Seller to Buyer relating to the use of the Dunlop trademark on automotive batteries to be supplied to South Pacific Tyres;

(k) all necessary documents of title, transfer documents (including registerable transfers, deeds of discharge of Encumbrances and deeds of assignment, as the case may be), licenses and any other documents that may be necessary to transfer ownership of the Business, the Purchased Assets and the Assumed Liabilities to Buyer or to permit Buyer to continue to operate the Business uninterrupted after the Closing;

(l) those of the Purchased Assets capable of transfer by delivery, the title to which shall pass to the Buyer on delivery;

(m)  originals or counterparts of all written agreements referred to in Section
                                                                        -------
     2.1(f) and other documents connected with the Business;
     ------

(n) all of the books, records, files and other relevant information including all electronically stored information and documents relating to the Business, the Purchased Assets and the Assumed Liabilities including lists of customers, suppliers, employees, agents and distributors;

(o) a deed of substitution in a form satisfactory to the lessor of motor vehicles used by the Seller Employees pursuant to which the Buyer will succeed to the obligations of the Seller in relation to novated leases of such motor vehicles;

(p) (in the event that Closing occurs prior to the commencement of the Year 2000 Sydney Olympic Games) a side letter pursuant to which the Seller will transfer to the Buyer an entitlement to certain Sydney Olympics hospitality packages;

(q) duly executed deeds of variation of each of the Supply Agreements extending the term of each Supply Agreement to December 31, 2001;

(r) duly executed deeds of assignment, in favor or Buyer, of each of the Supply Agreements; and

(s) such other certificates and documents as Buyer or its counsel may reasonably request to effect a transfer of the Purchased Assets.

Section 4.3.        Documents to be Delivered to Seller
                    -----------------------------------

At the Closing, Buyer shall, in addition to the payment under Section 3.1 above,
                                                              -----------
deliver to Seller:

(a) a certificate of Buyer in a form reasonably satisfactory to Seller certifying as to the accuracy of the Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing;

(b) a certificate of the secretary or an assistant secretary of Buyer in a form reasonably satisfactory to Seller, dated the Closing Date, certifying as to: (i) Buyer's Memorandum and Articles of Association; (ii) the resolutions of Buyer's board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and
     (iii) incumbency and signatures of the officers executing this Agreement and any Buyer Ancillary Agreement;

(c) (in the event that Closing occurs prior to the commencement of the Year 2000 Sydney Olympic Games) an acknowledgement of the side letter referenced in Section 4.2(p) pursuant to which Buyer will accept the transfer of entitlement to certain Sydney Olympics hospitality packages and undertake to meet all costs and expenses of any kind associated with such packages and indemnify the Seller accordingly; and

(d) such other certificates and documents as Seller or its counsel may reasonably request to effect closing of this transaction.

Section 4.4.        Form of Documents
                    -----------------

The documents and instruments referred to in Sections 4.2 and 4.3 shall be
                                             -------------   ----
satisfactory as to form to counsel for the party to whom they are delivered.

                                  ARTICLE V.
                   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 5.1.  Organization
              ------------

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Victoria in the case of Pacific Dunlop Limited, New South Wales in the case of GNB Battery Technologies Limited and The Australian Capital Territory in the case of Australian Battery Company (Aust.) Pty Ltd. Seller is not in violation of any provision of its Memorandum and Articles of Association. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions specified in Schedule 5.1. Seller is not required in relation to the Business
             ------------
to be qualified or licensed to do business as a foreign corporation in any jurisdiction other than those specified in Schedule 5.1, except for those
                                           ------------
jurisdictions where the failure to so qualify is not likely to have a Material Adverse Effect or hinder or impair the ability of Seller to consummate the transactions contemplated by this Agreement or the Seller Ancillary Agreements.

Section 5.2.  Power and Authority; Agreement Binding
              --------------------------------------

Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements and to perform its obligations hereunder and thereunder, to own or hold under lease its properties and assets, to carry on the Business as currently conducted, and to operate the properties and assets now being operated by it in relation to the Business. Seller's execution of this Agreement has been duly authorized and approved by all necessary corporate action. This Agreement has been and the Seller Ancillary Agreements will be duly executed and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, is and will be the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

Section 5.3.  Absence of Conflicts
              --------------------

Except as set forth in Schedule 5.3, the execution, delivery and performance of
                       ------------
this Agreement and the Seller Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not:

(a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of or result in the creation or imposition or crystallisation of any Encumbrance upon the Purchased Assets or Assumed Liabilities under:
     (i) any note, instrument, contract, agreement, mortgage, indenture, lease, license or franchise to which Seller or any Affiliate of Seller is a party or by which it or any of its assets is bound; (ii) any Court Order; or
     (iii) any Requirements of Law; except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or hinder or impair the consummation of the transactions contemplated hereby or by the Seller Ancillary Agreements; or

(b) require the approval, consent, authorization or act of, or the making by Seller or any Affiliate of Seller of any declaration, notification, filing or registration with any Person, except as contemplated in Sections 7.2, 8.1(i) and 8.2(j), except for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a Material Adverse Effect or materially hinder or impact the consummation of the transactions contemplated by this Agreement.

Section 5.4.  No Litigation
              -------------

Except as set forth in Schedule 5.4, there is no Action pending or, to the
                       ------------
Knowledge of the Seller, threatened against Seller in relation to the Business and there has not been, to the knowledge of the Seller, any claim asserted by any person that could lead to an Action. The Seller is not, in relation to the Business subject to any currently pending Court Order. Except as set forth in

Schedule 5.4, to the Knowledge of the Seller, there is no Action pending or
------------
threatened against any officer or director of the Seller arising out of his or her service in connection with the Business.

Section 5.5.  No Violation
              ------------

Except as set forth in Schedule 5.5, Seller has complied and is in compliance
                       -------------
with all Court Orders and Requirements of Law which are applicable to Seller in relation to the Business, except for such Requirements of Law as to which noncompliance is not likely to have a Material Adverse Effect.

Section 5.6.  Operations Since June 30, 1999
              ------------------------------
(a)  Except as set forth in Schedule 5.6(A), since June 30, 1999, or except as
                            ---------------
     reflected in the March 31, 2000 Balance Sheet, there has been no material adverse change in the Business or Purchased Assets or Assumed Liabilities, taken as a whole. The termination of any Intercompany Agreement not listed on Schedule 7.4 will not have a Material Adverse Effect.
        ------------

(b)  Except as set forth in Schedule 5.6(B), or except as reflected in the March
                            ---------------
     31, 2000 Balance Sheet, since June 30, 1999, Seller has conducted the Business only in the ordinary course. Specifically, since June 30, 1999, except as set forth in Schedule 5.6(B), Seller has not in relation to the
                            ---------------
     Business:

     (i)   made any material change in operations;

     (ii) made any capital expenditure or entered into any contract or commitment therefor in excess of the capital expenditures disclosed in the "Fiscal Year 2000 Open Sanction Summary" attached to Schedule
                                                                       --------
           5.7(B) to the Principal US Agreement;
           ------

     (iii) sold, leased (as lessor), transferred or otherwise disposed of, or imposed or suffered to be imposed any Encumbrance on, any of the Purchased Assets, except for inventory and other personal or real property sold, leased or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;

     (iv) cancelled any debts owed to or claims held (including the settlement of any Action) other than in the ordinary course of business consistent with past practice;

     (v) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any finance lease obligations as defined in AASB 1008 or guaranteed any such indebtedness or leases of others or made any loans other than in the ordinary course of business consistent with past practice;

     (vi) written off as uncollectible or accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice

     (vii) delayed or accelerated payment of any accounts payable or other liabilities of Seller beyond or in advance of their due date or the date when such liabilities would have been paid other than in the ordinary course of business consistent with past practice; or

     (viii) made any increases in the current wages, bonuses, and benefits of its employees (other than any increases made in the ordinary course of business consistent with past practice);

     (ix)      entered into or except as set forth in Schedule 5.14(A) amended
                                                      ----------------
               any employment, severance or similar agreement or arrangement or made any increases in the current wages, bonuses and benefits of its employees (other than any increases made in the ordinary course of business consistent with past practice);

     (x) waived any rights or settled any claims, except for such waivers or settlements granted or entered into in the ordinary course of business;

     (xi)      made any change in any method of accounting;

     (xii) suffered or incurred any damage, destruction, fire, explosion, accident, flood or other casualty, loss or act of God (whether or not covered by insurance) to any material operating asset or group of operating assets;

     (xiii) entered into or amended any purchase or sale contract outside the ordinary course of business;

     (xiv) suffered any amendment, termination, suspension or revocation of any Governmental Permit;

     (xv) joined any new or amended or modified any already existing superannuation fund applicable to the Employees;

     (xvi)     amended its memorandum or articles of association;

     (xvii)    manufactured inventory in excess of its expected need; or

     (xviii)   where applicable, agreed to do any of the foregoing.

Section 5.7.   Taxes
               -----
Except as set forth in Schedule 5.7:
                       ------------

(a) Seller has accurately prepared and timely filed (including all extensions) all Tax Returns to the extent they relate to the Business.

(b) All such Tax Returns have been prepared in compliance with applicable Requirements of Law, to the extent they relate to the Business, are true and correct and properly reflect the Taxes due for the periods covered thereby.

(c) All Taxes due and payable by Seller in relation to the Business have been properly paid.

(d) Seller has not in relation to the Business waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect nor requested or been granted an extension of time for filing any Tax Return which has not yet been filed.

(e) There are no material elections, consents or agreements in relation to the Business with tax authorities other than those reflected on tax forms filed with tax authorities.

Section 5.8.   Title to Assets
               ---------------

Seller is the exclusive and absolute owner and has good title to or a valid leasehold interest in, all of the personal property included in the Purchased Assets free and clear of all Encumbrances, except for: (a) Permitted Encumbrances; (b) the lien of current taxes not yet due and payable, and (c) other exceptions disclosed in Schedule 5.8. Except as disclosed in Schedule
                              ------------                          --------
5.8, the personal property included in the Purchased Assets is useable in the
---
ordinary course of business of the Business and conforms to all Requirements of Law relating to its construction, use and operation, except where such nonconformity is not likely to have a Material Adverse Effect.

Section 5.9.  Real Property
              -------------

(a)  Schedule 5.9(A) contains a complete and accurate list, including a brief
     ---------------
     description of each freehold property used in the Business currently owned by Seller (the "Owned Real Property") in respect of which Seller represents that except as set out in Schedule 5.9(A):
                               ---------------

     (i) Seller is in possession of such property and will by the Closing Date be the absolute and exclusive owner of the Owned Real Property free and clear of all Encumbrances except for Permitted Encumbrances;

     (ii) Seller has the legal right to sell such property and has not previously sold, leased, licensed or granted any option to purchase or lease affecting such property.

(b)  Schedule 5.9(B) sets forth a complete and accurate list, including a brief
     ---------------
     description of the material terms of all material leases, subleases or similar agreements providing for the use of real property under which Seller is lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property") and used in connection with the Business. The Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property."

(c) The occupation, possession and use of the Leased Real Property by Seller has not been disturbed and, to the Knowledge of the Seller, no claim has been asserted or threatened which is adverse to the rights of Seller to the continued occupation, possession and use of the Leased Real Property, as currently utilized.

(d) With respect to each such parcel of Owned Real Property, except as disclosed on Schedule 5.9(A): (i) there are no outstanding options or
                  ---------------
     rights of first refusal of third parties with respect to the purchase, lease or use of any such property or any portion thereof or any interest therein (other than the right of Buyer pursuant to this Agreement); and
     (ii) the current use of the Owned Real Property does not violate in any material respect any instrument of record or agreement affecting such Owned Real Property.

Section 5.10.  Personal Property
               -----------------
Schedule 5.10 contains a list of all machinery, equipment, and vehicles owned by
-------------
Seller in relation to the Business having an original cost of A$176,000 or more.

Section 5.11.  Personal Property Leases
               ------------------------

Schedule 5.11 contains a brief description of each lease or other agreement or
-------------
right, whether written or oral, (including in each case the annual rental, the expiration date thereof and a brief description of the property covered) under which Seller is lessee of, or holds or operates, any machinery, equipment, or vehicle owned by a third Person and used in connection with the Business, except those which are terminable by Seller without cost or penalty on 30 days' or less notice or which provide for annual rentals of less than A$176,000.

SECTION 5.12.  Governmental Permits
               --------------------
(a)  Except as disclosed in Schedule 5.12(A), Seller owns, holds or possesses
                            ---------------
     all material licenses, certificates, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use its assets and conduct the Business substantially as currently operated (herein collectively called "Governmental Permits"). Notwithstanding the foregoing, Governmental Permits required under Environmental Laws are addressed solely in Schedule 5.18(B).
                         ---------------

(b)  Except as set forth in Schedule 5.12(B): (i) Seller has fulfilled and
                            ----------------
     performed its obligations under each of the Governmental Permits, except for such nonfulfillment or nonperformance which is not likely to have a Material Adverse Effect; and (ii) no written notice of cancellation, revocation, suspension or default or of any dispute concerning any Governmental Permit has been received by Seller and, to the Knowledge of the Seller, there is no basis for the issuance of such notice except as a result of the consummation of the transactions contemplated hereby or except as is not likely to have a Material Adverse Effect.

Section 5.13.  Intellectual Property
               ---------------------

(a)  Except as set forth on Schedule 5.13(A), there are no material patents,
                            ----------------
     patent applications, trademarks or trademark registrations, service marks or service mark registrations, trade names, Internet domain names, business names, or any applications to register any of the foregoing, copyrights, licenses to or from any Person with respect to any of the foregoing used by Seller in the Business substantially as currently conducted.

(b) Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 5.13(A), duly registered, filed or issued, as
                         ----------------
     the case may be, as is indicated in Schedule 5.13(A), and such
                                         ----------------
     registrations, filings and issuances remain in full force and effect.

(c)  Except as set forth on Schedule 5.13(C), Seller owns and possesses all
                            ----------------
     right, title and interest in and to the Intellectual Property, and has not received written notice of any claim by any Person contesting the validity, enforceability, use, or ownership of any Intellectual Property patent disclosures or inventions or asserting that the Seller is infringing the intellectual property rights of others. Schedule 5.13(C) sets forth all
                                              ----------------
     technology (including Intellectual Property) owned by third parties and used by Seller in the Business. To the Knowledge of the Seller, except as set forth in Schedule 5.13(C), no Person is infringing the rights of the
                  ---------------
     Seller with respect to any Intellectual Property. Seller uses all reasonable efforts to protect its trade secrets relating to the Business.

Section 5.14.  Employees
               ---------

(a)  Except as described in Schedule 5.14(A), Seller is not a party to or bound
                            ----------------
     by any collective bargaining agreement, employment agreement, severance agreement, consulting, independent contractor or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete which is material to the Business.

(b)  Except as set forth in Schedule 5.14(B):  In connection with the Business
                            ----------------
     (i) Seller is in compliance with all applicable Requirements of Law with respect to labor and employment, including employment practices, terms and conditions of employment and wages, overtime pay, and hours, except for such noncompliance as is not likely to have a Material Adverse Effect; (ii) Seller has not engaged in any unfair labor practice or illegally discriminated with regard to any aspect of employment on the basis of any legally prohibited category or classification; (iii) with respect to employees and former employees who rendered services to, or participated in conduct or activities in connection with Seller, Seller is not liable for any arrears of wages, salaries or other payments; and

     (iv) the Seller is not aware of any threatened or pending dispute between the Seller and any employee or group of employees, and is not involved in any industrial or trade dispute.

Section 5.15.  Superannuation
               --------------
(a)  The superannuation schemes listed in paragraphs (a) and (b) of part (1) of
     Schedule 5.15 are the only employer sponsored superannuation schemes or
     -------------
     pension arrangements to which Seller pays contributions in respect of the Transferring Employees.

(b) The copies of the Governing Rules and member booklets and/or information provided to members of each of the Seller's Funds supplied to Buyer on or before the date of this Agreement are true and complete copies.

(c) Seller has paid all contributions due by Seller to the relevant Seller's Fund in respect of the Transferring Employees.

(d) There are sufficient assets in each of the Seller's Funds to support the transfer of the total Accrued Benefit Values of the Transferring Members.

(e) Except for its commitment to contribute to the Seller's Fund, Seller has no obligation, liability or duty to make any payment to any person in respect of any superannuation, retirement benefits, pensions, annuities, life assurance schemes or arrangements for the benefit of any Transferring Employee.

Section 5.16.  Contracts
               ---------

Except as set forth in Schedule 5.16(A), in connection with the Business, Seller
                       ----------------
is not a party to or bound by:

(a) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract, agreement or commitment which is reasonably anticipated by Seller to involve the payment of more than One Hundred and Seventy Six Thousand Australian dollars (A$176,000) per year;

(b) any contract, agreement or commitment regarding the sale or other disposition of products or services by Seller or for the purchase of raw materials, products or services by Seller which is reasonably anticipated by Seller to involve the receipt or payment of more than One Hundred and Seventy Six Thousand Australian dollars (A$176,000) per year;

(c) any guarantee or indemnification agreement for the benefit of any Person made or given outside of the ordinary course of business;

(d) any contract, agreement or commitment which provides for the incurrence by Seller of indebtedness for borrowed money or capitalised lease obligations; or

(e)  any partnership or joint venture agreement.

(f) any agreement, contract or commitment relating to capital expenditures of an amount or value in excess of One Hundred and Seventy Six Thousand Australian dollars (A$176,000) in relation to the Business;

(g) any agreement that restricts or purports to restrict the business activities of Seller or limits Seller's ability to engage in any line of business or compete with any Person in relation to the Business;

(h)  any material licence of software or other intellectual property; or

(i) any agreement in relation to the Business that was not entered into in the ordinary course of the business of the Business consistent with past practice and that involves annual payments in excess of One Hundred and Seventy Six Thousand Australian dollars (A$176,000).

Section 5.17.  Status of Contracts
               -------------------

Except as set forth in Schedule 5.17:  (a) each of the leases, contracts and
                       -------------
other agreements of Seller listed in Schedules 5.9(B), 5.11, 5.13(C), 5.14 and
                                     ----------------  ----  -------  ----
5.16 (collectively, the "Seller Agreements") constitutes a legal, valid and
----
binding obligation of Seller (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect; and (b) Seller is not, or, to the Knowledge of the Seller, alleged to be, in material breach of, or material default under, any of the Seller Agreements nor, to the Knowledge of the Seller, is any other party thereto in such breach or default and, to the Knowledge of the Seller, no event has occurred which the notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration of any of the Seller Agreements.

Section 5.18.  Environmental Matters
               ---------------------

Notwithstanding any other provision of this Agreement, this Section 5.18
                                                            ------------
contains the only representations or warranties of Seller with respect to Environmental Law or Environmental matters, and no other statement in this Agreement, in any Seller Ancillary Agreement or in any other document or information delivered or given to or received by or on behalf of Buyer in connection with the transactions contemplated by this Agreement shall be deemed to be a representation or warranty relating to Environmental Law or Environmental matters.

(a)  Except as set forth in Schedule 5.18(A), Seller is, in relation to the
                            ---------------
     Business, in compliance with all applicable Environmental Laws except for such noncompliance as is not likely to have a Material Adverse Effect.

(b)  Except as set forth in Schedule 5.18(B), Seller owns, holds or possesses
                            ---------------
     all material Governmental Permits required under Environmental Laws necessary for the occupation and use of the Real Property and the operation of the Business substantially as currently conducted. All Governmental Permits required under Environmental Laws that are currently owned, held or possessed by Seller in relation to the Business are listed in Schedule
                                                                   --------
     5.18(B).  Except as set forth in Schedule 5.18(B) the Seller is in
     ------                           ----------------
     compliance and has for the past three (3) years complied, with all Governmental Permits except for such non-compliance as is not likely to have a Material Adverse Effect. Seller shall make commercially reasonable efforts to transfer or cause to be transferred to Buyer all such Governmental Permits at the Closing Date including:

     (i) giving notice to Federal, State or Local regulatory agencies with respect to the change in ownership or control or responsible officials at the Real Property;

     (ii)   completing and submitting notices of termination; and


     (iii) to the extent not transferred by the Closing Date, shall cooperate fully with Buyer in obtaining the transfer of such Governmental Permits as promptly thereafter as possible.

(c)  Except as set forth in Schedule 5.18(C), Seller is not, in relation to the
                            ----------------
     Business, subject to any pending or, to the Knowledge of the Seller Regarding Environmental Matters, threatened investigation by, order from, claim by, statutory request for information from, or continuing agreement with any Person respecting: (i) any violation of Environmental Law or Governmental Permits, (ii) any Remedial Action, or (iii) any claim of Losses and Expenses, in each case arising from the Release or threatened Release of a Contaminant or the presence of any Contaminant on, in, at or beneath the Real Property or the migration of any Contaminant onto or from the Real Property.

(d)  Except as set forth in Schedule 5.18(D), Seller is not, in relation to the
                            ---------------
     Business, subject to any pending or, to the Knowledge of the Seller Regarding Environmental Matters, threatened judicial or administrative investigation, proceeding, order, notice of violation judgment, decree or settlement with any continuing obligation alleging or relating to a violation of or liability under any Environmental Law or Governmental Permits.

(e)  Except as set forth in Schedule 5.18(E):
                            ---------------
     (i) Seller has not, in relation to the Business reported a Release pursuant to an Environmental Law;

     (ii) Seller has not, in relation to the Business filed a notice with respect to the Contamination of land or the generation of hazardous wastes that is required to be filed pursuant to an Environmental Law; or

     (iii) to the Knowledge of the Seller Regarding Environmental Matters, there has not been any disposal by Seller or Release of any Contaminants on, at, in, or beneath any Real Property.

(f)  Except as set forth in Schedule 5.18(F), Seller has not received written
                            ----------------
     notice under any Environmental Law to the effect that it is or may be liable to any Person as a result of the generation, storage, transportation, Release, arrangement for disposal or disposal of any Contaminants on, at or, in any Real Property.

(g)  Except as set forth in Schedule 5.18(G), to the Knowledge of the Seller
                            ---------------
     Regarding Environmental Matters, there are no underground storage tanks (whether active or abandoned) located at, in, or beneath the Real Property.

(h)  Except as disclosed in the Schedules to Section 5.18, to the Knowledge of
                                             ------------
     the Seller Regarding Environmental Matters, as of the Closing Date, there is no condition existing on the premises constituting the Owned Real Property or Leased Real Property that will give rise to any liability of Seller under any Environmental Laws.

(i) Seller has made available to Buyer true and correct copies of all material environmental audits and consultant's reports relating to the past and current operations, properties and facilities of the Seller with respect to the Business, or any of its respective predecessors, which are in its possession under its reasonable control.

(j) To the Knowledge of the Seller Regarding Environmental Matters, the sites identified on Schedule 5.18(J) constitute, and as such Schedule is updated
                   ----------------
     by Seller from time to time in its sole discretion prior to the Closing Date, will constitute all PRP Sites as of the Closing Date.

(k) Notwithstanding any other provision of this Agreement, no representations and warranties are made or shall be deemed to apply to the PRP Sites.


Section 5.19.  Insurance
               ---------

Seller has, and at all times has had, valid insurance coverage in respect of the Business against all risks normally insured against by persons in the same industry, underwritten by one or more well-established and reputable insurers or adequately capitalised Affiliates. Schedule 5.19 contains a list of all
                                    -------------
insurance policies (specifying (i) the insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder) maintained by or on behalf of Seller in connection with the Business or the

Purchased Assets. Seller has not failed to give any notice or present any claim under any insurance policy in due and timely fashion.

Section 5.20.  Product Warranties
               ------------------

All of Seller's unexpired, express product warranties with respect to any product that it manufactures or sells in connection with the Business or that it has heretofore manufactured or sold in connection with the Business are set forth in Schedule 5.20. Seller has not received written notice of any claim
         -------------
and, to the Knowledge of the Seller, there are no threatened claims against the Seller in relation to the Business based on any product warranty (except claims outstanding as of June 30, 1999, not exceeding the Australian dollar equivalent of US$200,000).

Section 5.21.  No Advisor
               ----------

Neither Seller nor any Affiliate of Seller nor any Person acting on its or their behalf, has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Buyer may be liable.

Section 5.22.  Accounts and Records
               --------------------

All the accounts, books, ledgers and financial and other material records of the Business have been maintained accurately and in accordance with generally accepted accounting practices.

Section 5.23.  No Misrepresentation
               --------------------

To the Knowledge of the Seller, the representations and warranties of Seller contained in this Agreement, the Disclosure Schedules attached hereto, and the certificates and other instruments delivered by Seller pursuant hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 5.24.  Purchased Assets
               ----------------

The Purchased Assets comprise all of the assets now utilized by the Seller which are necessary to enable the Business to be carried on immediately after Closing in substantially the same manner as immediately before the date of this Agreement.

Section 5.25.  Material Consents
               -----------------

Except for the Material Consents, there are no other consents or approvals required by the Seller to consummate this Agreement which, if not obtained, would have a material and adverse effect on the ability of the Buyer to conduct the Business immediately after Closing in substantially the same manner as immediately before the date of this Agreement.

Section 5.26.  Powers of Attorney
               ------------------

As of Closing, there will not be any outstanding powers of attorney executed on behalf of Seller other than with respect to the filing of taxes, customs and similar matters and intellectual property registrations.


                                  ARTICLE VI.
                    REPRESENTATIONS AND WARRANTIES OF BUYER


Buyer hereby represents and warrants to Seller as follows:

Section 6.1.  Organization
              ------------

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New South Wales. Buyer is not in violation of any provision of its Memorandum and Articles of Association or Constitution. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Buyer's operations require that it qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not likely to have a material adverse effect on Buyer's business or financial condition or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement in all material respects.

Section 6.2.  Power and Authority
              -------------------

Buyer has the full corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements, to perform its obligations hereunder and thereunder, and to own and lease its property and conduct its operations as currently conducted. Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action.

Section 6.3.  Agreement Binding
              -----------------

This Agreement and the Buyer Ancillary Agreements have been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, is and will be the legal, valid and binding obligation of Buyer enforceable in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditor's rights generally.

Section 6.4.  Absence of Conflicts
              --------------------

The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, result in termination of or result in the creation or imposition of any Encumbrance under: (i) any term or provision of the Memorandum and Articles of Association of Buyer or Constitution, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license or franchise to which Buyer is a party or by which it or any of its assets are bound, (iii) any Court Order, or
     (iv) any Requirements of Law; except in each case, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or hinder or impair the consummation of the transactions contemplated hereby; or

(b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notification, filing or registration with, any Person, except in each case, for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or materially hinder or impair the consummation of the transactions contemplated hereby.

Section 6.5.  No Litigation
              -------------

There is no Action pending or, to the knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Buyer Ancillary Agreements or which would impair the consummation of the transactions contemplated hereby and there has not been to the knowledge of Buyer, any claim asserted by any Person that could lead to such an Action.

Section 6.6.  No Advisor
              ----------

Neither Buyer nor any Person acting on its behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller may be liable.

Section 6.7.  No Misrepresentation
              --------------------

To the knowledge of Buyer, the representations and warranties of Buyer contained in this Agreement and the certificates and other instruments delivered by Buyer pursuant hereto do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.

                                 ARTICLE VII.
                       ACTION PRIOR TO THE CLOSING DATE

Buyer and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1.  Preserve Accuracy of Representations and Warranties
              ---------------------------------------------------

Buyer and Seller shall refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Buyer and Seller shall promptly notify the other of any Action, investigation, or other proceeding, that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 7.2.  Consents of Third Parties; Governmental Approvals
              -------------------------------------------------

(a) Seller and Buyer shall act diligently and reasonably to secure, before the Closing Date, the Material Consents and the consent, approval or waiver from any party to any Seller Agreement required to be obtained in contemplation or as a result of the transactions contemplated hereby to secure for Buyer the Seller's rights thereunder. Buyer shall cooperate with Seller in securing such consents, approvals and waivers.

(b) During the period prior to the Closing Date, Seller and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure
     (i) any consents and approvals of any Governmental Body required to be obtained in order to effect the consummation of the transactions contemplated by this Agreement and (ii) the transfer or grant to Buyer of all Governmental Permits required to allow Buyer to conduct the Business.

(c)  To the extent that any of the consents, approvals or waivers referred to in
     Section 7.2(a) or (b) (other than Material Consents) have not been obtained
     --------------    ---
     as of the Closing Date then upon request by Buyer, for a period ending on 31 March 2001, Seller shall use its best efforts, with Buyer reimbursing Seller for its out-of-pocket expenses and indemnifying and holding harmless Seller for any liabilities or obligations incurred by it, to:

     (i) hold the benefit of the Seller Agreement and any other consents, approvals or waivers in question for the benefit of the Buyer and fully cooperate with Buyer in any reasonable and lawful arrangements (including any arrangements to subcontract the relevant Seller Agreement to Buyer) designed to provide for Buyer the benefit of the relevant Seller Agreement and any other consents, approvals or waivers; and

     (ii) fully cooperate with Buyer in enforcing any and all rights of Seller arising under the relevant Seller Agreement and any other consents, approvals or waivers.

If after the above referenced period ending on 31 March 2001, any consents, approvals or waivers have not been obtained, Buyer and Seller will cooperate in any commercial reasonable arrangement to obviate the need for such consent, approval or waiver, all at Buyer's expense.

Section 7.3.  Operations Prior to the Closing Date
              ------------------------------------

(a) During the period prior to the Closing Date, Seller shall conduct the Business only in the ordinary course and substantially as operated prior to the date hereof.

(b)  Notwithstanding Section 7.3(a), except as set forth in Schedule 7.3, as
                     --------------                         ------------
     expressly contemplated by this Agreement, or with the express prior written consent of Buyer, Seller shall not take any of the actions set forth in
     Section 5.6(b); provided, however, notwithstanding anything to the contrary
     --------------
     herein, Seller will not make, and since 9 May 2000 has not made, any capital expenditure in excess of the local currency equivalent of US$250,000 (other than as permitted by Section 7.3(b) of the Principal US Agreement) without the prior written approval of Buyer.

Section 7.4.  Intercompany Agreements
              -----------------------

All of the Intercompany Agreements and intercompany accounts payable and receivable, except for those set forth on Schedule 7.4, shall be terminated or
                                          ------------
canceled at the Closing.

Section 7.5.  Notification of Changes
              -----------------------

Each of Seller and Buyer shall promptly notify the other of any event that causes any representation or warranty given by such party in Articles 4, 5 and 6 to become untrue.

Section 7.6.  Export Licence
              --------------

Following Closing, the parties agree that, to the extent that Buyer is unable to secure a licence for the export of lead to New Zealand (Special Export Permit No AUH 995714E issued under the Hazardous Waste (Regulation of Exports and Imports) Act 1989 (Cth)) ('Export Licence'):

(a) Seller will at the Buyer's expense, use all reasonable efforts to retain, in its name, its Export Licence existing as at the Closing Date;

(b) following Closing, Buyer will use its best endeavours to obtain an Export Licence but, subject thereto, the following provisions will apply:

     (1) Continuation of Exports - Seller, on Buyer's behalf, will to the extent permissible, and on the basis that the Buyer provides all assets and resources of whatsoever nature necessary to achieve this, continue to export lead to the recycling facility in New Zealand in accordance with past practice of the Business ('Lead Exporting');

     (2) Reimbursement and Indemnity - Buyer will reimburse Seller for all its costs and expenses incurred in connection with the Lead Exporting and will indemnify and hold Seller harmless from and against any and all Taxes, costs, claims, liabilities or expenses incurred by Seller in connection with such Lead Exporting.

Section 7.7.  Changes to Employment Conditions
              --------------------------------

Seller covenants with Buyer to ensure that the warranty in Section 5.6(b)(viii)
                                                           --------------------
will not be breached in any material respect between the date of this Agreement and Closing.

Section 7.8.  General
              -------

Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth below).

Section 7.9.  Preservation of Business
              ------------------------

Each of the parties shall use reasonable best efforts to keep their businesses and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

                                 ARTICLE VIII.
                             CONDITIONS TO CLOSING

Section 8.1.  Conditions to the Obligations of the Buyer
              ------------------------------------------

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)  No Misrepresentation or Breach of Covenants and Warranties.  Seller shall
     ----------------------------------------------------------
     have complied in all material respects with its covenants and agreements herein; each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed by a director of Seller.

(b)  Closing Documents. Buyer shall have received from Seller the closing
     -----------------
     documents contemplated by Section 4.2.
                               -----------

(c)  Necessary Approvals. Seller and Buyer shall have received all approvals
     -------------------
     and actions of or by all Governmental Bodies any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements.

(d)  No Suit. No Action by any Governmental Body shall be pending or threatened
     -------
     questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

(e)  No Restraint. No Court Order shall have been issued and be in effect which
     ------------
     restrains or prohibits any material transaction contemplated hereby.

(f)  Principal US Agreement. The transactions contemplated by the Principal US
     ----------------------
     Agreement shall have closed simultaneously with the Closing.

(g)  No Material Adverse Change. On the Closing Date, there shall not be a
     --------------------------
     Material Adverse Effect.

(h)  Coordinating Agreement. All conditions to Exide Corporation's obligations
     ----------------------
     set forth in Sections 5.5, 5.6 and 5.7(a) of the Coordinating Agreement
                  -----------------     ------
     shall have been satisfied.

(i)  Foreign Acquisitions and Takeovers Act. All consents required pursuant to
     --------------------------------------
     the Foreign Acquisitions and Takeovers Act ("FATA") regarding the sale and purchase of the Purchased Assets under this Agreement shall have been obtained and, if such consents are given subject to conditions or requirements, such conditions or requirements must be reasonably acceptable to the Seller and the Buyer.

     For the purposes of this Section 8.1(i), all FATA consents will be deemed
                              --------------
     to have been given:

     (i) if a notice is issued pursuant to FATA stating that the Commonwealth Government does not object to such proposed sale; or

     (ii) if notice of such proposed sale is given to the Treasurer pursuant to FATA and the Treasurer is, by reason of lapse of time, not empowered to make an order under FATA in relation to such proposed sale.

Buyer must use its best endeavours to satisfy the conditions set out in this
Section 8.1(i) as soon as practicable after execution of this Agreement and the
--------------
Seller will use its best endeavours to assist the Buyer to procure the fulfillment of the conditions set out in this Section 8.1(i).
                                              --------------

Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Buyer shall be deemed to have waived any such failure and any rights or remedies it may have against Seller by reason of such failure.

Section 8.2.  Conditions to the Obligations of Seller
              ---------------------------------------

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)  No Misrepresentation or Breach of Covenants and Warranties. Buyer shall
     ----------------------------------------------------------
     have complied in all material respects with its covenants and agreements herein; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed by the President or a Vice President of Buyer.

(b)  Closing Documents. Seller shall have received from Buyer the closing
     -----------------
     documents contemplated by Section 4.3.
                               -----------

(c)  Payment of Purchase Price. Buyer shall have tendered payment of the
     -------------------------
     Purchase Price.

(d)  Necessary Approvals. Seller and Buyer shall have received all approvals
     -------------------
     and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements.

(e)  No Suit. No Action by any Governmental Body shall be pending or threatened
     -------
     questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

(f)  No Restraint. No Court Order shall have been issued and be in effect which
     ------------
     restrains or prohibits any material transaction contemplated hereby.

(g)  Principal US Agreement. The transactions contemplated by  the Principal US
     ----------------------
     Agreement shall have closed simultaneously with the Closing.

(h)  No Material Adverse Change. On the Closing Date, there shall have been no
     --------------------------
     event, occurrence or condition (other than as a result of general economic conditions or events affecting the automotive and industrial battery business as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results or operations, businesses, or operations of Buyer taken as a whole.

(i)  Coordinating Agreement. All conditions to Pacific Dunlop Holdings (USA)
     ----------------------
     Inc.'s obligations set forth in Sections 5.5 and 5.7(b) of the Coordinating
                                     ------------     ------
     Agreement shall have been satisfied.

(j)  Foreign Acquisitions and Takeovers Act. All consents required pursuant to
     --------------------------------------
     the Foreign Acquisitions and Takeovers Act ("FATA") regarding the sale and purchase of the Purchased Assets under this Agreement shall have been obtained and, if such consents are given subject to conditions or requirements, such conditions or requirements must be reasonably acceptable to the Seller and the Buyer.

     For the purposes of this Section 8.2(j), all FATA consents will be deemed
                              --------------
     to have been given:

     (i) if a notice is issued pursuant to FATA stating that the Commonwealth Government does not object to such proposed sale; or

     (ii) if notice of such proposed sale is given to the Treasurer pursuant to FATA and the Treasurer is, by reason of lapse of time, not empowered to make an order under FATA in relation to such proposed sale.

Buyer must use its best endeavours to satisfy the conditions set out in this
Section 8.2 (j) as soon as practicable after execution of this agreement and the
---------------
Seller will use its best endeavours to assist the Buyer to procure the fulfillment of the conditions set out in this Section 8.2(j).
                                              --------------

Notwithstanding the failure of any one or more of the foregoing conditions, Seller may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Seller shall be deemed to have waived any such failure and any rights or remedies it may have against Buyer by reason of such failure.

                                  ARTICLE IX.
                      ADDITIONAL AGREEMENT OF THE PARTIES

Section 9.1.  Conveyance and Transfer of Owned Real Property
              ----------------------------------------------

(a) Seller acknowledges that before signing this Agreement, Buyer has received all information and documentation required by law in relation to a contract for sale of the Owned Real Property and Buyer acknowledges that it has received the documents listed in Schedule 5.9(A).
                                      ---------------

(b)  Buyer agrees in relation to the Owned Real Property that:

     (i) land offered for sale and inspected by Buyer is identical with the land described in the certificate of title listed in the description of the Owned Real Property;

     (ii) it must not ask Seller to amend title or pay for title to be amended;

     (iii) it must not make any requisition, objection or claim including, without limitation, as to any compensation for any alleged misdescription of the property or any deficiency in its area or measurements; and

     (iv) subject to the warranties and representations set out in Article 5, all other representations and warranties in relation to the Owned Real Estate are excluded to the full extent permitted by law.

(c) At the Closing, Seller shall deliver certificates of title and other documents necessary subject to stamping and registration, to transfer legal and beneficial ownership of the Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances and other matters described in the Disclosure Schedules.

Section 9.2.  Taxes
              -----

(a) Except to the extent reflected as a current liability on the Final Closing Date Balance Sheet, Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to all periods through to the Closing Date Buyer shall be liable for and shall (i) reimburse to Seller (in accordance with Section 9.2(b)) all Taxes reflected as a current
                         --------------
     liability on the Final Closing Date Balance Sheet, and (ii) pay all Taxes (whether assessed or unassessed) applicable to the operation of the Purchased Assets, in each case attributable to periods beginning after the Closing Date.

(b) Within 30 days of the final determination and agreement of the Final Closing Date Balance Sheet in the manner provided in Section 2.1 of the
                                                          -----------
     Coordinating Agreement, Buyer agrees to pay to Seller (or as Seller directs in writing to Buyer) an amount which equals the amount of the current liabilities for Taxes reflected or reserved against in the Final Closing Date Balance Sheet. Seller acknowledges and agrees that any such payment shall be in full satisfaction and discharge of Buyer's obligations under Section 2.7.
                                                -----------

(c)  Notwithstanding Section 9.2(a), any Tax attributable to the sale, transfer
                     --------------
     or delivery of the Purchased Assets shall be borne and paid in accordance with the provisions of Section 5.1 of the Coordinating Agreement. Buyer and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(d) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 9.2. Within a
                                                          -----------
     reasonable time prior to the payment of any said Tax, the party paying said Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(e) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may materially affect the Tax liabilities for which Seller would be required to indemnify Buyer pursuant to paragraph (a) of this Section 9.2. Seller
                                                       -----------
     shall have the sole right to control any Tax audit or administrative or court proceeding relating to taxable periods ending at the time of or before the Closing at its expense, and to employ counsel of its choice at its expense. Neither Buyer nor any of its Affiliates may settle any Tax claim for any taxable year or period ending at or before the time of the Closing (or for the portion of any taxable year or period ending on the Closing) which may be the subject of indemnification by Seller under
     Section 9.2(a) without the prior written consent of Seller, which consent
     --------------
     shall not be unreasonably withheld.

(f) After the Closing, Seller and Buyer shall (and cause their respective Affiliates to):

     (i) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities;

     (ii) provide timely notices to the other in writing of any pending or threatened Tax audits or assessments relating to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods for which the other may have a liability under this Section 9.2; and
                                                          -----------

     (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

     (iv) Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated thereby).

(g)  For the purposes of Sections 9.2(g) to 9.2(i) inclusive:
                         ---------------    ------

     Adjustment Note includes any document or record treated by the Commissioner of Taxation as an adjustment note or as enabling the claiming of an input tax credit for which an entitlement otherwise arises.

     GST includes any replacement or subsequent similar tax.

     GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

     Tax Invoice includes any document or record treated by the Commissioner of Taxation as a tax invoice or as enabling the claiming of an input tax credit for which an entitlement otherwise arises.

     Terms defined in the GST Act have the same meaning in Sections 9.2(g) to
                                                           ---------------
     9.2(i) inclusive unless provided otherwise.
     ------

(h)  Supply of a going concern

     The parties agree that the transfer of the Business from Seller to Buyer under this agreement is the supply of a going concern for the purposes of section 38-325 of the GST Act.

(i)  GST pass-on

     (i) If a supply made by Seller under or in connection with this agreement is not GST-free under section 38-325 of the GST Act and GST is or will be imposed on the supply, Seller may, to the extent that the consideration otherwise provided for that supply under this agreement is not stated to already include an amount in respect of GST on the supply recover the GST in addition to the consideration for that supply under this agreement:

     (ii) The recovery of any amount in respect of GS by Seller under this agreement on a supply is subject to the issuing of the relevant Tax Invoice or Adjustment Note to Buyer.

     (iii) If there is an adjustment event in relation to a supply which results in the amount of GST on a supply being different from the amount in respect of GST recovered by Seller as appropriate, Seller:

                    (A) may recover from Buyer the amount by which the amount of GST on the supply exceeds the amount recovered; and

                    (B) must refund to Buyer the amount by which the amount of GST recovered exceeds the amount of GST on the supply.

SECTION 9.3.  Employees and Employee Benefit Plans
              ------------------------------------

(a) Prior to Closing, Seller shall provide Buyer a list of all current employees of Seller who are solely or predominantly engaged in the Business, which shall include all employees who are on annual leave, long service leave, sick leave, maternity leave or are absent from work and entitled to reinstatement or re-employment under any applicable statute, contract or policy ("Seller Employees").

(b) On or as soon as practicable after the date of this Agreement, but before Closing, Buyer must send to each Seller Employee a letter in a form agreed with Seller offering to employ the Seller Employee with effect from Closing.

(c)  Subject to Section 9.5(b)(i), each offer must be for employment on
                -----------------
     substantially the same terms and conditions under which the Seller Employee is employed by Seller immediately before Closing (including, but not limited to, those relating to retrenchment, redundancy (in each case taking into account length of service with Seller) and superannuation) and without loss of continuity of employment for the purpose of all employee entitlements except where the Seller Employee is legally entitled to and in fact demands payment in cash on transfer.

(d) Each party must use its best endeavours to encourage all of the Seller Employees to accept the offer so made.

(e)  On or as soon as practicable after Closing, Seller must:

     (i) release all Seller Employees accepting the above offer of employment from Buyer ("Transferring Employees"), that release to take effect as at the Closing Date; and

     (ii) pay the Transferring Employees all Employment Benefits (other than Employee Leave Benefits) due to or accrued by them as at the Closing Date.

(f)  After Closing Buyer must:

     (i) pay the Transferring Employees all Employee Leave Benefits and other entitlements due to them after the Closing Date as and when they fall due in accordance with law; and

     (ii) indemnify Seller against any liability for Employee Leave Benefits and other entitlements due to or accrued by a Transferring Employee after the Closing Date and against all Actions in any way connected with the Buyer's employment of a Transferring Employee or termination of that employment.

SECTION 9.4.  Post-Closing Remittances
              ------------------------

If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to any accounts or Receivables included in the Purchased Assets, Seller shall endorse such remittance to the order of Buyer and forward it to Buyer promptly following receipt thereof.

SECTION 9.5.  Superannuation
              --------------
(a) Before the Closing Date, Buyer must make all arrangements necessary to provide superannuation benefits for each Existing Member with effect from Closing.

(b) Within one month (or any longer period agreed between Buyer and Seller) after the Closing Date but in any event before the Transfer Date, Buyer must ensure that each Existing Member is offered membership of one of the Buyer's Funds with effect from the Closing Date on terms and conditions which provide in respect of each Existing Member who accepts that offer:

     (i) in respect of the period after the Closing Date, benefits which are substantially the same as those provided for in respect of the Existing Member under the Governing Rules of the Seller's Fund in force on the Closing Date, having regard to his or her membership classification on that date; and

     (ii) in the case of an Existing Member who gives the authorisation referred to in Section 9.5(c)(ii), as from the date the Existing Member's
                ------------------
          Accrued Benefit Value is transferred to one of the Buyer's Funds a fully vested benefit equal to the Existing Member's Accrued Benefit Value adjusted to take account of the earnings and expenses of the Buyer's Funds after the date that Accrued Benefit Value is transferred to one of the Buyer's Funds.

(c)  The offer of membership referred to in Section 9.5(b) must include or
                                            --------------
     attach a form or forms acceptable to the trustee of the Seller's Fund to be completed and signed by the Existing Member under which the Existing Member may elect either

     (i) that the trustee of the Seller's Fund (as its only obligation in respect of the Existing Member) provide the benefit due to the Existing Member as of the Closing Date under the Seller's Fund upon the termination of the Existing Member's employment with Seller; or

     (ii) in lieu of any benefit whatsoever being provided in respect of the Existing Member under the Seller's Fund, that the trustee of the Seller's Fund (as its only obligation in respect of the Existing Member) cause his or her Accrued Benefit Value to be transferred to the Buyer's Fund, and under which the trustee of the Seller's Fund is released from all liability in respect of the Existing Member upon the provision of that benefit or the transfer of that amount, as the case may be.

(d) Seller must use all reasonable endeavours to ensure that on or before the day which is 10 Business Days after the later of:

     (i)  the Transfer Date; and

     (ii) the date on which the Accrued Benefit Values of the Transferring Members have been calculated,

     the trustee of the Seller's Fund pays the Accrued Benefit Values of the Transferring Members to the trustee of the Buyer's Fund, adjusted for interest in respect of the period between the Closing Date and the date the amount is paid at the rate which applies under the Governing Rules of the relevant Seller's Fund for the purpose of determining relevant benefits which become payable from the Seller's Fund during that period. The interest payable accrues from day to day.

(e)  The Accrued Benefit Values and any interest payable under Section 9.5(d)
                                                               --------------
     must be paid in immediately available funds except to the extent that the trustee of the Buyer's Fund agrees to accept other assets in whole or partial satisfaction of those amounts and, to the extent that the trustee of the Buyer's Fund agrees to accept other assets, the calculation of the relevant amounts under this Section 9.5 shall be based on the value of
                                 -----------
     those assets as agreed between the trustees of the Seller's Fund and the Buyer's Fund.

(f) The Accrued Benefit Values of the Transferring Members shall be calculated by the Seller's Actuary as at the Closing Date in accordance with Section
                                                                       -------
     9.5(g) and (h) and the calculations of the Seller's Actuary shall be
     ------     ---
     conclusive and binding on the parties.

(g) Where the whole of the normal retirement benefit to be provided from the Seller's Fund in respect of a Transferring Member under the Governing Rules of the Seller's Fund is calculated on the basis of the accumulation of amounts paid or credited in respect of the Member with interest or other earnings, the Member's Accrued Benefit Value shall be the total amount accumulated in respect of the Member for that purpose under those Governing Rules as at the Closing Date.

(h)  Where Section 9.5(g) does not apply to a Transferring Member, the Member's
           --------------
     Accrued Benefit Value as at the Closing Date shall be calculated in accordance with the following formula (subject to a minimum of the benefit due to the Existing Member under the Seller's Fund upon the termination of the Existing Member's employment with the Seller):

     [ ABM x FAS x DF ]  +  AC

     Where:

     "ABM" is the benefit multiple accrued in respect of the Member as at the Closing Date in relation to the period before that date for the purpose of calculating the normal retirement benefit to be provided from the Seller's Fund if the Member ceases to be an employee on attaining the normal retirement date in terms of the Governing Rules of the Seller's Fund, calculated using the defined benefit accrual rate or rates applicable in respect of that period under those Governing Rules and including any initial retirement benefit multiple granted in respect of the Member upon the Member transferring into the Seller's Fund from another fund or benefit arrangement.

     "AC" is, to the extent that the retirement benefit of the Transferring Member under the Seller's Fund is not calculated on a defined benefit basis but on the basis of the accumulation of amounts paid or credited in respect of the Member with interest or other earnings, the total amount accumulated in respect of the Member for that purpose under the Governing Rules of the Seller's Fund as at the Closing Date.

     "DF" is 1/1.03 /55-age/, where age denotes the Transferring Member's age at the Closing Date. "DF" is 1 at age 55 or older.

     "FAS" is the Transferring Member's Final Average Salary (as defined in the Governing Rules of the Seller's Fund) as at the Closing Date.

(i) Seller must provide, and must use all reasonable endeavours to ensure that the trustee of the Seller's Fund provides, to Buyer and to the trustee of the Buyer's Fund (or such other superannuation arrangement as is made available to Existing

          Members by Buyer) any information in respect of the Existing Members reasonably required by them to give effect to this Section 9.5.

(i) As from the date of this Agreement, Seller must use all reasonable endeavours to ensure that no action is taken, discretion exercised or omission occurs which would:

     (i) alter the level of benefits or contributions in respect of an Existing Member under the Governing Rules of the Seller's Fund from the level applicable immediately before the date of this Agreement; or

     (ii)   alter any Accrued Benefit Value,

     except:

     (iii) to the extent reasonably necessary to secure or better secure a concession or relief in respect of any duty or tax or to avoid a penalty, detriment or disadvantage under a law affecting the Seller's Fund; or

     (iv)   with the consent of Buyer.

(j) Buyer must provide, and use all reasonable endeavours to ensure that the trustee of the Buyer's Fund, or such other trustee, administrator, person or entity as Buyer nominates, provides to Seller and the trustee of the Seller's Fund any information reasonably required by them to give effect to this Section 9.5.
          -----------
(k) Buyer must secure in respect of each Transferring Member a benefit on his or her death or total and permanent disablement while in the employ of Buyer between the Closing Date and the date he or she accepts or declines the offer referred to in Section 9.5(b) of an amount at least equal to the
                              --------------
     value of the insured portion of the death or total and permanent disablement benefit (which represents the difference between the benefit which would have been payable from the Seller's Fund if the Transferring Member had died or become totally and permanently disabled on the Closing Date and any amount to be paid from the Seller's Fund to the Transferring Member or to the Buyer's Fund).

(l) Buyer must use all reasonable endeavours to ensure that the Buyer's Fund, or such external fund as is nominated by the Buyer, is a "complying superannuation fund" in terms of Part IX of the Income Tax Assessment Act during the period necessary to ensure that any amount paid or transferred into the Buyer's Fund pursuant to this Section 9.5 is subject to tax under
                                            -----------
     that Act in the hands of the trustee of the Buyer's Fund on the concessional basis applicable to funds having that status.

(m)  The following definitions apply to Sections 9.5 and 5.15:
                                        ------------     ----

"Accrued Benefit Value" means in relation to a Transferring Member the amount calculated as at the Closing Date in accordance with Section 9.5(g), and (h);
                                                     --------------      ---

"Buyer's Funds" means the Buyer's superannuation funds under Section 9.5(a);
                                                             --------------

"Existing Member" means a Transferring Employee who is a member of either of the 2 internal group funds referred to in the definition of the "Seller's Fund" on the Closing Date, but not a Transferring Employee who is a member of any of the externally administered funds referred to in the definition of the "Seller's Funds";

"Governing Rules" means, in relation to a superannuation fund, the trust deed, rules or other document governing that fund;

"Seller's Actuary" means the actuary of the Seller's Fund appointed under the Governing Rules of the Seller's Fund;

"Seller's Fund" means the superannuation funds, details of which are set out in
Schedule 5.15 and in relation to an Existing Member, means the particular
-------------
Seller's Fund of which he or she is a member on the Closing Date;

"Transfer Date" means:

(a) the date agreed by Seller and Buyer for this purpose, not being earlier than the Closing Date; or

(b)  if Buyer and Seller do not agree on a date for the purposes of paragraph
     (a) of this definition within one month after the Closing Date, the date which is two months after the Closing Date;

"Transferring Member" means an Existing Member who becomes a member of the Buyer's Fund and authorises the transfer of his or her Accrued Benefit Value under Section 9.5(c)(ii).
      ------------------

SECTION 9.6.  Insurance
              ---------

If in respect of the obligations and liabilities (including the Assumed Liabilities) assumed by Buyer under this Agreement, Buyer suffers after Closing any Losses or Expenses ("Insured Liabilities") then:

(a) to the extent the Seller receives or recovers after Closing any amounts in respect of such Insured Liabilities under any policies of insurance maintained by Seller prior to Closing ("Relevant Policy") Seller shall promptly pay Buyer the lesser of the amount of the Insured Liability paid by Buyer and the amount so recovered by the Seller, less all costs and expenses (including without limitation any Taxes or increased premium costs) incurred by the Seller in connection with such recovery; and

(b) if permitted under the terms of the Relevant Policy and subject to being indemnified by Buyer for all costs and expenses (including, without limitation, any increased premium costs) which may result, Seller will take such reasonable steps as Buyer may request to ensure that Buyer is subrogated to and enjoys the benefits of the rights of Seller under the Relevant Policies in relation to the Insured Liability concerned.

                                  ARTICLE X.
                                  TERMINATION

SECTION 10.1.  Termination
               -----------
Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)  by the mutual written consent of Buyer and Seller;

(b) by Buyer or Seller if the Closing shall not have occurred on or before 31 December 2000 unless:

     (i)  all conditions to Closing have previously been satisfied or waived;
          and

     (ii) the Closing has not then occurred solely because the date for Closing specified in Section 4.1 has not yet occurred and unless such failure
                       -----------
          to close is due primarily to the breach by the party seeking termination of its agreements, representations or warranties contained herein;

(c) by Buyer in the event of any breaches in any material respect by Seller of Seller's agreements, covenants, representations or warranties contained herein, and which Seller has failed to remedy or cure within twenty-one
     (21) days after receipt of notice from Buyer requesting that such breaches be remedied or cured;

(d) by Seller in the event of any breaches in any material respect by Buyer of Buyer's agreements, covenants, representations or warranties contained herein, which Buyer has failed to remedy or cure within twenty-one (21) days after receipt of notice from Seller requesting that such breaches be remedied or cured; or

(e) by Buyer or Seller if any court shall have issued a Court Order or if any Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

SECTION 10.2.  Notice of Termination
               ---------------------
Any party desiring to terminate this Agreement pursuant to Section 10.1 shall
                                                           ------------
give written notice of such termination to the other parties to this Agreement.

SECTION 10.3.  Effect of Termination
               ---------------------

In the event that this Agreement shall be terminated pursuant to this Article 10, all further obligations of the parties under this Agreement (other than Sections 12.2, 12.8 and 12.11 of this Agreement and Sections 5.2, 5.3 and 5.4 of
-------------  ----     -----                      ------------------    ----
the Coordinating Agreement) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

                                  ARTICLE XI.
                             EXCLUSIVITY OF REMEDY

SECTION 11.1.  Indemnification by Seller
               -------------------------

Seller's sole and exclusive indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

SECTION 11.2.  Indemnification by Buyer
               ------------------------

Buyer's sole and exclusive indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

SECTION 11.3.  Exclusivity of Remedy
               ---------------------

Except as provided in Section 10.3, with respect to any breach by either party
                      ------------
of its representations, warranties, covenants, or agreements in this Agreement, the respective Buyer Ancillary Agreements or Seller Ancillary Agreements or the ROW Agreements, and the transactions contemplated hereby and thereby, the sole and exclusive remedy of the other party (in contract, tort, for contribution under Requirements of Law, or otherwise) shall be the indemnification provided in the Coordinating Agreement. In view of this exclusivity of remedy provision, Buyer and Seller covenant and agree for themselves and their respective Affiliates that they will not bring, maintain, join or prosecute any Action or other proceeding against the other or its Affiliates for breach of this Agreement except as set out in the Coordinating Agreement.

                                 ARTICLE XII.
                              GENERAL PROVISIONS
SECTION 12.1.  Notices
               -------

Any notice, request, instruction or other document to be given hereunder shall be in writing and: (a) delivered personally; (b) sent by reputable overnight courier; or (d) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by reputable overnight courier, at the time sent, or
(z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

If to Seller, to:

     Pacific Dunlop Limited
     Level 41
     101 Collins Street
     Melbourne, Victoria  3000
     Australia
     Attention: Managing Director
     Facsimile: (613) 9270 7634

with a copy to:

     Gardner, Carton & Douglas
     321 N. Clark Street
     Suite 3400
     Chicago, Illinois 60610
     U.S.A.
     Attention: Mr. Robert J. Wilczek
     Facsimile: 312-644-3381

If to Buyer, to:

     c/o Exide Corporation
     2901 Hubbard Road
     Ann Arbor, Michigan 48105
     U.S.A.
     Attention:  General Counsel
     Facsimile:  734-827-2575
with copies to each of:

       Phillips Fox
       120 Collins Street
       Melbourne, Victoria 3000
       Australia
       Attention:  Simon Uthmeyer
       Facsimile:  613-9274-5111

       and

       Kirkland & Ellis
       200 East Randolph Drive
       Chicago, Illinois  60601
       U.S.A.
       Attention:  Mr. Carter W. Emerson, P.C.
       Facsimile:  312-861-2200

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 12.1.
                                                               ------------
Section 12.2.  Confidential Information
               ------------------------

Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic Confidential Information which have been furnished in connection therewith. Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors, or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any Confidential Information related to the Business. The Seller shall not at any time after the Closing disclose any Confidential Information relating to the Business. The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) as to which such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

Section 12.3.  No Public Announcement
               ----------------------

Neither Buyer nor Seller shall, without the approval of the other party, issue any press release or other public announcement concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, either party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent that such party or its Affiliates shall be so obligated by law, or to comply with accounting, U.S. Securities and Exchange Commission, New York Stock Exchange, or Australian Stock Exchange disclosure obligations, provided that such party shall be obligated to give the other party prior notice of such press release or other public announcement if prior notice is commercially feasible.

Section 12.4.  Entire Agreement; Amendments
               ----------------------------

This Agreement, the Coordinating Agreement, the ROW Agreements and the Exhibits and Schedules referred to herein and therein and the Buyer Ancillary Agreements and the Seller Ancillary Agreements contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 12.5.  Successors and Assigns
               ----------------------
(a) The rights of each party under this Agreement and the Coordinating Agreement shall not be assignable without the written consent of the other party, provided however, that no such assignment shall relieve the assigning party from any of its duties or obligations under this Agreement or the Coordinating Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy, benefit or
                                  ------------
        claim under or by reason of this Agreement.

Section 12.6.  Interpretation
               --------------
(a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

(b) This Agreement and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

Section 12.7.   Waivers
                -------

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Subject to Sections 8.1 and 8.2, the failure of any party hereto to enforce at any time
   ------------     ---
any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 12.8.   Expenses
                --------

Subject to the provisions of the Coordinating Agreement or the ROW Agreements, regardless of whether the transactions provided for in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants.

Section 12.9.   Partial Invalidity
                ------------------

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.10.    Execution in Counterparts
                  -------------------------

This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

Section 12.11.    Governing Law
                  -------------

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, USA, without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

Section 12.12.    Further Assurances and Cooperation
                  ----------------------------------
(a) From and after the date of this Agreement, upon the request of either Seller or Buyer or any of their respective Affiliates, the other party and its Affiliates shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(b) After the Closing on reasonable advance notice, Buyer shall provide Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates with reasonable access to the management and properties, and books, records, and documents (which were in existence on the Closing) relating to the Purchased Assets or the Business during normal business hours and in a manner which does not unreasonably interfere with the Business for any reasonable purpose including, but not limited to, the fulfillment of Seller's responsibilities under Section 4.1(a) of the Coordinating
                                     --------------
     Agreement, the enforcement of Seller's and its Affiliates' rights under
     Article 2 of the Coordinating Agreement and clause (iv) of Section 4.2(a)
                                                                --------------
     of the Coordinating Agreement. As reasonably necessary, Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates shall be entitled to make copies of such books, records and documents at their expense. If Buyer shall desire at any time to dispose of any of such books, records or documents, Buyer shall, prior to such disposition, give Seller a reasonable opportunity to segregate and remove such books and records as Seller may select. The obligations of Buyer pursuant to this
     Section 12.12(b) shall survive the Closing indefinitely.
     ----------------

Section 12.13.    No Reliance
                  -----------

The provisions of this Agreement are intended for the sole benefit of Buyer and Seller and shall not inure to the benefit of any other Person, other than successors and permitted assigns of Buyer and Seller, whether as third party or otherwise.

Section 12.14.    Disclosure Schedules
                  --------------------

The Disclosure Schedules are hereby incorporated by reference into and made a part of this Agreement. The inclusion of any item in the Disclosure Schedules is intended to qualify the representations and warranties contained in this Agreement, and to set forth other information required by this Agreement. Disclosure of information in any one of the Disclosure Schedules shall be deemed to be a disclosure with respect to every Section of this Agreement, notwithstanding the presence or absence of a cross-reference to Disclosure Schedules under other Sections of this Agreement if the meaning of such disclosure in the context of such other section is reasonably ascertainable. Disclosure of information in the Disclosure Schedules shall not be deemed to be an admission by Seller that such information is material for purposes of this Agreement. Summaries or extracts of any documents, instruments, or other agreements contained in the Disclosure Schedules are for the convenience of reference only and are qualified in their entirety by reference to the applicable document, instrument or other agreement so summarized or extracted from.
                                    -52-

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLER:
GNB BATTERY TECHNOLOGIES LIMITED
By its duly appointed attorney:

__________________________________
Name:  Martin M. Hudson
Title:  Attorney in Fact

AUSTRALIAN BATTERY COMPANY (AUST.) PTY LTD.
By its duly appointed attorney:

__________________________________
Name:      Martin M. Hudson
Title:     Attorney in Fact

PACIFIC DUNLOP LIMITED
By its duly appointed attorney:

__________________________________
Name:  Martin M. Hudson
Title:  Attorney in Fact


BUYER:
EXIDE AUSTRALIA PTY LIMITED
By its duly authorized Directors:

Signature:________________________

Name:_____________________________

Title:____________________________


Signature:________________________

Name:_____________________________

Title:____________________________

                                   EXHIBIT A

--------------------------------------------------------------------
Purchase Price               :          US$  42,695,000
Assumed Liabilities          :          US$  14,405,000
                                             ----------
                      Total  :          US$  57,100,000
                                             ==========
--------------------------------------------------------------------


                         Allocation to Purchased Assets

--------------------------------------------------------------------
Real Property                                   US$   7,269,275
----------------------------------------------
Machinery & Equipment                           US$  27,053,725
----------------------------------------------
Inventory                                       US$  11,434,385
----------------------------------------------
Other Assets                                    US$  11,342,615
----------------------------------------------       ----------
                 Total                          US$  57,100,000
----------------------------------------------       ==========
Receivables subject to Section 2.9 of the
Agreement                                       US$  10,154,625
--------------------------------------------------------------------

                           STOCK PURCHASE AGREEMENT
                      WITH RESPECT TO GNB TECHNOLOGIES NV

                           Dated as of 28 June 2000

                                     among

 P.D. International Pty Limited and Pacific Dunlop Holdings (Europe) Ltd., as
                                    Sellers


                        Exide Holding Europe, as Buyer

                               TABLE OF CONTENTS

ARTICLE 1.      DEFINITIONS.....................................................................   1
ARTICLE 2.      SALE AND PURCHASE...............................................................   6
  Section 2.1.      Sale and Purchase of the Shares.............................................   6
  Section 2.2.      Purchase Price..............................................................   6
ARTICLE 3.      CLOSING.........................................................................   7
  Section 3.1.      Closing:  Time and Location.................................................   7
  Section 3.2.      Documents to be Delivered to the Buyer at Closing...........................   7
  Section 3.3.      Seller Obligations Closing..................................................   8
  Section 3.4.      Buyer's Obligations at Closing..............................................   8
  Section 3.5.      Form of Documents...........................................................   9
  Section 3.6.      Post-Closing Matters........................................................   9
ARTICLE 4.      REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS............................   9
  Section 4.1.      Organization................................................................  10
  Section 4.2.      Power and Authority.........................................................  10
  Section 4.3.      Agreement Binding...........................................................  10
  Section 4.4.      Absence of Conflicts........................................................  10
  Section 4.5.      No Litigation...............................................................  11
  Section 4.6.      Title to Shares.............................................................  11
  Section 4.7.      No Advisor..................................................................  11
ARTICLE 5.      REPRESENTATIONS AND WARRANTIES REGARDING GNB....................................  11
  Section 5.1.      Organization................................................................  12
  Section 5.2.      Share Capital...............................................................  12
  Section 5.3.      Subsidiaries and Investment.................................................  12
  Section 5.4.      Absence of Conflicts........................................................  13
  Section 5.5.      No Violation or Litigation..................................................  13
  Section 5.6.      Operations Since June 30, 1999..............................................  14
  Section 5.7.      Returns, Elections and Appeals..............................................  15
  Section 5.8.      Title to Assets.............................................................  16
  Section 5.9.      Real Properties.............................................................  17
  Section 5.10.     Assets......................................................................  17
  Section 5.11.     Asset Leases................................................................  17
  Section 5.12.     Licenses....................................................................  18
  Section 5.13.     Intellectual Property.......................................................  18
  Section 5.14.     Employees, etc..............................................................  18
  Section 5.15.     Trade Disputes..............................................................  19
  Section 5.16.     Payments on Termination.....................................................  19
  Section 5.17.     Claims......................................................................  20
  Section 5.18.     Pensions....................................................................  20
  Section 5.19.     Commercial Contracts........................................................  20
  Section 5.20.     Status of Contracts.........................................................  21
  Section 5.21.     Environmental Matters.......................................................  21

                                      -i-

  Section 5.22.     Bank Accounts, Guarantees and Powers........................................  23
  Section 5.23.     Accounts and Records........................................................  23
  Section 5.24.     Insurance...................................................................  23
  Section 5.25.     Product Warranties..........................................................  24
  Section 5.26.     No Misrepresentation........................................................  24
  Section 5.27.     Powers of Attorney..........................................................  24
ARTICLE 6.      REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER..............................  24
  Section 6.1.      Organization................................................................  25
  Section 6.2.      Power and Authority.........................................................  25
  Section 6.3.      Agreement Binding...........................................................  25
  Section 6.4.      Absence of Conflicts........................................................  25
  Section 6.5.      No Litigation...............................................................  26
  Section 6.6.      Investment Representation...................................................  26
  Section 6.7.      No Advisor..................................................................  26
  Section 6.8.      No Misrepresentation........................................................  26
ARTICLE 7.      ACTION PRIOR TO THE CLOSING DATE................................................  27
  Section 7.1.      Preserve Accuracy of Representations and Warranties.........................  27
  Section 7.2.      Notification of Changes.....................................................  27
  Section 7.3.      Governmental Approvals......................................................  27
  Section 7.4.      Operations Prior to the Closing Date........................................  27
  Section 7.5.      Intercompany Agreements.....................................................  28
  Section 7.6.      General.....................................................................  28
  Section 7.7.      Preservation of Business....................................................  28
ARTICLE 8.      CONDITIONS TO CLOSING...........................................................  28
  Section 8.1.      Buyer.......................................................................  28
  Section 8.2.      Sellers.....................................................................  30
ARTICLE 9.      TERMINATION.....................................................................  32
  Section 9.1.      Termination.................................................................  32
  Section 9.2.      Effect of Termination.......................................................  32
  Section 9.3.      Notice of Termination.......................................................  33
ARTICLE 10.     EXCLUSIVITY OF REMEDY...........................................................  33
  Section 10.1.     Indemnification by the Sellers..............................................  33
  Section 10.2.     Indemnification by the Buyer................................................  33
  Section 10.3.     Exclusivity of Remedy.......................................................  33
ARTICLE 11.     GENERAL PROVISIONS..............................................................  33
  Section 11.1.     Notices.....................................................................  33
  Section 11.2.     Confidential Information....................................................  35
  Section 11.3.     No Public Announcement......................................................  35
  Section 11.4.     Entire Agreement; Amendments................................................  36
  Section 11.5.     Successors and Assigns......................................................  36
  Section 11.6.     Interpretation..............................................................  37
  Section 11.7.     Waivers.....................................................................  37
  Section 11.8.     Expenses....................................................................  37
  Section 11.9.     Partial Invalidity..........................................................  38

  Section 11.10.    Execution in Counterparts..............................  38
  Section 11.11.    Governing Law..........................................  38
  Section 11.12.    Further Assurances and Cooperation.....................  38
  Section 11.13.    No Reliance............................................  39
  Section 11.14.    Disclosure Letter......................................  39
  Section 11.15.    Joint and Several Liability............................  39

SCHEDULES

  1                 Particulars of GNB
  2                 Particulars of GNB Subsidiaries
  3                 Real Properties
  4                 Principal Assets
  5                 Intellectual Property
  5.7               Returns, Elections and Appeals
  5.8               Title to Assets
  5.19(I)           Environmental Matters
  6                 Surviving Intercompany Agreements

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT dated as of 28 June 2000 (the "Agreement") is executed by and among P.D. INTERNATIONAL PTY LIMITED, a company incorporated in Australia under company number ACN 006 947 057 (the "First Seller"); PACIFIC DUNLOP HOLDINGS (EUROPE) LTD., a company incorporated in England and Wales under company number 1458684 (the "Second Seller"); Exide Holding Europe, a company incorporated under the laws of France (the "Buyer").

                                    WHEREAS

     A. The Sellers own the entire issued share capital of GNB (as defined in this Agreement) in the respective proportions set out in Schedule 1.

     B. The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the entire issued share capital of GNB on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Sellers and the Buyer agree as follows:

                                  ARTICLE 1.
                                  DEFINITIONS

     In this Agreement, unless the context otherwise requires, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Action" means any lawsuit, arbitration, or regulatory, governmental or other proceeding or investigation whether at law or in equity.

     "Adjoining Properties" shall mean all sites or locations other than the Real Property or the PRP Sites to which Contaminants have migrated from the Real Property through air, soil, surface water or groundwater.

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     "Agreement" has the meaning specified in the first paragraph of this Agreement.

     "Business" means (i) the marketing of starting-lighting-ignition automotive and specialty batteries and supplying original equipment manufacturers and replacement market customers with batteries for passenger cars, light and heavy-duty trucks, golf carts, motorcycles, garden tractors and marine use, and related activities; (ii) the marketing of batteries and allied products, parts and service for industrial applications; in each case, as conducted by GNB or a Subsidiary at the Real Properties immediately prior to the Closing Date;

     "Business Day" means a day other than Saturday, Sunday or a day on which United States national banks are closed.

     "Buyer" has the meaning specified in the first paragraph of this Agreement.

     "Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by the Buyer under this Agreement.

     "Closing" has the meaning specified in Section 3.1.

     "Closing Date" has the meaning specified in Section 3.1.

     "Confidential Information" has the meaning specified in Section 11.2.

     "Consultancy Minimum" means the level of annual consultancy payments specified in relation to GNB in Schedule 1 and in relation to each of the Subsidiaries in Schedule 2.

     "the Contractual Minimum" means the level of annual contractual payments specified in relation to GNB in Schedule 1 and in relation to each of the Subsidiaries in Schedule 2.

     "Coordinating Agreement" means that certain coordinating agreement dated 9 May 2000 between Pacific Dunlop Holdings (USA) Inc., a Delaware corporation, and Exide Corporation, a Delaware corporation, as amended and supplemented from time to time.

     "Court Order" means any judgment, order, award or decree of any foreign, federal, state or local court or tribunal or governmental agency and any award in any arbitration proceeding in any jurisdiction.

     "Disclosure Letter" means the letter dated 12 June 2000 from the Sellers to the Buyer, as modified pursuant to Section 5.7 of the Coordinating Agreement.

     "Employee Plan" has the meaning specified in the Principal US Agreement.

     "Encumbrance" means any lien, charge, security interest, mortgage, pledge, power of sale, easement, encroachment, covenant, restriction on transfer or other restriction on or defect in title or other encumbrances.

     "Environmental Laws" means all applicable statutory, international, treaty, conventions and local or regional laws, regulations, codes of practice, circulars and guidance notes relating to pollution or human health or the environment (including ambient air, surface water, ground water, tidal water and the foreshore between high and low tide, land surface or sub-surface strata), including, without limitation, those relating to Environmental Matters or otherwise relating to the manufacture, possessing, distribution, use, processing, treatment, storage, disposal, transport or handling of Hazardous Materials currently in effect applicable to the operations of the Business.

     "Environmental Matters" means waste, land including contaminated land, aquatic environment, discharges, emissions, noise and vibration, heat, light and radiation, dangerous, hazardous or toxic substances and materials, nuisance and health and safety.

     "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action or overtly threatened Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

     "Financial Statements" has the meaning specified in the Coordinating Agreement.

     "GNB" means GNB Technologies NV, details of which are set out in Schedule
1.

     "GNB Agreements" has the meaning specified in Section 5.20.

     "GNB Finland" means GNB Technologies Oy, being a wholly-owned Subsidiary of GNB, details of which are set out in Schedule 2.

     "GNB France" means GNB Technologies S.A., being a wholly-owned Subsidiary of GNB, details of which are set out in Schedule 2.

     "GNB Germany" means GNB Technologies GmbH, being a wholly-owned Subsidiary of GNB, details of which are set out in Schedule 2.

     "GNB Italy" means GNB Technologies s.r.l., being a wholly-owned Subsidiary of GNB, details of which are set out in Schedule 2.

     "Group Companies" means GNB and the Subsidiaries and the "Group" shall be construed accordingly.

     "Governmental Body" means any foreign, United Kingdom, United States, European Union, Belgian, French, Italian, Finnish, state, or local governmental authority, agency.

     "Governmental Permit" has the meaning specified in the Principal US Agreement.

     "Harm" means harm defined in section 1(4) of the Environmental Protection Act 1990 of the United Kingdom.

     "Hazardous Materials" means chemicals, pollutants, contaminants, waste, petroleum, petroleum hydro-carbon products, explosives, radioactive substances, dangerous, hazardous or toxic substances and materials.

     "Insurance Policies" means the insurance policies of GNB and of each of the Subsidiaries referred to in Section 7.7(a);

     "Intellectual Property" has the meaning specified in Section 5.13(a).

     "Intercompany Agreements" means agreements between GNB or a Subsidiary and an Affiliate of GNB other than GNB and any Subsidiary.

     "June 30, 1999 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

     "KPMG" means KPMG LLP or its successor.

     "Knowledge of the Sellers" or similar phrases means matters actually known to Thomas Minner, Thomas Smith, Thomas O'Hare, Mitchell Bregman, Barbara Hatcher, Rolf Fehndrich, Bart de Keyser or Jeff Kostos.

     "Knowledge of the Sellers Regarding Environmental Matters" or similar phrases means matters actually known to Rolf Fehndrich or Barbara Hatcher.

     "Licenses" has the meaning specified in Section 5.12.

     "Losses" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

     "March 31, 2000 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

     "Material Adverse Effect" means any event, occurrence or condition (other than as a result of general economic conditions or events or conditions affecting the automotive and industrial battery industry as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results of operations, Business, or operations of GNB, taken as a whole.

     "Minimum Asset Value" means the original asset cost specified in relation to GNB and in relation to each of the Subsidiaries, in Schedule 1.

     "Person" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, trust, unincorporated organization or Governmental Body.

     "Principal US Agreement" means the Sale Purchase Agreement with respect to Pacific Dunlop GNB Corporation dated 9 May 2000 between Pacific Dunlop Holdings
(USA) Inc., as Seller, and Exide Corporation, as Buyer as amended and supplemented from time to time.

     "Product Warranty Level" means the level of product warranty claim specified.

     "PRP Sites" shall mean all sites (other than the Real Property and the Adjoining Properties) with respect to which GNB, a Subsidiary, or any of their successors or assignees have or may have liability under any Environmental Law.

     "Purchase Price" has the meaning specified in Section 2.2.

     "Real Properties" means leasehold properties held by GNB brief details of which are set out in Schedule 3 and "Real Property" means any one of them.

     "Release" includes any and all spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaking, dumping, disposing, and any other means by which a substance may be introduced into or travel through the environment.

     "Remedial Action" shall include all actions required by a Court Order or otherwise by a Governmental Body to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials; (ii) prevent the Release or threatened Release of Hazardous Materials; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance.

     "Requirements of Law" means any applicable law, regulation, bylaw, code or ordinance of any Governmental Body currently in effect applicable to the operation of the Business.

     "ROW Agreements" has the meaning specified in the Coordinating Agreement.

     "Salary Minimum" means the level of annual salary specified in relation to GNB and in Schedule 1 in relation to each of the Subsidiaries, in Schedule 2.

     "Sellers" means the First Seller and the Second Seller.

     "Sellers' Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by the Sellers under this Agreement.

     "Shares" means the 100 ordinary, registered shares of GNB constituting its entire issued share capital.

     "Subsidiaries" means GNB Finland, GNB France, GNB Germany and GNB Italy.

     "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, capital gains, capital, property, sales, use, transfer, license, excise, premium, lease, estimated, environmental, registration, value added, stamp, real property, franchise, employment, payroll, wage, withholding or minimum tax, ad valorem, customs duty, or social security payments and any other similar taxes or governmental charges, fees, levies, assessments or liabilities of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and includes any interest, penalty or fine, or addition to tax imposed by any Governmental Body.

     "Tax Authority" means any governmental, federal, state, provincial, local government or other fiscal tax, revenue, customs duties or excise authority body or official whether of Belgium or elsewhere in the World.

     "Tax Return" means any return, notice, computation, report or similar statement required to be filed with respect to any taxation (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                                  ARTICLE 2.
                               SALE AND PURCHASE

SECTION 2.1.  Sale and Purchase of the Shares.
              -------------------------------
     (a) On the terms and subject to the conditions of this Agreement, on the Closing Date, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, the Shares free from all Encumbrances together with all rights and benefits attaching or accruing to such Shares at Closing.

     (b) Title to beneficial ownership of, and any risk attaching to the Shares shall pass on the Closing and the Buyer shall, from the Closing Date, be entitled to exercise all rights attached or accrued to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital made or paid by GNB on or after the Closing Date.

SECTION 2.2.  Purchase Price.
              --------------

     The purchase price (the "Purchase Price") shall be equal to One Thousand United States Dollars (US$1,000). At the Closing, the Buyer shall pay the Purchase Price to the Sellers by wire transfer of immediately available funds to such bank account as the Sellers shall direct in writing. After Closing, the Purchase Price shall be adjusted pursuant to Article 2 of the Coordinating Agreement.


                                  ARTICLE 3.
                                    CLOSING

SECTION 3.1.  Closing:  Time and Location.
              ---------------------------

     Completion of the sale and purchase of the Shares (the "Closing") shall take place at 10:00 a.m. local time on the last Business Day of the month in which the last of the conditions specified in Article 8 is satisfied or waived, at the offices of Gardner, Carton & Douglas at 321 North Clark Street, in Chicago, Illinois, or at such other time or place as shall be agreed upon by the Sellers and the Buyer. Notwithstanding the foregoing, if the date upon which the last of the conditions specified in Article 8 is satisfied or waived is five (5) or fewer Business Days before the last day of the month, then the Closing shall be consummated on the fifth (5th) Business Day following the date upon which the last of such conditions was satisfied or waived, or such other date as may be agreed upon by Buyer and Sellers. The time and date on which the Closing is completed is referred to herein as the "Closing Date".

SECTION 3.2. Documents to be Delivered to the Buyer at Closing.
             -------------------------------------------------

     (a) At Closing each Seller or duly authorised attorney in fact of each Seller shall record the transfer of shares owned by such Seller to the Buyer or as the Buyer may direct in GNB's share register to that effect.

     (b) At Closing, the Sellers shall deliver to the Buyer or as the Buyer may direct:

          (i) duly executed transfers of any of the Shares and any shares of any of the Subsidiaries held by nominees in favour of the Buyer or as the Buyer may direct;

          (ii)   duly executed counterparts of the Sellers' Ancillary
     Agreements;

          (iii) a closing certificate of the Seller in a form reasonably satisfactory to the Buyer certifying as to the accuracy of the Seller's representations and warranties at and as of the Closing and that the Sellers has performed and complied with all of the terms, provisions and conditions to be performed and complied with by the Seller at or before the Closing;

          (iv) a certificate of the Company Secretary or an Assistant Company Secretary of the Seller in a form reasonably satisfactory to the Buyer dated the Closing Date, certifying as to: (i) the Seller's articles of association, (ii) the passing of resolutions of the Seller's board of directors, authorizing the execution and performance of this Agreement, the Seller Ancillary Agreements, and the transactions contemplated hereby; and
     (iii) evidence of due appointment and signatures of its officers executing this Agreement and any Sellers' Ancillary Agreement;

          (v) the written resignations of their respective directors and/or secretaries (including the company secretary) of GNB, as may be required to resign by the Buyer effective as of the Closing Date; and

          (vi) such other certificates and documents as the Buyer or its Counsel may reasonably request.

SECTION 3.3. Seller Obligations Closing
             --------------------------

     At the Closing, the Seller shall be obligated to:

     (a) cause those persons nominated by the Buyer who have duly consented to act as Directors of GNB, to be validly appointed as additional directors and those persons nominated by the Buyer who have duly consented to act as secretary of GNB to be validly appointed as company secretary of GNB; and

     (b) on such appointments referred to in section 3.3(a) being made, cause of persons referred to in section 3.2(f) to cease to be directors and the company secretary of GNB.

SECTION 3.4. Buyer's Obligations at Closing.
             ------------------------------

     Upon completion of all the matters referred to in Section 3.2 (and only upon such completion) the Buyer shall be obliged to deliver to the Sellers:

     (a)  duly executed counterparts of the Buyer Ancillary Agreements;

     (b) a closing certificate of the Buyer in a form reasonably satisfactory to the Sellers certifying as to the accuracy of the Buyer's representations and warranties at and as of the Closing and that the Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by the Buyer at or before the Closing;

     (c) a certificate of the Company Secretary or an Assistant Company Secretary of the Buyer in a form reasonably satisfactory to the Sellers, dated the Closing Date, certifying as to: (i) the Buyer's articles of association (or other like constitutional document), (ii) the passing of resolutions of the Buyer's board of directors, authorizing the execution and performance of this Agreement, the Buyer Ancillary Agreements, and the transactions contemplated hereby; and (iii) evidence of due appointment and signatures of its officers executing this Agreement and any Buyer Ancillary Agreements;

     (d)  the written consent of each of the persons named in Section 3.3(a) to
                                                              --------------
serve as director or company secretary, as the case may be; and

     (e) such other certificates and documents as the Sellers or its counsel may reasonable request.

SECTION 3.5. Form of Documents.
             -----------------

     The documents and instruments referred to in Sections 3.2 and 3.4 shall be satisfactory as to form to counsel for the party to whom they are delivered.

SECTION 3.6.  Post-Closing Matters
              --------------------

    (a) The Seller hereby declares that for so long as it remains the registered holder of any of the Shares after Closing it will:

         (i) hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Closing and all rights arising out of or in connection with them in trust for the Buyer and its successors in title; and

         (ii) deal with and dispose of the Shares and all such dividends, distributions and rights as are described in Section 3.6(a)(i) as the Buyer or any such successor may direct.

     (b)

         (i) The Seller hereby appoints the Buyer as its lawful attorney for the purpose of receiving notices of and attending and voting at all meetings of the members of GNB from Closing to the date on which the Buyer or its nominee is entered in the register of members of GNB as the holder of the Shares.

         (ii) For such purpose the Seller hereby authorises:

              (A) GNB to send any notices in respect of its holding of Shares to the Buyer; and

              (B) the Buyer to complete in such manner as it thinks fit and to return proxy cards, consents to short notice and any other document required to be signed by it in its capacity as a member.


                                  ARTICLE 4.
              REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

              Each Seller represents and warrants to the Buyer as follows in relation to its own affairs:

SECTION  4.1.  Organization.
               ------------

          It has been duly incorporated and validly exists under the laws of, in the case of the First Seller, Australia, and in the case of the Second Seller, England and Wales.

Section  4.2. Power amd Authority
              -------------------

          It has the full corporate power and authority to execute and deliver this Agreement and the Sellers' Ancillary Agreements and to perform its obligations hereunder and thereunder. Its execution, delivery and performance of this Agreement and each of the Sellers' Ancillary Agreements has been duly authorized and approved by all necessary corporate action. SECTION 4.3 . Agreement Binding.

Section 4.3.  Agreement Binding.
              -----------------

          This Agreement and each of the Sellers' Ancillary Agreements has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the Buyer, is the legal, valid and binding obligation of the relevant Seller enforceable against it in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or other similar laws of general application relating to creditors' rights generally.

SECTION 4.4.  Absence of Conflicts.
              --------------------

          The execution, delivery and performance of this Agreement and the Sellers' Ancillary Agreements and the performance of the relevant Sellers' obligations hereunder and thereunder will not:

          (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination or result in the creation, imposition or crystallisation of any Encumbrance upon the Shares or any assets of GNB under:

               (i) any term or provision of the memorandum or articles of association of the relevant Seller or any Affiliate of Sellers;

               (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license or franchise to which the relevant Seller or any Affiliate of Sellers is a party or by which it or any of its assets is bound;

               (iii) any Court Order; or

               (iv)  any Requirements of Law;

except for any of the foregoing which, individually or in the aggregate is or are not likely to have a Material Adverse Effect or hinder or impair the completion of the transactions contemplated hereby; or

     (b) require the approval, consent, authorization or act of, or the making by the relevant Seller or any Affiliate of Sellers of any declaration, notification, filing or registration with any Person, except for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a Material Adverse Effect, or materially hinder or impair the consummation of the transactions contemplated hereby.

SECTION 4.5.  No Litigation.
              -------------

     There is no Action pending against it or, to the Knowledge of the relevant Seller, threatened against it, which challenges the legality or propriety of the transactions contemplated by this Agreement or the Sellers' Ancillary Agreements or which impairs the completion of the transactions contemplated hereby or thereby.

SECTION 4.6.  Title to Shares.
              ---------------

     It has good, valid and marketable title to the Shares, free and clear of all Encumbrances, and has full right and power to vote and dispute of such Shares as contemplated herein. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares.

SECTION 4.7.  No Advisor.
              ----------

     Neither the relevant Seller or any Affiliate of the relevant Seller nor any Person acting on its behalf, has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Buyer or GNB or any Subsidiary may be liable.


                                  ARTICLE 5.
                 REPRESENTATIONS AND WARRANTIES REGARDING GNB

     The Sellers represent and warrant to the Buyer as follows:

SECTION 5.1.  Organization.
              ------------

     Each Group Company has been duly incorporated and validly exists under the jurisdiction listed in Schedule 1 (in relation to GNB) or Schedule 2 (in relation to the Subsidiaries). The Sellers have delivered to the Buyer complete and correct copies of each Group Company's certificate of incorporation, charter, by-laws or other organizational documents of each Group Company, including all modifications or changes duly made and a copy of its memorandum and articles of association as currently in force. None of the Group Companies are in violation of any provision of their respective memorandum or articles of association and each has all requisite corporate power and authority to hold its properties under lease, to own or lease its assets and to carry on its business as currently conducted and to operate the properties and assets now being operated by it.

SECTION 5.2.  Share Capital.
              -------------

          All the Shares of GNB are owned by the Sellers and all the issued shares in each of the Subsidiaries are legally and owned by GNB except as otherwise set forth in Schedule 2. The Shares (and all of the issued shares in each Subsidiary) comprise the whole of the issued and allotted share capital of GNB and each Subsidiary and have been properly and validly issued, are fully paid or credited as fully paid and have not been issued in violation of any pre-emptive or other rights arising under statue, contract or otherwise. GNB has no outstanding subscriptions, options, warrants, rights, agreements or other commitments granting to any Person any interest in or right to acquire any of their its securities, including, without limitation, the Shares, or any interest therein. GNB has not issued any instrument or security convertible into, or exchangeable for, the Shares or other shares, and there is no agreement or understanding to which GNB or the Seller is a party or by which either of them is bound with respect to the voting of the Shares. GNB is under no obligation, whether contingent or otherwise, to issue or repurchase any of its Shares or to make any dividend or distribution payments based on its revenues, profits or net income.

SECTION 5.3.  Subsidiaries and Investments.
              ----------------------------

          GNB has no subsidiaries other than the Subsidiaries and none of the Subsidiaries have any subsidiaries. With the exception of GNB's ownership of the Shares, no Group Company owns, directly or indirectly, any stocks, shares, bonds or securities or any equity or other proprietary interest in any Person.

SECTION 5.4.  Absence of Conflicts.
              --------------------

          The execution and completion of this Agreement and the Seller Ancillary Agreements, and the transactions contemplated or provided for in any of them, will not:

          (a) conflict with, result in a breach of the terms, conditions or provisions or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of, or result in the creation or imposition of any Encumbrance upon the Shares or any assets of GNB (or upon any of the shares held by GNB in the Subsidiaries) under:

              (i) any term or provision of the articles of association of any Group Company; or

          (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license or franchise to which any Group Company is a party or by which it or any of its assets is bound;

          (iii)  any Court Order; or

          (iv)   any Requirements of Law;

except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or will not or is not likely to hinder or impair the exchange and completion of this Agreement or any of the transactions contemplated or provided for hereby and thereby; or

     (b) require the approval, consent, authorization or act of, or the making by any Group Company of, any declaration, notification, filing or registration with any Person, except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or materially hinder or impair the consummation of the transactions contemplated hereby and thereby.

SECTION 5.5.  No Violation or Litigation.
              --------------------------

     (a) Each Group Company has complied and is in compliance with all Court Orders and Requirements of Law which are applicable to it and its business, except for such Requirements of Law as to which noncompliance is not likely to have a Material Adverse Effect; and

     (b) there is no Action pending or, to the Knowledge of the Sellers, threatened, against any Group Company or any of their assets and there has not been, to the Knowledge of the Sellers, any claim asserted by any Person that could lead to an Action and no Group Company nor any of their assets is subject to any currently pending Court Order. To the Knowledge of the Sellers, there is no Action pending or threatened against any officer or director of any Group Company arising out of his or her service as an officer or director of any Group Company.

SECTION 5.6.  Operations Since June 30, 1999.
              ------------------------------

     Except as reflected in the March 31, 2000 Balance Sheet, since June 30,
1999:

     (a) there has been no material adverse change in the business, operations, assets, or financial condition of any Group Company. The termination of any Intercompany Agreement not listed on Schedule 6 will not have a Material Adverse Effect;

     (b) Except as reflected in the March 31, 2000 Balance Sheet, each Group Company has conducted its business in the ordinary course and has not:

         (i)  made any material change in operations;

     (ii) made any capital expenditure or entered into any contract or commitment in excess of the capital expenditures disclosed in the "Fiscal Year 2000 Open Sanction Summary" attached to Schedule 5.7(B) the Principal US Agreement;

     (iii) sold, leased (as lessor), transferred or otherwise disposed of, or imposed or suffered to be imposed any Encumbrance on, any of the assets, except for inventory and other personal or real property sold, leased or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and except for Permitted Encumbrances (as defined in the Principal US Agreement);

     (iv) cancelled any debts owed to or claims held (including the settlement of any Action) other than in the ordinary course of business consistent with past practice;

     (v) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations or guaranteed any such indebtedness or leases of others or made any loans other than in the ordinary course of business consistent with past practice;

     (vi) written off as uncollectible or accelerated or delayed collection of notes or amounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice;

     (vii) delayed or accelerated payment of any accounts payable or other liabilities beyond or in advance of their due date or the date when such liabilities would have been paid other than in the ordinary course of business consistent with past practice;

     (viii) made any distribution of assets (including payments of cash) to any of its Affiliates (not including the Seller or any of its Subsidiaries) other than pursuant to agreements entered into in the ordinary course of business consistent with past practice or declared or paid any distributions (provided that Sellers shall have the right to remove and retain all cash held by GNB or any Subsidiary) or redeemed, reclassified or purchased or otherwise acquired any shares of its capital stock or authorised or issued any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; or

     (ix) entered into, or amended, any employment, severance or similar agreement or arrangement or made any increases in the wages, bonuses, and benefits of its employees (other than in the ordinary course of business consistent with past practice and in accordance with applicable labour law requirements);

     (x) waived any rights or settled any claims, except for such waivers or settlements granted or entered into in the ordinary course of business;

     (xi)   made any change to its method of accounting;

          (xii) suffered or incurred any damage, destruction, fire, explosion, accident, flood or other casualty loss or act of God (whether or not covered by insurance) to any material operating asset or group of operating assets;

          (xiii) entered into or amended any purchase and sale contract outside the ordinary course of business;

          (xiv) suffered any amendments, termination, suspension or revocation of, any Governmental Permit;

          (xv) adopted an Employee Plan or amended or modified any already existing Employee Plan;

          (xvi)   amended its articles of association;

          (xvii)  manufactured inventory in excess of its expected needs; or

          (xviii) where applicable, agreed to do any of the foregoing.

SECTION 5.7.  Returns, Elections and Appeals.
              ------------------------------

     (a) Each Group Company has properly and within the requisite periods made all Tax Returns which at any time it has been liable to make or provide for any purposes of Tax.

     (b) Each Group Company has duly and within the requisite periods made or given all elections, claims, notices and which are assumed to have been made or given in computing the charge or provision for that company (if any) for Tax in, or in preparing the Financial Statements.

     (c) Each Group Company has duly and within the requisite periods accounted for or paid all Tax which it is liable to account for or pay.

     (d) No appeal by any Group Company is currently outstanding against any assessment or other demand in respect of any Tax.

     (e) Except as set forth on Schedule 5.7, no deficiency or proposed adjustment (which has not settled or otherwise resolved) for any amount of Tax has been proposed, asserted or assessed by any taxing authority against GNB or its Subsidiaries.

     (f) Except as set forth on Schedule 5.7, there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of Sellers, threatened against or with respect to GNB or its Subsidiaries.

     (g) Except as set forth on Schedule 5.7, no claim has ever been made by a taxing authority in a jurisdiction where GNB or its Subsidiaries, respectively, do not file Tax Returns that such entity is or may be subject to Taxes assessed by such jurisdiction.

     (h) Except as set forth on Schedule 5.7, GNB and its Subsidiaries will not be result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (B) as a result of any Requirement of Law relating to taxation matters to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (C) as a result of any Requirement Law relating to taxation matters, to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date or (D) any installment sale made or prepaid income attributable to a taxable period ending on or prior to the Closing Date.

     (i) Except as set forth on Schedule 5.7, GNB and its Subsidiaries have no obligation or liability for the payment of Taxes of any other Person, but not limited to the following, a liability of GNB or its Subsidiaries for the payment of any Tax arising (A) as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto), (B) as a result from any expressed or implied obligation to indemnify another person, and (C) as a result from GNB or its Subsidiaries succeeding to the Tax liability of any other person as a successor, transferee or otherwise.

Section 5.8.  Title to Assets.
              ---------------

     GNB is the exclusive and absolute owner of and has good title to; or a valid leasehold interest to, all of the personal property of GNB and the Group Companies reflected in the June 30, 1999 Balance Sheet (other than the property of GNB and the Group Companies disposed of since the date of the June 30, 1999 Balance Sheet in the ordinary course of business for fair value) in the amounts and categories reflected therein, and all personal property of GNB and the Group Companies acquired after the date of the June 30, 1999 Balance Sheet, free and clear of all Encumbrances, except for: (a) Permitted Encumbrances; (b) the lien of current taxes not yet due and payable and (c) other exceptions disclosed in
Schedule 5.8.  Except as disclosed in Schedule 5.8, the personal property of GNB
------------                          ------------
that is utilized in the operation of GNB's business is usable in the ordinary course of GNB's business and conforms to all applicable statutes, ordinances and regulations relating to its construction, use and operation, except where such nonconformity is not likely to have a Material Adverse Effect.

Section 5.9.  Real Properties.
              ---------------

     (a) the Real Properties shown in Schedule 3 comprise all the premises and land owned, leased, occupied or used by each Group Company;

     (b) Part II of Schedule 3 contains details of the material terms of each material lease or sublease or similar agreement under which a Group Company is lessee or sublessee of, or holds or occupies, the Real Properties;

     (c) there is no other Person in possession or occupation of any of the Real Properties without proper authority;

     (d) to the Knowledge of the Sellers there is no material subsisting breach nor any material non-observance on the part of any Group Company of any covenant, condition or agreement contained in the lease under which each Group Company occupies the Property other than relating to repair, maintenance and decoration and no landlord has refused to accept rent or made any complaint or objection concerning the covenants.

Section 5.10.  Assets.
               ------

     Schedule 4 contains a list of all machinery, equipment, and vehicles owned by GNB and each of the Subsidiaries having an original cost equal to or in excess of the Minimum Asset Value (the "Principal Assets").

Section 5.11.  Asset Leases.
               ------------

     The Disclosure Letter contains a brief description of each lease or other agreement or right, whether written or oral, (including in each case the annual rental, the expiration date thereof and a brief description of the property covered) under which each Group Company is lessee of, or holds or operates, any machinery, equipment, or vehicle owned by a third party, except those which are terminable by the relevant Group Company without cost or penalty on 30 days' or less notice or which provide for annual rentals of less than the Contractual Minimum.

Section 5.12.  Licenses.
               --------

     All material licenses, consents, authorizations, permits, orders, warrants, confirmations, permissions, certificates, approvals and authorities ("Licenses") necessary for the carrying on of the Business and operations of each Group Company have been obtained and are being complied with except to the extent that non-compliance is not likely to have a Material Adverse Effect. No written notice of the suspension, cancellation, refusal, modification or revocation of any such License has been received by any Group Company and, to the Knowledge of the Sellers, there is no basis for the issuance of such notice except as a result of the consummation of the transactions contemplated hereby or except as is not likely to have a Material Adverse Effect. Notwithstanding the foregoing, Licenses required under the Environmental Laws are addressed solely in Section 5.21(b).

Section 5.13.  Intellectual Property.
               ---------------------

     (a) Except as set out in Schedule 5 there are no material patents, patent applications, trade marks or trade mark registrations, service marks or service mark registrations, trade names, Internet domain names, corporate names or any applications to register any of the foregoing, copyrights, licenses to or from any Person in relation thereto, (the "Intellectual Property") used by GNB or otherwise relating to the business of each Group Company as presently carried on;

     (b) Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 5, duly registered, filed or issued in the name of the relevant Group Company, as the case may be and such registrations, filings and issuances remain in full force and effect;

     (c) Each Group Company owns and possesses all right, title and interest in and to the Intellectual Property set against its name in Schedule 5, and has not received written notice of any claim by any Person contesting the validity, enforceability, use, or ownership of any such Intellectual Property, patent disclosures or inventions or asserting that any Subsidiary is infringing the intellectual property of others. Schedule 5 sets forth all technology (including Intellectual Property) owned by third parties and used by each Group Company. To the Knowledge of the Sellers, no Person is infringing the rights of any Group Company with respect to any Intellectual Property.

Section 5.14.  Employees, etc.
               --------------

     (a)  the Disclosure Letter contains details of:

          (i)   the aggregate number of employees employed by each Group
     Company;

          (ii) the name, date of commencement of service, temporary or permanent status, period of service, location, salary and benefits package, grade and age of each employee;

          (iii) the terms of the contract of employment of each employee with a current annual salary or benefit package in excess of the Salary Minimum; and

          (iv) the forms of all consultancy or similar arrangements involving payments in excess of the Consultancy Minimum per annum;

    (b) there are no proposals to terminate the employment of any employees of any Group Company and there are no arrangements (whether contractual or otherwise) to vary or amend their terms of employment (whether to their detriment or benefit).

    (c) Each Group Company has in relation to each of its employees (and, so far as relevant, to each of its former employees) complied with:

          (i) obligations imposed on it by all statutes regulations and codes of conduct and practice relevant to the relations between it and its employees or any trade union or employee representatives and has maintained current adequate and suitable records regarding the service and terms and conditions of employment of each of its employees;

          (ii) all collective agreements recognition agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

         (iii) all relevant orders and awards made under any relevant statute regulation or code of conduct and practice affecting the conditions of service of its employees.

Section  5.15.  Trade Disputes.
                --------------

     No Group Company is involved in any industrial or trade dispute or any dispute or negotiation with any trade union or other body representing any of the employees.

SECTION 5.16.  Payments on Termination.
               -----------------------
     (a) no liability has been or may be incurred by any Group Company for breach of any contract of employment or consultancy with any employee or consultant including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee; and

     (b) No Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any employee or former employee or any dependent of any such employees or former employee in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such employee or former employee.

Section 5.17.  Claims.
               ------

     No   liability has been or, to the Knowledge of the Sellers may be, incurred by any Group Company for breach of any contract of employment or consultancy with any employee or consultant: including without limitation, redundancy payments, protective awards, compensation for wrongful or unfair dismissal or failure to comply with any order for reinstatement.

Section 5.18.  Pensions.
               --------

     No Group Company makes, nor has any ever made, payments to any scheme or schemes not required by law for providing retirement, death, disability or life assurance benefits to its employees. No proposal has been announced to establish any scheme for providing any such benefits, and no Group Company provides any such benefits.

Sectiom 5.19.  Commercial Contracts.
               --------------------

     No Group Company is party to or bound by:

  (a) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract or agreement which is reasonably anticipated by that Company to involve the payment of more than the Contractual Minimum during its current fiscal year;

  (b) any contract, agreement or commitment regarding the sale or other disposition of products or services by the relevant Group Company, or for the purchase of raw materials, products or services, which is reasonably anticipated by that Company to involve the receipt or payment of more than the Contractual Minimum during its current fiscal year;

  (c) any guarantee or indemnification agreement for the benefit of any Person made or given outside of the ordinary course of business;

  (d) any contract, agreement or commitment which provides for the incurrence by a Group Company of indebtedness for borrowed money or capitalized lease obligations;

  (e) any partnership, consortium or joint venture agreement or has been a member of any unincorporated association;

  (f)  any Tax sharing or Tax Allocation agreement;

  (g) any agreement, contract or commitment relating to capital expenditures of an amount or value in excess of the Contractual Minimum;

  (h) any agreement that restricts or purports to restrict the business activity of GNB or limits GNB's ability to engage in any line of business or compete with any Person;

  (i)  any material license or software or other intellectual property; or

  (j) any agreement that was not entered into in the ordinary course of GNB's business consistent with past practice and that involves annual payments in excess of the Contractual Minimum.

Section 5.20.  Status of Contracts.
               -------------------

  Each of the leases, contracts and other agreements of each Group Company disclosed in the Disclosure Letter with respect to Section 5.19 in Schedule 3 (collectively, the "GNB Agreements") constitutes a legal, valid and binding obligation of GNB (subject to bankruptcy, insolvency, reorganisation, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect and GNB is not, nor to the Knowledge of the Sellers, alleged to be, in material breach of or material default under, any of the GNB Agreements nor, to the Knowledge of the Sellers, is any other party thereto in such breach or default and, to the Knowledge of the Sellers, no event has occurred which the notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration of any of the GNB Agreements.

Section 5.21.  Environmental Matters.
               ---------------------

  Notwithstanding any other provision of this Agreement, this Section 5.21 contains the only representations or warranties of the Sellers with respect to Environmental Law or Environmental Matters in relation to any Group Company, and no other statement in this Agreement, in any of the Sellers' Ancillary Agreements or in any other document or information delivered or given to or received by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement shall be deemed to be a representation or warranty relating to Environmental Law or Environmental Matters in relation to any Group Company:

  (a) Each Group Company is in compliance with all applicable Environmental Laws except for such noncompliance as is not likely to have a Material Adverse Effect.

  (b) Each Group Company owns, holds or possesses all material Governmental Permits required under Environmental Laws necessary for the occupation and use of the Real Properties and the operation of its business substantially as currently conducted. Each Group Company is in compliance, and has for the past three (3) years complied, with all Governmental Permits except for such noncompliance as is not likely to have a Material Adverse Effect. The Sellers shall make commercially reasonable efforts to transfer or cause to be transferred to the Buyer all such Governmental Permits at the Closing, including
(i) giving notice to federal, state or local regulatory agencies with respect to the change in ownership or control or responsible officials at the Real Properties, (ii) completing and submitting notices of termination, and (iii) to the extent not transferred by the Closing Date, shall cooperate fully with the Buyer in obtaining the transfer of such Government Permits as promptly thereafter as possible.

  (c) Each Group Company is not subject to any pending or, to the Knowledge of the Sellers Regarding Environmental Matters, threatened with investigation by, order from, claim by, statutory request for information from or continuing agreement with any Person respecting: (i) any violation of Environmental Law or Governmental Permits, (ii) any Remedial Action, or (iii) any claim of Losses and Expenses, in each case, arising from the release of Hazardous Materials or the presence of any Hazardous Material on, in, at or beneath any of the Real Properties or the migration of any Hazardous Material onto or from the Real Properties.

  (d) No Group Company is subject to any pending or, to the Knowledge of the Sellers Regarding Environmental Matters, threatened judicial or administrative investigation, proceeding, order, notice of violation, judgment, decree or settlement with any continuing obligation alleging or relating to a violation of or liability under any Environmental Law or Governmental Permit.

  (e) No Group Company has received any notice under any Environmental Law to the effect that it is or may be liable to any Person as a result of the generation, storage, transportation, Release, arrangement for disposal or disposal of any Hazardous Material on, at or in any Real Properties.

  (f) To the Knowledge of the Sellers Regarding Environmental Matters, there are no underground storage tanks (whether active or abandoned) located at, in or beneath the Real Properties.

  (g) To the Knowledge of the Sellers Regarding Environmental Matters, as of the Closing Date there is no condition existing on the premises constituting the Real Properties that will give rise to any liability of any Group Company under any Environmental Law.

  (h) Sellers have made available to Buyer true and correct copies of all material environmental audits and consultant's reports relating to the past and current operations, properties and facilities of GNB and each Subsidiary, or any of their respective predecessors, which are in its possession or under its reasonable control.

  (i) To the Knowledge of the Sellers Regarding Environmental Matters, the sites identified on Schedule 5.21(I) constitute, and as such Schedule is updated by Seller from time to time in its sole discretion prior to the Closing Date, will constitute all PRP Sites as of the Closing Date.

  (j) No group Company has not reported a Release pursuant to an Environmental Law or filed a notice with respect to the contamination of land or the generation of hazardous wastes that is required to be filed pursuant to an Environmental Law, and, to the Knowledge of the Seller Regarding Environmental Matters, there has not been any disposal by any Group Company or Release of any Hazardous Materials on, at, in or beneath any Real Properties.

  (k) Notwithstanding any other provision of this Agreement, no representations and warranties are made or shall be deemed to apply to the PRP Sites.

Section 5.22.  Bank Accounts, Guarantees and Powers.
               ------------------------------------

  The Disclosure Letter lists all accounts, directors' resolutions authorizing borrowing or deposit boxes maintained by each Group Company at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes.

Section 5.23.  Accounts and Records.
               --------------------

  All the accounts, books, ledgers and financial and other material records of the Business have been maintained accurately and in accordance with generally accepted accounting practices.

Section 5.24.  Insurance.
               ---------

  The Seller has, and at all times has had, valid insurance coverage in respect of the Business against all risks normally insured against by persons in the same industry, underwritten by one or more well-established and reputable insurers or adequately capitalised Affiliates. The Disclosure Letter contains a list of all insurance policies maintained by or on behalf of each Group Company on its respective Real Properties, assets, business or personnel specifying:

     (i)   the insurer;

     (ii)  the amount of the coverage;

     (iii) the type of insurance;

     (iv)  the policy number; and

     (v)   any currently pending claims thereunder.

  No Group Company has failed to give any notice or present any claim under any insurance policy in due and timely fashion. All premiums due under the policies listed in the Disclosure Letter have been paid or accrued for on the Financial Statements and all such policies are in full force and effect and no notice of disallowance of any claim under any insurance policy, whether or not currently in effect, has been received by any Group Company. Other than (i) claims properly made against any Group Company in the ordinary course of business pursuant to insurance programs written on a retrospective rating basis, (ii) claims made as a result of premium audits relating to expired insurance policies, (iii) deductible claims relating to losses that are incurred but not reported, or losses that are known but not finally resolved, no Group Company has any liability for or exposure to any premium expenses for expired policies and there are no current claims by any Group Company under any such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 5.25.  Product Warranties.
               ------------------

  Details of all of unexpired, express product warranties with respect to any product manufactured or sold or that it has heretobefore manufactured or sold are set out in the Disclosure Letter. Except as disclosed, the relevant Company has not received written notice of any claim, and to the Knowledge of the Sellers there are no threatened claims against any Group Company based on any product warranty (except claims outstanding as of June 30, 1999), not exceeding the Product Warranty Level.

Section 5.26.  No Misrepresentation.
               --------------------

  To the Knowledge of the Sellers, the representations and warranties of the Sellers contained in this Agreement, the Disclosure Letter and the certificates and other instruments delivered by the Sellers pursuant hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 5.27.  Powers of Attorney.
               ------------------

  As of Closing, there will not be any outstanding powers of attorney executed on behalf of GNB or any Subsidiary other than with respect to the filing of taxes, customs and similar matters and intellectual property registrations.

                                  ARTICLE 6.
              REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

  The Buyer represents and warrants to the Sellers as follows:

Section 6.1.  Organization.
              ------------

  The Buyer has been duly incorporated and validly exists under the laws of Delaware, USA.

Section 6.2.  Power and Authority.
              -------------------

  The Buyer has the legal right and full corporate power, authority and approval to execute and deliver this Agreement and the Buyer Ancillary Agreements and to perform its obligations hereunder and thereunder and to own and lease its property and conduct its operations as currently conducted. The Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action.

Section 6.3.  Agreement Binding.
              -----------------

  This Agreement and the Ancillary Agreements have been duly executed and delivered by the Buyer, and assuming due authorization, execution and delivery by the Sellers, are the legal, valid and binding obligations of the Buyer enforceable in accordance with their respective terms, subject to the general principle of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or other similar laws of general application relating to creditors' rights generally.

Section 6.4.  Absence of Conflicts.
              --------------------

  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the performance of the Buyer's obligations hereunder and thereunder will not:

  (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in termination of or result in the creation or imposition of any Encumbrance under:

     (i) any term or provision of the memorandum or articles of association of the Buyer (or like constitutional documents);

     (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, franchise, permit or other commitment to which the Buyer is a party or by which it or any of its assets are bound;

     (iii)  any Court Order;

     (iv)  any Requirements of Law;

except in each case for any of the foregoing which, individually or in the aggregate is or are not likely to have a material adverse effect on the Buyer or its business taken as a whole or hinder or impair the completion of the transactions contemplated hereby; or

  (b) require the approval, consent, authorization or act of, or the making by the Buyer of any declaration, notification, filing or registration with, any Person, except, in each case, for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a material adverse effect on the Buyer or its business taken as a whole or materially hinder or impair the consummation of the transactions contemplated hereby.

Section 6.5.  No Litigation.
              -------------

  There is no Action pending or, to the Knowledge of the Buyer, threatened, which questions the legality or propriety of the transactions contemplated by this Agreement the Buyer Ancillary Agreements or which would impair the contemplation of the transactions contemplated hereby, and there has not been, to the knowledge of the Buyer, any claim asserted by any Person that could lead to such an Action.

Section 6.6.  Investment Representation.
              -------------------------

  The Buyer is acquiring the Shares for investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other person.

Section 6.7.  No Advisor.
              ----------

  Neither the Buyer nor any Person acting on its behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Sellers may be liable.

Section 6.8.  No Misrepresentation.
              --------------------

  To the knowledge of Buyer, the representations and warranties of Buyer contained in this Agreement and the certificates and other instruments delivered by Buyer pursuant hereto do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.

                                  ARTICLE 7.
                       ACTION PRIOR TO THE CLOSING DATE

The Buyer and the Sellers covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1.  Preserve Accuracy of Representations and Warranties.
              ---------------------------------------------------

  The Buyer and the Sellers shall, and the Sellers shall procure that each Group Company shall, refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. The Buyer and the Sellers shall promptly notify the other of any Action, investigation, or other proceeding, that shall be instituted or threatened against such party or in the case of Sellers, against GNB, to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 7.2.  Notification of Changes.
              -----------------------

  Each of the Sellers and the Buyer shall promptly notify the other of any event that causes any representation or warranty given by such party in Article 4, 5, or 6 to become untrue.

Section 7.3.  Governmental Approvals.
              ----------------------

  During the period prior to the Closing Date, the Sellers and the Buyer shall, and the Sellers shall cause each Group Company to act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained in order to effect the completion of the transactions contemplated by this Agreement and preserve for the benefit of GNB its rights under permits and agreements.

Section 7.4.  Operations Prior to the Closing Date.
              ------------------------------------
  (a) During the period prior to the Closing Date, the Sellers shall cause GNB and each of the Subsidiaries to operate and carry on its operations only in the ordinary course and substantially as operated prior to the date hereof.

  (b) Notwithstanding Section 7.4(a), except as expressly provided for in this Agreement, or with the prior written consent of the Buyer, the Sellers shall not during the Period ending on the Closing Date take and shall not cause GNB or any of the Subsidiaries to take any of the actions set out in Section 5.6(b); provided, however, notwithstanding anything to the contrary herein, Sellers will not make, and since 9 May 2000 have not made any capital expenditure in excess of the local currency equivalent of US$250,000 (other than as permitted by Section 7.3(b) of the Principal US Agreement) without the prior written approval of Buyer.

Section 7.5.  Intercompany Agreements.
              -----------------------
  All the Intercompany Agreements and intercompany accounts payable and receivable, except for those set out in Schedule 6, shall be terminated or canceled at Closing.

Section 7.6.  General.
              -------

  Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth below).

Section 7.7.  Preservation of Business.
              ------------------------

  Each of the parties shall, and Seller shall cause GNB and each Group Company to, use reasonable best efforts to keep their businesses and properties substantially intact, including their present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.


                                  ARTICLE 8.
                             CONDITIONS TO CLOSING

Section 8.1.  Buyer.
              -----

  The obligations of Buyer under this Agreement shall, at the election of the Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

  (a)  No Misrepresentation or Breach of Obligations or Agreements.

       Seller shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement.

  (b)  No Breach of Representation or Warranty.

       Each of the representations and warranties of the Seller contained in this Agreement and each of the Seller Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need to be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer; and there shall have been delivered to the Buyer a closing certificate in a form reasonably satisfactory to the Buyer to such effect, dated the Closing Date, signed by the Chairman or Managing Director of the Seller.

  (c)  Closing Documents.

       The Buyer shall have received from the Sellers the agreements and closing documents provided for in Section 3.2.

  (d)  Necessary Approvals.

       The Seller and the Buyer shall have received all approvals and actions of or by all Governmental Bodies and any other Person which are necessary to complete the transactions contemplated hereby and by the ROW Agreements and preserve for the benefit of GNB its rights under the GNB Agreements which are material to the operation of the Business.

       The Buyer acknowledges and agrees that it shall be the Buyer's obligation to seek such approvals and actions and to issue all notifications.

  (e)  No Suit.

       No Action by and Governmental Body shall be pending or threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

  (f)  Principal US Agreement.

       The transactions contemplated by the Principal US Agreement shall have been completed simultaneously with the Closing.

  (g)  No Material Adverse Change.

       On the Closing Date, there shall not be a Material Adverse Effect.

  (h)  Coordinating Agreement.

       All conditions to Exide Corporation's obligations set forth in Sections 5.5, 5.6 and 5.7(a) of the Coordinating Agreement shall have been satisfied.

       Notwithstanding the failure of any one or more of the foregoing conditions, the Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, the Buyer shall be deemed to have waived any such failure and any rights or remedies it may have against the Sellers by reason of such failure.

Section 8.2.  Sellers.
              -------

  The obligations of the Sellers under this Agreement shall, at the option of the Sellers, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

  (a)  No Breach of Covenants and Agreements.

       Buyer shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement.

  (b)  No Breach of Representations and Warranties.

       Each of the representations and warranties of the Buyer contained in this Agreement and the Buyer Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need to be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Seller; and there shall have been delivered to the Seller a closing certificate in a form reasonably satisfactory to the Seller to such effect, dated the Closing Date and signed by the President or Vice President of the Buyer.

  (c)  Closing Documents.

       The Sellers shall have received from Buyer the agreements and documents contemplated by Section 3.3(b), (c), (d) and (e).

  (d)  Payment of Closing Date Cash Payment.

       The Buyer shall have tendered payment of the Purchase Price.

     (e)  Necessary Approvals.

          The Seller and the Buyer shall have received all approvals and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements and preserve for the benefit of Buyer its rights under agreements which are material to the operation of its business.

          The Buyer acknowledges and agrees that it shall be the Buyer's obligation to seek such approvals and actions and to issue all notifications.

     (f)  No Suit.

          No Action by any Governmental Body shall be pending or threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

     (g)  Principal US Agreement.

          The transactions contemplated by the Principal US Agreement shall have been completed simultaneously with the Closing.

     (h)  No Material Adverse Change.

          On the Closing Date, there shall have been no event, occurrence or condition (other than as a result of general economic conditions or events affecting the automotive and industrial battery business as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results or operations, businesses, or operations of Buyer taken as a whole.

     (i)  Coordinating Agreement.

          All conditions to Pacific Dunlop Holdings (USA) Inc.'s obligations set forth in Sections 5.5 and 5.7(b) of the Coordinating Agreement shall have been satisfied.

     Notwithstanding the failure of any one or more of the foregoing conditions, the Sellers may, at their option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, the Sellers shall be deemed to have waived any such failure and any rights or remedies they may have against the Buyer by reason of such failure.

                                  ARTICLE 9.
                                  TERMINATION

Section 9.1.  Termination.
              -----------

     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

     (a)  by the mutual written consent of the Buyer and the Sellers;

     (b) by Buyer or Seller if the Closing shall not have occurred on or before December 31, 2000 unless: (i) all conditions to Closing have previously been satisfied or waived, and (ii) the Closing has not then occurred solely because the date for Closing specified in Section 3.1 has not yet occurred and unless such failure to close is due primarily to the breach by the party seeking termination of its agreements, representations or warranties contained herein;

     (c) by Buyer in the event of any breaches in any material respect by Seller of Seller's agreements, covenants, representations or warranties contained herein, and which Seller has failed to remedy or cure within twenty one (21) days after receipt of notice from Buyer requesting that such breaches be remedied or cured;

     (d) by the Sellers in the event of any breaches in any material respect by the Buyer of the Buyer's agreements, covenants, representations or warranties contained herein, which the Buyer has failed to remedy or cure within twenty one
(21) days after receipt of notice from the Sellers requesting that such breaches be remedied or cured; or

     (e) by the Buyer or the Sellers if a Court Order shall have been made or a Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the completion of the transactions contemplated hereby.

Section 9.2.  Effect of Termination.
              ---------------------

     In the event that this Agreement shall be terminated pursuant to this
Section 9, all further obligations of the parties under this Agreement (other than Sections 11.2, 11.8 and 11.11) and the Coordinating Agreement (other than Sections 5.2, 5.3 and 5.4) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

Section 9.3.  Notice of Termination.
              ---------------------

     Any party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other parties to this Agreement.

                                  ARTICLE 10.
                             EXCLUSIVITY OF REMEDY

Section 10.1.  Indemnification by the Sellers.
               ------------------------------

     The Sellers' sole and exclusive indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

Section 10.2.  Indemnification by the Buyer
               ----------------------------

     The Buyer's sole and exclusive indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

Section 10.3.  Exclusivity of Remedy.
               ---------------------

     Except as provided in Section 9.2, with respect to any breach by either party of its representations, warranties, covenants, or agreements in this Agreement or the respective Buyer or Seller Ancillary Agreements, or the ROW Agreements and the transactions contemplated hereby and thereby, the sole and exclusive remedy of the other party (in contract, tort, for contribution, under Requirements of Law, or otherwise) shall be the indemnification provided in the Coordinating Agreement. In view of this exclusivity of remedy provision, the Buyer and the Sellers covenant and agree for themselves and their respective Affiliates that they will not bring, maintain, join or prosecute any Action or other proceeding against the other or its Affiliates for breach of this Agreement or indemnity therefor except as provided in the Coordinating Agreement.

                                  ARTICLE 11.
                               GENERAL PROVISIONS

Section 11.1.  Notices.
               -------

     Any notice, request, instruction or other document to be given hereunder shall be in writing and: (a) delivered personally; (b) sent by first class pre-paid post (airmail if overseas); (c) sent by reputable overnight couriers; or
(d) sent by facsimile, according to the instructions set forth below.

     Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by reputable overnight courier, at the time sent; or (z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

     If to the First or Second Seller, to:

     Pacific Dunlop Holdings (USA) Inc.
     6121 Lakeside Drive
     Suite 200
     Reno, Nevada  89511
     Attention:  President
     Facsimile:  702-824-4626

     with a copy to:

     Gardner, Carton & Douglas
     321 N. Clark Street
     Suite 3400
     Chicago Illinois 60610
     Attention:  Mr. Robert J. Wilczek
     Facsimile:  312-644-3381

     If to the Buyer, to:

     c/o Exide Corporation
     2901 Hubbard Road
     Ann Arbor, Michigan  48105
     Attention:  General Counsel
     Facsimile:  734-827-2575

     with copy to:

     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, Illinois 60601
     Attention:  Mr. Carter W. Emerson, P.C.
     Facsimile:  312-861-2200

     or to such other address as such party may indicate by a notice defined to the other parties in accordance with the provisions of this Section.

Section 11.2.  Confidential Information.
               ------------------------
     (a) Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties and/or the businesses of the other parties during the course of the negotiations leading to the completion of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be completed, each party will destroy or return to the relevant party all copies of non-public Confidential Information which have been furnished in connection therewith, as the relevant party may specify. Confidential Information shall not be communicated to any third person (other than the parties' respective counsel, accountants, financial advisors or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, the Buyer may use or disclose any Confidential Information relating to any Group Company. The Seller shall not at any time after the Closing disclose any Confidential Information relating to any Group Company.

     (b) The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which:

          (i) is or becomes available to such party from a source other than such party;

          (ii) is or becomes available to the public other than as a result of disclosure by another party or its agents;

          (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed; or

          (iv) as to which such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.


Section 11.3.  No Public Announcement.
               ----------------------

     Neither the Buyer nor the Sellers shall, without the approval of the other parties, issue any press release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement. Notwithstanding the foregoing, any party may issue a press release or other public announcement concerning this Agreement or the transactions contemplated by it to the extent that such party or its Affiliates shall be so obligated by law, or to comply with accounting or disclosure obligations of the Securities and Exchange Commission, New York Stock Exchange or the Australian Stock Exchange provided that such party shall be obligated to give the other party prior notice of such press release or other public announcement if prior notice is commercially feasible.

Section 11.4.  Entire Agreement; Amendments.
               ----------------------------

     This Agreement, the Disclosure Letter, the Buyer Ancillary Agreements and the Sellers' Ancillary Agreements, and the Coordinating Agreement, the Principal US Agreement, the ROW Agreements and the Exhibits and Schedules referred to herein and therein contain the entire understanding of the parties hereto with regard to the subject matter herein or therein and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 11.5.  Successors and Assigns.
               ----------------------

     (a) The rights of each party under this Agreement and the Coordinating Agreement shall not be assignable without the written consent of the other party; provided, however, that no such assignment shall relieve the assigning party from any of its duties or obligations under this Agreement or the Coordinating Agreement, and provided further, however, that upon written notice to Seller, Buyer may assign this Agreement to an Affiliate of Buyer without the consent of Seller.

     (b) This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.5 any right, remedy, benefit or claim under or by reason of this Agreement.

     (c)  Interpretation.

          (i) Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

          (ii) This Agreement, the Disclosure Letter and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the party hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

Section 11.6.  Interpretation.
               --------------

     (a) Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

     (b) This Agreement, the Disclosure Letter and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

Section 11.7.  Waivers.
               -------

     Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Subject to Sections 8.1 and 8.2, the failure of any party hereto to enforce at any time any term or provision of this Agreement shall not be construed to be a waiver of such term or provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such term or provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 11.8.  Expenses.
               --------

     Subject to the provisions of the Coordinating Agreement or any ROW Agreement, regardless of whether the transactions contemplated in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors and accountants. Neither GNB nor any Group Company has not borne and will not bear any such costs of expenses.

Section 11.9.  Partial Invalidity.
               ------------------

     Wherever possible, each term or provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the terms or provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such term or provision or terms or provisions or any other terms or provisions hereof, unless such a construction would be unreasonable.

Section 11.10. Execution in Counterparts.
               -------------------------

     This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the Sellers and the Buyer.

Section 11.11. Governing Law.
               -------------

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, U.S.A., without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

Section 11.12. Further Assurances and Cooperation.
               ----------------------------------

     From and after the date of this Agreement, upon the request of either the Sellers or the Buyer or any of their respective Affiliates, the other parties and their respective Affiliates shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. After the Closing, on reasonable advance notice, the Buyer shall cause each Group Company to provide the Sellers, each Seller's Affiliates and any advisor retained by the Sellers or their respective Affiliates with reasonable access to the management and properties, and books, records, and documents (which were in existence on the Closing) of each Group Company, during normal business hours and in a manner which does not unreasonably interfere with GNB, for any reasonable purpose including, but not limited to, the fulfillment of the Sellers' responsibilities under Section 4.1(a) of the Coordinating Agreement, the enforcement of the Sellers' and their respective Affiliates' rights under Article 2 of the Coordinating Agreement and clause (iii) of Section 4.2(a) of the Coordinating Agreement. The Seller, the Sellers' Affiliates, and any advisor retained by the Sellers or their respective Affiliates shall be entitled to make copies of such books, records and documents at their expense. If the Buyer shall desire at any time to dispose of any such books, records or documents, the Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity to segregate and remove such books, records and documents as the Seller may select. The obligations of the Buyer pursuant to this Section
11.12 shall survive the Closing indefinitely.

Section 11.13. No Reliance.
               -----------

     The provisions of this Agreement are intended for the sole benefit of the parties hereto and shall not inure to the benefit of any other person, other than successors and permitted assigns of the Buyer and the Sellers, whether as third party or otherwise.

Section 11.14. Disclosure Letter
               -----------------

     The Disclosure Letter is hereby incorporated by reference into and made a part of this Agreement. The inclusion of any item in the Disclosure Letter is intended to qualify the representations and warranties contained in this Agreement, and to set forth other information required by this Agreement. Disclosure of information in any paragraph of the Disclosure Letter shall be deemed to be a disclosure with respect to every Section of this Agreement notwithstanding the presence or absence of a cross-reference to the Disclosure Letter under other

Sections of this Agreement if the meaning of such disclosure in the context of such other Section is reasonably ascertainable. Disclosure of information in the Disclosure Letter shall not be deemed to be an admission by the Seller that such information is material for the purposes of this Agreement.

Section 11.15.  Joint and Several Liability.
                ---------------------------

     The rights and obligations of the First Seller and the Second Seller under this agreement shall be joint and several save that the Sellers' Warranties in
Section 4 shall be given severally by each Seller in relation to itself only.

     IN WITNESS whereof the parties hereto have caused this Agreement to be executed the day and the year first above written.



     FIRST SELLER:

     P.D. INTERNATIONAL PTY LIMITED

     By its duly appointed attorney:


     _______________________________
     Name:   Martin M. Hudson
     Title:  Attorney in Fact


     SECOND SELLER:

     PACIFIC DUNLOP HOLDINGS (EUROPE) LTD.

     By its duly appointed attorney:


     _______________________________
     Name:   Martin M. Hudson
     Title:  Attorney in Fact


     BUYER:

     EXIDE HOLDING EUROPE


     _______________________________
     Name:   Denis Porges
     Title:  Chairman

                                  SCHEDULE 1

                      Particulars of GNB Technologies N.V.
                      ------------------------------------


Country of Incorporation:                       Belgium

Date and Place of Incorporation:                31 July 1997 - 9300 Aalst

Registered Number:                              60616

Registered Office:                              Wijngaardveld 34, 9300 Aalst

Directors:                                      Rolf Fehndrich
                                                Thomas Minner

VAT Number:                                     BE 461 252519

Accounting Reference Date:                      30 June

Auditors:                                       KPMG

Salary Minimum:                                 BEF 1,500,000

Minimum Asset Value:                            BEF 3,600,000

Consultancy Minimum:                            BEF 600,000

Contractual Minimum:                            BEF 3,600,000

Product Warranty Level:                         BEF 7,300,000

Authorised Share Capital:                       BEF 46,000,000

Issued and Fully Paid Up Share Capital:         BEF 46,000,000


Shareholders:                                   Number of Shares

Pacific Dunlop International Pty Ltd            65

Pacific Dunlop (Holdings) Ltd                   35

                                  SCHEDULE 2

                        Particulars of The Subsidiaries
                        -------------------------------

                              GNB Technologies Oy
                              -------------------

Country of Incorporation:                       Finland

Date and Place of Incorporation:                18 September 1997 - Helsinki

Registered Number:                              722.244

Registered Office:                              Konsakoulakuja 1, Helsinki

Directors:                                      Rolf Fehndrich
                                                Yves Steenlandt

VAT Number:                                     Not yet granted

Accounting Reference Date:                      30 June

Auditors:                                       None appointed yet

Salary Minimum:                                 FIM 220,000

Minimum Asset Value:                            FIM 535,000

Consultancy Minimum:                            FIM 89,000

Contractual Minimum:                            FIM 535,000

Product Warranty Level:                         FIM 1,070,000

Authorised Share Capital:                       FIM 500,000

Issued and Fully Paid Up Share Capital:         FIM 500,000

                                  SCHEDULE 2

                        Particulars of the Subsidiaries
                        -------------------------------

                                GNB Technologies SA
                                -------------------

Country of Incorporation:                  France

Date and Place of Incorporation:           22 September 1997 - Paris

Registered Number:                         Douai B 413 846 825

Registered Office:                         312 Rue Joliot Curie, ZI Dorignies,
                                           59500 Douai

Directors:                                 Rolf Fehndrich
                                           Gerard Dollet

VAT Number:                                FR 45413846825

Accounting Reference Date:                 30 June

Auditors:                                  KPMG

Salary Minimum:                            FRF 244,000

Minimum Asset Value:                       FRF 590,000

Consultancy Minimum:                       FRF 98,000

Contractual Minimum:                       FRF 590,000

Product Warranty Level:                    FRF 1,180,000

Authorised Share Capital:                  FRF 2,300,000

Issued and Fully Paid Up Share Capital:    FRF 2,300,000

                                  SCHEDULE 2

                        Particulars of the Subsidiaries
                        -------------------------------

                            GNB Technologies S.r.l.
                            -----------------------


Country of Incorporation:                       Italy

Date and Place of Incorporation:                15 January 1998 - Milan

Registered Number:                              1549418

Registered Office:                              Via Gracco Spaziani 41, Verona

Directors:                                      Rolf Fehndrich

VAT Number:                                     12336470153

Accounting Reference Date:                      30 June

Auditors:                                       None

Salary Minimum:                                 ITL 72,000,000

Minimum Asset Value:                            ITL 174,000,000

Consultancy Minimum:                            ITL 29,000,000

Contractual Minimum:                            ITL 174,000,000

Product Warranty Level:                         ITL 348,000,000

Authorised Share Capital:                       ITL 170,000

Issued and Fully Paid Up Share Capital:         ITL 170,000

                                  SCHEDULE 2

                        Particulars of the Subsidiaries
                        -------------------------------

                             GNB Technologies GmbH
                             ---------------------

Country of Incorporation:                       Germany

Date and Place of Incorporation:                23 July 1996 - Munich; moved to Hannover 29
                                                November 1996

Registered Number:                              HRB 56076 since 3 March 1997

Registered Office:                              Ringelnatzweg 7, 30419 Hannover

Directors:                                      Rolf Fehndrich

VAT Number:                                     DE 185100445

Accounting Reference Date:                      30 June

Auditors:                                       KPMG

Salary Minimum:                                 DEM 73,000

Minimum Asset Value:                            DEM 176,000

Consultancy Minimum:                            DEM 29,000

Contractual Minimum:                            DEM 176,000

Product Warranty Level:                         DEM 352,000

Authorised Share Capital:                       DEM 50,000

Issued and Fully Paid Up Share Capital:         DEM 50,000

                                  SCHEDULE 3

                              The Real Properties
                              -------------------

                                    Part I
                                    ------

1.   312, Rue Joliot Curie, ZI Dorignies, 59500 Douai, France.

2.   Wijngaardveld 34, 9300 Aalst, Belgium.

3.   Metsann Eidonkuja 10, 02130 Espoo, Finland.

4.   Via Gracco Spaziani 41, Verona, Italy.

5.   Odenwaldstra(BETA)e 3, 63263 Neu-Isenburg, Germany.


                                    Part II
                                    -------

1. Capitalized lease of the above premises dated 30 March 1998 between GNB Technologies S.A. and Batinorest S.A. and Societe de Development Regional du Nord et du Pas-de Calais and SMAEZI expiring on 30 November 2010 at a credited sum of FF 7,200,000.

2. Lease of the above premises dated 16 March 1993 as amended by a lease dated 30 November 1995 and a lease of 1 November 1996 between Ansell Edmont Europe N.V. and Universal Express N.V., and further amended by an undated lease entered into, following formation of GNB Technologies N.V., by GNB Technologies N.V. and Universal Express N.V. at a rent of BF 92,000 per month and expiring on 31 October 2005 or by earlier termination at the end of year 3 or 6 by six months' written notice from either party.

3. Lease of room in office hotel at the above premises dated 1 January 1997 between Libella Oy and Oy GNB Technologies AB until further notice at a rent of FIM 5324 plus VAT (22%) per month, terminable by three months' written notice to be given before 31 December of each year by either party.

4. Lease of room in office hotel at the above premises dated 30 June 1998 between GNB Technologies s.r.l. and Giquattro s.r.l. at a rent of ITL 1,170,000 plus VAT per month, for an initial period of six months ending 31 December 1998 with automatic renewal for consecutive periods of six months' each unless terminated by 30 days written notice expiring on the renewal date.

5. Lease of room in office hotel at the above premises dated 16 April 1998 and beginning on 15 June 1998 between GNB Technologies GmbH and Inter Offices Burodienst GmbH at a rent of DEM 2,240 plus VAT (16%) per month, terminable by three months' written notice expiring at the end of the calendar month.

                                  SCHEDULE 4

                               Principal Assets
                               ----------------

Nothing to disclose.

                                  SCHEDULE 5

                             Intellectual Property
                             ---------------------


     The Group Companies sell products manufactured by their U.S. Affiliate, GNB Industrial Battery Company. All trademarks, patent rights and other Intellectual Property necessary for the Group Companies to acquire and/or sell these products are the subject of an implied license from GNB Industrial Battery Company, which is responsible for acquiring and maintaining appropriate registrations with respect thereto.

                                  SCHEDULE 6

                       Surviving Intercompany Agreements
                       ---------------------------------

1.   Commissionaire Agreement between GNB and GNB Germany dated February 24,
1998.

2. Commissionaire Agreement between GNB and GNB Technologies Limited dated February 26, 1998.

3.   Commissionaire Agreement between GNB and GNB Italy dated February 26, 1998.

4.   Commissionaire Agreement between GNB and GNB Finland dated February 26,
1998.

5.   Commissionaire Agreement between GNB and GNB France dated February 26,
1998.

6.   Commissionaire Agreement between GNB France and GNB Germany (undated).

7. Commissionaire Agreement between GNB France and GNB Finland dated February 26, 1998.

8. Commissionaire Agreement between GNB France and GNB Italy dated February 26, 1998.

9. Commissionaire Agreement between GNB France and GNB Technologies Limited dated February 26, 1998.

                            STOCK PURCHASE AGREEMENT

                    WITH RESPECT TO GNB TECHNOLOGIES LIMITED

                            Dated as of 28 June 2000

                                    between

               Pacific Dunlop Holdings (Europe) Ltd., as Seller,

                                      and

                        Exide Holding Europe, as Buyer.

                               TABLE OF CONTENTS
                               -----------------

ARTICLE 1.      DEFINITIONS............................................   1
  Section 1.1.      Definitions........................................   1
ARTICLE 2.      SALE AND PURCHASE......................................   6
  Section 2.1.      Sale and Purchase of the Shares....................   6
  Section 2.2.      Purchase Price.....................................   6
ARTICLE 3.      CLOSING................................................   6
  Section 3.1.      Closing : time and location........................   6
  Section 3.2.      Documents to be Delivered to the Buyer at Closing..   7
  Section 3.3.      Seller Obligations Closing.........................   7
  Section 3.4.      Buyer's Obligations at Closing.....................   8
  Section 3.5.      Form of Documents..................................   8
  Section 3.6.      Post-Closing Matters...............................   8
ARTICLE 4.      REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER....   9
  Section 4.1.      Organisation.......................................   9
  Section 4.2.      Power and Authority................................   9
  Section 4.3.      Agreement Binding..................................   9
  Section 4.4.      Absence of Conflicts...............................  10
  Section 4.5.      No Litigation......................................  10
  Section 4.6.      Title to Shares....................................  10
  Section 4.7.      No Advisor.........................................  11
ARTICLE 5.      REPRESENTATIONS AND WARRANTIES REGARDING GNB...........  11
  Section 5.1.      Organisation.......................................  11
  Section 5.2.      Share Capital......................................  11
  Section 5.3.      Subsidiaries and Investments.......................  12
  Section 5.4.      Absence of Conflicts...............................  12
  Section 5.5.      No Violation or Litigation.........................  12
  Section 5.6.      Operations Since June 30, 1999.....................  13
  Section 5.7.      Returns, Elections and Appeals.....................  14
  Section 5.8.      Title to Assets....................................  16
  Section 5.9.      Real Property......................................  16
  Section 5.10.     Assets.............................................  16
  Section 5.11.     Asset Leases.......................................  16
  Section 5.12.     Licences...........................................  17
  Section 5.13.     Intellectual Property..............................  17
  Section 5.14.     Employees, etc.....................................  17
  Section 5.15.     Trade Disputes.....................................  18
  Section 5.16.     Payments on Termination............................  18
  Section 5.17.     Claims.............................................  19
  Section 5.18.     Pensions...........................................  19
  Section 5.19.     Commercial Contracts...............................  19
  Section 5.20.     Status of Contracts................................  20
  Section 5.21.     Environmental Matters..............................  20
  Section 5.22.     Bank Accounts, Guarantees and Powers...............  21

  Section 5.23.     Accounts and Records...................................  22
  Section 5.24.     Insurance..............................................  22
  Section 5.25.     Product Warranties.....................................  22
  Section 5.26.     No Misrepresentation...................................  23
  Section 5.27.     Sufficiency of Assets..................................  23
  Section 5.28.     Powers of Attorney.....................................  23
ARTICLE 6.      REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER.........  23
  Section 6.1.      Organisation...........................................  23
  Section 6.2.      Power and Authority....................................  23
  Section 6.3.      Agreement Binding......................................  23
  Section 6.4.      Absence of Conflicts...................................  23
  Section 6.5.      No Litigation..........................................  24
  Section 6.6.      Investment Representation..............................  24
  Section 6.7.      No Advisor.............................................  24
  Section 6.8.      No Misrepresentation...................................  24
ARTICLE 7.      ACTION PRIOR TO THE CLOSING DATE...........................  25
  Section 7.1.      Preserve Accuracy of Representations and Warranties....  25
  Section 7.2.      Notification of Changes................................  25
  Section 7.3.      Governmental Approvals.................................  25
  Section 7.4.      Operations Prior to the Closing Date...................  25
  Section 7.5.      Intercompany Agreements................................  26
  Section 7.6.      General................................................  26
  Section 7.7.      Preservation of Business...............................  26
ARTICLE 8.      CONDITIONS TO CLOSING......................................  26
  Section 8.1.      Buyer..................................................  26
  Section 8.2.      Seller.................................................  27
ARTICLE 9.      TERMINATION................................................  29
  Section 9.1.      Termination............................................  29
  Section 9.2.      Effect of Termination..................................  29
  Section 9.3.      Notice of Termination..................................  29
ARTICLE 10.     EXCLUSIVITY OF REMEDY......................................  30
  Section 10.1.     Indemnification by the Seller..........................  30
  Section 10.2.     Indemnification by the Buyer...........................  30
  Section 10.3.     Exclusivity of Remedy..................................  30
ARTICLE 11.     GENERAL PROVISIONS.........................................  30
  Section 11.1.     Notices................................................  30
  Section 11.2.     Confidential Information...............................  32
  Section 11.3.     No Public Announcement.................................  33
  Section 11.4.     Entire Agreement; Amendments...........................  33
  Section 11.5.     Successors and Assigns.................................  33
  Section 11.6.     Interpretation.........................................  33
  Section 11.7.     Waivers................................................  34
  Section 11.8.     Expenses...............................................  34
  Section 11.9.     Partial Invalidity.....................................  34
  Section 11.10.    Execution in Counterparts..............................  34
  Section 11.11.    Governing Law..........................................  35

  Section 11.12.    Further Assurances and Cooperation.................  35
  Section 11.13.    No Reliance........................................  35
  Section 11.14.    Insurance Matters..................................  35
  Section 11.15.    Disclosure Letter..................................  36

SCHEDULES

  1                 Particulars of GNB
  2                 The Real Property
  3                 Principal Assets
  4                 Intellectual Property
  5                 Surviving Intercompany Agreements

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT dated as of 28 June 2000 (the "Agreement") is executed by and among PACIFIC DUNLOP HOLDINGS (EUROPE) LIMITED, a company incorporated in England and Wales under company number 1458684 (the "Seller"), whose registered office is at Ansell House, 119 Ewell Road, Surbiton, Surrey, KT6 6AL, and Exide Holding Europe, a company incorporated in France (the "Buyer").

                                   WHEREAS:

     A. The Seller owns the entire issued share capital of GNB (as defined in this Agreement).

     B. The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the entire issued share capital of GNB on the terms and subject to the conditions in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Seller and the Buyer agree as follows:

                                  ARTICLE 1.

                                  DEFINITIONS

Section 1.1. Definitions. In this Agreement, unless the context otherwise
             -----------
requires, the following terms have the meanings specified or referred to in this
Section 1.1 and shall be equally applicable to both the singular and plural
-----------
forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Action" means any lawsuit, arbitration, or regulatory, governmental or other proceeding or investigation whether at law or in equity.

     "Adjoining Properties" shall mean all sites or locations other than the Real Property or the PRP Sites to which Contaminants have migrated from the Real Property through air, soil, surface water or groundwater.

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     "Agreement" has the meaning specified in the first paragraph of this Agreement.

     "Business" means: (i) the marketing of starting-lighting-ignition automotive and specialty batteries and supplying original equipment manufacturers and replacement market customers with batteries for passenger cars, light and heavy-duty trucks, golf carts, motorcycles, garden tractors and marine use and related activities; and (ii) the marketing of batteries and allied products, parts and service for industrial applications; in each case, as conducted by GNB at the Real Property immediately prior to the Closing Date.

     "Business Day" means a day other than Saturday, Sunday or a day on which United States national banks are closed.

     "the Buyer" has the meaning specified in the first paragraph of this Agreement.

     "the Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by the Buyer under this Agreement.

     "Closing" has the meaning specified in Section 3.1.
                                            -----------

     "Closing Date" has the meaning specified in Section 3.1.
                                                 -----------

     "Companies Act" means the Companies Act 1985 of the United Kingdom, as amended as of the Closing Date.

     "Confidential Information" has the meaning specified in Section 11.2.
                                                             ------------

     "Coordinating Agreement" means that certain coordinating agreement dated 9 May 2000 between Exide Corporation, a Delaware corporation, and Pacific Dunlop Holdings (USA) Inc., a Delaware corporation, as amended and supplemented from time to time.

     "Court Order" means any judgement, order, award or decree of any foreign, federal, state, or local court or tribunal or governmental agency and any award in any arbitration proceeding in any jurisdiction.

     "Disclosure Letter" means the letter dated 12 June 2000 the Buyer, as modified pursuant to Section 5.7 of the Coordinating Agreement.

     "Employees" has the meaning specified in Section 5.18(a).
                                              ---------------

     "Employee Plan" has the meaning specified in the Principal US Agreement.

     "Encumbrance" means any lien, charge, security interest, mortgage, pledge, power of sale, easement, encroachment, covenant, restriction on transfer or other restriction on or defect in title or other encumbrances.

     "Environmental Laws" means all applicable statutory, international, treaty, conventions and local laws, regulations, codes of practice, circulars and guidance notes relating to pollution or human health or the environment (as defined in Section 1(2) of the Environmental Protection Act 1990 of the United Kingdom) (including ambient air, surface water, ground water, tidal water and the foreshore between high and low tide, land surface or sub-surface strata), including, without limitation, those relating to Environmental Matters or otherwise relating to the manufacture, possessing, distribution, use, processing, treatment, storage, disposal, transport or handling of Hazardous Materials currently in effect applicable to the operations of the Business.

     "Environmental Matters" means waste, land including contaminated land, aquatic environment, discharges, emissions, noise and vibration, heat, light and radiation, dangerous, hazardous or toxic substances and materials, nuisance and health and safety.

     "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action or overtly threatened Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

     "Financial Statements" has the meaning specified in the Coordinating Agreement.

     "FRS" means Financial reporting standards issued by the Accounting Standards Board.

     "GNB" means GNB Technologies Limited a company incorporated in England and Wales under company number 3396707 whose registered office is at 51 Eastcheap, London EC3M 1JP.

     "GNB Agreements" has the meaning specified in Section 5.20.
                                                   ------------

     "GPP" has the meaning specified in Section 5.18(d).
                                        ---------------

     "Governmental Body" means any foreign, United Kingdom, European Community, European Union, United States, state, or local governmental authority, agency or regulatory body.

     "Governmental Permit" has the meaning specified in the Principal US Agreement.

     "Harm" means harm defined in section 1(4) of the Environmental Protection Act 1990 of the United Kingdom.

     "Hazardous Materials" means chemicals, pollutants, contaminants, waste, petroleum, petroleum hydro-carbon products, explosives, radioactive substances, dangerous, hazardous or toxic substances and materials including the substances prescribed in schedules 4, 5 and 6 of the Environmental Protection (Prescribed Processes and Substances) Regulations 1991 of the United Kingdom or any statutory modification thereof and other substances possessing any of the hazardous properties listed in part II of Schedule 2 of the Special Waste Regulations 1996 of the United Kingdom capable of polluting land, water of air or which causes Harm.

     "ICTA 1988" means the Income and Corporation Taxes Act 1988 of the United Kingdom, as amended as of the Closing Date.

     "Insurance Policies" means the insurance policies of GNB referred to in
Section 11.14.
-------------

     "Intellectual Property" has the meaning specified in Section 5.13(a).
                                                          ---------------

     "Intercompany Agreements" means agreements between GNB or a Subsidiary and an Affiliate of GNB other than GNB and any Subsidiary.

     "June 30, 1999 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

     "KPMG" means KPMG LLP or its successor.

     "Knowledge of the Seller" or similar phrases means matters actually known to Thomas Minner, Thomas Smith, Thomas O'Hare, Mitchell Bregman, Barbara Hatcher, Rolf Fehndrich, Bart de Keyser or Jeff Kostos.

     "Knowledge of the Seller Regarding Environmental Matters" or similar phrases means matters actually known to Rolf Fehndrich or Barbara Hatcher.

     "Licences" has the meaning specified in Section 5.12.
                                             ------------

     "Losses" means all losses, obligations, liabilities, settlement payments, awards, judgements, fines, assessments, penalties, and damages.

     "March 31, 2000 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

     "Material Adverse Effect" means any event, occurrence or condition (other than as a result of general economic conditions or events or conditions affecting the automotive and industrial battery industry as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results of operations, Business, or operations of GNB, taken as a whole.

     "Person" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, trust, unincorporated organisation, or Governmental Body.

     "Principal US Agreement" means the Stock Purchase Agreement With Respect To Pacific Dunlop GNB Corporation dated May 9, 2000 between Pacific Dunlop Holdings
(USA) Inc., as Seller; and Exide Corporation, as Buyer, as amended and supplemented from time to time.

     "PRP Sites" shall mean all sites (other than the Real Property and the Adjoining Properties) with respect to which GNB, a Subsidiary, or any of their successors or assignees have or may have liability under any Environmental Law.

     "Purchase Price" has the meaning specified in Section 2.2.
                                                   -----------

     "Real Property" means leasehold property held by GNB, brief details of which are set out in Schedule 2.

     "Release" includes any and all spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaking, dumping, disposing, and any other means by which a substance may be introduced into or travel through the environment.

     "Remedial Action" shall include all actions required by a Court Order or otherwise by a Governmental Body to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials; (ii) prevent the Release or threatened Release of Hazardous Materials; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance.

     "Requirements of Law" means any applicable law, regulation, bylaw, code or ordinance of any Governmental Body currently in effect.

     "ROW Agreements" has the meaning specified in Section 5.5(e) of the Coordinating Agreement.

     "Schemes" has the meaning specified in Section 5.18(a).
                                            ---------------

     "The Seller" has the meaning specified in the first paragraph of this Agreement.

     "The Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by the Seller under this Agreement.

     "Shares" means the 239,644 fully paid issued ordinary shares of (pound)1 each in the share capital of GNB constituting its entire issued share capital.

     "SSAP" means a Statement of standard accounting practice adopted by the Accounting Standards Board.

     "Subsidiary" shall have the meaning ascribed to it in sections 736 and 736A of the Companies Act.

     "Tax Authority" means any governmental, federal, state, provincial, local governmental or other, fiscal, tax, revenue, customs duties or excise authority body or official whether of the United Kingdom or elsewhere in the world.

     "Tax" means any and all forms of taxes, levies, imposts, contributions, duties and charges and all withholdings or deductions in respect thereof, in the nature of and corresponding to Tax imposed by any Tax Authority acting as such whether directly or primarily chargeable against, recoverable from or attributable to GNB or any other person, and all fines, penalties, charges, costs and interest relating thereto and "Taxation" shall be construed accordingly.

     "Tax Return" means any return, report notice, computation, or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                                  ARTICLE 2.

                               SALE AND PURCHASE

     Section 2.1.  Sale and Purchase of the Shares.
                   -------------------------------

     (a) On the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, the Shares free and clear from all Encumbrances together with all rights and benefits attaching or accruing to such Shares at Closing.

     (b) Title to beneficial ownership of, and any risk attaching to the Shares shall pass on the Closing and the Buyer shall, from the Closing Date, be entitled to exercise all rights attached or accrued to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital made or paid by GNB on or after the Closing Date.

     (c) The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

     Section 2.2.  Purchase Price.
                   --------------

     The purchase price (the "Purchase Price") shall be equal to One Million Seven Hundred Seventy Nine Thousand United States Dollars (US$1,779,000). At the Closing, the Buyer shall pay the Purchase Price to the Seller by wire transfer of immediately available funds to such bank account as the Seller shall direct in writing. After Closing, the Purchase Price shall be adjusted pursuant to
Article 2 of the Coordinating Agreement.

                                  ARTICLE 3.

                                    CLOSING

     Section 3.1.  Closing: time and location.
                   --------------------------

     Completion of the sale and purchase of the Shares (the "Closing") shall take place at 10:00 a.m. Chicago time on the last Business Day of the month in which the last of the conditions specified in Article 8 is satisfied or waived at the offices of at Gardner, Carton & Douglas at 321 North Clark Street, Chicago, Illinois, or at such other time or place as shall be agreed upon by the Seller and the Buyer. Notwithstanding the foregoing, if the date upon which the last of the conditions specified in Article 8 is satisfied or waived is five (5) or fewer Business Days before the last day of the month, then the Closing shall be consummated on the fifth (5th) Business Day following the date upon which the last of such conditions was satisfied or waived, or such other date as may be agreed upon by Buyer and Seller. The time and date on which the Closing is completed is referred to herein as the "Closing Date". The Closing shall be effective as of close of business on the Closing Date.

     Section 3.2.  Documents to be Delivered to the Buyer at Closing.
                   -------------------------------------------------

     At Closing, the Seller shall deliver to the Buyer or as the Buyer may direct:

     (a) a duly executed and completed transfer of the Shares in favour of the Buyer or as the Buyer may direct together with the relative share certificates (or an indemnity in a form reasonably satisfactory to the Buyer in respect of any share certificates which are missing) and any power of attorney under which such transfer has been executed;

     (b) duly executed transfers of any of the Shares held by nominees in favour of the Buyer or as the Buyer may direct;

     (c)  duly executed counterparts of the Seller Ancillary Agreements;

     (d) a closing certificate of the Seller in a form reasonably satisfactory to the Buyer certifying as to the accuracy of the Seller's representations and warranties at and as of the Closing and that the Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by the Seller at or before the Closing;

     (e) a certificate of the Company Secretary or an Assistant Company Secretary of the Seller in a form reasonably satisfactory to the Buyer dated the Closing Date, certifying as to: (i) the Seller's articles of association, (ii) the passing of resolutions of the Seller's board of directors, authorising the execution and performance of this Agreement, the Seller Ancillary Agreements, and the transactions contemplated hereby; and (iii) evidence of due appointment and signatures of its officers executing this Agreement and any Seller Ancillary Agreement;

     (f) the written resignations of their respective offices executed as a deed by each of the directors and the company secretary as may be required to resign by the Buyer effective as of the Closing Date;

     (g) the certificate of incorporation and any certificates of incorporation on change of name, the share register, share certificate books (with any unissued share certificates), all minute books and other statutory books (which shall be written up to but not including the Closing Date), and the common seal of GNB;

     (h) the resignation of the auditors of GNB in accordance with section 392 of the Companies Act confirming that they have no outstanding claims of any kind against GNB and containing a statement complying with section 394(1) of the Companies Act; and

     (i) such other certificates and documents as the Buyer or its Counsel may reasonably request.

     Section 3.3.  Seller Obligations Closing
                   --------------------------

     At the Closing, the Seller shall be obligated to:

     (a) cause those persons nominated by the Buyer who have duly consented to act as Directors of GNB, to be validly appointed as additional directors and the person nominated by the Buyer who has duly consented to act as secretary of GNB to be validly appointed as company secretary of GNB; and

     (b) on such appointments referred to in section 3.3(a) being made, cause the persons referred to in section 3.2(f) to cease to be directors and the company secretary of GNB.

     Section 3.4.  Buyer's Obligations at Closing.
                   ------------------------------

     Upon completion of all the matters referred to in Section 3.2 (and only
                                                       -----------
upon such completion) the Buyer shall be obliged to deliver to the Seller:

     (a)  duly executed counterparts of the Buyer Ancillary Agreements;

     (b) a closing certificate of the Buyer in a form reasonably satisfactory to the Seller certifying as to the accuracy of the Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by the Buyer at or before the Closing;

     (c) a certificate of the Company Secretary or an Assistant Company Secretary of the Buyer in a form reasonably satisfactory to the Seller, dated the Closing Date, certifying as to: (i) the Buyer's articles of association (or other like constitutional document), (ii) the passing of resolutions of the Buyer's board of directors, authorising the execution and performance of this Agreement, the Buyer Ancillary Agreements, and the transactions contemplated hereby; and (iii) evidence of due appointment and signatures of its officers executing this Agreement and any Buyer Ancillary Agreement;

     (d)  the written consent of each of the persons named in Section 3.3(a)
                                                              --------------
to serve as director or company secretary, as the case may be; and

     (e) such other certificates and documents as the Seller or its Counsel may reasonably request.

     Section 3.5.  Form of Documents.
                   -----------------

     The documents and instruments referred to in Sections 3.2 and 3.4 shall be
                                                  ------------     ---
satisfactory as to form to counsel for the party to whom they are delivered.

     Section 3.6.  Post-Closing Matters.
                   --------------------

     (a) The Seller hereby declares that for so long as it remains the registered holder of any of the Shares after Closing it will:

          (i) hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Closing and all rights arising out of or in connection with them in trust for the Buyer and its successors in title; and

          (ii) deal with and dispose of the Shares and all such dividends, distributions and rights as are described in Section 3.6(a)(i) as the Buyer or any such successor may direct.

     (b)

          (i) The Seller hereby appoints the Buyer as its lawful attorney for the purpose of receiving notices of and attending and voting at all meetings of the members of GNB from Closing to the date on which the Buyer or its nominee is entered in the register of members of GNB as the holder of the Shares.

          (ii) For such purpose the Seller hereby authorises:

               (A) GNB to send any notices in respect of its holding of Shares to the Buyer; and

               (B) the Buyer to complete in such manner as it thinks fit and to return proxy cards, consents to short notice and any other document required to be signed by it in its capacity as a member.

                                  ARTICLE 4.

              REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

     The Seller represents and warrants to the Buyer as follows:

     Section 4.1.  Organisation.
                   ------------

     The Seller has been duly incorporated and validly exists under the laws of England.

     Section 4.2.  Power and Authority.
                   -------------------

     The Seller has the full corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements and to perform its obligations hereunder and thereunder. The Seller's execution, delivery and performance of this Agreement and each of the Seller Ancillary Agreements has been duly authorised and approved by all necessary corporate action.

     Section 4.3.  Agreement Binding.
                   -----------------

     This Agreement and each of the Seller Ancillary Agreements has been duly executed and delivered by the Seller and, assuming due authorisation, execution and delivery by the Buyer, is the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or other similar laws of general application relating to creditors' rights generally.

     Section 4.4.  Absence of Conflicts.
                   --------------------

     The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the performance of the Seller's obligations hereunder and thereunder will not:

     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination or result in the creation, imposition or crystallisation of any Encumbrance upon the Shares or any assets of GNB under:

          (i) any term or provision of the memorandum or articles of association of the Seller; or

          (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license or franchise to which the Seller or any Affiliate of Seller is a party or by which it or any of its assets is bound; or

          (iii) any Court Order; or

          (iv)  any Requirements of Law;

except for any of the foregoing which, individually or in the aggregate is or are not likely to have a Material Adverse Effect or hinder or impair the completion of the transactions contemplated hereby; or

     (b) require the approval, consent, authorisation or act of, or the making by the Seller or any Affiliate of Seller of any declaration, notification, filing or registration with any Person, except for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a Material Adverse Effect, or materially hinder or impair the consummation of the transactions contemplated hereby.

     Section 4.5.  No Litigation.
                   -------------

     There is no Action pending or, to the Knowledge of the Seller, threatened, which challenges the legality or propriety of the transactions contemplated by this Agreement or the Seller Ancillary Agreements or which impairs the completion of the transactions contemplated hereby or thereby.

     Section 4.6.  Title to Shares.
                   ---------------

     The Seller is the sole legal and beneficial owner of the Shares and such Shares are free and clear of all Encumbrances, and the Seller has full right and power to vote and dispose of such Shares as contemplated herein. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares.

     Section 4.7.  No Advisor.
                   ----------

     Neither the Seller nor any Affiliate of Seller nor any Person acting on its or their behalf, has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Buyer or GNB may be liable.

                                  ARTICLE 5.

                 REPRESENTATIONS AND WARRANTIES REGARDING GNB

     The Seller represents and warrants to the Buyer as follows:

     Section 5.1.  Organisation.
                   ------------

     (a) GNB is a private company limited by shares and has been duly incorporated and validly exists under the laws of England and Wales. The Seller has delivered to the Buyer complete and correct copies of GNB's certificate of incorporation and certificate(s) of incorporation on change of name and a copy of its memorandum and articles of association as currently in force. GNB is not in violation of any provision of its memorandum or articles of association and GNB has all requisite corporate power and authority to hold its property under lease, to own or lease its assets and to carry on its business as currently conducted and to operate the property and assets now being operated by it. The particulars of GNB are set forth in Schedule 1.

     (b) All filings required by law to be made by GNB have been properly made and all registers and minute books required by law to be kept by GNB have been properly written up and such registers and minute books contain an accurate and complete record of the matters which should be dealt with therein and GNB has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

     Section 5.2.  Share Capital.
                   -------------

     The authorised share capital of GNB consists of 250,000 ordinary shares of (pound)1 each of which 239,644 have been issued. All the Shares are legally and beneficially owned by the Seller. The Shares comprise the whole of the issued and allotted share capital of GNB and have been properly and validly issued, are fully paid or credited as fully paid and have not been issued in violation of any pre-emptive or other rights arising under statute, contract or otherwise. GNB has no outstanding subscriptions, options, warrants, rights, agreements or other commitments granting to any Person any interest in or right to acquire any of their its securities, including, without limitation, the Shares, or any interest therein. GNB has not issued any instrument or security convertible into, or exchangeable for, the Shares or other shares, and there is no agreement or understanding to which GNB or the Seller is a party or by which either of them is bound with respect to the voting of the Shares. GNB is under no obligation, whether contingent or otherwise, to issue or repurchase any of its Shares or to make any dividend or distribution payments based on its revenues, profits or net income.

     Section 5.3.  Subsidiaries and Investments.
                   ----------------------------

     GNB has no Subsidiaries. GNB does not own, directly or indirectly, any stocks, shares, bonds or securities or any equity or other proprietary interest in any Person.

     Section 5.4.  Absence of Conflicts.
                   --------------------

     The execution and completion of this Agreement and the Seller Ancillary Agreements, and the transactions contemplated or provided for in any of them, will not:

     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of, or result in the creation, imposition or crystallisation of any Encumbrance upon the Shares or any assets of GNB under:

          (i) any term or provision of the memorandum or articles of association of GNB; or

          (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, licence or franchise to which GNB is a party or by which it or any of its assets is bound;

          (iii) any Court Order; or

          (iv)  any Requirements of Law;

     except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or will not or is not likely to hinder or impair the exchange and completion of this Agreement or any of the transactions contemplated or provided for hereby and thereby; or

     (b) require the approval, consent, authorisation or act of, or the making by GNB of, any declaration, notification, filing or registration with any Person, except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or materially hinder or impair the consummation of the transactions contemplated hereby and thereby.

     Section 5.5.  No Violation or Litigation.
                   --------------------------

     (a) GNB has complied and is in compliance with all Court Orders and Requirements of Law which are applicable to GNB and its business, except for such Requirements of Law as to which noncompliance is not likely to have a Material Adverse Effect; and

     (b) there is no Action pending or, to the Knowledge of the Seller, threatened, against GNB or any of its assets and there has not been, to the Knowledge of the Seller, any claim asserted by any Person that could lead to an Action and neither GNB nor any of its assets is subject to any currently pending Court Order. To the Knowledge of the Seller, there is no Action pending or threatened against any officer or director of GNB arising out of his or her service as an officer or director of GNB.

     Section 5.6.  Operations Since June 30, 1999.
                   ------------------------------

     Except as reflected in the March 31, 2000 Balance Sheet, since June 30,
1999:

     (a) there has been no material adverse change in the business, operations, assets, or financial condition of GNB taken as a whole. The termination of any Intercompany Agreement not listed in Schedule 5 will not have a Material Adverse
                                     ----------
Effect;

     (b) Except as reflected in the March 31, 2000 Balance Sheet, GNB has conducted its business in the ordinary course and has not:

          (i)    made any material change in operations;

          (ii) made any capital expenditure or entered into any contract or commitment in excess of the capital expenditures disclosed in the "Fiscal Year 2000 Open Sanction Summary" attached to Schedule 5.7(B) of the
                                                  ---------------
     Principal US Agreement;

          (iii) sold, leased (as lessor), assigned, transferred or otherwise disposed of, or imposed or suffered to be imposed any Encumbrance on, any of the assets, except for inventory and other personal or real property sold, leased or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and except for Permitted Encumbrances (as defined in the Principal US Agreement);

          (iv) cancelled any debts owed to or claims held (including the settlement of any Action) other than in the ordinary course of business consistent with past practice;

          (v) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any lease obligations which are subject to SSAP 21 or FRS 5 or guaranteed any such indebtedness or leases of others or made any loans other than in the ordinary course of business consistent with past practice;

          (vi) written off as uncollectible or accelerated or delayed collection of notes or amounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice;

          (vii) delayed or accelerated payment of any accounts payable or other liabilities beyond or in advance of their due date or the date when such liabilities would have been paid other than in the ordinary course of business consistent with past practice;

          (viii) made any distribution of assets (including payments of cash) to any of its Affiliates (not including the Seller or any of its Subsidiaries) other than pursuant to agreements entered into in the ordinary course of business consistent with past practice or declared or paid any distributions (provided that Seller shall have the right to remove and retain all cash held by GNB) or redeemed, reclassified or purchased or otherwise acquired any shares of its capital stock or authorised or issued any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; or

          (ix) entered into, or amended, any employment, severance or similar agreement or arrangement or made any increases in the wages, bonuses, and benefits of its employees (other than any increases made in the ordinary course of business consistent with past practice);

          (x) waived any rights or settled any claims, except for such waivers or settlements granted or entered into in the ordinary course of business;

          (xi)    made any change to its method of accounting;

          (xii) suffered or incurred any damage, destruction, fire, explosion, accident, flood or other casualty loss or act of God (whether or not covered by insurance) to any material operating asset or group of operating assets;

          (xiii) entered into or amended any purchase and sale contract outside the ordinary course of business;

          (xiv) suffered any amendments, termination, suspension or revocation of, any Governmental Permit;

          (xv) adopted an Employee Plan or amended or modified any already existing Employee Plan;

          (xvi)   amended its articles of association;

          (xvii)  manufactured inventory in excess of its expected needs; or

          (xviii) where applicable, agreed to do any of the foregoing.

     Section 5.7.  Returns, Elections and Appeals.
                   ------------------------------

     (a) GNB has properly and within the requisite periods made all proper returns which at any time it has been liable to make or provide for any purposes of Tax.

     (b) GNB has duly and within the requisite periods made or given all elections, claims, notices and which are assumed to have been made or given in computing the charge or provision for GNB (if any) for Tax in, or in preparing the Financial Statements.

     (c) GNB has duly and within the requisite periods accounted for or paid all Tax which it is liable to account for or pay.

     (d) No appeal is currently outstanding against any assessment or other demand in respect of any Tax.

     (e) PAYE and National Insurance. GNB has properly operated the PAYE and National Insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to the United Kingdom Inland Revenue for all sums so deducted and for all other amounts for which it is required to account under the PAYE and National Insurance contributions systems.

     (f) Valued Added Tax Act of 1994 ("VATA 1994"). The Company is registered for the purposes of the VATA 1994 and has made, given, obtained and kept full, complete and up to date records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and has not been required by the Commission of Customs & Excise to give security under Paragraph 4 of Schedule 1 VATA 1994.

     (g) All Taxes payable upon the importation of goods and all excise duties payable to HM Customs & Excise payable in respect of any assets (including trading stock) imported, owned or used by GNB have been paid in full.

     (h) Except as set forth in the Disclosure Letter, no deficiency or proposed adjustment (which has not settled or otherwise resolved) for any amount of Tax has been proposed, asserted or assessed by any taxing authority against GNB or its Subsidiaries.

     (i) Except as set forth in the Disclosure Letter, there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of Seller, threatened against or with respect to GNB or its Subsidiaries.

     (j) Except as set forth in the Disclosure Letter, no claim has ever been made by a taxing authority in a jurisdiction where GNB or its Subsidiaries, respectively, do not file Tax Returns that such entity is or may be subject to Taxes assessed by such jurisdiction.

     (k) Except as set forth in the Disclosure Letter, GNB and its Subsidiaries will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (B) as a result of any Requirement of Law relating to taxation matters to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (C) as a result of any Requirement Law relating to taxation matters, to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date or (D) any installment sale made or prepaid income attributable to a taxable period ending on or prior to the Closing Date.

     (l) Except as set forth in the Disclosure Letter, GNB and its Subsidiaries have no obligation or liability for the payment of Taxes of any other Person, including, but not limited to the following, a liability of GNB or its Subsidiaries for the payment of any Tax arising (A) as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto), (B) as a result from any expressed or implied obligation to indemnify another person, and (C) as a result from GNB or its Subsidiaries succeeding to the Tax liability of any other person as a successor, transferee or otherwise.

     Section 5.8.  Title to Assets.
                   ---------------

     GNB is the exclusive and absolute owner of and has good title to, or a valid leasehold interest to, all of the personal property in the United Kingdom reflected in the June 30, 1999 Balance Sheet (other than the property in the United Kingdom disposed of since the date of the June 30, 1999

Balance Sheet in the ordinary course of business for fair value) in the amounts and categories reflected therein, and all personal property in India acquired after the date of the June 30, 1999 Balance Sheet, free and clear of all Encumbrances, except for: (a) Permitted Encumbrances; (b) the lien of current taxes not yet due and payable and (c) other exceptions disclosed in Schedule
                                                                    --------
5.8. Except as disclosed in Schedule 5.8, the personal property of GNB that is
---                         ------------
utilized in the operation of GNB's business is usable in the ordinary course of GNB's business and conforms to all applicable statutes, ordinances and regulations relating to its construction, use and operation, except where such nonconformity is not likely to have a Material Adverse Effect.

     Section 5.9.  Real Property.
                   -------------

     (a) the Real Property shown in Schedule 2 comprise all the premises and land owned, leased, occupied or used by GNB;

     (b) Part II of Schedule 2 contains details of the material terms of each material lease, sublease or similar agreement under which GNB is lessee or sublessee of, or holds or occupies, the Real Property;

     (c) there is no other Person in possession or occupation of the Real Property without GNB's, or other proper authority;

     (d) to the Knowledge of the Seller there is no material subsisting breach nor any material non-observance on the part of GNB of any covenant, condition or agreement contained in the lease under which GNB occupies the Real Property and no landlord has refused to accept rent or made any complaint or objection concerning the covenants.

     Section 5.10. Assets.
                   ------

     Schedule 3 contains a list of all machinery, equipment, and vehicles owned
     ----------
by GNB having an original cost of (pound)67,000 or more (the "Principal
Assets").

     Section 5.11. Asset Leases.
                   ------------

     The Disclosure Letter contains a brief description of each lease or other agreement or right, whether written or oral, (including in each case the annual rental, the expiration date thereof and a brief description of the property covered) under which GNB is lessee of, or holds or operates, any machinery, equipment, or vehicle owned by a third party, except those which are terminable by GNB without cost or penalty on 30 days' or less notice or which provide for annual rentals of less than (pound)67,000.

     Section 5.12. Licences.
                   --------

     All material licences, consents, authorisations, permits, orders, warrants, confirmations, permissions, certificates, approvals and authorities ("Licences") necessary for the carrying on of the Business and operations of GNB have been obtained and are being complied with except to the extent that non-compliance is not likely to have a Material Adverse Effect. No written notice of the suspension, cancellation, refusal, modification or revocation of any such Licence has been received by GNB and, to the Knowledge of Seller, there is no basis for the issuance of such notice except as a result of the consummation of the transactions contemplated hereby or except as is not likely to have a Material Adverse Effect. Notwithstanding the foregoing, Licenses required under the Environmental Laws are addressed solely in Section 5.21(b).
                        ---------------

     Section 5.13. Intellectual Property.
                   ---------------------

     (a) Except as set out in Schedule 4 there are no material patents, patent applications, trade marks or trade mark registrations, service marks or service mark registrations, trade names, Internet domain names, corporate names, or any applications to register any of the foregoing, copyrights, licences to or from any Person in relation thereto (the "Intellectual Property"), used by GNB or otherwise relating to the business of GNB as presently carried on;

     (b) each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 4, duly registered, filed or issued, as the
                        ----------
case may be and such registrations, filings and issuances remain in full force and effect;

     (c) GNB owns and possesses all right, title and interest in and to the Intellectual Property, and GNB has not received written notice of any claim by any Person contesting the validity, enforceability, use, or ownership of any Intellectual Property, patent disclosures or inventions or asserting that GNB is infringing the intellectual property rights of others. Schedule 4 sets forth all technology (including Intellectual Property) owned by third parties and used by GNB. To the Knowledge of the Seller, no Person is infringing the rights of GNB with respect to any Intellectual Property. GNB uses all reasonable efforts to protect its trade secrets.

     Section 5.14. Employees, etc.
                   ---------------

     (a)  the Disclosure Letter contains details of:

          (i)   the aggregate number of employees employed by GNB;

          (ii) the name, date of commencement of service, temporary or permanent status, period of service, location, salary and benefits package, grade and age of each employee;

          (iii) the terms of the contract of employment of each employee earning more than(pound)25,000 per annum; and

          (iv) the forms of all consultancy or similar arrangements involving payments in excess of(pound)10,000 per annum;

     (b) there are no proposals to terminate the employment of any employees of GNB and there are no arrangements (whether contractual or otherwise) to vary or amend their terms of employment (whether to their detriment or benefit).

     (c) GNB has in relation to each of its employees (and, so far as relevant, to each of its former employees) complied with:

          (i) obligations imposed on it by all statutes regulations and codes of conduct and practice relevant to the relations between it and its employees or any trade union or employee representatives and has maintained current adequate and suitable records regarding the service and terms and conditions of employment of each of its employees;

          (ii) all collective agreements recognition agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

          (iii) all relevant orders and awards made under any relevant statute regulation or code of conduct and practice affecting the conditions of service of its employees.

     Section 5.15. Trade Disputes.
                   --------------

     No trade union or other body is recognised by GNB for collective bargaining as representing any of the employees. GNB is not involved in any industrial or trade dispute or any dispute or negotiation with any trade union or other body representing any of the employees.

     Section 5.16. Payments on Termination.
                   -----------------------

     (a) no liability has been or may be incurred by GNB for breach of any contract of employment or consultancy with any employee or consultant including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee; and

     (b) GNB has not made or agreed to make any payment or provided or agreed to provide any benefit to any employee or former employee or any dependent of any such employees or former employee in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such employee or former employee.

     Section 5.17. Claims.
                   ------

     No liability has been or, to the Knowledge of the Seller may be, incurred by GNB for breach of any contract of employment or consultancy with any employee or consultant: including without limitation, redundancy payments, protective awards, compensation for wrongful or unfair dismissal or failure to comply with any order for reinstatement.

     Section 5.18. Pensions.
                   --------

     (a) The Disclosure Letter contains details of all retirement, death, accident, disability or sickness benefit schemes (the "Schemes") in operation for the benefit of any of GNB's current or former employees or directors (together for the purposes of this Section 5.18 referred to as the "Employees")
                                   ------------
or for the benefit of the dependants of any such Employees;

     (b) Other than the Schemes referred to above, there are not nor have there ever been any other arrangements, agreements, customs or practices (whether legally enforceable or not) for providing pensions or other benefits on, or in anticipation of, the retirement, death, accident, disability or sickness of the Employees, nor has GNB agreed or announced any proposal to enter into or establish any such arrangement, agreement, custom or practice;

     (c) To the Knowledge of the Seller, the Schemes have been administered in accordance with all relevant legislation and with the trusts powers and provisions of the Schemes; and

     (d) In relation to the group personal pension ("GPP"), all contributions which have been requested have been paid up to date and in relation to the Schemes other than the GPP, all insurance premiums requested by the relevant insurance company in order to provide the benefits under such Schemes have been paid up to date.

     Section 5.19. Commercial Contracts.
                   --------------------

     GNB is not a party to or bound by:

     (a) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract or agreement which is reasonably anticipated by GNB to involve the payment of more than (pound)67,000 per year;

     (b) any contract, agreement or commitment regarding the sale or other disposition of products or services by GNB, or for the purchase of raw materials, products or services by GNB, which is reasonably anticipated by GNB to involve the receipt or payment of more than (pound)67,000 per year;

     (c) any guarantee or indemnification agreement for the benefit of any Person made or given outside of the ordinary course of business;

     (d) any contract, agreement or commitment which provides for the incurrence by GNB of indebtedness for borrowed money or capitalized lease obligations;

     (e) any partnership, consortium or joint venture agreement or has been a member of any unincorporated association;

     (f)  any Tax sharing or Tax allocation agreement;

     (g) any agreement, contract or commitment relating to capital expenditures of an amount or value in excess of(pound)67,000;

     (h) any agreement that restricts or purports to restrict the business activity of GNB or limits GNB's ability to engage in any line of business or compete with any Person;

     (i)  any material license of software or other intellectual property; or

     (j) any agreement that was not entered into in the ordinary course of GNB's business consistent with past practice and that involves annual payments in excess of (pound)67,000.

     Section 5.20. Status of Contracts.
                   -------------------

     Each of the leases, contracts and other agreements of GNB disclosed in the Disclosure Letter (collectively, the "GNB Agreements") constitutes a legal, valid and binding obligation of GNB (subject to bankruptcy, insolvency, reorganisation, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect and GNB is not, nor to the Knowledge of the Seller, alleged to be, in material breach of or material default under, any of the GNB Agreements nor, to the Knowledge of Seller, is any other party thereto in such breach or default and, to the Knowledge of the Seller, no event has occurred which the notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration of any of the GNB Agreements.

     Section 5.21. Environmental Matters.
                   ---------------------

     Notwithstanding any other provision of this Agreement, this Section 5.21
                                                                 ------------
contains the only representations or warranties of the Seller with respect to Environmental Law or Environmental Matters in relation to GNB, and no other statement in this Agreement, in any of the Seller Ancillary Agreements or in any other document or information delivered or given to or received by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement shall be deemed to be a representation or warranty relating to Environmental Law or Environmental Matters in relation to GNB:

     (a) GNB is in compliance with all applicable Environmental Laws except for such noncompliance as is not likely to have a Material Adverse Effect.

     (b) GNB owns, holds or possesses all material Governmental Permits required under Environmental Laws necessary for the occupation and use of the Properties and the operation of its business substantially as currently conducted. GNB is in compliance, and has for the past three (3) years complied, with all Governmental Permits except for such noncompliance as is not likely to have a Material Adverse Effect. The Seller shall make commercially reasonable efforts to transfer or cause to be transferred to the Buyer all such Governmental Permits at the Closing, including (i) giving notice to federal, state or local regulatory agencies with respect to the change in ownership or control or responsible officials at the Properties, (ii) completing and submitting notices of termination, and (iii) to the extent not transferred by the Closing Date, shall cooperate fully with the Buyer in obtaining the transfer of such Government Permits as promptly thereafter as possible.

     (c) GNB is not subject to any pending or, to the Knowledge of the Seller Regarding Environmental Matters, threatened with investigation by, order from, claim by, statutory request for information from, or continuing agreement with any Person respecting: (i) any violation of Environmental Law or Governmental Permits, (ii) any Remedial Action, or (iii) any claim of Losses and Expenses, in each case arising from the release of Hazardous Materials or the presence of any Hazardous Material on, in, at or beneath any of the Real Property or the migration of any Hazardous Material onto or from the Real Property.

     (d) GNB is not subject to any pending or, to the Knowledge of the Seller Regarding Environmental Matters, threatened judicial or administrative investigation, proceeding, order, notice of violation, judgment, decree or settlement with any continuing obligation alleging or relating to a violation of or liability under any Environmental Law or Governmental Permit.

     (e) GNB has not received any notice under any Environmental Law to the effect that it is or may be liable to any Person as a result of the generation, storage, transportation, Release, arrangement for disposal or disposal of any Hazardous Material on, at, or in any Real Property.

     (f) GNB has not reported a Release pursuant to an Environmental Law or filed a notice with respect to the contamination of land or the generation of hazardous wastes that is required to be filed pursuant to an Environmental Law, and, to the Knowledge of the Seller Regarding Environmental Matters, there has not been any disposal by GNB or Release of any Hazardous Materials on, at, in or beneath any Leased Real Property.

     (g) To the Knowledge of the Seller Regarding Environmental Matters, there are no underground storage tanks (whether active or abandoned) located at, in or beneath the Properties.

     (h) To the Knowledge of the Seller Regarding Environmental Matters, as of the Closing Date there is no condition existing on the premises constituting the Properties that will give rise to any liability of GNB under any Environmental Law.

     (i) Seller has made available to Buyer true and correct copies of all material environmental audits and consultant's reports relating to the past and current operations, properties and facilities of GNB or any of their respective predecessors, which are in its possession or under its reasonable control.

     (j) To the Knowledge of the Seller Regarding Environmental Matters, the sites identified in the Disclosure Letter constitute, and as the Disclosure Letter is updated by Seller from time to time in its sole discretion prior to the Closing Date, will constitute all PRP Sites as of the Closing Date.

     (k) Notwithstanding any other provision of this Agreement, no representations and warranties are made or shall be deemed to apply to the PRP Sites.

     Section 5.22. Bank Accounts, Guarantees and Powers.
                   ------------------------------------

     The Disclosure Letter lists all accounts, directors' resolutions authorising borrowing or deposit boxes maintained by GNB at any bank or other financial institution and the names of the persons authorised to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes.

     Section 5.23. Accounts and Records.
                   --------------------

     All the accounts, books, ledgers and financial and other material records of the Business have been maintained accurately and in accordance with generally accepted accounting practices.

     Section 5.24. Insurance.
                   ---------

     The Seller has, and at all times has had, valid insurance coverage in respect of the Business against all risk normally insured against by persons in the same industry, underwritten by one or more well-established and reputable insurers or adequately capitalised Affiliates. The Disclosure Letter contains a list of all insurance policies maintained by or on behalf of GNB on the Properties, assets, business or personnel specifying:

          (i)   the insurer;

          (ii)  the amount of the coverage;

          (iii) the type of insurance;

          (iv)  the policy number; and

          (v)   any currently pending claims thereunder.

     GNB has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. All premiums due under the policies listed in the Disclosure Letter have been paid or accrued for on the Financial Statements and all such policies are in full force and effect and no notice of disallowance of any claim under any insurance policy, whether or not currently in effect, has been received by GNB. Other than (i) claims properly made against GNB in the ordinary course of business pursuant to insurance programs written on a retrospective rating basis, (ii) claims made as a result of premium audits relating to expired insurance policies, (iii) deductible claims relating to losses that are incurred but not reported, or losses that are known but not finally resolved, GNB has no liability for or exposure to any premium expenses for expired policies and there are no current claims by GNB under any such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

     Section 5.25. Product Warranties.
                   ------------------

     (a) Details of all of GNB's unexpired, express product warranties with respect to any product that it manufactures or sells or that it has heretofore manufactured or sold are set out in the Disclosure Letter. Except as disclosed, GNB has not received written notice of any claim, and to the Knowledge of the Seller there are no threatened claims against GNB based on any product warranty (except claims outstanding as of June 30, 1999, not exceeding the UK equivalent of US$200,000).

     (b) GNB has not received a prohibition notice, a notice to warn, or a suspension notice under the Consumer Protection Act of 1987 of the United Kingdom.

     Section 5.26. No Misrepresentation.
                   --------------------

     To the Knowledge of the Seller, the representations and warranties of the Seller contained in this Agreement, the Disclosure Letter and the certificates and other instruments delivered by the Seller pursuant hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     Section 5.27. Sufficiency of Assets. GNB owns or leases or has the right to
                   ---------------------
use all Real Property, buildings, machinery, equipment, intellectual property and other assets necessary for the conduct of the Business.

     Section 5.28. Powers of Attorney.  As of Closing, there will not be any
                   ------------------
outstanding powers of attorney executed on behalf of GNB other than with respect to the filing of taxes, customs and similar matters and intellectual property registrations.

                                  ARTICLE 6.

              REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     Section 6.1.  Organisation.
                   ------------

     The Buyer has been duly incorporated and validly exists under the laws of France.

     Section 6.2.  Power and Authority.
                   -------------------

     The Buyer has the legal right and full corporate power, authority and approval to execute and deliver this Agreement and the Buyer Ancillary Agreements and to perform its obligations hereunder and thereunder and to own and lease its property and conduct its operations as currently conducted. The Buyer's execution, delivery and performance of this Agreement has been duly authorised and approved by all necessary corporate action.

     Section 6.3.  Agreement Binding.
                   -----------------

     This Agreement and the Ancillary Agreements have been duly executed and delivered by the Buyer, and assuming due authorisation, execution and delivery by the Seller, are the legal, valid and binding obligations of the Buyer enforceable in accordance with their respective terms, subject to the general principle of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or other similar laws of general application relating to creditors' rights generally.

     Section 6.4.  Absence of Conflicts.
                   --------------------

     The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the performance of the Buyer's obligations hereunder and thereunder will not:

     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in termination of or result in the creation or imposition of any Encumbrance under:

          (i) any term or provision of the memorandum or articles of association of the Buyer (or like constitutional documents);

          (ii) any note, instrument, contract, agreement, mortgage, indenture lease, license, franchise, permit or other commitment to which the Buyer is a party or by which it or any of its assets are bound;

          (iii) any Court Order;

          (iv)  any Requirements of Law;

except in each case, for any of the foregoing which, individually or in the aggregate is or are not likely to have a material adverse effect on the Buyer or its business taken as a whole or hinder or impair the completion of the transactions contemplated hereby; or

     (b) require the approval, consent, authorisation or act of, or the making by the Buyer of any declaration, notification, filing or registration with, any Person, except, in each case, for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a material adverse effect on the Buyer or its business taken as a whole or materially hinder or impair the consummation of the transactions contemplated hereby.

     Section 6.5.  No Litigation.
                   -------------

     There is no Action pending or, to the knowledge of the Buyer, threatened, which questions the legality or propriety of the transactions contemplated by this Agreement the Buyer Ancillary Agreements or which would impair the contemplation of the transactions contemplated hereby, and there has not been, to the knowledge of the Buyer, any claim asserted by any Person that could lead to such an Action.

     Section 6.6.  Investment Representation.
                   -------------------------

     The Buyer is acquiring the Shares for investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other person.

     Section 6.7.  No Advisor.
                   ----------

     Neither the Buyer nor any Person acting on its behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Seller may be liable.

     Section 6.8.  No Misrepresentation. To the knowledge of Buyer, the
                   --------------------
representations and warranties of Buyer contained in this Agreement and the certificates and other instruments delivered by Buyer pursuant hereto do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.

                                  ARTICLE 7.

                       ACTION PRIOR TO THE CLOSING DATE

     The Buyer and the Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

     Section 7.1.  Preserve Accuracy of Representations and Warranties.
                   ---------------------------------------------------

     The Buyer and the Seller shall, and the Seller shall procure that GNB shall, refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. The Buyer and the Seller shall promptly notify the other of any Action, investigation, or other proceeding, that shall be instituted or threatened against such party or in the case of Seller, against GNB, to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

     Section 7.2.  Notification of Changes.
                   -----------------------

     Each of the Seller and the Buyer shall promptly notify the other of any event that causes any representation or warranty given by such party in Article 4,5, or 6 to become untrue.

     Section 7.3.  Governmental Approvals.
                   ----------------------

     During the period prior to the Closing Date, the Seller and the Buyer shall, and the Seller shall cause GNB, to act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained in order to effect the completion of the transactions contemplated by this Agreement and preserve for the benefit of GNB its rights under permits and agreements.

     Section 7.4.  Operations Prior to the Closing Date.
                   ------------------------------------

          (a) During the period prior to the Closing Date, the Seller shall cause GNB to operate and carry on its operations only in the ordinary course and substantially as operated prior to the date hereof.

          (b)  Notwithstanding Section 7.4(a), except as expressly provided for
                               --------------
     in this Agreement, or with the prior written consent of the Buyer, the Seller shall not during the Period ending on the Closing Date take and shall not cause GNB to take any of the actions set out in Section 5.6(b); provided however, notwithstanding anything to the contrary herein, Seller will not make, and since 9 May 2000 has not made, any capital expenditure in excess of the local currency equivalent of US$250,000 (other than as permitted by Section 7.3(b) of the Principal US Agreement) without the prior written approval of Buyer.

     Section 7.5.  Intercompany Agreements.
                   -----------------------

     All the Intercompany Agreements and intercompany accounts payable and receivable, except for those set out in Schedule 5, shall be terminated or canceled at Closing.

     Section 7.6.  General. Each of the parties will use its reasonable best
                   -------
efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth below).

     Section 7.7.  Preservation of Business. Each of the parties shall, and
                   ------------------------
Seller shall cause GNB to, use reasonable best efforts to keep their businesses and properties substantially intact, including their present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

                                  ARTICLE 8.

                             CONDITIONS TO CLOSING

     Section 8.1.  Buyer.
                   -----

     The obligations of Buyer under this Agreement shall, at the election of the Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a)  No Misrepresentation or Breach of Obligations or Agreements.
          -----------------------------------------------------------

     Seller shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement.

     (b)  No Breach of Representation or Warranty.
          ---------------------------------------

     Each of the representations and warranties of the Seller contained in this Agreement and each of the Seller Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need to be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer; and there shall have been delivered to the Buyer a closing certificate in a form reasonably satisfactory to the Buyer to such effect, dated the Closing Date, signed by the Chairman or Managing Director of the Seller;

     (c)  Closing Documents.
          -----------------

          The Buyer shall have received from the Seller the agreements and closing documents provided for in Section 3.2;
                                  -----------

     (d)  Necessary Approvals.
          -------------------

     The Seller and the Buyer shall have received all approvals and actions of or by all Governmental Bodies and any other Person which are necessary to complete the transactions contemplated hereby and by the ROW Agreements and preserve for the benefit of GNB its rights under the GNB Agreements which are material to the operation of the Business;

     (e)  No Suit.
          -------

     No Action by any Governmental Body shall be pending or threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part;

     (f)  Principal US Agreement.
          ----------------------

     The transactions contemplated by the Principal US Agreement shall have been completed simultaneously with the Closing.

     (g)  No Material Adverse Change. On the Closing Date, there shall not be a
          --------------------------
Material Adverse Effect.

     (h)  Coordinating Agreement. All conditions to Exide Corporation's
          ----------------------
obligations set forth in Sections 5.5, 5.6 and 5.7(a) of the Coordinating Agreement shall have been satisfied.

     Notwithstanding the failure of any one or more of the foregoing conditions, the Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, the Buyer shall be deemed to have waived any such failure and any rights or remedies it may have against the Seller by reason of such failure.

     Section 8.2.  Seller.
                   ------

     The obligations of Seller under this Agreement shall, at the option of the Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a)  No Breach of Covenants and Agreements.
          -------------------------------------

     Buyer shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement;

     (b)  No Breach of Representations and Warranties.
          -------------------------------------------

     Each of the representations and warranties of the Buyer contained in this Agreement and the Buyer Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need to be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Seller; and there shall have been delivered to Seller a closing certificate in a form reasonably satisfactory to Seller to such effect, dated the Closing Date and signed by the President or a Vice President of the Buyer;

     (c)  Closing Documents.
          -----------------

     The Seller shall have received from Buyer the agreements and documents contemplated by Section 3.4;
                -----------

     (d)  Payment of Closing Date Cash Payment.
          ------------------------------------

     The Buyer shall have tendered payment of the Purchase Price;

     (e)  Necessary Approvals.
          -------------------

Seller and Buyer shall have received all approvals and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements and preserve for the benefit of Buyer its rights under agreements which are material to the operation of its business;

     (f)  No Suit.
          -------

     No Action by any Governmental Body shall be pending or threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part; and

     (g)  Principal US Agreement.
          ----------------------

     The transactions contemplated by the Principal US Agreement shall have been completed simultaneously with the Closing.

     (h)  No Material Adverse Change. On the Closing Date, there shall have been
          --------------------------
no event, occurrence or condition (other than as a result of general economic conditions or events affecting the automotive and industrial battery business as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results or operations, businesses, or operations of Buyer taken as a whole.

     (i)  Coordinating Agreement. All conditions to Pacific Dunlop Holdings
          -----------------------
(USA) Inc.'s obligations set forth in Sections 5.5 and 5.7(b) of the Coordinating Agreement shall have been satisfied.

     Notwithstanding the failure of any one or more of the foregoing conditions, the Seller may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, the Seller shall be deemed to have waived any such failure and any rights or remedies it may have against the Buyer by reason of such failure.

                                  ARTICLE 9.

                                  TERMINATION

     Section 9.1.  Termination.
                   -----------

     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

     (a)  by the mutual written consent of the Buyer and the Seller;

     (b) by the Buyer or the Seller if the Closing shall not have occurred on or before December 31, 2000 unless: (i) all conditions to Closing have previously been satisfied or waived, and (ii) the Closing has not then occurred solely because the date for Closing specified in Section 3.1 has not yet occurred and unless such failure to close
             -----------
is due primarily to the breach by the party seeking termination of its agreements, representations or warranties contained herein;

     (c) by the Buyer in the event of any breaches in any material respect by the Seller of the Seller's agreements, covenants, representations or warranties contained herein, and which Seller has failed to remedy or cure within twenty one (21) days after receipt of notice from the Buyer requesting that such breaches be remedied or cured;

     (d) by the Seller in the event of any breaches in any material respect by the Buyer of the Buyer's agreements, covenants, representations or warranties contained herein, which the Buyer has failed to remedy or cure within twenty one
(21) days after receipt of notice from the Seller requesting that such breaches be remedied or cured; or

     (e) by the Buyer or the Seller if a Court Order shall have been made or a Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the completion of the transactions contemplated hereby.

     Section 9.2.  Effect of Termination.
                   ---------------------

     In the event that this Agreement shall be terminated pursuant to this
Section 9, all further obligations of the parties under this Agreement (other
---------
than Sections 11.2, 11.8 and 11.11) and under the Coordinating Agreement (other
     -------------  ----     -----
than Sections 5.2, 5.3 and 5.4) shall be terminated without further liability of
     ------------  ---     ---
any party to the other, provided that nothing herein shall relieve either party from liability for its wilful breach of this Agreement.

     Section 9.3.  Notice of Termination.
                   ---------------------

     Any party desiring to terminate this Agreement pursuant to Section 9.1
                                                                -----------
shall give written notice of such termination to the other parties to this Agreement.

                                  ARTICLE 10.

                             EXCLUSIVITY OF REMEDY

     Section 10.1. Indemnification by the Seller.
                   -----------------------------

     The Seller's sole and exclusive indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

     Section 10.2. Indemnification by the Buyer.
                   ----------------------------

     The Buyer's sole and exclusive indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

     Section 10.3. Exclusivity of Remedy.
                   ---------------------

     Except as provided in Section 9.2, with respect to any breach by either
                           -----------
party of its representations, warranties, covenants, or agreements in this Agreement or the respective Buyer or Seller Ancillary Agreements, or the ROW Agreements and the transactions contemplated hereby and thereby, the sole and exclusive remedy of the other party (in contract, tort, for contribution, under Requirements of Law, or otherwise) shall be the indemnification provided in the Coordinating Agreement. In view of this exclusivity of remedy provision, the Buyer and the Seller covenant and agree for themselves and their respective Affiliates that they will not bring, maintain, join or prosecute any Action or other proceeding against the other or its Affiliates for breach of this Agreement or indemnity therefor except as provided in the Coordinating Agreement.

                                  ARTICLE 11.

                              GENERAL PROVISIONS

     Section 11.1. Notices.
                   -------

     Any notice, request, instruction or other document to be given hereunder shall be in writing and: (a) delivered personally; (b) sent by reputable overnight couriers; or (c) sent by facsimile, according to the instructions set forth below.

     Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by reputable overnight courier, at the time sent; or (z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

If to Seller, to:

     Pacific Dunlop Holdings (USA) Inc.
     6121 Lakeside Drive
     Suite 200
     Reno, Nevada 89511
     U.S.A.
     Attention: President
     Facsimile: 702-824-4626
with a copy to:

     Gardner, Carton & Douglas
     321 N. Clark Street
     Suite 3400
     Chicago Illinois 60610
     U.S.A.
     Attention: Mr. Robert J. Wilczek
     Facsimile: 312-644-3381

If to Buyer, to:

     c/o Exide Corporation
     2901 Hubbard Road
     Ann Arbor, Michigan 48105
     U.S.A.
     Attention: General Counsel
     Facsimile: 734-827-2575

with copies to:

     Wragge & Co.
     55 Colmore Row
     Birmingham
     England B3 2AS
     England
     Attention: Mr. Andrew Mason
     Facsimile: 011 44 121 214 1099

and

     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, Illinois 60601
     U.S.A.
     Attention: Mr. Carter W. Emerson, P.C.
     Facsimile: 312-861-2200

or to such other address as such party may indicate by a notice delivered to the other party in accordance with the provisions of this Section 11.1.

     Section 11.2. Confidential Information.
                   ------------------------

     (a) Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties and/or the businesses of the other parties during the course of the negotiations leading to the completion of the transactions contemplated hereby (whether obtained before or after the date of this

Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be completed, each party will destroy or return to the relevant party all copies of non-public Confidential Information which have been furnished in connection therewith, as the relevant party may specify. Confidential Information shall not be communicated to any third person (other than the parties' respective counsel, accountants, financial advisors or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, the Buyer may use or disclose any Confidential Information relating to GNB. The Seller shall not at any time after the Closing disclose any Confidential Information relating to GNB.

     (b) The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which:

          (i) is or becomes available to such party from a source other than such party;

          (ii) is or becomes available to the public other than as a result of disclosure by another party or its agents;

          (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed; or

          (iv) as to which such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

     Section 11.3. No Public Announcement.
                   ----------------------

     Neither the Buyer nor the Seller shall, without the approval of the other party, issue any press release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement. Notwithstanding the foregoing, either party may issue a press release or other public announcement concerning this Agreement or the transactions contemplated by it to the extent that such party or its Affiliates shall be so obligated by law, or to comply with accounting or disclosure obligations of the U.S. Securities and Exchange Commission, New York Stock Exchange or the Australian Stock Exchange provided that such party shall be obligated to give the other party prior notice of such press release or other public announcement if prior notice is commercially feasible.

     Section 11.4. Entire Agreement; Amendments.
                   ----------------------------

     This Agreement, the Disclosure Letter, the Buyer Ancillary Agreements, the Seller Ancillary Agreements, the Coordinating Agreement, the Principal US Agreement, the ROW Agreements and the Exhibits and Schedules referred to herein and therein contain the entire understanding of the parties hereto with regard to the subject matter herein or therein and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorised representative of each of the parties hereto.

     Section 11.5. Successors and Assigns.
                   ----------------------

     (a) The rights of each party under this Agreement and the Coordinating Agreement shall not be assignable without the written consent of the other party, provided, however, that no such assignment shall relieve the assigning party from any of its duties or obligations under this Agreement or the Coordinating Agreement, and provided further, however, that upon written notice to Seller, Buyer may assign this Agreement to an Affiliate of Buyer without the consent of Seller.

     (b)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.5 any right, remedy, benefit or claim under or by reason of this
     ------------
Agreement.

     Section 11.6. Interpretation.
                   --------------

     (a) Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

     (b) This Agreement, the Disclosure Letter and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

     (c) All statutes referenced in this Agreement are statutes of the United Kingdom, unless otherwise indicated.

     Section 11.7. Waivers.
                   -------

     Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorised for purposes of this Agreement if, as to any party, it is authorised in writing by an authorised representative of such party. Subject to Sections 8.1 and 8.2, the
                                                       ------------     ---
failure of any party hereto to enforce at any time any term or provision of this Agreement shall not be construed to be a waiver of such term or provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such term or provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 11.8.  Expenses.
                    --------

     Subject to the provisions of the Coordinating Agreement or any ROW Agreement, regardless of whether the transactions contemplated in this Agreement are consummated each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors and accountants. GNB has not borne and will not bear any such costs or expenses.

     Section 11.9.  Partial Invalidity.
                    ------------------

     Wherever possible, each term or provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the terms or provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such term or provision or terms or provisions or any other terms or provisions hereof, unless such a construction would be unreasonable.

     Section 11.10. Execution in Counterparts.
                    -------------------------

     This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the Seller and the Buyer.

     Section 11.11. Governing Law.
                    -------------

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

     Section 11.12. Further Assurances and Cooperation.
                    ----------------------------------

     From and after the date of this Agreement, upon the request of either Seller or Buyer or any of their respective Affiliates, the other party and its Affiliates shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. After the Closing, on reasonable advance notice, Buyer shall cause GNB to provide Seller, Seller's Affiliates and any advisor retained by Seller or its affiliates with reasonable access to the management and properties, and books, records, and documents (which were in existence on the Closing) of GNB, during normal business hours and in a manner which does not unreasonably interfere with GNB, for any reasonable purpose including, but not limited to, the fulfilment of Seller's responsibilities under Section 4.1(a) of the Coordinating Agreement, the enforcement of Seller's and its Affiliates' rights under Article 2 of the Coordinating Agreement and clause (iii) of Section 4.2(a) of the Coordinating Agreement. As reasonably necessary, Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates shall be entitled to make copies of such books, records and documents at their expense. If Buyer shall desire at any time to dispose of any such books, records or documents, Buyer shall, prior to such disposition, give Seller a reasonable opportunity to segregate and remove such books, records and documents as Seller may select. The obligations of Buyer pursuant to this
Section 11.12 shall survive the Closing indefinitely.
-------------

     Section 11.13. No Reliance.
                    -----------

     The provisions of this Agreement are intended for the sole benefit of the parties hereto and shall not inure to the benefit of any other person, other than successors and permitted assigns of the Buyer and the Seller, whether as third party or otherwise.

     Section 11.14. Insurance Matters.
                    -----------------

     (a) The Seller agrees that with respect to any occurrence-based policies as to which GNB is name insured or named as additional insured party (the "Insurance Policies"), it shall fully cooperate with the Buyer (at the Buyer's expense) in taking all steps necessary to file and process any insurance claims for any claims made after the Closing Date that relate to any acts, events or occurrences prior to the Closing Date relating to the Business (the "Insured Claims") that are insured under such policies. To the extent that any proceeds relating to the Insured Claims are received by the Seller or any of the Seller's Affiliates, the Seller agrees to pay over such proceeds promptly to the Buyer.

     (b) The Buyer agrees that it shall pay any retrospective premium charge or liability owed by the Seller under the terms of such Insurance Policies (including amounts owed under premium audits), subject to the following conditions:

          (i) the Buyer shall only be obligated to pay such proportion of a retrospective premium charge or liability to the extent it exclusively relates to the Business.

          (ii) the Buyer shall have the right, upon reasonable request made to Seller, to audit any retrospective premium policies and charges thereunder, and to object to any proposed charge on the basis of such audit (in which case any dispute between the Seller and the Buyer (not including any dispute between the Buyer and any insurer) shall be resolved by binding arbitration) and

          (iii) the Buyer shall not be required to pay any retrospective charge or liability with respect to any Insurance Policies to the extent the overall maximum premium owed by all of the insured parties thereon has previously been paid.

     (c) The Buyer acknowledges and agrees that none of the Buyer or GNB will have, after the Closing Date, any rights under, and will not assert claims against any insurance policies insuring or naming Pacific Chloride Inc., or any of its predecessors or successors, as an insured or additional insured, nor will the Buyer or GNB assert rights to any settlements of claims under such policies.

     Section 11.15. Disclosure Letter.
                    -----------------

     The Disclosure Letter is hereby incorporated by reference into and made a part of this Agreement. The inclusion of any item in the Disclosure Letter is intended to qualify the representations and warranties contained in this Agreement, and to set forth other information required by this Agreement. Disclosure of information in any paragraph of the Disclosure Letter shall be deemed to be a disclosure with respect to every Section of this Agreement notwithstanding the presence or absence of a cross-reference to the Disclosure Letter under other Sections of this Agreement if the meaning of such disclosure in the context of such other
Section is reasonably ascertainable. Disclosure of information in the Disclosure Letter shall not be deemed to be an admission by the Seller that such information is material for the purposes of this Agreement.

     IN WITNESS whereof the parties hereto have executed this Agreement the day and year first above written.


SELLER:

PACIFIC DUNLOP HOLDINGS (EUROPE) LIMITED by its duly appointed attorney:


________________________________________
Name:  Martin M. Hudson
Title: Attorney in Fact

BUYER:

EXIDE HOLDING EUROPE
by its Director duly authorised:


________________________________________
Name:  Denis Porges
Title: Chairman

                                  SCHEDULE 1

                              Particulars of GNB


Country of Incorporation:            England and Wales

Date of Incorporation:               27 June 1997

Registered Number:                   3396707

Registered Office:                   51 Eastcheap, London EC3M1JP

Directors:                           Rolf Fehndrich
                                     Thomas Minner
                                     Thomas Smith

Secretary:                           Barbara Ann Hatcher

VAT Number:

Accounting Reference Date:           30 June

Auditors:                            KPMG, 2 Cornwall Street Birmingham B32DL

Authorised Share Capital:            250,000 ordinary shares of (Pound)1 each

Issued Share Capital:                239,644

Shareholder:                         Pacific Dunlop Holdings (Europe) Limited

                                  SCHEDULE 2

                               The Real Property

                                    Part I

  Premises at Apex 4/40 Halifax Road Cressex Industrial Estate, High Wycombe


                                    Part II


(1)  Date of Lease:          5 May 1999
(2)  Parties: Landlord   -   Skillbond Limited
              Tenant     -   GNB
              Sureties   -   GNB Technologies NV
                         -   GNB Technologies Inc.

(3)  Term:                   15 years from 24 March 1999
(4)  Rent:                   (Pounds)87,000 per annum
(5)  Rent Reviews:           As of 24 March in each 2004,
                             2009 and 2014

                                  SCHEDULE 3

                               Principal Assets


Nothing to disclose.

                                  SCHEDULE 4

                             Intellectual Property

     GNB sells products manufactured by its U.S. affiliate GNB Industrial Battery Company. All trademarks, patent rights and other Intellectual Property necessary for GNB to acquire and sell these products are the subject of an implied license from GNB Industrial Battery Company, which is responsible for acquiring and maintaining appropriate registration with respect thereto.

                                  SCHEDULE 5

                       Surviving Intercompany Agreements

1. Commissionaire Agreement between GNB and GNB Technologies S.A. dated February 26, 1998.

2. Commissionaire Agreement between GNB and GNB Technologies NV dated February 26, 1998.

                            STOCK PURCHASE AGREEMENT
                WITH RESPECT TO GNB TECHNOLOGIES (CHINA) LIMITED

                               Dated 28 June 2000

                                      among

             Pacific Dunlop Holdings (Hong Kong) Limited, as Seller

                                       and

                   Exide Holding Asia Pte. Limited, as Buyer.

                              TABLE OF CONTENTS

ARTICLE 1.            DEFINITIONS............................................................................    1
     Section 1.1.          Definitions.......................................................................    1
ARTICLE 2.            PURCHASE AND SALE......................................................................    6
     Section 2.1.          Purchase and Sale of Shares.......................................................    6
     Section 2.2.          Purchase Price....................................................................    6
ARTICLE 3.            CLOSING................................................................................    6
     Section 3.1.          Closing...........................................................................    6
     Section 3.2.          Documents to be Delivered to Buyer................................................    7
     Section 3.3.          Documents to be Delivered to Seller...............................................    7
     Section 3.4.          Form of Documents.................................................................    8
     Section 3.5.          Post Closing Matters..............................................................    8
ARTICLE 4.            REPRESENTATIONS AND WARRANTIES REGARDING SELLER........................................    9
     Section 4.1.          Organization......................................................................    9
     Section 4.2.          Power and Authority; Agreement Binding............................................    9
     Section 4.3.          Absence of Conflicts..............................................................    9
     Section 4.4.          No Litigation.....................................................................   10
     Section 4.5.          Title to Shares...................................................................   10
     Section 4.6.          No Advisor........................................................................   10
ARTICLE 5.            REPRESENTATIONS AND WARRANTIES REGARDING GNB...........................................   10
     Section 5.1.          Organization......................................................................   10
     Section 5.2.          Capitalization....................................................................   10
     Section 5.3.          Subsidiaries and Investments......................................................   11
     Section 5.4.          Absence of Conflicts..............................................................   11
     Section 5.5.          No Litigation.....................................................................   11
     Section 5.6.          No Violation......................................................................   11
     Section 5.7.          Operations Since June 30, 1999....................................................   12
     Section 5.8.          Taxes.............................................................................   13
     Section 5.9.          Title to Assets...................................................................   15
     Section 5.10.         Real Property.....................................................................   15
     Section 5.11.         Personal Property.................................................................   15
     Section 5.12.         Personal Property Leases..........................................................   15
     Section 5.13.         Governmental Permits..............................................................   15
     Section 5.14.         Intellectual Property.............................................................   16
     Section 5.15.         Employee Agreements and Plans.....................................................   16
     Section 5.16.         Superannuation....................................................................   17
     Section 5.17.         Contracts.........................................................................   17
     Section 5.18.         Status of Contracts...............................................................   18
     Section 5.19.         Environmental Matters.............................................................   18
     Section 5.20.         Insurance.........................................................................   20
     Section 5.21.         Product Warranties................................................................   20
     Section 5.22.         Bank Accounts, Guarantees and Powers..............................................   20
     Section 5.23.         Accounts and Records..............................................................   20
     Section 5.24.         No Misrepresentation..............................................................   20
     Section 5.25.         Sufficiency of Assets.............................................................   21

     Section 5.26.         Powers of Attorney................................................................   21
     Section 5.27.         Acquisition Contracts.............................................................   21
ARTICLE 6.            REPRESENTATIONS AND WARRANTIES OF BUYER................................................   21
     Section 6.1.          Organization......................................................................   21
     Section 6.2.          Power and Authority...............................................................   21
     Section 6.3.          Agreement Binding.................................................................   21
     Section 6.4.          Absence of Conflicts..............................................................   22
     Section 6.5.          No Litigation.....................................................................   22
     Section 6.6.          Investment Representation.........................................................   22
     Section 6.7.          No Advisor........................................................................   22
     Section 6.8.          No Misrepresentation..............................................................   22
ARTICLE 7.            ACTION PRIOR TO THE CLOSING DATE.......................................................   22
     Section 7.1.          Preserve Accuracy of Representations and Warranties...............................   23
     Section 7.2.          Consents and Approvals............................................................   23
     Section 7.3.          Operations Prior to the Closing Date..............................................   23
     Section 7.4.          Changes to Employment Conditions..................................................   23
     Section 7.5.          Notification of Changes...........................................................   24
     Section 7.6.          Superannuation....................................................................   24
     Section 7.7.          General...........................................................................   26
     Section 7.8.          Preservation of Business..........................................................   26
ARTICLE 8.            CONDITIONS TO CLOSING..................................................................   26
     Section 8.1.          Conditions to the Obligations of the Buyer........................................   26
     Section 8.2.          Conditions to the Obligations of Seller...........................................   27
ARTICLE 9.            TERMINATION............................................................................   28
     Section 9.1.          Termination.......................................................................   28
     Section 9.2.          Notice of Termination.............................................................   29
     Section 9.3.          Effect of Termination.............................................................   29
ARTICLE 10.           EXCLUSIVITY OF REMEDY..................................................................   29
     Section 10.1.         Indemnification by Seller.........................................................   29
     Section 10.2.         Indemnification by Buyer..........................................................   29
     Section 10.3.         Exclusivity of Remedy.............................................................   29
ARTICLE 11.           GENERAL PROVISIONS.....................................................................   30
     Section 11.1.         Notices...........................................................................   30
     Section 11.2.         Confidential Information..........................................................   31
     Section 11.3.         No Public Announcement............................................................   31
     Section 11.4.         Entire Agreement; Amendments......................................................   32
     Section 11.5.         Successors and Assigns............................................................   32
     Section 11.6.         Interpretation....................................................................   32
     Section 11.7.         Waivers...........................................................................   32
     Section 11.8.         Expenses..........................................................................   33
     Section 11.9.         Partial Invalidity................................................................   33
     Section 11.10.        Execution in Counterparts.........................................................   33
     Section 11.11.        Governing Law.....................................................................   33
     Section 11.12.        Further Assurances and Cooperation................................................   33
     Section 11.13.        No Reliance.......................................................................   34
     Section 11.14.        Disclosure Schedules..............................................................   34

SCHEDULES

1.1       Permitted Encumbrances
5.1       Organization
5.4       Absence of Conflicts
5.5       No Litigation
5.6       No Violation
5.7(A)    Operations Since June 30, 1999
5.7(B)    Operations Since June 30, 1999
5.8       Taxes
5.9       Title to Assets
5.10(A)   Leased Real Property
5.11      Personal Property
5.12      Personal Property Leases
5.13(A)   Governmental Permits
5.13(B)   Governmental Permits
5.14(A)   Intellectual Property
5.14(B)   Intellectual Property
5.14(C)   Intellectual Property
5.15(A)   Employee Agreements and Plans
5.15(B)   Employee Agreements and Plans
5.17      Contracts
5.18      Status of Contracts
5.19(A)   Environmental Matters
5.19(B)   Environmental Matters
5.19(C)   Environmental Matters
5.19(D)   Environmental Matters
5.19(E)   Environmental Matters
5.19(F)   Environmental Matters
5.20      Insurance
5.21      Product Warranties
5.22      Bank Accounts
7.3(B)    Operations Prior to Closing Date

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT, dated 28 June 2000 (the "Agreement") is executed by and among PACIFIC DUNLOP HOLDINGS (HONG KONG) LIMITED, a corporation incorporated under the laws of Hong Kong ("Seller"); and EXIDE HOLDING ASIA PTE. LIMITED, a corporation incorporated under the laws of Singapore and whose registered number is 200005013E ("Buyer").

     WHEREAS, Seller beneficially owns all of the outstanding shares of capital stock of GNB Technologies (China) Ltd., a company incorporated under the laws of Hong Kong ("GNB");

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding shares of GNB all on the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth Seller and Buyer agree as follows:

                                  ARTICLE 1.

                                  DEFINITIONS


Section 1.1.  Definitions.  In this Agreement, the following terms have the
              -----------
meanings specified or referred to in this Section 1.1 and shall be equally
                                          -----------
applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "Acquisition Contracts" means the Business Sale Agreement effective May 1, 2000 between Pacific Dunlop (Asia) Ltd. as seller and GNB as buyer, pursuant to which GNB acquired the Business and the Assignment Agreement dated June 13, 2000 between Pacific Dunlop Holdings (China) Co. Ltd. as assignor and GNB as assignee, pursuant to which GNB or the Subsidiary became entitled to certain leases and employment contracts relative to the conduct of the Business in the PRC.

          "Action" means any lawsuit, arbitration, or regulatory governmental or other proceeding or investigation whether at law or in equity.

          "Adjoining Properties" shall mean all sites or locations other than the Leased Real Property or the PRP Sites to which Contaminants have migrated from the Leased Real Property through air, soil, surface water or groundwater.

          "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "Agreement" has the meaning specified in the first paragraph of this Agreement.

          "Benefit Entitlement" means the value of an Existing Member's entitlement to benefits under the Provident Fund determined in accordance with its Governing Rules.

          "Business" means the distribution and sale of automotive and industrial batteries and related activities in Hong Kong and the PRC as conducted by the sellers and/or the assignor named in each of the Acquisition Contracts, GNB and/or the Subsidiary or any of these immediately prior to the Closing Date.

          "Business Day" means a day other than Saturday, Sunday or a day on which United States national banks are closed.

          "Buyer" has the meaning specified in the first paragraph of this Agreement.

          "Buyer Ancillary Agreements" means all agreements, instruments and documents being or required to be executed and delivered by Buyer under this Agreement.

          "Closing" has the meaning specified in Section 3.1.
                                                 -----------

          "Closing Date" has the meaning specified in Section 3.1.
                                                      -----------

          "Confidential Information" has the meaning specified in Section 11.2.
                                                                  ------------

          "Contaminant" means a solid, liquid, gas, odour, heat, sound, vibration, radiation or substance which makes or may make the Leased Real Property or the surrounding Environment:

          (a) unsafe or unfit for habitation or occupation by persons or animals;
          (b) degraded in its capacity to support plant life;
          (c) otherwise Environmentally degraded; or
          (d) not comply with any Environmental Law.

          "Coordinating Agreement" means that certain Coordinating Agreement dated May 9, 2000 between Pacific Dunlop Holdings (USA) Inc. and Exide Corporation, as amended and supplemented from time to time.

          "Court Order" means any judgment, order, award or decree of any foreign, federal, state, or local court, tribunal or governmental agency and any award in any arbitration proceeding.

          "Disclosure Schedules" means the Disclosure Schedules dated 13 June 2000, as modified pursuant to Section 5.7 of the Coordinating Agreement.
                              -----------

          "Employment Benefit" means all wages, salary, remuneration, compensation and benefits payable by Seller to, or on behalf of or in respect of, the employees of Seller.

          "Employee Leave Benefit" means annual leave and sick leave.

          "Encumbrance" means any lien, charge, security interest, mortgage, pledge, power of sale, easement, encroachment, covenant, restriction on transfer or other restriction on or defect in title or other encumbrances.

          "Environment" means the physical factors of the surroundings of human beings including, without limitation, the land, air, waters, atmosphere, climate, sound, odours, taste and the biological factors of those surroundings such as plants, animals and other forms of life.

          "Environmental Law" means all Requirements of Law relating to pollution or the regulation and protection of human health or the environment, including, without limitation, those regarding or relating to emissions, discharges, Releases or threatened Releases of Contaminants or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Contaminants.

          "Existing Member" means an employee of GNB who is a member of the Provident Fund on the Closing Date.

          "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action or overtly threatened Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

          "Final Closing Date Balance Sheet" has the meaning specified in the Coordinating Agreement.

          "Financial Statements" has the meaning specified in the Coordinating Agreement.

          "GNB" has the meaning specified in the first page of this Agreement.

          "GNB Agreements" has the meaning specified in Section 5.18.
                                                        ------------

          "Governing Rules" means, in relation to a superannuation fund, the trust deed, rules or other document governing that fund.

          "Governmental Body" means any foreign, federal, state, or local governmental authority, agency, or regulatory body including any such authority, agency, or body in Hong Kong.

          "Governmental Permits" has the meaning specified in Section 5.13(a).
                                                              ---------------

          "Hong Kong" means the Hong Kong Special Administrative Region of the PRC.

          "Intellectual Property" has the meaning specified in Section 5.14(a).
                                                               ---------------

          "June 30, 1999 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

          "Knowledge of the Seller" or similar phrases means matters actually known to Thomas Minner, Thomas Smith, Thomas O'Hare, Mitchell Bregman, Barbara Hatcher, Ivan Peng or SC Chan.

          "Knowledge of the Seller Regarding Environmental Matters" or similar phrases means matters actually known to Barbara Hatcher, Ivan Peng or SC Chan.

          "Leased Real Property" has the meaning specified in Section 5.10(b).
                                                              ---------------

          "Losses" means losses, obligations, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

          "March 31, 2000 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

          "Material Adverse Effect" means any event, occurrence or condition (other than as a result of general economic conditions or events or conditions affecting the automotive and industrial battery industry as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results of operations, Business, or operations of the Subsidiary, taken as a whole.

          "New Provident Fund" means the new provident fund to be offered to Existing Members on substantially the same terms as the Provident Fund.

          "Permitted Encumbrances" means the Encumbrances specifically set forth on Schedule 1.1 hereto.
   ------------

          "Person" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "PRC" means the People's Republic of China but excluding for the purpose of this Agreement Hong Kong.

          "PRP Sites" shall mean all sites (other than the Real Property and the Adjoining Properties) with respect to which GNB, the Subsidiary, or any of their successors or assignees have or may have liability under any Environmental Law.

          "Provident Fund" means the Pacific Dunlop (Asia) Ltd. National Mutual Provident Fund.

          "Purchase Price" has the meaning specified in Section 2.2.
                                                        -----------

          "Release" includes any and all spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, and any other means by which a substance may be introduced into or travel through the Environment.

          "Remedial Action" shall include all actions required by a Court Order or otherwise by a Governmental Body to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any other way address Contaminants, (ii) prevent or minimize a Release or threatened Release of Contaminants, or (iii) investigate and determine if a remedial response is needed and to design such a response and undertake post-remedial investigation, monitoring, operation and maintenance.

          "Requirements of Law" means any foreign, federal, state or local law, statute, regulation, code or ordinance of any Governmental Body currently in effect.

          "ROW Agreements" has the meaning specified in the Coordinating Agreement.

          "Seller" has the meaning specified in the first paragraph of this Agreement.

          "Seller Ancillary Agreements" means all agreements, instruments and documents being or required to be executed and delivered by the Seller under this Agreement.

          "Shares" has the meaning specified in Section 2.1.
                                                -----------

          "Subsidiary" means the wholly-owned subsidiary of GNB to be established under the laws of the PRC and to be known as, GNB Technologies (Shenzen) Limited.

          "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, capital gains, capital, property, sales, use, transfer, license, excise, premium, lease, estimated, environmental, registration, value added, stamp, real property, franchise, employment, payroll, wage, withholding or minimum tax, ad valorem, or customs duty and any other similar taxes or governmental charges, fees, levies, assessments or liabilities of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and includes any interest, penalty or fine, or addition to tax imposed by any Governmental Body.

          "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

          "Transfer Date" means:

               a. the date agreed by Seller and Buyer for this purpose, not being earlier than the Closing Date; or

               b. if Buyer and Seller do not agree upon a date for the purposes of paragraph (a) of this definition within one month after the Closing Date, the date which is two months after the Closing Date.

          "US Agreement" means the Stock Purchase Agreement dated as of May 9, 2000 by and between Pacific Dunlop Holdings (USA) Inc. as Seller and Exide Corporation as Buyer with respect to the sale by Seller to Buyer of all the outstanding shares of capital stock owned by Seller in Pacific Dunlop GNB Corporation, as amended and supplemented from time to time.

                                  ARTICLE 2.

                               PURCHASE AND SALE

     Section 2.1.  Purchase and Sale of Shares.  On the terms and subject to the
                   ---------------------------
conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, the full beneficial ownership in two (2) ordinary shares in the share capital of GNB, constituting all of the issued and outstanding shares in the capital of GNB (the "Shares").

     Section 2.2.  Purchase Price.  The purchase price (the "Purchase Price")
                   --------------
shall be equal to One Million Six Hundred Twenty Nine Thousand United States Dollars (US$1,629,000). At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to such bank account as Seller shall direct in writing. After Closing, the Purchase Price shall be adjusted pursuant to the Coordinating Agreement.

                                  ARTICLE 3.

                                   CLOSING

     Section 3.1.  Closing.  The closing of the purchase and sale of the Shares
                   -------
(the "Closing") shall be consummated at 10:00 a.m. Chicago time on the last business day of the month in which the last of the conditions specified in
Article 8 is satisfied or waived, at the offices of Gardner, Carton & Douglas at
---------
321 North Clark Street, in Chicago, Illinois, or at such other time or place as shall be agreed upon by Seller and Buyer. Notwithstanding the foregoing, if the date upon which the last of the conditions specified in Article 8 is satisfied
                                                        ---------
or waived is five (5) or fewer Business Days before the last day of the month, then the Closing shall be consummated on the fifth (5th) Business Day following the date upon which the last of such conditions was satisfied or waived, or such other date as may be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be effective as of the close of business on the Closing Date.

     Section 3.2.  Documents to be Delivered to Buyer. At the Closing, Seller
                   ----------------------------------
shall deliver to Buyer:

     (a) certificates representing the Shares, free and clear of all Encumbrances together with duly executed instruments of transfer, bought and sold notes and any other relevant documents in favor of Buyer (or such other Person as Buyer may direct) in form satisfactory to Buyer;

     (b) a certificate of Seller in a form reasonably satisfactory to Buyer certifying as to the accuracy of the Seller's representations and warranties at and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing;

     (c) a certificate of the company secretary or an assistant secretary of Seller in a form reasonably satisfactory to Buyer, dated the Closing Date, certifying as to: (i) Seller's Memorandum and Articles of Association; (ii) the resolutions of Seller's board of directors, authorizing the execution and performance of this Agreement, the Seller Ancillary Agreements, and the transactions contemplated hereby; (iii) incumbency and signatures of its officers executing this Agreement and any Seller Ancillary Agreement and (iv) the appointment of Buyer's nominees to the board of directors of GNB;

     (d) resignations of each of the directors and officers of GNB effective as of the Closing Date; and

     (e) such other certificates and documents as Buyer or its counsel may reasonably request.

     Section 3.3.  Documents to be Delivered to Seller. At the Closing, Buyer
                   ----------------------------------
shall, in addition to the payment under Section 2.2, deliver to Seller:
                                        -----------

     (a) a certificate of Buyer in a form reasonably satisfactory to Seller certifying as to the accuracy of the Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing;

     (b) a certificate of the secretary or an assistant secretary of Buyer in a form reasonably satisfactory to Seller, dated the Closing Date, certifying as to: (i) Buyer's Memorandum and Articles of Association, (ii) the resolutions of Buyer's board of directors, authorizing the execution and performance of this Agreement, the Buyer Ancillary Agreements, and the transactions contemplated hereby; and (iii) incumbency and signatures of its officers executing this Agreement and any Buyer Ancillary Agreement; and

     (c) duly executed consents to act as a director of GNB by those persons the Buyer desires to be appointed to the Board of GNB.

     (d) such other certificates and documents as Seller or its counsel may reasonably request to effect the Closing.

     Section 3.4.  Form of Documents.  The documents and instruments referred to
                   -----------------
in Sections 3.2 and 3.3 shall be satisfactory as to form to counsel for the
   ------------     ---
party to whom they are delivered.

     Section 3.5.  Post Closing Matters.
                   --------------------

     (a) The Seller hereby declares that for so long as it remains the registered holder of any of the Shares after Closing it will:

          (i) hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Closing and all rights arising out of or in connection with them in trust for the Buyer and its successors in title; and

          (ii) deal with and dispose of the Shares and all such dividends, distributions and rights as are described in Section 3.5(a)(i) as the Buyer or any such successor may direct.

     (b)

          (i) The Seller hereby appoints the Buyer as its lawful attorney for the purpose of receiving notices of an attending and voting all meetings of the members of GNB from Closing to the date on which the Buyer or its nominee is entered in the register of members of GNB as the holder of the Shares.

          (ii) For such purpose the Seller hereby authorises:

               (A) GNB to send any notices in respect of its holding of Shares to the Buyer; and

               (B) the Buyer to complete in such manner as it thinks fit and to return proxy cards, consents to short notice and any other document required to be signed by it in its capacity as a member.


                                  ARTICLE 4.

                REPRESENTATIONS AND WARRANTIES REGARDING SELLER

     Seller  represents and warrants to Buyer as follows:

     Section 4.1.  Organization.  Seller is a company incorporated and validly
                   ------------
existing under the laws of Hong Kong. Seller is not in violation of any provision of its Memorandum and Articles of Association. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions specified in Schedule 4.1. Seller is
                                                      ------------
not required in relation to the Business to be qualified or licensed to do business as a foreign corporation in any jurisdiction other than those specified in Schedule 4.1, except for those jurisdictions where the failure to so qualify
   ------------
is not likely to have a Material Adverse Effect.

     Section 4.2.  Power and Authority; Agreement Binding. Seller has all
                   --------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements and to perform its obligations hereunder and thereunder. Seller's execution, delivery and performance of this Agreement and the Seller Ancillary Agreements has been duly authorized and approved by all necessary corporate action. This Agreement has been, and the Seller Ancillary Agreements will be, duly executed and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, is and will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

     Section 4.3.  Absence of Conflicts. The execution, delivery and performance
                   --------------------
of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not:



     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of or result in the creation or imposition or crystallisation of any Encumbrance upon the Shares or any assets of GNB under, (i) any note, instrument, contract, agreement, mortgage, indenture, lease, license, or franchise to which Seller or any Affiliate of Seller is a party or by which it or any of its assets is bound; (ii) any Court Order; or (iii) any Requirements of Law; except for any of the foregoing which, individually or in the aggregate is or are not likely to have a Material Adverse Effect or hinder or impair the consummation of the transactions contemplated hereby; or

     (b) require the approval, consent, authorization or act of, or the making by Seller or any Affiliate of Seller of any declaration, notification, filing or registration with any Person, except for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a Material Adverse Effect.

     Section 4.4.  No Litigation. There is no Action pending or, to the
                   -------------
Knowledge of the Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Seller Ancillary Agreements or which would impair the consummation of the transactions contemplated hereby or thereby.

     Section 4.5.  Title to Shares. Except as set forth in Schedule 4.5, Seller
                    ---------------                         ------------
has good, valid and marketable title to and beneficial ownership of the Shares, free and clear of all Encumbrances, and has full right and power to vote and dispose of such Shares as contemplated herein. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares.

     Section 4.6.  No Advisor.  Neither Seller nor any of its Affiliates nor any
                   ----------
Person acting on its or their behalf, has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Buyer or GNB may be liable.


                                  ARTICLE 5.

                 REPRESENTATIONS AND WARRANTIES REGARDING GNB

     Seller represents and warrants to Buyer as follows:

     Section 5.1.  Organization.  GNB is a company duly incorporated, validly
                   ------------
existing and is duly authorised under the laws of Hong Kong. Seller has delivered to Buyer complete and correct copies of GNB's Memorandum and Articles of Association as in effect on the date hereof, and has furnished or made available copies of the minute books of GNB. Such Memorandum and Articles of Association are in full force and effect. GNB is not in violation of any provision of its Memorandum and Articles of Association. GNB is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions specified in Schedule 5.1. GNB is not required to be
                                       ------------
qualified or licensed to do business as a foreign corporation in any jurisdiction other than those specified in Schedule 5.1, except for those
                                           ------------
jurisdictions where the failure to so qualify is not likely to have a Material Adverse Effect or hinder or impair the ability of Seller to consummate the transactions contemplated by this Agreement or the Seller Ancillary Agreements.

     Section 5.2.  Capitalization. The authorized capital of GNB consists of One
                   --------------
Hundred Million (100,000,000) ordinary shares of par value HK $10 each. There are two ordinary (2) shares in the capital of GNB issued and outstanding, all of which constitute the Shares. All of the Shares are beneficially owned by Seller. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive or other rights under applicable law, GNB's Memorandum and Articles of Association, or the terms of any subscription, option, warrant, right, agreement, commitment or Court Order to which GNB is a party, or by which it is bound. GNB does not have any outstanding subscriptions, options, warrants, rights, agreements or other commitments granting to any Person any interest in or right to acquire any of their securities, including, without limitation, the Shares, or any interest therein. GNB has not issued any security convertible into, or exchangeable for, the Shares or other capital shares, and there is no voting trust or other agreement or understanding to which GNB or Seller is a party or by which either of them is bound with respect to the voting of the Shares. GNB is not under any obligation, whether contingent or otherwise, to issue or repurchase any of its capital shares or to share or make any dividend or distribution payments based on its revenues, profits or net income.

     Section 5.3.  Subsidiaries and Investments. Save that, if formed by
                   ----------------------------
Closing, at Closing GNB will own all of the registered capital of the Subsidiary, GNB does not own, directly or indirectly, any stocks, bonds or securities or any equity or other proprietary interest in any Person.

Section 5.4.  Absence of Conflicts.  Except as set forth in Schedule 5.4, the
              --------------------                          ------------
execution, delivery, and performance of this Agreement and the Seller Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not:

     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of, or result in the creation or imposition or crystallisation of any Encumbrance upon the Shares or any assets of GNB under: (i) any note, instrument, contract, agreement, mortgage, indenture, lease, license, or franchise to which GNB is a party or by which it or its assets, are bound; (ii) any Court Order; or (iii) any Requirements of Law; except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or hinder or impair the consummation of the transactions contemplated hereby or thereby; or

     (b) require the approval, consent, authorization or act of, or the making by GNB of any declaration, notification, filing or registration with any Person, except for any of the foregoing which, individually or in the aggregate, is not likely to have a Material Adverse Effect or materially hinder or impair the consummation of the transactions contemplated hereby and thereby.

     Section 5.5.  No Litigation. Except as set forth in Schedule 5.5: (a) there
                   -------------                         ------------
is no Action pending or, to the Knowledge of the Seller, threatened against GNB or any of its assets and there has not been, to the Knowledge of the Seller, any claim asserted by any Person that could lead to an Action; and (b) neither GNB nor any of its assets is subject to any currently pending Court Order. Except as set forth in Schedule 5.5, to the Knowledge of the Seller, there is no Action
             ------------
pending or threatened against any officer or director of GNB arising out of his or her service as an officer or director of GNB.

     Section 5.6.  No Violation.   Except as set forth in Schedule 5.6, GNB has
                   ------------                           ------------
complied and is in compliance with all Court Orders and Requirements of Law which are applicable to GNB or the Business, except for such Requirements of Law as to which noncompliance is not likely to have a Material Adverse Effect.

     Section 5.7.  Operations Since June 30, 1999.
                   ------------------------------
     (a)  Except as set forth in Schedule 5.7(A), or except as reflected in the
                                 ---------------
March 31, 2000 Balance Sheet, since June 30, 1999, there has been no material adverse change in the business, operations, assets, or financial condition of the Business, GNB or the Subsidiary in each case taken as a whole. The termination of any Intercompany Agreement not listed on Schedule 7.4 will not
                                                        ------------
have a Material Adverse Effect.

     (b)  Except as set forth in Schedule 5.7(B), or except as reflected in the
                                 ---------------
March 31, 2000 Balance Sheet, since June 30, 1999, the Business has been conducted only in the ordinary course. Specifically, since June 30, 1999, except as set forth in Schedule 5.7(B), none of the seller or assignor under the
                ----------------
Acquisition Contracts, GNB or the Subsidiary have:

          (i)    made any material change in operations;

          (ii) made any capital expenditure or entered into any contract or commitment therefor in excess of the capital expenditures disclosed in the "Fiscal Year 2000 Open Sanction Summary" attached to Schedule 5.7(B) to the US Agreement;
                             ---------------

          (iii) sold, leased (as lessor), assigned, transferred or otherwise disposed of, or imposed or suffered to be imposed any Encumbrance on, any of the assets, except for inventory and other personal or real property sold, leased or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;

          (iv) canceled any debts owed to or claims held by it (including the settlement of any Action) other than in the ordinary course of business consistent with past practice;

          (v) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any finance lease obligations as defined in AASB 1008 or guaranteed any such indebtedness or leases of others or made any loans other than in the ordinary course of business consistent with past practice;

          (vi) written off as uncollectible or accelerated or delayed collection of notes or accounts receivable generated by GNB in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice;

          (vii) delayed or accelerated payment of any accounts payable or other liabilities of GNB beyond or in advance of their due date or the date when such liabilities would have been paid other than in the ordinary course of business consistent with past practice;

          (viii) made any distribution of assets (including payments of cash) to any of its Affiliates other than pursuant to agreements entered into in the ordinary course of business consistent with past practice or declared or paid any dividends (provided that Seller shall have the right to remove and retain all cash held by GNB or its Subsidiary), or redeemed, reclassified or purchased or otherwise acquired any shares of its capital stock or authorized or issued any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

          (ix)   entered into or, except as set forth in Schedule 5.15(A),
                                                         ----------------
                 amended any employment, severance or similar agreement or arrangement or made any increases in the wages, bonuses, and benefits of its employees (other than any increases made in the ordinary course of business consistent with past practice);

          (x) waived any rights or settled any claims, except for such waivers or settlements granted or entered into in the ordinary course of business;

          (xi)   made any change in any method of accounting;

          (xii) suffered or incurred any damage, destruction, fire, explosion, accident, flood or other casualty loss or act of God (whether or not covered by insurance) to any material operating asset or group of operating assets;

          (xiii) entered into or amended any purchase or sale contract outside the ordinary course of business;

          (xiv) suffered any amendment, termination, suspension or revocation of, any Governmental Permit;

          (xv) joined any new or amended or modified any already existing superannuation fund applicable to its employees other than the Provident Fund;

          (xvi)   amended its Memorandum and Articles of Association;

          (xvii)  manufactured inventory in excess of its expected needs; or

          (xviii) where applicable, agreed to do any of the foregoing.

     Section 5.8. Taxes. Except as set forth in Schedule 5.8:
                  -----                         ------------

     (a) Seller has accurately prepared and timely filed (including all extensions) all Tax Returns.

     (b) All such Tax Returns have been prepared in compliance with applicable Requirements of Law and filed by Seller and are true and correct and properly reflect the Taxes due for the periods covered thereby.

     (c)  All Taxes due and payable by Seller have been properly paid.

     (d) Seller has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect nor been requested or been granted an extension of time for filing any Tax Return which has not yet been filed.

     (e) There are no material elections, consents or agreements with tax authorities other than those reflected on tax forms filed with tax authorities.

     (f)  Except as set forth on Schedule 5.8, no deficiency or proposed
                                 ------------
adjustment (which has not settled or otherwise resolved) for any amount of Tax has been proposed, asserted or assessed by any taxing authority against GNB or its Subsidiary.

     (g)  Except as set forth on Schedule 5.8, there is no action, suit, taxing
                                 ------------
authority proceeding or audit now in progress, pending or, to the Knowledge of Seller, threatened against or with respect to GNB or its Subsidiary.

     (h)  Except as set forth on Schedule 5.8, no claim has ever been made by a
                                 ------------
taxing authority in a jurisdiction where GNB or its Subsidiary, respectively, do not file Tax Returns that such entity is or may be subject to Taxes assessed by such jurisdiction.

     (i)  Except as set forth on Schedule 5.8, GNB and its Subsidiary will not
                                 ------------
be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (B) as a result of any Requirement of Law relating to taxation matters to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (C) as a result of any Requirement Law relating to taxation matters, to include any item of income in taxableincome for any taxable period (or portion thereof) ending after the Closing Date or (D) any installment sale made, or prepaid income attributable to, a taxable period ending on or prior to the Closing Date.

     (j)  Except as set forth on Schedule 5.8, GNB and its Subsidiary have no
                                 ------------
obligation or liability for the payment of Taxes of any other Person, including, but not limited to the following, a liability of GNB or its Subsidiary for the payment of any Tax arising (A) as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto), (B) as a result from any expressed or implied obligation to indemnify another person, and (C) as a result from GNB or its Subsidiary succeeding to the Tax liability of any other person as a successor, transferee or otherwise.

     Section 5.9.  Title to Assets. GNB is the exclusive and absolute owner of
                   ---------------
and has good title to, or a valid leasehold interest to, all of its personal property reflected in the June 30, 1999 Balance Sheet (other than property disposed of since the date of the June 30, 1999 Balance Sheet in the ordinary course of business consistent with past practice for fair value) in the amounts and categories reflected therein, and all personal property acquired after the date of the June 30, 1999 Balance Sheet, free and clear of all Encumbrances, except for: (a) Permitted Encumbrances; (b) the lien of current taxes not yet due and payable, and (c) other exceptions disclosed in Schedule 5.9. Except as
                                                       ------------
disclosed in Schedule 5.9, the personal property of GNB is usable in the
             ------------
ordinary course of GNB's business and conforms to all Requirements of Law relating to its construction, use and operation, except where such nonconformity is not likely to have a Material Adverse Effect.

     Section 5.10.  Real Property.
                    -------------

     (a)  Schedule 5.10(A) sets forth a complete and accurate list, including a
          ----------------
brief description of the material terms of each material lease, sublease or similar agreement under which GNB is lessee or sublessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property").

     (b) GNB has a good and valid leasehold interest in all of the Leased Real Property leased by it, free and clear of all Encumbrances except for Permitted Encumbrances. The occupation, possession and use of the Leased Real Property by GNB has not been disturbed and, to the Knowledge of the Seller, no claim has been asserted or threatened which is adverse to the rights of GNB to the continued occupation, possession and use of the Leased Real Property, as currently utilized.

     Section 5.11.  Personal Property.  Schedule 5.11 contains a list of all
                    -----------------   -------------
machinery, equipment, and vehicles owned by GNB having an original cost of Seven Hundred Eighty Thousand Hong Kong dollars (HK$780,000) or more.

     Section 5.12.  Personal Property Leases.  Schedule 5.12 contains a brief
                    ------------------------   -------------
description of each lease or other agreement or right under which GNB is lessee of, or holds or operates, any machinery, equipment, or vehicle owned by a third Person, except those which are terminable by

GNB without cost or penalty on 30 days' or less notice or which provide for annual rentals of less than Seven Hundred Eighty Thousand Hong Kong dollars (HK$780,000).

     Section 5.13.  Governmental Permits.
                    --------------------

     (a)  Except as disclosed in Schedule 5.13(A), GNB owns, holds or possesses
                                 ----------------
all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use its assets and conduct its operations substantially as currently operated (herein collectively called "Governmental Permits"). Notwithstanding the foregoing, Governmental Permits required under Environmental Laws are addressed solely in Section 5.19(b).
                                           ---------------

     (b)  Except as set forth in Schedule 5.13(B):  (i) GNB has fulfilled and
                                 ----------------
performed its obligations under each of the Governmental Permits, except for such nonfulfillment or nonperformance which is not likely to have a Material Adverse Effect; and (ii) no written notice of cancellation, revocation, suspension, or default or of any dispute concerning any Governmental Permit has been received by GNB and, to the Knowledge of the Seller, there is no basis for the issuance of such notice except as a result of the consummation of the transactions contemplated hereby or except as is not likely to have a Material Adverse Effect.

     Section 5.14.  Intellectual Property.
                    ---------------------

     (a)  Except as set forth on Schedule 5.14(A), there are no material
                                 ----------------
patents, patent applications, trademarks or trademark registrations, service marks or service mark registrations, trade names, Internet domain names, business names, or any applications to register any of the foregoing, copyrights, or any licenses to or from any Person with respect to any of the foregoing, used by GNB or otherwise relating to the business substantially as currently conducted by GNB (collectively, the "Intellectual Property").

     (b) Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 5.14(B), duly registered, filed or issued, as
                    ----------------
the case may be, as is indicated in Schedule 5.14(B), and such registrations,
                                    ----------------
filings and issuances remain in full force and effect. (c) Except as set forth on Schedule 5.14(C), GNB owns and possesses all right, title and interest in and
   ----------------
to the Intellectual Property, and GNB has not received written notice of any claim by any Person contesting the validity, enforceability, use, or ownership of any Intellectual Property, patent disclosures or inventions or asserting that GNB is infringing the intellectual property of others. Schedule 5.14(C) sets
                                                       ----------------
forth all technology (including Intellectual Property) owned by third parties and used by GNB. To the Knowledge of the Seller, except as set forth in Schedule
                                                                        --------
5.14(C), no Person is infringing the rights of GNB with respect to any
-------
Intellectual Property. GNB uses all reasonable efforts to protect its trade secrets.

     Section 5.15.  Employee Agreements and Plans.
                    -----------------------------
     (a)  Except as described in Schedule 5.15(A), GNB is not a party to or
                                 ----------------
bound by any collective bargaining agreement, employment agreement, severance agreement, consulting, independent contractor or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete which is material to its business.

     (b)  Except as set forth in Schedule 5.15(B): (i) GNB is in compliance with
                                 ----------------
all applicable Requirements of Law with respect to labor and employment, including employment practices, terms and conditions of employment and wages, overtime pay, and hours, except for such noncompliance as is not likely to have a Material Adverse Effect; (ii) GNB has not engaged in any unfair labor practice or illegally discriminated with regard to any aspect of employment on the basis of any legally prohibited category or classification; and (iii) with respect to employees and former employees who rendered services to, or participated in conduct or activities in connection with GNB , GNB is not liable for any arrears of wages, salaries or other payments.

     Section 5.16.  Superannuation.
                    --------------

     (a)  The superannuation schemes listed in paragraph (a) of part (1) of
Schedule 5.17 are the only employer sponsored superannuation schemes or pension
-------------
arrangements to which GNB pays contributions in respect of its employees.

     (b) GNB has paid all contributions due by GNB to the Provident Fund in respect of its employees.

     (c) Except for its commitment to contribute to the Provident Fund, GNB has no obligation, liability or duty to make any payment to any person in respect of any superannuation, retirement benefits, pensions, annuities, life assurance schemes or arrangements for the benefit of any of its employees.

     Section 5.17.  Contracts. Except as set forth in Schedule 5.17, GNB is not
                    ---------                         -------------
a party to or bound by:

     (a) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract or agreement which is reasonably anticipated by GNB to involve the payment of more than Seven Hundred Eighty Thousand Hong Kong Dollars (HK$780,000) per year;

     (b) any contract, agreement or commitment regarding the sale or other disposition of products or services by GNB, or for the purchase of raw materials, products or services by GNB, which is reasonably anticipated by GNB to involve the receipt or payment of more than Seven Hundred Eighty Thousand Hong Kong Dollars (HK$780,000) per year;

     (c) any guarantee or indemnification agreement for the benefit of any Person made or given outside of the ordinary course of business;

     (d) any contract, agreement or commitment which provides for the incurrence by GNB of indebtedness for borrowed money or capitalized lease obligations;

     (e)  any partnership or joint venture agreement;

     (f) any agreement, contract or commitment relating to capital expenditures of an amount or value in excess of Seven Hundred Eighty Thousand Hong Kong Dollars (HK$780,000);

     (g) any agreement that restricts or purports to restrict the business activity of GNB or limits GNB's ability to engage in any line of business or compete with any Person; or

     (h)  any material license of software or other intellectual property; or

     (i) any agreement that was not entered into in the ordinary course of GNB's business consistent with past practice and that involves annual payments in excess of Seven Hundred Eighty Thousand Hong Kong Dollars (HK$780,000).

     Section 5.18.  Status of Contracts.  Except as set forth in Schedule 5.18
                    -------------------                          -------------
hereto: (a) each of the leases, contracts and other agreements of GNB listed in Schedules 5.10(A), 5.12, 5.14, 5.15 and 5.17 (collectively, the "GNB
-----------------  ----  ----  ----     ----
Agreements") constitutes a legal, valid and binding obligation of GNB (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect; and (b) GNB is not, nor, to the Knowledge of the Seller, is it alleged to be, in material breach of, or material default under, any of the GNB Agreements neither, to the Knowledge of the Seller, is any other party thereto in such breach or default and, to the Knowledge of the Seller, no event has occurred which the notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration of any of the GNB Agreements.

     Section 5.19.  Environmental Matters.  Notwithstanding any other provision
                    ---------------------
of this Agreement, this Section 5.19 contains the only representations or
                        ------------
warranties of Seller with respect to Environmental Law or environmental matters, and no other statement in this Agreement, in any Seller Ancillary Agreement or in any other document or information delivered or given to or received by or on behalf of Buyer in connection with the transactions contemplated by this Agreement shall be deemed to be a representation or warranty relating to Environmental Law or environmental matters.

     (a)  Except as set forth in Schedule 5.19(A), GNB is in compliance, and the
                                 ----------------
Business has for the past three (3) years complied, with all applicable Environmental Laws except for such noncompliance as is not likely to have a Material Adverse Effect.

     (b)  Except as set forth on Schedule 5.19(B), GNB owns, holds or possesses
                                 ----------------
all material Governmental Permits required under Environmental Laws necessary for the occupation and use of the Leased Real Property and the operation of its business substantially as currently conducted. All Governmental Permits required under Environmental Laws that are currently owned, held, or possessed by GNB are listed in Schedule 5.19(B). Except as set forth on Schedule 5.19(B), GNB is in
          ----------------                         ----------------
compliance, and the Business has for the past three (3) years complied, with all Governmental Permits except for such noncompliance as is not likely to have a Material Adverse Effect. GNB shall make commercially reasonable efforts to transfer or cause to be transferred to Buyer all such Governmental Permits at the Closing, including:

          (i) giving notice to State or local regulatory agencies of Hong Kong with respect to the change in ownership or control or responsible officials at the Leased Real Property;

          (ii) completing and submitting notices of termination; and

          (iii) with respect to Governmental Permits not transferred by the Closing Date, co-operating fully with Buyer in obtaining the transfer of such Governmental Permits as promptly thereafter as possible.

     (c)  Except as set forth in Schedule 5.19(C), GNB is not subject to any
                                 ----------------
pending or, to the Knowledge of the Seller Regarding Environmental Matters, threatened investigation by, order from, claim by, statutory request for information from, or continuing agreement with any Person respecting: (i) any violation of Environmental Law or Governmental Permits, (ii) any Remedial Action, or (iii) any claim of Losses and Expenses, in each case arising from the Release or threatened Release of a Contaminant or the presence of any Contaminant on, in, at or beneath the Leased Real Property or the migration of any Contaminant onto or from the Leased Real Property.

     (d)  Except as set forth in Schedule 5.19(D), GNB is not subject to any
                                 ----------------
pending or, to the Knowledge of the Seller Regarding Environmental Matters, threatened judicial or administrative investigation, proceeding, order, notice of violation, judgment, decree or settlement with any continuing obligation alleging or relating to a violation of or liability under any Environmental Law or Governmental Permits.

     (e)  Except as set forth in Schedule 5.19(E):
                                 ----------------

          (i) Neither GNB nor the seller or assignor under the Acquisition Contracts has reported a Release pursuant to an Environmental Law;

          (ii) Neither GNB nor the seller or assignor under the Acquisition Contracts has filed a notice with respect to the Contamination of land or the generation of hazardous wastes that is required to be filed pursuant to an Environmental Law; or

          (iii) to the Knowledge of the Seller Regarding Environmental Matters, there has not been any disposal by GNB or the seller or assignor under the Acquisition Contracts or Release of any Contaminants on, at, in, or beneath any Leased Real Property.

     (f)  Except as set forth in Schedule 5.19(F), GNB has not received written
                                 ----------------
notice under any Environmental Law to the effect that it is or may be liable to any Person as a result of the generation, storage, transportation, Release, arrangement for disposal or disposal of any Contaminants on, at or, in any Leased Real Property.

     (g)  Except as set forth in Schedule 5.19(G), to the Knowledge of the
                                 ----------------
Seller Regarding Environmental Matters, there are no underground storage tanks (whether active or abandoned) located at, in, or beneath the Leased Real Property.

     (h)  Except as disclosed in the Schedules to Section 5.19, to the
                                                  ------------
Knowledge of the Seller Regarding Environmental Matters, as of the Closing Date there is no condition existing on the premises constituting the Leased Real Property that will give rise to any liability of GNB under any Environmental Law.

     (i) Seller has made available to Buyer true and correct copies of all material environmental audits and consultant's reports relating to the past and current operations, properties and facilities of GNB or any of their respective predecessors, which are in its possession or under its reasonable control.

     (j) To the Knowledge of the Seller Regarding Environmental Matters, the sites identified the Disclosure Schedule constitute, and as the Disclosure Letter is updated by Seller from time to time in its sole discretion prior to the Closing Date, will constitute all PRP Sites as of the Closing Date.

     (k) Notwithstanding any other provision of this Agreement, no representations and warranties are made or shall be deemed to apply to the PRP Sites.

     Section 5.20.  Insurance.  Seller has, and at all times has had, valid
                    ---------
insurance coverage in respect of the business against all risks normally insured against by persons in the same industry, underwritten by one or more well-established and reputable insurers or adequately capitalized Affiliates.
Schedule 5.20 contains a list of all insurance policies (specifying (i) the
-------------
insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number, and (v) any currently pending claims thereunder) maintained by or on behalf of GNB on its properties, assets, business or personnel. GNB has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. All premiums due under the policies listed on Schedule 5.20
                                                                  -------------
have been paid or accrued for on the Financial Statements and all such policies are in full force and effect and no notice of disallowance of any claim under any insurance policy, whether or not currently in effect, has been received by GNB. Other than (i) claims properly made against GNB in the ordinary course of business pursuant to insurance programs written on a retrospective rating basis,
(ii) claims made as a result of premium audits relating to expired insurance policies, (iii) deductible claims relating to losses that are incurred by not reported, or losses that are known but not finally resolved, GNB has no liability for or exposure to any premium expenses for expired policies and there are no current claims by GNB under any such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

     Section 5.21.  Product Warranties.  All of GNB's unexpired, express product
                    ------------------
warranties with respect to product that it manufactures or sells or that it has heretofore manufactured or sold are described in Schedule 5.21. Except as set
                                                 --------------
forth in Schedule 5.21, GNB has not received written notice of any claim, and to
         -------------
the Knowledge of the Seller there are no threatened claims against GNB, based on any product warranty (except claims outstanding as of June 30, 1999, not exceeding One Million Five Hundred Sixty Thousand Hong Kong Dollars (HK$1,560,000) in the aggregate).

     Section 5.22.  Bank Accounts, Guarantees and Powers.  Schedule 5.22 sets
                    ------------------------------------   -------------
forth a list of all accounts, borrowing resolutions and deposit boxes maintained by GNB at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes.

     Section 5.23.  Accounts and Records.  All the accounts, books, ledgers and
                    --------------------
financial and other material records of GNB have been maintained accurately and in accordance with generally accepted accounting practices.

     Section 5.24.  No Misrepresentation.  To the Knowledge of the Seller, the
                    --------------------
representations and warranties of Seller contained in this Agreement, the Disclosure Schedules attached hereto, and the certificates and other instruments delivered by Seller pursuant hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     Section 5.25.  Sufficiency of Assets.  GNB and the Subsidiary lease or
                    ---------------------
have the right to use all Leased Real Property, buildings, machinery, equipment, intellectual property and other assets necessary for the conduct of the Business.

     Section 5.26.  Powers of Attorney.  As of Closing, there will not be any
                    ------------------
outstanding powers of attorney executed on behalf of GNB or its Subsidiary other than with respect to the filing of taxes, customs and similar matters and intellectual property registrations.

     Section 5.27.  Acquisition Contracts.  GNB has acquired and will at
                    ---------------------
Closing be or be entitled to become the owner, directly or indirectly of all of the assets and liabilities relating to the Business in Hong Kong and the PRC formerly owned or held respectively by either Pacific Dunlop (Asia) Limited or Pacific Dunlop Holdings (China) Co. Ltd.

                                  ARTICLE 6.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller as follows.

     Section 6.1.   Organization.  Buyer is a corporation duly organized,
                    ------------
validly existing and is duly authorized under the laws of Singapore. Buyer is not in violation of any of the provisions of its Memorandum and Articles of Association. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Buyer's operations require that it qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not likely to have a material adverse effect on Buyer's business or financial condition or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement in all material respects.

     Section 6.2.   Power and Authority. Buyer has the full corporate power and
                    -------------------
authority to execute and deliver this Agreement and the Buyer Ancillary Agreements, to perform its obligations hereunder and thereunder, and to own and lease its property and conduct its operations as currently conducted. Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action.

     Section 6.3.   Agreement Binding.  This Agreement has been and the
                    -----------------
Ancillary Agreements will be duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, is and will be the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

     Section 6.4.  Absence of Conflicts. The execution, delivery and
                   --------------------
performance of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not:

     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, result in termination of or result in the creation or imposition or crystallisation of any Encumbrance under: (i) any term or provision of the Memorandum and Articles of Association of Buyer, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, or franchise to which Buyer is a party or by which it or any of its assets are bound, (iii) any Court Order, or (iv) any Requirements of Law; except in each case, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or hinder or impair the consummation of the transactions contemplated hereby; or

     (b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notification, filing or registration with, any Person, except in each case, for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or materially hinder or impair the consummation of the transactions contemplated hereby.

     Section 6.5.  No Litigation.  There is no Action pending or, to the
                   -------------
knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Buyer Ancillary Agreements or which would impair the consummation of the transactions contemplated hereby, and there has not been, to the knowledge of Buyer, any claim asserted by any Person that could lead to such an Action.

     Section 6.6.  Investment Representation.  Buyer is acquiring the Shares for
                   -------------------------
investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other Person.

     Section 6.7.  No Advisor.  Neither Buyer nor any Person acting on its
                   ----------
behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller may be liable.

     Section 6.8.  No Misrepresentation.  To the knowledge of Buyer, the
                   --------------------
representations and warranties of Buyer contained in this Agreement and the certificates and other instruments delivered by Buyer pursuant hereto do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.

                                  ARTICLE 7.

                       ACTION PRIOR TO THE CLOSING DATE

     Buyer and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

     Section 7.1.  Preserve Accuracy of Representations and Warranties.  Buyer
                   ---------------------------------------------------
and Seller shall, and Seller shall cause GNB to, refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Buyer and Seller shall promptly notify the other of any Action, investigation, or other proceeding, that shall be instituted or threatened against such party or in the case of Seller, against GNB, to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

     Section 7.2.  Consents and Approvals.
                   ----------------------

     (a) During the period prior to the Closing Date, Seller and Buyer shall, and Seller shall cause GNB to, act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body or any other Person required to be obtained in order to effect the consummation of the transactions contemplated by this Agreement and preserve for the benefit of GNB its rights under permits and agreements.

     (b)  Notwithstanding the provisions of Section 7.2(a), in the event that by
                                            --------------
March 31, 2001 GNB shall not have entered into an assignment or new lease of the Leased Real Property as contemplated by clauses 7.2, 7.3 or 7.4 of the Acquisition Contract with respect to the assets formerly owned by Pacific Dunlop
(Asia) Limited (the "Current Leases") because of a failure to obtain necessary consents, registrations or approvals, and, as a result thereof GNB is required to enter into another lease ("the Substitute Lease") on terms less favourable than those contained in the particular Current Lease(s) not directly replaced, Seller shall indemnify Buyer against the difference between the economic terms of the particular Current Lease affected for the period between the date of commencement of the Substitute Lease and the balance of the term of that Current Lease, provided the Company shall have used its reasonable endeavours to secure a lease of premises of substantially similar location and condition as the Current Lease effected, and on terms no less favourable than those available under the particular Current Lease effected.

     Section 7.3.  Operations Prior to the Closing Date.
                   ------------------------------------

     (a) During the period prior to the Closing Date, Seller shall cause GNB to operate and carry on its operations only in the ordinary course and substantially as operated prior to the date hereof.

     (b)  Notwithstanding Section 7.3(a), except as set forth in Schedule7.3(B),
                          --------------                         --------------
as expressly contemplated by this Agreement, or with the express prior consent of Buyer, Seller shall not take and shall cause GNB not to take any of the actions set forth in Section 5.7(b); provided, however, notwithstanding
                     --------------
anything to the contrary herein, Seller shall not make any capital expenditure in excess of Hong Kong equivalent of US$250,000 (other than as permitted by Section 7.3(b) of the US Agreement) without the prior written approval of Buyer.

     Section 7.4.  Changes to Employment Conditions.  Seller covenants with
                   --------------------------------
Buyer to ensure that the warranty in Section 5.7(b)(viii) will not be breached
                                     --------------------
in any material respect between the date of this Agreement and Closing.

     Section 7.5.  Notification of Changes.  Each of Seller and Buyer shall
                   ----------------------
promptly notify the other of any event that causes any representation or warranty given by such party in Articles 4, 5 and 6 to become untrue.
                                -------------------

     Section 7.6.  Superannuation
                   --------------

     (a) Before the Closing Date, Buyer must make all arrangements necessary to provide superannuation benefits for each Existing Member with effect from Closing.

     (b) Within one month (or any longer period agreed between Buyer and Seller) after the Closing Date but in any event before the Transfer Date, Buyer must, subject to completion of all requisite registrations or applications for exemption under the Occupational Retirement Schemes Ordinance in Hong Kong which Buyer will use its best efforts to complete in a timely fashion, ensure that each Existing Member is offered membership in a New Provident Fund sponsored by the Buyer which complies with all registration and other requirements applicable to registered schemes or exempted schemes as applicable under the Occupational Retirement Schemes Ordinance and all other Hong Kong laws with effect from the Closing Date on terms and conditions which provide in respect of each Existing Member who accepts that offer:

          (i) in respect of the period after the Closing Date, benefits which are substantially the same as those provided for in respect of the Existing Member under the Governing Rules of the Provident Fund in force on the Closing Date; and

          (ii) in the case of an Existing Member who gives the authorisation referred to in Section 7.6(c)(ii), as from the date the Existing
                              ------------------
               Member's Benefit Entitlement under the Provident Fund is transferred to the New Provident Fund sponsored by the Buyer, the amount of such Benefit Entitlement adjusted to take account of the earnings and expenses of the New Provident Fund after the date that such entitlement is so transferred.

     (c)  The offer of membership referred to in Section 7.6(b) must include or
                                                 --------------
attach a form or forms acceptable to the trustee of the Provident Fund to be completed and signed by the Existing Member under which he may elect either:

          (i) that the trustee of the Provident Fund (as its only obligation in respect of the Existing Member) provide the benefit due to the Existing Member as of the Closing Date under the Provident Fund upon the termination of GNB's membership of the Provident Fund; or

          (ii) in lieu of any benefit whatsoever being provided in respect of the Existing Member under the Provident Fund, that the trustee of the Provident Fund (as its only obligation in respect of the Existing Member) cause his or her Benefit Entitlement to be transferred to the New Provident Fund, and under which the trustee of the Provident Fund is released from all liability in respect of the Existing Member upon the provision of that benefit or the transfer of that amount, as the case may be.

     (d) Seller must use all reasonable endeavours to ensure that on or before the day which is 10 Business Days after the later of:

          (i)  the Transfer Date; and

          (ii) the date on which the Benefit Entitlements under the Provident Fund have been calculated,

the trustee of the Provident Fund agrees to pay the Benefit Entitlements of such Existing Members to the trustee of the New Provident Fund, adjusted for interest in respect of the period between the Closing Date and the date the amount is paid at the rate which applies under the Governing Rules of the Provident Fund for the purpose of determining relevant benefits which become payable from the Provident Fund during that period. The interest payable accrues from day to day.

     (e)  The Benefit Entitlements and any interest payable under Section 7.6(d)
                                                                  --------------
must be paid in immediately available funds except to the extent that the trustee of the New Provident Fund agrees to accept other assets in whole or partial satisfaction of those amounts and, to the extent that the trustee of the Buyer's Fund agrees to accept other assets, the calculation of the relevant amounts under this Section 7.6 shall be based on the value of those assets as
                   -----------
agreed between the trustees of the Provident Fund and the New Provident Fund.

     (f) An Existing Member's Benefit Entitlement under the Provident Fund for the purposes of this section shall be the total amount accumulated in respect of him or her in accordance with the Governing Rules of the Provident Fund as at the Closing Date.

     (g) Seller must provide, and must use all reasonable endeavours to ensure that the trustees of the Provident Fund provide, to Buyer and the New Provident Fund any information in respect of Existing Members reasonably required by them to give effect to this Section 7.6.
                       -----------

     (h) Except with the consent of Buyer, as from the date of this agreement, Seller must use all reasonable endeavours to ensure that no action is taken, discretion exercised or omission occurs which would:

          (i) alter the level of benefits or contributions in respect of Existing Members under the Governing Rules of the Provident Fund from the levels applicable immediately before the date of this agreement; or

          (ii) alter the level of any Existing Member's Benefit Entitlement under the Provident Fund.

     (i) Buyer must provide, and use all reasonable endeavours to ensure that the trustee of the New Provident Fund provides to Seller and the trustees of the Provident Fund any information reasonably required by them to give effect to this Section 7.6.
     -----------

     (j) Buyer must secure in respect of Existing Members a benefit on his or her death or total and permanent disablement while in the employ of GNB between the Closing Date and the date he or she accepts or declines the offer referred to in Section 7.6(b) of an
                                                            --------------
amount at least equal to the value of the insured portion of the death or total and permanent disablement benefit which would have been payable from the Provident Fund if the Existing Member had died or become totally and permanently disabled on the Closing Date.

     Section 7.7.  General.  Each of the parties will use its reasonable best
                   -------
efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth below).

     Section 7.8.  Preservation of Business.  Seller shall cause GNB to use
                   ------------------------
reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

                                  ARTICLE 8.

                             CONDITIONS TO CLOSING

     Section 8.1.  Conditions to the Obligations of the Buyer.  The obligations
                   ------------------------------------------
of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a)  No Misrepresentation or Breach of Covenants and Warranties.  Seller
          ----------------------------------------------------------
shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement. Each of the representations and warranties of Seller contained in this Agreement and each of the Seller Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need to be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a closing certificate in a form reasonably satisfactory to the Buyer to such effect, dated the Closing Date, signed by the Chairman or Managing Director of Seller.

     (b)  Closing Documents.  Buyer shall have received from Seller the closing
          -----------------
documents contemplated by Section 3.2.
                          -----------

     (c)  Necessary Approvals.  Seller and Buyer shall have received all
          -------------------
approvals and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements and preserve for the benefit of GNB its rights under the GNB Agreements which are material to the operation of the Business.

     (d)  No Suit.  No Action by any Governmental Body shall be pending or
          -------
threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

     (e)  No Restraint.  No Court Order shall have been issued and be in effect
          ------------
which restrains or prohibits any material transaction contemplated hereby.

     (f)  US Agreement.  The transactions contemplated by the US Agreement
          ------------
shall have closed simultaneously with the Closing.

     (g)  No Material Adverse Change.  On the Closing Date, there shall not be a
          --------------------------
Material Adverse Effect.

     (h)  Coordinating Agreement.  All conditions to Exide Corporation's
          ----------------------
obligations set forth in Sections 5.5, 5.6 and 5.7(a) of the Coordinating Agreement shall have been satisfied.

     Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Buyer shall be deemed to have waived any such failure and any rights or remedies it may have against Seller by reason of such failure.

     Section 8.2.  Conditions to the Obligations of Seller.  The obligations of
                   ---------------------------------------
Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a)  No Misrepresentation or Breach of Covenants and Warranties.  Buyer
          ----------------------------------------------------------
shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement. Each of the representations and warranties of the Buyer contained in this Agreement and the Buyer Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need to be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller; and there shall have been delivered to Seller a closing certificate in a form reasonably satisfactory to the Seller to such effect, dated the Closing Date and signed by the President or a Vice President of the Buyer;

     (b)  Closing Documents. Seller shall have received from Buyer the closing
          -----------------
documents contemplated by Section 3.3.
                          -----------

     (c)  Payment of Purchase Price.  Buyer shall have tendered payment of the
          -------------------------
Purchase Price.

     (d)  Necessary Approvals.  Seller and Buyer shall have received all
          -------------------
approvals and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements and preserve for the benefit of Buyer its rights under agreements which are material to the operation of its business.

     (e)  No Suit.  No Action by any Governmental Body shall be pending or
          -------
threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

     (f)  No Restraint.  No Court Order shall have been issued and be in effect
          ------------
which restrains or prohibits any material transaction contemplated hereby.

     (g)  US Agreement.  The transactions contemplated by the US Agreement
          ------------
shall have closed simultaneously with the Closing.

     (h)  No Material Adverse Change.  On the Closing Date, there shall have
          --------------------------
been no event, occurrence or condition (other than as a result of general economic conditions or events affecting the automotive and industrial battery business as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results or operations, businesses, or operations of Buyer taken as a whole.

     (i)  Coordinating Agreement.  All conditions to Pacific Dunlop Holdings
          ----------------------
(USA) Inc.'s obligations set forth in Sections 5.5 and 5.7(b) of the Coordinating Agreement shall have been satisfied.

     Notwithstanding the failure of any one or more of the foregoing conditions, Seller may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Seller shall be deemed to have waived any such failure and any rights or remedies it may have against Buyer by reason of such failure.

                                  ARTICLE 9.

                                  TERMINATION

     Section 9.1.  Termination.  Anything contained in this Agreement to the
                   -----------
contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

     (a)  by the mutual written consent of Buyer and Seller;

     (b) by Buyer or Seller if the Closing shall not have occurred on or before December 31, 2000 unless: (i) all conditions to Closing have previously been satisfied or waived, and (ii) the Closing has not then occurred solely because the date for Closing specified in Section 3.1 has not yet occurred and unless
                                  -----------
such failure to close is due primarily to the breach by the party seeking termination of its agreements, representations or warranties contained herein;

     (c) by Buyer in the event of any breaches in any material respect by Seller of Seller's agreements, covenants, representations or warranties contained herein, and which Seller has failed to remedy or cure within twenty one (21) days after receipt of notice from Buyer requesting that such breaches be remedied or cured;

     (d) by Seller in the event of any breaches in any material respect by Buyer of Buyer's agreements, covenants, representations or warranties contained herein, which Buyer has failed to remedy or cure within twenty one (21) days after receipt of notice from Seller requesting that such breaches be remedied or cured; or

     (e) by Buyer or Seller if any court shall have issued a Court Order or if any Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

     Section 9.2.  Notice of Termination.  Any party desiring to terminate this
                   ---------------------
Agreement pursuant to Section 9.1 shall give written notice of such termination
                      -----------
to the other parties to this Agreement.

     Section 9.3.  Effect of Termination.  In the event that this Agreement
                   ---------------------
shall be terminated pursuant to this Article 9, all further obligations of the
                                     ---------
parties under this Agreement (other than Sections 11.2, 11.8, and 11.11 of this
                                         -------------  ----      -----
Agreement and Sections 5.2, 5.3 and 5.4 of the Coordinating Agreement) shall be
              ------------  ---     ---
terminated without further liability of any party to the other, provided that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

                                  ARTICLE 10.

                             EXCLUSIVITY OF REMEDY

     Section 10.1.  Indemnification by Seller.  Seller's sole and exclusive
                    -------------------------
indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

     Section 10.2.  Indemnification by Buyer.  Buyer's sole and exclusive
                    ------------------------
indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

     Section 10.3.  Exclusivity of Remedy.  Except as provided in Section 9.3,
                    ---------------------                         -----------
with respect to any breach by either party of its representations, warranties, covenants, or agreements in this Agreement, the respective Buyer or Seller Ancillary Agreements, or the ROW Agreements and the transactions contemplated hereby and thereby, the sole and exclusive remedy of the other party (in contract, tort, for contribution, under Requirements of Law, or otherwise) shall be the indemnification provided in the Coordinating Agreement. In view of this exclusivity of remedy provision, Buyer and Seller covenant and agree for themselves and their respective Affiliates that they will not bring, maintain, join or prosecute any Action or other proceeding against the other or its Affiliates for breach of this Agreement or indemnity therefor except as provided in the Coordinating Agreement.

                                  ARTICLE 11.

                              GENERAL PROVISIONS

     Section 11.1.  Notices.  Any notice, request, instruction or other
                    -------
document to be given hereunder shall be in writing and: (a) delivered personally; (b) sent by reputable overnight courier; or (c) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by reputable overnight courier, at the time sent, or
(z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

     If to Seller, to:

     Pacific Dunlop Limited
     Level 41
     101 Collins Street
     Melbourne, Victoria 3000
     Australia
     Attention: Managing Director
     Facsimile: 613-9270-7634

     with a copy to:

     Gardner, Carton & Douglas
     321 N. Clark Street
     Suite 3400
     Chicago, Illinois 60610
     United States of America
     Attention: Mr. Robert J. Wilczek
     Facsimile: 1-312-644-3381

     If to Buyer, to:

     c/o Exide Corporation
     2901 Hubbard Road
     Ann Arbor, MI 48105
     Attention: General Counsel
     Facsimile: (734) 827-2575
     United States of America

     with a copy to:

     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, Illinois 60601
     Attention: Mr. Carter W. Emerson, P.C.
     Facsimile: 312-861-2200

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 11.1.
                                                               ------------

     Section 11.2.  Confidential Information.  Each party agrees that it will
                    -------------------
treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic Confidential Information which have been furnished in connection therewith. Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors, or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any Confidential Information related to GNB. The Seller shall not at any time after the Closing disclose any Confidential Information relating to GNB. The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) as to which such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

     Section 11.3.  No Public Announcement.  Neither Buyer nor Seller shall,
                    ----------------------
without the approval of the other party, issue any press release or other public announcement concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, either party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent that such party or its Affiliates shall be so obligated by law, or to comply with accounting, U.S. Securities and Exchange Commission, New York Stock Exchange or Australian Stock Exchange disclosure obligations, provided that such party shall be obligated to give the other party prior notice of such press release or other public announcement if prior notice is commercially feasible.

     Section 11.4.  Entire Agreement; Amendments.  This Agreement, the
                    ----------------------------
Coordinating Agreement, and the Exhibits and Schedules referred to herein and therein and the Buyer Ancillary Agreements and the Seller Ancillary Agreements contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     Section 11.5.  Successors and Assigns.
                    ----------------------

     (a) The rights of each party under this Agreement and the Coordinating Agreement shall not be assignable without the written consent of the other party; provided, however, that no such assignment shall relieve the assigning party from any of its duties or obligations under this Agreement or the Coordinating Agreement.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.5 any right, remedy, benefit or claim under or
     ------------
by reason of this Agreement.

     Section 11.6.  Interpretation.
                    --------------

     (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

     (b) This Agreement and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

     Section 11.7.  Waivers.  Any term or provision of this Agreement may be
                    -------
waived, or the time for its performance may be extended, pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Subject to Sections 8.1 and 8.2, the failure of any party hereto to
                        ------------     ---
enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 11.8.  Expenses.  Subject to the provisions of the Coordinating
                    --------
Agreement or the ROW Agreements, regardless of whether the transactions provided for in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants. Neither GNB nor the Business has borne and will not bear any such costs or expenses.

     Section 11.9.  Partial Invalidity.  Wherever possible, each provision
                    -----------
hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     Section 11.10. Execution in Counterparts.  This Agreement may be executed
                    -------------------------
in one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

     Section 11.11. Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the internal laws of the State of Illinois, USA, without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

     Section 11.12. Further Assurances and Cooperation.
                    ----------------------------------

     (a) From and after the date of this Agreement, upon the request of either Seller or Buyer or any of their respective Affiliates, the other party and its Affiliates shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     (b) After the Closing, on reasonable advance notice, Buyer shall cause GNB to provide Seller, Seller's Affiliates and any advisor retained by Seller or its Affiliates with reasonable access to the management and properties, and books, records, and documents (which were in existence on the Closing) of GNB, during normal business hours and in a manner which does not unreasonably interfere with the business of GNB, for any reasonable purpose including, but not limited to, the fulfilment of Seller's responsibilities under Section 4.1(a) of the Coordinating Agreement, the enforcement of Seller's and its Affiliates' rights under Article 2 of the Coordinating Agreement and clause (iii) of Section 4.2(a) of the Coordinating Agreement. As reasonably necessary, the Seller, the Seller's Affiliates, and any advisor retained by Seller or its Affiliates shall be entitled to make copies of such books, records and documents at their expense. If Buyer shall desire at any time to dispose of any such books, records or documents, Buyer shall, prior to such disposition, give Seller a reasonable opportunity to segregate and remove such books, records and documents as Seller may select. The obligations of Buyer pursuant to this Section 11.12
                                                      -------------
shall survive the Closing indefinitely.

     Section 11.13. No Reliance.  The provisions of this Agreement are intended
                    -----------
for the sole benefit of Buyer and Seller and shall not inure to the benefit of any other Person, other than successors and permitted assigns of Buyer and Seller, whether as third party or otherwise.

     Section 11.14. Disclosure Schedules.  The Disclosure Schedules are hereby
                    --------------------
incorporated by reference into and made a part of this Agreement. The inclusion of any item in the Disclosure Schedules is intended to qualify the representations and warranties contained in this Agreement, and to set forth other information required by this Agreement. Disclosure of information in any one of the Disclosure Schedules shall be deemed to be a disclosure with respect to every Section of this Agreement notwithstanding the presence or absence of a cross-reference to the Disclosure Schedules under other Sections of this Agreement if the meaning of such disclosure in the context of such other Section is reasonably ascertainable. Disclosure of information in the Disclosure Schedules shall not be deemed to be an admission by Seller that such information is material for the purposes of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.



                              SELLER:

                              PACIFIC DUNLOP HOLDINGS (HONG KONG) LIMITED
                              By its duly appointed attorney:


                              __________________________________________
                              Name:  Martin M. Hudson
                              Title: Attorney in Fact



                              BUYER:

                              EXIDE HOLDING ASIA PTE. LIMITED

                              By its Director duly authorized:

                              Signature:________________________________

                              Name:_____________________________________

                              Title:____________________________________

                           ASSET PURCHASE AGREEMENT

                           Dated as of 28 June 2000

                                    between

                  PACIFIC DUNLOP HOLDINGS (SINGAPORE) PTE LTD
                                   as Seller

                                      and

                        BLUEWALL PTE. LTD to be renamed
                          EXIDE SINGAPORE PTE LIMITED
                                   as Buyer

ARTICLE 1.   DEFINITIONS.............................................    1
  1.1.  Definitions..................................................    1
ARTICLE 2.   PURCHASE AND SALE.......................................    6
  2.1.  Purchased Assets.............................................    6
  2.2.  Excluded Assets..............................................    8
  2.3.  Assumed Liabilities..........................................    8
  2.4.  Excluded Liabilities.........................................    9
  2.5.  Coordinating Agreement.......................................   10
  2.6.  Ownership and Risk...........................................   10
  2.7.  Taxes........................................................   10
  2.8.  Defence of Actions...........................................   10
ARTICLE 3.   PURCHASE PRICE..........................................   11
  3.1.  Purchase Price...............................................   11
  3.2.  Allocation of Purchase Price and Assumed Liabilities.........   11
ARTICLE 4.   CLOSING.................................................   11
  4.1.  Closing......................................................   11
  4.2.  Documents to be delivered to Buyer...........................   11
  4.3.  Documents to be Delivered to Seller..........................   13
  4.4.  Form of Documents............................................   13
ARTICLE 5.   REPRESENTATIONS AND WARRANTIES OF SELLER................   13
  5.1.  Organization.................................................   13
  5.2.  Power and Authority; Agreement Binding.......................   14
  5.3.  Absence of Conflicts.........................................   14
  5.4.  No Litigation................................................   14
  5.5.  No Violation.................................................   15
  5.6.  Operations Since June 30, 1999...............................   15
  5.7.  Taxes........................................................   17
  5.8.  Title to Assets..............................................   17
  5.9.  Real Property................................................   17
  5.10. Personal Property............................................   18
  5.11. Personal Property Leases.....................................   18
  5.12. Governmental Permits.........................................   18
  5.13. Intellectual Property........................................   18
  5.14. Employees....................................................   19
  5.15. Central Provident Fund Contributions.........................   19
  5.16. Contracts....................................................   20
  5.17. Status of Contracts..........................................   20
  5.18. Environmental Matters........................................   21
  5.19. Insurance....................................................   23
  5.20. Product Warranties...........................................   23
  5.21. No Advisor...................................................   23
  5.22. Accounts and Records.........................................   23
  5.23. No Misrepresentation.........................................   23
  5.24. Purchased Assets.............................................   24
  5.25. Material Consents............................................   24

  5.26. Powers of Attorney...........................................   24
ARTICLE 6.   REPRESENTATIONS AND WARRANTIES OF BUYER.................   24
  6.1.  Organization.................................................   24
  6.2.  Power and Authority..........................................   24
  6.3.  Agreement Binding............................................   25
  6.4.  Absence of Conflicts.........................................   25
  6.5.  No Litigation................................................   25
  6.6.  No Advisor...................................................   26
  6.7.  No Misrepresentation.........................................   26
ARTICLE 7.   ACTION PRIOR TO THE CLOSING DATE........................   26
  7.1.  Preserve Accuracy of Representations and Warranties..........   26
  7.2.  Consents of Third Parties, Governmental Approvals............   26
  7.3.  Operations Prior to the Closing Date.........................   28
  7.4.  Intercompany Agreements......................................   29
  7.5.  Notification of Changes......................................   29
  7.6.  Changes to Employment Conditions.............................   29
  7.7.  General......................................................   29
ARTICLE 8.   CONDITIONS TO CLOSING...................................   29
  8.1.  Conditions to the Obligations of the Buyer...................   29
  8.2.  Conditions to the Obligations of Seller......................   31
ARTICLE 9.   ADDITIONAL AGREEMENT OF THE PARTIES.....................   32
  9.1.  Taxes........................................................   32
  9.2.  Employees and Employee Benefit Plans.........................   34
  9.3.  Post-Closing Remittances.....................................   35
  9.4.  Insurance....................................................   35
ARTICLE 10.  TERMINATION.............................................   36
  10.1. Termination..................................................   36
  10.2. Notice of Termination........................................   36
  10.3. Effect of Termination........................................   36
ARTICLE 11.  EXCLUSIVITY OF REMEDY...................................   37
  11.1. Indemnification by Seller....................................   37
  11.2. Indemnification by Buyer.....................................   37
  11.3. Exclusivity of Remedy........................................   37
ARTICLE 12.  GENERAL PROVISIONS......................................   37
  12.1. Notices......................................................   37
  12.2. Confidential Information.....................................   39
  12.3. No Public Announcement.......................................   39
  12.4. Entire Agreement; Amendments.................................   39
  12.5. Successors and Assigns.......................................   40
  12.6. Interpretation...............................................   40
  12.7. Waivers......................................................   40
  12.8. Expenses.....................................................   41
  12.9. Partial Invalidity...........................................   41
  12.10.Execution in Counterparts....................................   41
  12.11.Governing Law................................................   41

  12.12.  Further Assurances and Cooperation.........................   41
  12.13.  No Reliance................................................   42
  12.14.  Disclosure Schedules.......................................   42

EXHIBITS

  Exhibit A  Allocation of Purchase Price and Assumed Liabilities


SCHEDULES

  1.1          Material Consents and Permitted Encumbrance
  3.2          Purchase Price Allocation
  5.1          Organization
  5.3          Absence of Conflicts
  5.4          No Litigation
  5.5          No Violation
  5.6(A)       Operations Since June 30, 1999
  5.6(B)       Operations Since June 30, 1999
  5.7          Taxes
  5.8          Title to Assets
  5.9          Real Property
  5.10         Personal Property
  5.11         Personal Property Leases
  5.12(A)      Governmental Permits
  5.12(B)      Governmental Permits
  5.13(A)      Intellectual Property
  5.13(B)      Intellectual Property
  5.13(C)      Intellectual Property
  5.14(A)      Employees
  5.14(B)      Employees
  5.16(A)      Contracts
  5.17         Status of Contracts
  5.18(A)      Environmental Matters
  5.18(B)      Environmental Matters
  5.18(C)      Environmental Matters
  5.18(D)      Environmental Matters
  5.18(E)      Environmental Matters
  5.18(F)      Environmental Matters
  5.18(G)      Environmental Matters
  5.18(J)      Environmental Matters
  5.19         Insurance
  5.20         Product Warranties
  7.2(b)(1)    Consents of Third Parties, Governmental Approvals
  7.3          Operations Prior to the Closing Date

  7.4          Intercompany Agreements

                           ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of 28 June 2000 (the "Agreement") is executed by and among:

PACIFIC DUNLOP HOLDINGS (SINGAPORE) PTE LTD, a company incorporated in the Republic of Singapore, having its registered address at 6 Loyang Way 1, Singapore 508704 (the "Seller"); and BLUEWALL PTE. LTD TO BE RENAMED EXIDE SINGAPORE PTE LIMITED a company incorporated in Singapore, registered number 200001442E and having its registered office at 9 Raffles Place, Republic Plaza #34-00, Singapore 048619 (the "Buyer").

WHEREAS, Seller is engaged in the business of assembling, distributing and selling industrial batteries in Singapore at and from various locations owned by Seller or third parties (the "Business"); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Business and substantially all of the assets and properties owned by the Seller and used exclusively in relation to the Business, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer and Seller agree as follows:

                                  ARTICLE 1.
                                  DEFINITIONS


1.1. Definitions
     -----------

     In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the
                         -----------
     singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Action" means any lawsuit, arbitration or regulatory governmental or other proceeding or investigation, whether at law or in equity.

     "Adjoining Properties" shall mean all sites or locations other than the Leased Real Property or the PRP Sites to which Contaminants have migrated from the Leased Real Property through air, soil, surface water or groundwater.

     "Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person.

     "Agreement" has the meaning specified in the first paragraph of this Agreement.

     "Assumed Liabilities" has the meaning specified in Section 2.3.

     "Balance Sheets" means the balance sheets that are part of the Financial Statements.

     "Business" has the meaning specified in the second paragraph of this Agreement.

     "Business Day" means a day other than Saturday, Sunday or a day on which United States national banks are closed.

     "Buyer" has the meaning specified in the first paragraph of this Agreement.

     "Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement.

     "Closing"' has the meaning specified in Section 4.1.

     "Closing Date" has the meaning specified in Section 4.1.

     "Confidential Information" has the meaning specified in Section 12.2.

     "Contaminant" means a solid, liquid, gas, odour, heat, sound, vibration, radiation or substance which makes or may make the Leased Real Property or the surrounding Environment:

     (a)  unsafe or unfit for habitation or occupation by persons or animals;

     (b)  degraded in its capacity to support plant life;

     (c)  otherwise Environmentally degraded; or

     (d)  do not comply with any Environmental Law.

     "Contractor" means all persons, other than Seller Employees who have performed or currently perform work for Seller under any current contract.

     "Contractor Entitlements" means any remuneration, compensation or benefits payable by Seller to or on behalf of or in respect of Contractors.

     "Coordinating Agreement" means that certain Coordinating Agreement dated as of 9 May 2000, between Pacific Dunlop Holdings (USA) Inc., and Exide Corporation, as amended and supplemented from time to time.

     "Court Order" means any judgment, order, award or decree of any foreign, federal, state or local court or tribunal or governmental agencies and any award in any arbitration proceeding.

     "Deemed Transferring Employees" means a Seller Employee who is an Employee as defined in the Employment Act.

     "Disclosure Schedules" means the Disclosure Schedules dated 12 June 2000, as modified pursuant to Section 5.7 of the Coordinating Agreement.

     "Employment Act" means the Employment Act, Chapter 91 of Singapore.

     "Employment Benefit" means all wages, salary, remuneration, compensation and benefits payable by Seller to or on behalf of or in respect of Seller Employees.

     "Employee Leave Benefit" means annual leave, long service leave and sick leave.

     "Encumbrance" means any lien, charge, security interest, mortgage, pledge, power of sale, easement, encroachment, covenant, restriction on transfer or other restriction on or defect in title or other encumbrances.

     "Environment" means the physical factors of the surroundings of human beings including, without limitation, the land, air, waters, atmosphere, climate, sound, odours, taste and the biological factors of those surroundings such as plants, animals and other forms of life.

     "Environmental Law" means all Requirements of Law relating to pollution or the regulation and protection of human health or the Environment, including without limitation, those regarding or relating to emissions, discharges, Releases or threatened Releases of Contaminants or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Contaminants.

     "Excluded Assets" has the meaning specified in Section 2.2.

     "Excluded Liabilities" has the meaning specified in Section 2.4.

     "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action or overtly threatened Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

     "Final Closing Date Balance Sheet" has the meaning specified in the Coordinating Agreement.

     "Financial Statements" has the meaning specified in the Coordinating Agreement.

     "Governmental Body" means any Singapore, foreign, state or local governmental authority, agency, or regulatory body.

     "Governmental Permits" has the meaning specified in Section 5.12(a).

     "Intellectual Property" has the meaning specified in Section 2.1(e).

     "Intellectual Property Transfer/License Documents" has the meaning specified in Section 4.2(e).

     "Intercompany Agreements" means agreements between Seller and an Affiliate of Seller in connection with the Business.

     "Knowledge of the Seller" or similar phrases means matters actually known to Thomas Minner, Thomas Smith, Thomas O'Hare, Mitchell Bregman, Barbara Hatcher or Henry Lau.

     "Knowledge of the Seller Regarding Environmental Matters" or similar phrases means matters actually known to Barbara Hatcher or Henry Lau.

     "Leased Real Property" has the meaning specified in Section 5.9(a).

     "Losses" means losses, obligations, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

     "March 31, 2000 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

     "Material Adverse Effect" means any event, occurrence or condition (other than as a result of general economic conditions or events or conditions affecting the automotive and industrial battery industry as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results of operations, Business, or operations of the Business, taken as a whole.

     "Material Consents" means those consents set forth on Schedule 1.1.

     "Permitted Encumbrances" means the Encumbrances specifically set forth in
     Schedule 1.1 hereto.

     "Person" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "Principal US Agreement" means the Stock Purchase Agreement With Respect To Pacific Dunlop GNB Corporation dated May 9, 2000 between Pacific Dunlop Holdings (USA) Inc., as Seller; and Exide Corporation, as Buyer, as amended and supplemented from time to time.

     "PRP Sites" shall mean all sites (other than the Real Property and the Adjoining Properties) with respect to which Seller, or any of its successors or assignees have or may have liability under any Environmental Law.

     "Purchase Price" has the meaning specified in Section 3.1.

     "Purchased Assets" has the meaning specified in Section 2.1.

     "Receivables" has the meaning specified in Section 2.1(d).

     "Release" includes any and all spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing and any other means by which a substance may be introduced into or travel through the Environment.

     "Remedial Action" shall include all actions required by a Court order or otherwise by a Governmental Body to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Contaminants; (ii) prevent or minimise the Release or threatened Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and undertake post-remedial investigation, monitoring, operation and maintenance.

     "Requirements of Law" means any foreign, federal, state or local law, statute, regulation, code or ordinance of any Governmental Body currently in effect applicable to the operation of the Business.

     "ROW Agreements" has the meaning specified in the Coordinating Agreement.

     "Seller" means the party specified in the first paragraph of this Agreement on the basis that the party's rights and obligations under this Agreement are strictly limited to those of the Purchased Assets in which it has an interest and those Assumed Liabilities and Seller Employees referrable to it.

     "Seller Agreements" has the meaning specified in Section 5.17.

     "Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by the Seller under this Agreement.

     "Seller Employees" has the meaning specified in Section 9.2(a).

     "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, capital gains, capital, property, sales, use, transfer, license, excise, premium, lease, estimated, environmental, registration, value added, stamp, real property, franchise, employment, payroll, wage, withholding or minimum tax, ad valorem, or customs duty and any other similar taxes or governmental charges, fees, levies, assessments or liabilities of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and includes any interest, penalty or fine, or addition to tax imposed by any Governmental Body.

     "Tax Return" means any return, report, computations and notices or similar statement required to be filed with respect to any Taxes (including any attached schedules) including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     "Transferring Employee" means any Deemed Transferring Employee or any Seller Employee who accepts the Buyer's offer of employment under Section 9.2(c).

                                  ARTICLE 2.
                               PURCHASE AND SALE


2.1. Purchased Assets
     ----------------

     Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of the rights, assets and properties of Seller of every kind and description used in, consumed by or otherwise relating exclusively to the Business, wherever located, real, personal or mixed, tangible or intangible as such assets shall exist on the Closing Date, including such assets reflected in the Final Closing Date Balance Sheet, but excluding the Excluded Assets (herein collectively called the "Purchased Assets"). The Purchased Assets shall include, without limitation, all of the Seller's right, title and interest in and to:

     (a)  Real Property. Subject to Section 7.2(b), all interest in the Leased
          -------------
          Real Property (if any) occupied by Seller exclusively in relation to the Business, including all fixtures attached thereto;

     (b)  Machinery and Equipment. All machinery and equipment, including
          -----------------------
          machines, data processing hardware and software, vehicles, furniture, fixtures, capital expenditures in process, tools, dies, moulds, and similar tangible personal property, and all interest in any such personal property leased from third parties owned or used by the Seller exclusively in relation to the Business, including specifically, but without limitation, those items listed and described in Schedule 5.10 and Schedule 5.11;

     (c)  Inventory. All inventories owned by the Seller exclusively in relation
          ---------
          to the Business consisting of raw materials, work in progress and finished goods and supplies as the same may exist on the Closing Date, including goods in transit and stock ordered by and paid for by the Seller prior to the Closing Date but not received by the Closing Date;

     (d)  Receivables. All notes, trade and other accounts receivable owed to
          -----------
          the Seller exclusively in relation to the Business as the same may exist on the Closing Date (the "Receivables");

     (e)  Proprietary Rights. All patents, patent applications, patent
          ------------------
          disclosures and inventions; trademarks, service marks, logos, trade dress, designs, trade names, business names and any applications to register any of the foregoing; copyrights and copyright registrations, trade secrets, know-how and confidential business information, computer software, data or documentation, and other proprietary rights or any licences to and from any Person with respect to any of the foregoing developed by or for Seller exclusively in relation to the Business or employed or utilized by the Seller exclusively in the conduct of the Business, and all other intellectual, industrial, proprietary information, rights and interests (including common law rights and interests) employed or utilized by the Seller exclusively in the conduct of the Business including, without limitation, those items listed in Schedule 5.13(A) (the "Intellectual Property");

     (f)  Executory Agreements. The rights of Seller to the extent such rights
          --------------------
          relate exclusively to the Business under any executory agreement to which Seller is a party in relation to the Business (excluding any agreement giving rise to an Excluded Liability) including, without limitation, those listed or described on Schedule 5.16(A), and the following, if any: any distribution agreement, licence agreement, promissory note, guarantee, loan agreement, security agreement, indemnity agreement, subordination agreement, indenture, mortgage, lease (whether or not capitalized and including, without limitation, those listed in Schedule 5.11), conditional sale or title retention agreement, any purchase order or contract with any customer or supplier of Seller relating exclusively to the Business to the extent that such purchase order or contract is not fulfilled by Seller on the Closing Date;

     (g)  Certain Rights of Seller. All claims, rights and causes of action of
          ------------------------
          Seller against third Persons relating exclusively to the Business, including without limitation, the proceeding by Seller against JRC Tenaga Sdn Bhd in the Johor Bahru Sessions Court, and including claims, rights and causes of action against third Persons arising under warranties from vendors and others;

     (h)  Books and Records. Except as specified in Section 2.2(g), all Seller's
          -----------------
          books and records relating exclusively to the Business (including all data and other information stored on discs, hard drives, tapes or other media) including, without limitation, employee records and copies of those books and records, to the extent they relate to the Business, except for those books and records which the Seller is required by law to retain;

     (i)  Government Permits. All Governmental Permits held by the Seller in
          ------------------
          relation to the Business, including those listed in Schedule 5.12(A) or Schedule 5.18(B); and

     (j)  Other Assets. All other rights, assets and properties of Seller
          ------------
          relating exclusively to the Business, except for Excluded Assets, whether real, personal, tangible, intangible or mixed, including books, records and files (including all personnel files), any prepaid expenses, and any utility deposits, all except as specifically excluded in Section 2.2.

2.2. Excluded Assets
     ---------------

     Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

     (a)  Cash. All cash, cash equivalents, bank accounts, certificates of
          ----
          deposit, investment securities, commercial paper and any other marketable securities or similar investments of Seller;

     (b)  Corporate Records. All corporate minute books and stock transfer books
          -----------------
          and the corporate seals of Seller;

     (c)  Taxes.  All refunds of any Taxes paid by the Seller, and all Tax
          -----
          records and Tax Returns with respect to periods ending on or before the Closing Date, and all claims for Taxes paid by the Seller;

     (d)  Certain Rights of Seller. All agreements and all claims, rights and
          ------------------------
          causes of action relating to Excluded Assets or relating to liabilities and obligations not included in Assumed Liabilities;

     (e)  Intercompany Loans. Any liabilities or obligations owing to Seller by
          ------------------
          any Affiliate of Seller that are not effectively eliminated by means of intercompany adjustments effected in connection with the preparation of the Final Closing Balance Sheet and the audit performed in connection therewith;

     (f)  Insurance.  All business insurance policies of Seller and all rights
          ---------
          thereunder; and

     (g)  Books and Records. All books and records relating to any of the
          -----------------
          foregoing and originals of all other books and records which the Seller is required by law to retain.

2.3. Assumed Liabilities
     -------------------

     On and from the Closing Date, Buyer shall assume and agree to discharge and shall keep the Seller indemnified against the following obligations and liabilities of Seller relating to the Business:

     (a)  Ordinary Course Liabilities. The current liabilities of Seller
          ---------------------------
          relating to the Business or the Purchased Assets as of the Closing Date to the extent provided for in the Final Closing Date Balance Sheet;

     (b)  Executory Contracts. Liabilities, obligations, and commitments of
          -------------------
          Seller arising under the Seller Agreements, and all other contracts, agreements, or commitments entered into in the ordinary course of business to which Seller is a party in relation to the Business or by which it or any of the Purchased Assets is bound that is not required to be set forth on any Schedule to this Agreement;

     (c)  Sales Orders. All liabilities, obligations and commitments with
          ------------
          respect to sales orders placed with Seller in the ordinary course of business of the Business to the extent such orders have not been fulfilled as of the Closing Date;

     (d)  Product Warranties.  All obligations of Seller pursuant to product or
          ------------------
          service guarantees or warranties (whether express or implied) or under Seller's product return policies given in the ordinary course of business of the Business by Seller including, without limitation, all liabilities and obligations for product returns (regardless of whether such products were sold before or after the Closing Date);

     (e)  Employees.  Employee Leave Benefits and other entitlements due post
          ---------
          Closing;

     (f)  Actions. Liabilities arising from the Actions referenced in the
          -------
          Disclosure Schedules and Expenses relating to such Actions; and

     (g)  Environmental Liabilities. All costs and liabilities of whatever
          -------------------------
          nature arising from or relating to matters disclosed in Schedule 5.18 of the Disclosure Schedules.

     All of the foregoing liabilities and obligations to be assumed by Buyer hereunder are referred to herein as the "Assumed Liabilities".

2.4. Excluded Liabilities
     --------------------

     Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of Seller other than the Assumed Liabilities (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities"). The Excluded Liabilities include:

     (a)  Taxes. Any Taxes levied against Seller on or prior to the Closing Date
          -----
          or subsequent to the Closing Date but relating to periods ending on or prior to the Closing Date, but only insofar as such Taxes have not been reflected or reserved against in the Final Closing Date Balance Sheet;

     (b)  Intercompany Loans. Any liabilities or obligations owing to any
          ------------------
          Affiliate of Seller that are not effectively eliminated by means of intercompany adjustments effected in connection with the preparation of the Final Closing Date Balance Sheet and the audit performed in connection therewith; and

     (c)  Excluded Assets. Liabilities or obligations in respect of Excluded
          ---------------
          Assets.

2.5. Coordinating Agreement
     ----------------------

     The parties agree that nothing in this Agreement is intended to exclude, or reduce the operation or effect of, the indemnities and limitations contained in Article 4 of the Coordinating Agreement.

2.6. Ownership and Risk
     ------------------

     Until Closing, the Seller remains the owner of and bears all risks in connection with the Business and Purchased Assets and Assumed Liabilities. On Closing, property in and risk of the Business and the Purchased Assets and Assumed Liabilities passes to the Buyer.

2.7. Taxes
     -----

     On and from the Closing Date, Buyer agrees to discharge, in accordance with
     Section 9.1(b), and shall keep the Seller indemnified against all current liabilities for Taxes to the extent reflected or reserved against in the Final Closing Date Balance Sheet.

2.8. Defence of Actions
     ------------------

     In relation to each of the Actions referred to in Section 2.3(f), the Seller must, using resources provided by the Buyer and subject to it being indemnified by the Buyer against all costs, claims, liabilities and expenses suffered or incurred by the Seller:

     (a) use its best endeavours to conduct the Action in all respects in accordance with the lawful and proper instructions and directions of the Buyer and must promptly take all lawful and proper action (including execution, lodgment and service of documents and correspondence) required by the Buyer to avoid, defend, compromise or settle the Action;

     (b)  not do any act other than as instructed or directed by the Buyer; and

     (c) provide the Buyer and its representatives and advisors at all times with full and free access (with the right to take copies) of all documents and correspondence relevant to the Action.

                                  ARTICLE 3.
                                PURCHASE PRICE

3.1. Purchase Price
     --------------

     The purchase price (the "Purchase Price") shall be equal to One Million Nine Hundred Thirty Four Thousand United States dollars (US$1,934,000) (subject to the adjustments provided for in the Coordinating Agreement). At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to such bank account as Seller shall direct in writing. After Closing, the Purchase Price shall be adjusted pursuant to the Coordinating Agreement.

3.2. Allocation of Purchase Price and Assumed Liabilities
     ----------------------------------------------------

     The Purchase Price and the value of the Assumed Liabilities shall be allocated among the Purchased Assets as set forth in Exhibit A, attached
                                                          ---------
     hereto (subject to the adjustments provided for in the Coordinating Agreement). The parties agree that the allocation set forth on Exhibit A,
                                                                     ----------
     as amended and re-issued pursuant to the Coordinating Agreement will be used by them and respected for all purposes, including income tax purposes, and that the parties shall follow such allocation for all reporting purposes.

                                  ARTICLE 4.
                                    CLOSING


4.1. Closing
     -------

     The closing of the purchase and sale of the Purchased Assets (the "Closing") shall be consummated at 10:00 a.m. Chicago time on the last business day of the month in which the last of the conditions specified in
     Article 8 is satisfied or waived, at the offices of Gardner, Carton & Douglas at 321 North Clark Street, in Chicago, Illinois, or at such other time or place as shall be agreed upon by Buyer and Seller. Notwithstanding the foregoing, if the date upon which the last of the conditions specified in Article 8 is satisfied or waived is 5 (or fewer) Business Days before the last day of the month, then the Closing shall be consummated on the fifth (5/th/) Business Day following the date on which the last of such conditions were satisfied or waived, or such other date as may be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date". The Closing shall be effective as of the close of business on the Closing Date.

4.2. Documents to be delivered to Buyer
     ----------------------------------

     At the Closing, Seller shall deliver or cause to be delivered to Buyer:

     (a) a certificate of Seller in a form reasonably satisfactory to Buyer certifying as to the accuracy of the Seller's representations and warranties at and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing;

     (b) a certificate of the secretary or an assistant secretary of Seller in a form reasonably satisfactory to Buyer dated the Closing Date, certifying as to: (i) Seller's Memorandum and Articles of Association;
          (ii) the resolutions of Seller's board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iii) incumbency and signatures of the officers executing this Agreement and any Seller Ancillary Agreement;

     (c) transfer of ownership and registration forms for any vehicles and any documents necessary to transfer title to other equipment included in the Purchased Assets;

     (d) all Material Consents (it being expressly understood that Seller shall have no obligation to deliver to Buyer any consents other than the Material Consents) and all assignments of other agreements which have been obtained by the Closing Date provided always that it is agreed that any foreign exchange hedging contracts and letters of credit are not to be transferred to the Buyer which must make its own arrangement in respect of the matters concerned with effect from Closing;

     (e) documentation sufficient to convey by transfer or licence Intellectual Property to Buyer from Seller and its Affiliates (the "Intellectual Property Transfer/Licence Documents");

     (f) the relevant prescribed form (Form D) notifying the Registry of Businesses of the change of the proprietor(s) for all business names included in the Purchased Assets;

     (g) subject to Section 7.2, all necessary documents of title, transfer documents (including registerable transfers, deeds of discharge of Encumbrances and deeds of assignment, as the case may be), licences and any other documents that may be necessary to transfer ownership of the Business, the Purchased Assets and the Assumed Liabilities to Buyer or to permit Buyer to continue to operate the Business uninterrupted after the Closing;

     (h) those of the Purchased Assets capable of transfer by delivery, the title to which shall pass to the Buyer on delivery;

     (i)  originals or counterparts of all written agreements referred to in
          Section 2.1(f) and other documents connected with the Business;

     (j) all of the books, records, files and other relevant information including all electronically stored information and documents relating to the Business, the Purchased Assets and the Assumed Liabilities including lists of customers, suppliers, employees, agents and distributors; and

(k) such other certificates and documents as Buyer or its counsel may reasonably request to effect a transfer of the Purchased Assets.

4.3. Documents to be Delivered to Seller
     -----------------------------------

     At the Closing, Buyer shall, in addition to the payment under Section 3.1 above, deliver to Seller:

     (a) a certificate of Buyer in a form reasonably satisfactory to Seller certifying as to the accuracy of the Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing;

     (b) a certificate of the secretary or an assistant secretary of Buyer in a form reasonably satisfactory to Seller, dated the Closing Date, certifying as to: (i) Buyer's Memorandum and Articles of Association;
          (ii) the resolutions of Buyer's board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iii) incumbency and signatures of the officers executing this Agreement and any Buyer Ancillary Agreement; and

     (c) such other certificates and documents as Seller or its counsel may reasonably request to effect closing of this transaction.

4.4. Form of Documents
     -----------------

     The documents and instruments referred to in Sections 4.2 and 4.3 shall be satisfactory, as to form, to counsel for the party to whom they are delivered.


                                  ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF SELLER


Seller represents and warrants to Buyer as follows:

5.1. Organization
     ------------

     Seller is a corporation duly organized, validly existing and is duly authorised under the laws of Singapore. Seller is not in violation of any provision of its Memorandum and Articles of Association. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions specified in Schedule 5.1. Seller is not required in relation to the Business to be qualified or licensed to do business as a foreign corporation in any jurisdiction other than those specified in Schedule 5.1, except for those jurisdictions where the failure to so qualify is not likely to have a Material Adverse Effect or hinder or impair the ability of Seller to consummate the transactions contemplated by this Agreement or the Seller Ancillary Agreements.

5.2. Power and Authority; Agreement Binding
     --------------------------------------

     Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements and to perform its obligations hereunder and thereunder, to own or hold under lease its properties and assets, to carry on the Business as currently conducted, and to operate the properties and assets now being operated by it in relation to the Business. Seller's execution of this Agreement has been duly authorized and approved by all necessary corporate action. This Agreement has been, and the Seller Ancillary Agreements will be, duly executed and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, is and will be the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

5.3. Absence of Conflicts
     --------------------

     Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not:

     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the creation or imposition or crystallisation of any Encumbrance upon the Purchased Assets or Assumed Liabilities under:
          (i) any note, instrument, contract, agreement, mortgage, indenture, lease, licence or franchise to which Seller or any Affiliate of Seller is a party or by which it or any of the assets is bound; (ii) any Court Order; or (iii) any Requirements of Law; except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or hinder or impair the consummation of the transactions contemplated hereby or by the Seller Ancillary Agreements; or

     (b) require the approval, consent, authorization or act of, or the making by Seller of any declaration, notification, filing or registration with any Person, except as contemplated in Section 7.2 and otherwise, except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or materially hinder or impair the consummation of the transactions contemplated hereby and thereby.

5.4. No Litigation
     -------------

     Except as set forth in Schedule 5.4, there is no Action pending or, to the Knowledge of the Seller, threatened against Seller in relation to the Business and there has not been, to the Knowledge of the Seller, any claim asserted by any person that could lead to an Action.

     The Seller is not, in relation to the Business, subject to any currently pending Court Order. Except as set forth in Schedule 5.4, to the Knowledge of the Seller, there is no Action pending or threatened against any officer or director of Seller arising out of his or her service in connection with the Business.

5.5. No Violation
     ------------

     Except as set forth in Schedule 5.5, Seller has complied and is in compliance with all Court Orders and Requirements of Law which are applicable to Seller in relation to the Business, except for such Requirements of Law as to which noncompliance is not likely to have a Material Adverse Effect.

5.6. Operations Since June 30, 1999
     ------------------------------

     (a) Except as set forth in Schedule 5.6(A), or except as reflected in the March 31, 2000 Balance Sheet since June 30, 1999, there has been no material adverse change in the Business or Purchased Assets or Assumed Liabilities, taken as a whole. The termination of any Intercompany Agreement not listed on Schedule 7.4 will not have a Material Adverse Effect.

     (b) Except as set forth in Schedule 5.6(B), or except as reflected in the March 31, 2000 Balance Sheet, since June 30, 1999, Seller has conducted the Business only in the ordinary course. Specifically, since June 30, 1999, except as set forth in Schedule 5.6(B), Seller has not in relation to the Business:

          (i)    made any material change in operations;

          (ii) made any capital expenditure or entered into any contract or commitment therefor in excess of the capital expenditures disclosed in the "Fiscal Year 2000 Open Sanction Summary" attached to Schedule 5.7(B) to the Principal US Agreement;

          (iii) sold, leased (as lessor), transferred or otherwise disposed of, or imposed or suffered to be imposed any Encumbrance on, any of the Purchased Assets, except for inventory and other personal property sold, leased or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;

          (iv) cancelled any debts owed to or claims held (including the settlement of any Action) other than in the ordinary course of business consistent with past practice;

          (v) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any finance lease obligations or guaranteed any such indebtedness or leases of others or made any loans other than in the ordinary course of business consistent with past practice;

          (vi) written off as uncollectible or accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice;

          (vii) delayed or accelerated payment of any accounts payable or other liabilities of Seller beyond or in advance of their due date or the date when such liabilities would have been paid other than in the ordinary course of business consistent with past practice;

          (viii) made any increase in the current wages, bonuses and benefits of its employees (other than any increases made in the ordinary course of business consistent with past practice);

          (ix) entered into or, except as set forth in Schedule 5.14(A), amended any employment, severance or similar agreement or arrangement or made any increases in the current wages, bonuses and benefits of its employees (other than any increases made in the ordinary course of business consistent with past practice);

          (x) waived any rights or settled any claims, except for such waivers or settlements granted or entered into in the ordinary course of business;

          (xi)   made any change in any method of accounting;

          (xii) suffered or incurred any damage, destruction, fire, explosion, accident, flood or other casualty, loss or act of God (whether or not covered by insurance) to any material operating asset or group of operating assets;

          (xiii) entered into or amended any purchase or sale contract outside the ordinary course of business;

          (xiv) suffered any amendment, termination, suspension or revocation of any Governmental Permit;

          (xv) joined any new or amended or modified any already existing superannuation fund applicable to the Employees;

          (xvi)  amended its memorandum or articles of association;

          (xvii) manufactured inventory in excess of its expected need; or

          (xviii) where applicable, agreed to do any of the foregoing.

5.7. Taxes
     -----

     Except as set forth in Schedule 5.7:

     (a) Seller has accurately prepared and timely filed (including all extensions) all Tax Returns to the extent they relate to the Business.

     (b) All such Tax Returns have been prepared in compliance with applicable Requirements of Law, to the extent they relate to the Business, are true and correct and properly reflect the Taxes due for the periods covered thereby.

     (c)  All Taxes due and payable by Seller have been properly paid.

     (d) Seller has not in relation to the Business waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect nor requested or been granted an extension of time for filing any Tax Return which has not yet been filed.

     (e) There are no material elections, consents or agreements in relation to the Business with tax authorities other than those reflected on tax forms filed with tax authorities.

5.8. Title to Assets
     ---------------

     Seller is the exclusive and absolute owner and has good title to or a valid leasehold interest in, all of the personal property included in the Purchased Assets free and clear of all Encumbrances, except for: (a) Permitted Encumbrances; (b) the lien of current taxes not yet due and payable, and (c) other exceptions disclosed in Schedule 5.8. Except as disclosed in Schedule 5.8, the personal property included in the Purchased Assets is usable in the ordinary course of business of the Business and conforms to all Requirements of Law relating to its construction, use and operation, except where such nonconformity is not likely to have a Material Adverse Effect.

5.9. Real Property
     -------------

     (a) Schedule 5.9 sets forth a complete and accurate list including a brief description of the material terms of all material leases, subleases or similar agreements providing for the use of real property under which Seller is lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property" and used in connection with the Business).

     (b) The occupation, possession and use of the Leased Real Property by Seller has not been disturbed and, to the Knowledge of the Seller, no claim has been asserted or threatened which is adverse to the rights of Seller to the continued occupation, possession and use of the Leased Real Property, as currently utilized.

5.10. Personal Property
      -----------------

      Schedule 5.10 contains a list of all machinery, equipment and vehicles owned by Seller in relation to the Business having an original cost of S$173,000.

5.11. Personal Property Leases
      ------------------------

      Schedule 5.11 contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered) under which Seller is lessee of, or holds or operates, any machinery, equipment or vehicle owned by a third Person and used in connection with the Business, except those which are terminable by Seller without cost or penalty on 30 days' or less notice or which provide for annual rentals of less than S$173,000.

5.12. Governmental Permits
      --------------------

      (a) Except as disclosed in Schedule 5.12(A), Seller owns, holds or possesses all material licenses, certificates, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle them to own or lease, operate and use their assets and conduct the Business substantially as currently operated (herein collectively called "Governmental Permits"). Notwithstanding the foregoing, Governmental Permits required under Environmental Laws are addressed solely in
           Schedule 5.18(B).

      (b)  Except as set forth in Schedule 5.12(B):

           (i) Seller has fulfilled and performed its obligations under each of the Governmental Permits, except for such nonfulfillment or nonperformance which is not likely to have a Material Adverse Effect; and

           (ii) no written notice of cancellation, revocation, suspension or default or of any dispute concerning any Governmental Permit has been received by Seller and, to the Knowledge of the Seller, there is no basis for the issuance of such notice except as a result of the consummation of the transactions contemplated hereby or except as is not likely to have a Material Adverse Effect.

5.13. Intellectual Property
      ---------------------

      (a) Except as set forth on Schedule 5.13(A), there are no material patents, patent applications, trademarks or trademark registrations, service marks or service mark registrations, trade names, Internet domain names, business names, or any applications to register any of the foregoing, copyrights or copyright registrations, licences to or from any Person with respect to any of the foregoing, used by Seller in the Business substantially as currently conducted.

      (b) Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 5.13(A), duly registered, filed or issued, as the case may be, as is indicated in Schedule 5.13(A), and such registrations, filings and issuances remain in full force and effect.

      (c) Except as set forth on Schedule 5.13(B), Seller owns and possesses all right, title and interest in and to the Intellectual Property, and has not received written notice of any claim by any Person contesting the validity, enforceability, use, or ownership of any Intellectual Property patent disclosures or inventions or asserting that the Seller is infringing the intellectual property rights of others. Schedule 5.13(C) sets forth all technology (including Intellectual Property) owned by third parties and used by Seller in the Business. To the Knowledge of the Seller, except as set forth in
           Schedule 5.13(B), no Person is infringing the rights of the Seller with respect to any Intellectual Property. Seller uses all reasonable efforts to protect its trade secrets relating to the Business.

5.14. Employees
      ---------

      (a) Excepted as described in Schedule 5.14(A), Seller is not a party to or bound by any collective bargaining agreement, employment agreement, severance agreement, consulting, independent contractor or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete which is material to the Business.

      (b) Except as set forth in Schedule 5.14(B): In connection with the Business (i) Seller is in compliance with all applicable Requirements of Law with respect to employment, employment practices, terms and conditions of employment and wages, overtime pay, and hours, except for such noncompliance as is not likely to have a Material Adverse Effect; (ii) Seller has not engaged in any unfair labor practice or illegally discriminated with regard to any aspect of employment on the basis of any legally prohibited category or classification; and
           (iii) with respect to employees and former employees who rendered services to, or participated in conduct or activities in connection with Seller, Seller is not liable for any arrears of wages, salaries or other payments.

5.15. Central Provident Fund Contributions
      ------------------------------------

      Seller has made all the required statutory contributions under the Central Provident Fund Act, Chapter 36 of Singapore.

5.16. Contracts
      ---------

      Except as set forth in Schedule 5.16(A), in connection with the Business, Seller is not a party to or bound by:

      (a) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract, agreement or commitment which is reasonably anticipated by Seller to involve the payment of more than S$173,000 during Seller's current fiscal year;

      (b) any contract, agreement or commitment regarding the sale or other disposition of products or services by Seller or for the purchase of raw materials, products or services by Seller which is reasonably anticipated by Seller to involve the receipt or payment of more than S$173,000 during Seller's current fiscal year;

      (c) any guarantee or indemnification agreement for the benefit of any Person made or given outside of the ordinary course of business;

      (d) any contract, agreement or commitment which provides for the incurrence by Seller of indebtedness for borrowed money;

      (e)  any partnership or joint venture agreement;

      (f) any agreement, contract or commitment relating to capital expenditures of an amount or value in excess of S$173,000 in relation to the Business;

      (g) any agreement that restricts or purports to restrict the business activities of Seller or limits Seller's ability to engage in any line of business or compete with any Person in relation to the Business;

      (h)  any material license of software or other intellectual property; or

      (i) any agreement in relation to the Business that was not entered into in the ordinary course of the business of the Business consistent with past practice and that involved annual payments in excess of S$173,000.

5.17. Status of Contracts
      -------------------

      Except as set forth in Schedule 5.17 or in any other Schedule hereto: (a) each of the leases, contracts and other agreements of Seller listed in Schedules 5.9, 5.11, 5.13, 5.14 and 5.16 (collectively, the "Seller Agreements") constitutes a legal, valid and binding obligation of Seller (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect; and (b) Seller is not, or, to the Knowledge of the Seller, alleged to be, in material breach of, or material default under, any of the Seller Agreements nor, to the Knowledge of the Seller, is any other party thereto in such breach or default and, to the Knowledge of the Seller, no event has occurred which the notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration of any of the Seller Agreements.

5.18. Environmental Matters
      ---------------------

      Notwithstanding any other provision of this Agreement, this Section 5.18 contains the only representations or warranties of Seller with respect to Environmental Law or Environmental matters, and no other statement in this Agreement, in any Seller Ancillary Agreement or in any other document or information delivered or given to or received by or on behalf of Buyer in connection with the transactions contemplated by this Agreement shall be deemed to be a representation or warranty relating to Environmental Law or Environmental matters.

      (a) Except as set forth in Schedule 5.18(A), Seller is, in relation to the Business, in compliance with all applicable Environmental Laws except for such noncompliance as is not likely to have a Material Adverse Effect.

      (b) Except as set forth in Schedule 5.18(B), Seller owns, holds or possesses all material Governmental Permits required under Environmental Laws necessary for the occupation and use of the Leased Real Property and the operation of the Business substantially as currently conducted. All Governmental Permits required under Environmental Laws that are currently owned, held or possessed by Seller in relation to the Business are listed in Schedule 5.18(B). Except as set forth in Schedule 5.18(B), Seller is in compliance and has for the past three (3) years complied, with all Governmental Permits except for such non-compliance as is not likely to have a Material Adverse Effect. Seller shall make commercially reasonable efforts to transfer or cause to be transferred to Buyer all such Governmental Permits at the Closing Date including:

           (i) giving notice to all regulatory agencies with respect to the change in ownership or control or responsible officials at the Leased Real Property;

           (ii)  completing and submitting notices of termination; and

           (iii) to the extent not transferred by the Closing Date, shall co-operate fully with Buyer in obtaining the transfer of such Governmental Permits as promptly thereafter as possible.

      (c) Except as set forth in Schedule 5.18(C), Seller is not, in relation to the Business, subject to any pending or, to the Knowledge of the Seller Regarding Environmental Matters, threatened investigation by, order from, claim by, statutory request for information from, or continuing agreement with any Person respecting; (i) any violation of Environmental Law or Governmental Permits, (ii) any Remedial Action, or (iii) any claim of Losses and Expenses in each case arising from the Release or threatened Release of a Contaminant or the presence of any Contaminant on, in, at or beneath the Leased Real Property or the migration of any Contaminant onto or from the Leased Real Property.

     (d) Except as set forth in Schedule 5.18(D), Seller is not, in relation to the Business, subject to any pending or, to the Knowledge of the Seller Regarding Environmental Matters, threatened judicial or administrative investigation, proceeding, order, notice of violation, judgment, decree or settlement with any continuing obligation alleging or relating to a violation of or liability under any Environmental Law or Governmental Permits.

     (e)  Except as set forth in Schedule 5.18(E):

          (i) Seller has not, in relation to the Business, reported a Release pursuant to an Environmental Law;

          (ii) Seller has not, in relation to the Business, filed a notice with respect to the Contamination of land or the generation of hazardous wastes that is required to be filed pursuant to an Environmental Law; or

          (iii) to the Knowledge of the Seller Regarding Environmental Matters, there has not been any disposal by Seller or Release of any Contaminants on, at, in, or beneath the Leased Real Property.

     (f)  Except as set forth in Schedule 5.18(F), Seller has not received
                                 ----------------
          written notice under any Environmental Law to the effect that it is or may be liable to any Person as a result of the generation, storage, transportation, Release, arrangement for disposal or disposal of any Contaminants on, at or, in any Real Property.

     (g) Except as set forth in Schedule 5.18(G), to the Knowledge of the Seller Regarding Environmental Matters, there are no underground storage tanks (whether active or abandoned) located at, in, or beneath the Leased Real Property.

     (h) Except as disclosed in the Schedules to Section 5.18, to the Knowledge of the Seller Regarding Environmental Matters, as of the Closing Date, there is no condition existing on the premises constituting the Leased Real Property that will give rise to any liability of Seller under any Environmental Laws.

     (i) Seller has made available to Buyer true and correct copies of all material environmental audits and consultant's reports relating to the past and current operations, properties and facilities of the Seller with respect to the Business, or any of their respective predecessors, which are in its possession or under its reasonable control.

      (j) To the Knowledge of the Seller Regarding Environmental Matters, the sites identified on Schedule 5.18(J) constitute, and as such Schedule
                               ----------------
           is updated by Seller from time to time in its sole discretion prior to the Closing Date, will constitute all PRP Sites as of the Closing Date.

      (k) Notwithstanding any other provision of this Agreement, no representations and warranties are made or shall be deemed to apply to the PRP Sites.

5.19. Insurance
      ---------

      Seller has, and at all times has had, valid insurance coverage in respect of the Business against all risks normally insured against by persons in the same industry, underwritten by one or more well-established and reputable insurers or adequately capitalised Affiliates. Schedule 5.19 contains a list of all insurance policies (specifying (i) the insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder) maintained by or on behalf of Seller in connection with the Business or the Purchased Assets. Seller has not failed to give any notice or present any claim under any insurance policy in due and timely fashion.

5.20. Product Warranties
      ------------------

      All of Seller's unexpired, express product warranties with respect to any product that it manufactures or sells in connection with the Business or that it has heretofore manufactured or sold in connection with the Business are set forth in Schedule 5.20. Seller has not received written notice of any claim and to the knowledge of the Seller, there are no threatened claims against the Seller in relation to the Business based on any product warranty (except claims outstanding as of June 30, 1999, not exceeding the local currency equivalent of U.S.$200,000.

5.21. No Advisor
      ----------

      Neither Seller nor any Affiliate of Seller nor any Person acting on its or their behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Buyer may be liable.

5.22. Accounts and Records
      --------------------

      All the accounts, books, ledgers and financial and other material records of the Business have been maintained accurately and in accordance with generally accepted accounting practices.

5.23. No Misrepresentation
      --------------------

      To the Knowledge of the Seller, the representations and warranties of Seller contained in this Agreement, the Disclosure Schedules attached hereto, and the certificates and other instruments delivered by Seller pursuant hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.24. Purchased Assets
      ----------------

      The Purchased Assets comprise all of the assets now utilised by the Seller which are necessary to enable the Business to be carried on immediately after Closing in substantially the same manner as immediately before the date of this Agreement.

5.25. Material Consents
      -----------------

      Except for the Material Consents, there are no other consents or approvals required by the Seller to consummate this Agreement which if not obtained would have a material and adverse effect on the ability of the Buyer to conduct the Business immediately after Closing in substantially the same manner as immediately before the date of this Agreement.

5.26. Powers of Attorney.
      ------------------

      As of Closing, there will not be any outstanding powers of attorney executed on behalf of Seller other than with respect to the filing of taxes, customs and similar matters and intellectual property registrations.

                                  ARTICLE 6.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1.  Organization
      ------------

      Buyer is a corporation duly organized, validly existing and is duly authorised under the laws of Singapore. Buyer is not in violation of any provision of its Memorandum and Articles of Association. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Buyer's operations require that it qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not likely to have a material adverse effect on Buyer's business or financial condition or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement in all material respects.

6.2.  Power and Authority
      -------------------

      Buyer has the full corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements, to perform its obligations hereunder and thereunder, and to own and lease its property and conduct its operation as currently conducted. Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action.

6.3.    Agreement Binding
        -----------------

        This Agreement and the Buyer Ancillary Agreements have been duly executed and delivered by Buyer, and, assuming due authorization, execution and delivery by Seller, is and will be the legal, valid and binding obligation of Buyer enforceable in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditor's rights generally.

6.4.    Absence of Conflicts
        --------------------

        The execution and delivery of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby will not:

        (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the creation or imposition of any Encumbrance under: (i) any term or provision of the Memorandum and Articles of Association of Buyer, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license or franchise to which Buyer is a party of by which it is bound,
               (iii) any Court Order, or (iv) any Requirements of Law; except in each case, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or hinder or impair the consummation of the transactions contemplated hereby; or

        (b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notification, filing or registration with, any Person, except in each case, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or materially hinder or impair the consummation of the transactions contemplated hereby.

6.5.    No Litigation
        -------------

        There is no Action pending or, to the Knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Buyer Ancillary Agreements or which would impair the consummation of the transactions contemplated hereby and there has not been to the Knowledge of Buyer, any claim asserted by any Person that could lead to such an Action.

6.6.    No Advisor
        ----------

        Neither Buyer nor any Person acting on its behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller may be liable.

6.7.    No Misrepresentation
        --------------------

        To the knowledge of Buyer, the representations and warranties of Buyer contained in this Agreement and the certificates and other instruments delivered by Buyer pursuant hereto do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.


                                  ARTICLE 7.
                       ACTION PRIOR TO THE CLOSING DATE


Buyer and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1.    Preserve Accuracy of Representations and Warranties
        ---------------------------------------------------

        Buyer and Seller shall refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Buyer and Seller shall promptly notify the other of any Action, investigation or other proceeding, that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

7.2.    Consents of Third Parties, Governmental Approvals
        -------------------------------------------------

        (a) Seller and Buyer shall act diligently and reasonably to secure, before the Closing Date, the Material Consents and the consent, approval or waiver from any party to any Seller Agreement required to be obtained in contemplation or as a result of the transactions contemplated hereby to secure for Buyer the Seller's rights thereunder. Buyer shall cooperate with Seller in securing such consents, approvals and waivers.

        (b) During the period prior to the Closing Date, Seller and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure (i) any consents and approvals of any Governmental Body required to be obtained in order to effect the consummation of the transactions contemplated by this Agreement; (ii) the transfer or grant to Buyer of all Governmental Permits required to allow Buyer to conduct the Business; and (iii) in respect of the Leased Real Property situate at and known as No. 6 Loyang Way #O2-02, the consent in writing from the landlord of the Leased Real Property (the "Landlord") and all other necessary consents (including but not limited to the consent in writing of the Jurong Town Corporation (collectively the "Lease Consents") to:

             (aa) the creation of a new lease ("Buyer's New Lease") to be entered into directly between Buyer and Landlord in respect of such part of the Leased Real Property currently occupied by Seller for the purpose of the Business ("Buyer's Required Space") with an estimated floor area of 1390 square metres as marked "GNB" on the plan attached in Schedule 7.2(b)(1) hereto, the terms of Buyer's New Lease to be the same as the terms of the Seller's existing lease of the Leased Real Property dated 30 August 1996 ("Seller's Existing Lease") save for (i) rental and outgoings which shall reflect the rate of rental and outgoings as presently payable under the Seller's Existing Lease pro-rated in respect of the Buyer's Required Space and (ii) the term of the Buyer's New Lease which shall commence on the Closing Date and shall terminate on the same expiry date as the term under the Seller's Existing Lease; and

             (bb) creation of a new lease ("Seller's New Lease") to be entered into directly between Seller and Landlord in respect of such part of the Leased Real Property currently occupied by Seller for the purpose of other businesses) of Seller (other than the Business) with an estimated floor area of 110 square metres as marked "PACIFIC DUNLOP" on the plan attached in Schedule 7.2(b)(1) hereto, the terms of Seller's New Lease to be the same as the terms of the Seller's lease of the Leased Real Property (save for rental and outgoings which shall reflect the rate of rental and outgoings as presently payable under that lease less the rental and outgoings in respect of the Buyer's Required Space).

     (c) Save for the Lease Consents to which Section 7.2(d) below applies, to the extent that any of the consents, approvals or waivers referred to in Section 7.2(a) or (b) have not been obtained as of the Closing Date then, upon request by Buyer, for a period of ending on March 31, 2001, Seller shall use its best efforts, with Buyer reimbursing Seller for its out-of-pocket expenses and indemnifying and holding harmless Seller for any liabilities or obligations incurred by it, to:

             (i) hold the benefit of the Seller Agreement and any other consents, approvals or waivers in question for the benefit of the Buyer and fully cooperate with Buyer in any reasonable and lawful arrangements (including any arrangements to subcontract the relevant Seller Agreement to Buyer) designed to provide for Buyer the benefit of the relevant Seller Agreement and any other consents, approvals or waivers; and

             (ii) fully cooperate with Buyer in enforcing any and all rights of
                  Seller arising under the relevant Seller Agreement and any other consents, approvals or waivers.

             If, after the above referenced period ending on March 31, 2001, any consents, approvals or waivers have not been obtained, Buyer and Seller will cooperate in any commercial reasonable arrangement to obviate the need for such consent, approval or waiver, all at Buyer's expense.

    (d) To the extent that the Lease Consents are not obtained as of the Closing Date, the Seller shall, pending receipt of the Lease Consents make the Buyer's Required Space available to the Buyer for the purpose of operating the Business as from the Closing Date, subject to payment by Buyer of the amount of rent and other outgoings for the period occupied by Buyer which is attributable to Buyer's Required Space.

             If by the date falling 6 months after the Closing Date (the "Lease Consents Cut Off Date"), the Lease Consents have not been obtained or have been refused, the Buyer may, at its sole discretion (where the Lease Consents have not been obtained by the Lease Consents Cut Off Date) and shall (where the Lease Consents have been refused on or before the Lease Consents Cut Off Date) within a reasonable period of time from the Lease Consents Cut Off Date or the receipt of notice by the Buyer of the refusal whichever is later (as the case may be) relocate to alternative premises in size and condition similar to the Leased Real Property and location similar to the Leased Real Property ("Alternative Premises").

             The Seller shall reimburse the Buyer for an amount equal to the excess (if any) of the rental and other outgoings (taken as a whole) payable with respect to the Alternative Premises over the rental and other outgoings payable with respect to the Buyer's Required Space, but only for the period from the date of commencement of the lease of the Alternative Premises until the date of expiry of the Seller's Lease of the Leased Real Property.

7.3.  Operations Prior to the Closing Date
      ------------------------------------

      (a) During the period prior to the Closing Date, Seller shall conduct the Business only in the ordinary course and substantially as operated prior to the date hereof

      (b) Notwithstanding Section 7.3(a), except as set forth in Schedule 7.3, as expressly contemplated by this Agreement, or with the express prior written consent of Buyer, Seller shall not take any of the actions set forth in Section 5.6(b); provided, however, notwithstanding anything to the contrary herein, Seller will not make and since May 9, 2000 has not made any capital expenditure in excess of the local currency equivalent of US$250,000 (other than as permitted by Section 7.3(b) of the Principal US Agreement) without the prior written approval of Buyer.

7.4.    Intercompany Agreements
        -----------------------

        All of the Intercompany Agreements and intercompany accounts payable and receivable, except for those set forth on Schedule 7.4, shall be terminated or canceled at the Closing.

7.5.    Notification of Changes
        -----------------------

        Each of Seller and Buyer shall promptly notify the other of any event that causes any representation or warranty given by such party in Articles 4, 5 and 6 to become untrue.

7.6.    Changes to Employment Conditions
        --------------------------------

        Seller covenants with Buyer to ensure that the warranty in Section 5.6(b)(viii) will not be breached in any material respect between the date of this Agreement and Closing.

7.7.    General
        -------

        Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth below).

7.8.    Preservation of Business
        ------------------------

        Each of the parties shall use reasonable best efforts to keep their businesses and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.


                                  ARTICLE 8.
                             CONDITIONS TO CLOSING


8.1.    Conditions to the Obligations of the Buyer
        ------------------------------------------

        The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

        (a)    No Misrepresentation or Breach of Covenants and Warranties
               ----------------------------------------------------------

               Seller shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement; each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed by a director of Seller.

        (b)    Closing Documents
               -----------------

               Buyer shall have received from Seller the closing documents contemplated by Section 4.2.

        (c)    Necessary Approvals
               -------------------

               Seller and Buyer shall have received all approvals and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements.

        (d)    No Suit
               -------

               No Action by any Governmental Body shall be pending or threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

        (e)    No Restraint
               ------------

               No Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

        (f)    Principal US Agreement
               ----------------------

               The transactions contemplated by the Principal US Agreement shall have closed simultaneously with the Closing.

        (g)    No Material Adverse Change
               --------------------------

               On the Closing Date, there shall not be a Material Adverse
               Effect.

        (h)    Coordinating Agreement
               ----------------------

               All conditions to Exide Corporation's obligations set forth in Sections 5.5, 5.6 and 5.7(a) of the Coordinating Agreement shall have been satisfied.

        Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement,

        Buyer shall be deemed to have waived any such failure and any rights or remedies it may have against Seller by reason of such failure.

8.2.    Conditions to the Obligations of Seller
        ---------------------------------------

        The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

        (a)    No Misrepresentation or Breach of Covenants and Warranties
               ----------------------------------------------------------

               Seller shall have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller, and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed by the President or Vice President of Buyer.

        (b)    Closing Documents
               -----------------

               Seller shall have received from Buyer the closing documents contemplated by Section 4.3.

        (c)    Payment of Purchase Price
               -------------------------

               Buyer shall have tendered payment of the Purchase Price.

        (d)    Necessary Approvals
               -------------------

               Seller and Buyer shall have received all approvals and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements.

        (e)    No Suit
               -------

               No Action by any Governmental Body shall be pending or threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

        (f)    No Restraint
               ------------

               No Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

        (g)    Principal US Agreement
               ----------------------

               The transactions contemplated by the Principal US Agreement shall have closed simultaneously with the Closing.

        (h)    No Material Adverse Change
               --------------------------

               On the Closing Date, there shall have been no event, occurrence or condition (other than as a result of general economic conditions or events affecting the automotive and industrial battery business as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results or operations, businesses, or operations of Buyer taken as a whole.

        (i)    Coordinating Agreement
               ----------------------

               All conditions to Pacific Dunlop Holdings (USA) Inc.'s obligations set forth in Sections 5.5 and 5.7(b) of the Coordinating Agreement shall have been satisfied.

               Notwithstanding the failure of any one or more of the foregoing conditions, Seller may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided, however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Seller shall be deemed to have waived any such failure and any rights or remedies it may have against Buyer by reason of such failure.


                                  ARTICLE 9.
                      ADDITIONAL AGREEMENT OF THE PARTIES

9.1.    Taxes
        -----

       (a) Except to the extent reflected as a current liability on the Final Closing Date Balance Sheet, Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to all periods through to the Closing Date. Buyer shall be liable for and shall (i) reimburse to Seller (in accordance with Section 9.1(b)) all Taxes reflected as a current liability on the Final Closing Date Balance Sheet; and (ii) pay all Taxes (whether assessed or unassessed) applicable to the operation of the Purchased Assets, in each case attributable to periods beginning after the Closing Date.

        (b) Within 30 days of the final determination and agreement of the Final Closing Date Balance Sheet in the manner provided in
               Section 2.1 of the Coordinating Agreement, Buyer agrees to pay to Seller (or as Seller directs in writing to Buyer) an amount which equals the amount of the current liabilities for Taxes reflected or reserved against in the Final Closing Date Balance Sheet. Seller acknowledges and agrees that any such payment shall be in full satisfaction and discharge of Buyer's obligations under
               Section 2.7.

        (c) Notwithstanding Section 9.1(a), any Tax attributable to the sale, transfer or delivery of the Purchased Assets shall be borne and paid in accordance with the provisions of Section 5.1 of the Coordinating Agreement. Buyer and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

        (d) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party, all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 9.1. Within a reasonable time prior to the payment of any said Tax, the party paying said Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

        (e) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may materially affect the Tax liabilities for which Seller would be required to indemnify Buyer pursuant to paragraph (a) of this Section 9.1. Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to taxable periods ending at the time of or before the Closing at its expense, and to employ counsel of its choice at its expense. Neither Buyer nor any of its Affiliates may settle any Tax claim for any taxable year or period ending at or before the time of the Closing (or for the portion of any taxable year or period ending on the Closing) which may be the subject of indemnification by Seller under
               Section 9.1(a) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

        (f) After the Closing, Seller and Buyer shall (and cause their respective Affiliates to):

               (i) make available to the other and to any taxing authority, as reasonably requested, all information, records and documents relating to Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities;

               (ii) provide timely notices to the other in writing of any pending or threatened Tax audits or assessments relating to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods for which the other may have a liability under this Section 9.1; and

             (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

              (iv) Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated thereby).

9.2.    Employees and Employee Benefit Plans
        ------------------------------------

        (a) Prior to Closing, Seller shall provide Buyer a list of all current employees of Seller who are solely or predominantly engaged in the Business which shall include all employees who are on annual leave, long service leave, sick leave, maternity leave or are absent from work and entitled to reinstatement or reemployment under any applicable statute, contract or policy ("Seller Employees").

        (b) The Seller and Buyer shall cooperate to notify and consult Deemed Transferring Employees on or as soon as practicable after the date of this Agreement, but before Closing, on their transfer of employment under the Employment Act.

        (c) On or as soon as practicable after the date of this Agreement, but before Closing, Buyer must send to each Seller Employee except the Deemed Transferring Employees a letter in a form agreed with Seller offering to employ the Seller Employee with effect from Closing. Each offer must be for employment on substantially the same terms and conditions under which the Seller Employee is employed by Seller immediately before Closing (including, but not limited to, those relating to retrenchment and redundancy (in each case taking into account length of service with Seller and superannuation)) and without loss of continuity of employment for the purpose of all employee entitlements except where the Seller Employee is legally entitled to and in fact demands payment in cash on transfer.

        (d) Each party must use its best endeavours to encourage all of the Seller Employees to accept the offer so made.

        (e)    On or as soon as practicable after Closing, Seller must:

               (i) release all Seller Employees accepting the offer of employment from Buyer under Section 9.2(c), that release to take effect as at the Closing Date; and

               (ii) pay the Transferring Employees all Employment Benefits (other than Employee Leave Benefits) due to or accrued by them as at the Closing Date.

        (f)    After Closing, Buyer must:

               (i) pay the Transferring Employees all Employee Leave Benefits and other entitlements due to them after the Closing Date as and when they fall due; and

               (ii) indemnify Seller against any liability for Employee Leave
                    Benefits and other entitlements due to or accrued by a Transferring Employee under their terms of employment or under the Employment Act after the Closing Date and against all Actions in any way connected with the Buyer's employment of a Transferring Employee or termination of that employment.

9.3.    Post-Closing Remittances
        ------------------------

        If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to any accounts or Receivables included in the Purchased Assets, Seller shall endorse such remittance to the order of Buyer and forward it to Buyer promptly following receipt thereof.

9.4.    Insurance
        ---------

        If in respect of the obligations and liabilities (including the Assumed Liabilities) assumed by the Buyer under this Agreement Buyer suffers after Closing any Losses or Expenses ("Insured Liabilities"), then:

        (a) to the extent the Seller receives or recovers after Closing any amounts in respect of such Insured Liabilities under any policies of insurance maintained by Seller prior to Closing ("Relevant Policy"), Seller shall promptly pay Buyer the lesser of the amount of the Insured Liability paid by Buyer and the amount so recovered by Seller, less all costs and expenses (including, without limitation, any Taxes or increased premium costs) incurred by Seller in connection with such recovery; and

        (b) if permitted under the terms of the Relevant Policy and subject to being indemnified by Buyer for all costs and expenses (including, without limitation, any increased premium costs) which may result, Seller will take such reasonable steps as Buyer may request to ensure that Buyer is subrogated to and enjoys the benefits of the rights of Seller under the Relevant Policies in relation to the Insured Liability concerned.

                                  ARTICLE 10.
                                  TERMINATION


10.1.    Termination
         -----------

         Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

         (a)   by the mutual written consent of Buyer and Seller;

         (b) by Buyer or Seller if the Closing shall not have occurred on or before December 31, 2000 unless:

               (i) all conditions to Closing have previously been satisfied or waived; and

               (ii) the Closing has not then occurred solely because the date for Closing specified in Section 4.1 has not yet occurred and unless such failure to close is due primarily to the breach by the party seeking termination of its agreements, representations or warranties contained herein;

         (c) by Buyer in the event of any breaches in any material respect by Seller of Seller's agreements, covenants, representations or warranties contained herein, and which Seller has failed to remedy or cure within twenty-one (21) days after receipt of notice from Buyer requesting that such breaches be remedied or cured;

         (d) by Seller in the event of any breaches in any material respect by Buyer of Buyer's agreements, covenants, representations or warranties contained herein, which Buyer has failed to remedy or cure within twenty-one (21) days after receipt of notice from Seller requesting that such breaches be remedied or cured; or

         (e) by Buyer or Seller if any court shall have issued a Court Order or if any Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

10.2.    Notice of Termination
         ---------------------

         Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other parties to this Agreement.

10.3.    Effect of Termination
         ---------------------

         In the event that this Agreement shall be terminated pursuant to this
         Article 10, all further obligations of the parties under this Agreement (other than Section 12.2, 12.8 and 12.11 of this Agreement and Sections 5.2, 5.3 and 5.4 of the Coordinating Agreement) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

                                  ARTICLE 11.
                             EXCLUSIVITY OF REMEDY


11.1.  Indemnification by Seller
       -------------------------

       Seller's sole and exclusive indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

11.2.  Indemnification by Buyer
       ------------------------

       Buyer's sole and exclusive indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

11.3   Exclusivity of Remedy
       ---------------------

       Except as provided in Section 10.3, with respect to any breach by either party of its representations, warranties, covenants or agreements in this Agreement, the respective Buyer Ancillary Agreements or Seller Ancillary Agreements or the ROW Agreements, and the transactions contemplated hereby and thereby, the sole and exclusive remedy of the other party (in contract, tort, for contribution under Requirements of Law or otherwise) shall be the indemnification provided in the Coordinating Agreement. In view of this exclusivity of remedy provision, Buyer and Seller covenant and agree for themselves and their respective Affiliates that they will not bring, maintain, join or prosecute any Action or other proceeding against the other or its Affiliates for breach of this Agreement except as set out in the Coordinating Agreement.

                                  ARTICLE 12.
                              GENERAL PROVISIONS


12.1.  Notices
       -------

       Any notice, request, instruction or other document to be given hereunder shall be in writing and: (a) delivered personally; (b) sent by reputable overnight courier; or (c) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following address and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by reputable overnight courier, at the time sent; or (z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

       If to Seller, to:

              Pacific Dunlop Holdings (Singapore) Pte Ltd
              6 Loyang Way 2
              Singapore 508704
              Attention:  Mr. Crispus Lee
              Facsimile:  65 546 2766

       with a copy to:

              Pacific Dunlop Limited
              Level 41, 101 Collins Street
              Melbourne
              Attention:  Company Secretary
              Facsimile:  61 3 9654 4184

       If to Buyer, to:

              c/o Exide Corporation
              2901 Hubbard Road
              Ann Arbor, Michigan  48105
              United States of America
              Attention:  General Counsel
              Facsimile:  (734) 827-2575

       with a copies to:

              Linklaters
              9 Raffles Place
              9 Republic Plaza  #34-00
              Singapore  048619
              Attention:  Stephen Bull
              Facsimile:  011 65 438 3811

              and

              Kirkland & Ellis
              200 East Randolph Drive
              Chicago, Illinois  60601
              Attention:  Mr. Carter W. Emerson, P.C.
              Facsimile:  312-861-2200

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 12.1.

12.2.  Confidential Information
       ------------------------

       Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information") and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic Confidential Information which have been furnished in connection therewith. Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors, or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any Confidential Information related to Business. The Seller shall not at any time after the Closing disclose any Confidential Information relating to the Business. The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) as to which such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

12.3   No Public Announcement
       ----------------------

       Neither Buyer nor Seller shall, without the approval of the other party, issue any press release or other public announcement concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, either party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent that such party or its Affiliates shall be so obligated by law or to comply with accounting, U.S. Securities and Exchange Commission, New York Stock Exchange, or Australian Stock Exchange disclosure obligations, provided that such party shall be obligated to give the other party prior notice of such press release or other public announcement if prior notice is commercially feasible.

12.4.  Entire Agreement; Amendments
       ----------------------------

       This Agreement, the Coordinating Agreement, the ROW Agreements and the Exhibits and Schedules referred to herein and therein and the Buyer Ancillary Agreements and the Seller Ancillary Agreements contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

12.5.  Successors and Assigns
       ----------------------

       (a) The rights of each party under this Agreement and the Coordinating Agreement shall not be assignable without the written consent of the other party; provided however, that no such assignment shall relieve the assigning party from any of its duties or obligations under this Agreement or the Coordinating Agreement.

       (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy, benefit or claim under or by reason of this Agreement.

12.6.  Interpretation
       --------------

       (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

       (b) This Agreement and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

12.7.  Waivers
       -------

       Any term or provision of this Agreement may be waived, or the time for its performance may be extended, pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Subject to Sections 8.1 and 8.2, the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.8.   Expenses
        --------

        Subject to the provisions of the Coordinating Agreement or the ROW Agreements, regardless of whether the transactions provided for in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants.

12.9.   Partial Invalidity
        ------------------

        Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.10.  Execution in Counterparts
        -------------------------

        This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

12.11.  Governing Law
        -------------

        This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, USA, without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

12.12.  Further Assurances and Cooperation
        ----------------------------------

        (a) From and after the date of this Agreement, upon the request of either Seller or Buyer or any of their respective Affiliates, the other party and its Affiliates shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

        (b) After the Closing on reasonable advance notice, Buyer shall provide Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates with reasonable access to the management and properties, books, records, and documents (which were in existence on the Closing) relating to the Purchased Assets or the Business during normal business hours and in a manner which does not unreasonably interfere with the Business for any reasonable purpose including, but not limited to, the fulfillment of Seller's responsibilities under Section 4.1(a) of the Coordinating Agreement, the enforcement of Seller's and its Affiliates' rights under Article 2 of the Coordinating Agreement and clause (iii) of Section 4.2(a) of the Coordinating Agreement. As reasonably necessary, Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates shall be entitled to make copies of such books, records and documents at their expense. If Buyer shall desire at any time to dispose of any of such books, records or documents, Buyer shall, prior to such disposition, give Seller a reasonable opportunity to segregate and remove such books and records as Seller may select. The obligations of Buyer pursuant to this
               Section 12.12(b) shall survive the Closing indefinitely.

12.13.  No Reliance
        -----------

        The provisions of this Agreement are intended for the sole benefit of Buyer and Seller and shall not inure to the benefit of any other Person, other than successors and permitted assigns of Buyer and Seller, whether as third party or otherwise.

12.14.  Disclosure Schedules
        --------------------

        The Disclosure Schedules are hereby incorporated by reference into and made a part of this Agreement. The inclusion of any item in the Disclosure Schedules is intended to qualify the representations and warranties contained in this Agreement, and to set forth other information required by this Agreement. Disclosure of information in any one of the Disclosure Schedules shall be deemed to be a disclosure with respect to every Section of this Agreement, notwithstanding the presence or absence of a cross-reference to Disclosure Schedules under other Sections of this Agreement if the meaning of such disclosure in the context of such other section is reasonably ascertainable. Disclosure of information in the Disclosure Schedules shall not be deemed to be an admission by Seller that such information is material for purposes of this Agreement. Summaries or extracts of any documents, instruments, or other agreements contained in the Disclosure Schedules are for the convenience of reference only and are qualified in their entirety by reference to the applicable document, instrument or other agreement so summarized or extracted from.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


SELLER:

PACIFIC DUNLOP HOLDINGS (SINGAPORE) PTE LTD

By its duly appointed attorney:


_______________________________________
Name:   Martin M. Hudson
Title:  Attorney in Fact


BUYER:

BLUEWALL PTE. LTD

By its Director duly authorized:


Signature: ____________________________

Name: _________________________________

Title:_________________________________

                                   EXHIBIT A

--------------------------------------------------------------------------------
Purchase Price             :         US$    1,934,000
Assumed Liabilities        :         US$    1,600,000
                                            ---------

              Total        :         US$    3,534,000
                                            =========
--------------------------------------------------------------------------------



                        Allocation to Purchased Assets
--------------------------------------------------------------------------------
Real Property                          US$             13,083
--------------------------------------------------------------------------------
Machinery & Equipment                  US$             24,003
--------------------------------------------------------------------------------
Inventory                              US$          1,340,906
--------------------------------------------------------------------------------
Receivables                            US$          1,628,436
--------------------------------------------------------------------------------
Other Assets                           US$            527,572
--------------------------------------------------------------------------------
Total                                  US$          3,534,000
--------------------------------------------------------------------------------

                           STOCK PURCHASE AGREEMENT
           WITH RESPECT TO GNB TECHNOLOGIES (INDIA) PRIVATE LIMITED

                           Dated as of 28 June 2000

                                     among


           Pacific Dunlop Holdings (Singapore) Pte. Ltd., as Seller

                                      and

                   Exide Holding Asia Pte. Limited, as Buyer

                                    TABLE OF CONTENTS

ARTICLE 1.            DEFINITIONS................................................................................  1
     Section 1.1.          Definitions...........................................................................  1
ARTICLE 2.            PURCHASE AND SALE..........................................................................  5
     Section 2.1.          Purchase and Sale of Shares...........................................................  5
     Section 2.2.          Purchase Price........................................................................  5
ARTICLE 3.            CLOSING....................................................................................  6
     Section 3.1.          Closing...............................................................................  6
     Section 3.2.          Documents to be Delivered to Buyer....................................................  6
     Section 3.3.          Documents to be Delivered to Seller...................................................  7
     Section 3.4.          Form of Documents.....................................................................  7
     Section 3.5.          Post Closing Matters..................................................................  7
ARTICLE 4.            REPRESENTATIONS AND WARRANTIES REGARDING SELLER............................................  8
     Section 4.1.          Organization..........................................................................  8
     Section 4.2.          Power and Authority...................................................................  8
     Section 4.3.          Agreement Binding.....................................................................  8
     Section 4.4.          Absence of Conflicts..................................................................  8
     Section 4.5.          No Litigation.........................................................................  9
     Section 4.6.          Title to Shares.......................................................................  9
     Section 4.7.          No Advisor............................................................................  9
ARTICLE 5.            REPRESENTATIONS AND WARRANTIES REGARDING GNB...............................................  9
     Section 5.1.          Organization..........................................................................  9
     Section 5.2.          Capitalization........................................................................ 10
     Section 5.3.          Subsidiaries and Investments.......................................................... 10
     Section 5.4.          Absence of Conflicts.................................................................. 10
     Section 5.5.          No Litigation......................................................................... 11
     Section 5.6.          No Violation.......................................................................... 11
     Section 5.7.          Operations Since June 30, 1999........................................................ 11
     Section 5.8.          Taxes................................................................................. 13
     Section 5.9.          Title to Assets....................................................................... 14
     Section 5.10.         Real Property......................................................................... 14
     Section 5.11.         Personal Property..................................................................... 14
     Section 5.12.         Personal Property Leases.............................................................. 14
     Section 5.13.         Governmental Permits.................................................................. 15
     Section 5.14.         Intellectual Property................................................................. 15
     Section 5.15.         Employees............................................................................. 15
     Section 5.16.         Employee Relations.................................................................... 16
     Section 5.17.         Commercial Contracts.................................................................. 16
     Section 5.18.         Status of Contracts................................................................... 17
     Section 5.19.         Environmental Matters................................................................. 17
     Section 5.20.         Insurance............................................................................. 18
     Section 5.21.         Product Warranties.................................................................... 19
     Section 5.22.         Bank Accounts, Guarantees and Powers.................................................. 19
     Section 5.23.         Accounts and Records.................................................................. 19
     Section 5.24.         No Misrepresentation.................................................................. 19
     Section 5.25.         Sufficiency of Assets................................................................. 19

     Section 5.26.         Powers of Attorney...................................................................  19
ARTICLE 6.            REPRESENTATIONS AND WARRANTIES OF BUYER...................................................  20
     Section 6.1.          Organization.........................................................................  20
     Section 6.2.          Power and Authority..................................................................  20
     Section 6.3.          Agreement Binding....................................................................  20
     Section 6.4.          Absence of Conflicts.................................................................  20
     Section 6.5.          No Litigation........................................................................  20
     Section 6.6.          Investment Representation............................................................  21
     Section 6.7.          No Advisor...........................................................................  21
     Section 6.8.          No Misrepresentation.................................................................  21
ARTICLE 7.            ACTION PRIOR TO THE CLOSING DATE..........................................................  21
     Section 7.1.          Preserve Accuracy of Representations and Warranties..................................  21
     Section 7.2.          Governmental Approvals...............................................................  21
     Section 7.3.          Operations Prior to the Closing Date.................................................  22
     Section 7.4.          Notification of Changes..............................................................  22
     Section 7.5.          Satisfaction of Condition............................................................  22
     Section 7.6.          Intercompany Agreements..............................................................  22
     Section 7.7.          Preemptive Rights....................................................................  22
     Section 7.8.          Insurance Matters....................................................................  22
     Section 7.9.          General..............................................................................  23
     Section 7.10.         Preservation of Business.............................................................  23
ARTICLE 8.            CONDITIONS TO CLOSING.....................................................................  23
     Section 8.1.          Conditions to the Obligations of the Buyer...........................................  23
     Section 8.2.          Conditions to the Obligations of Seller..............................................  24
ARTICLE 9.            TERMINATION...............................................................................  25
     Section 9.1.          Termination..........................................................................  25
     Section 9.2.          Notice of Termination................................................................  26
     Section 9.3.          Effect of Termination................................................................  26
ARTICLE 10.           EXCLUSIVITY OF REMEDY.....................................................................  26
     Section 10.1.         Indemnification by Seller............................................................  26
     Section 10.2.         Indemnification by Buyer.............................................................  26
     Section 10.3.         Exclusivity of Remedy................................................................  26
ARTICLE 11.           ADDITIONAL AGREEMENTS OF THE PARTIES......................................................  27
     Section 11.1.         Taxes................................................................................  27
ARTICLE 12.           GENERAL PROVISIONS........................................................................  29
     Section 12.1.         Notices..............................................................................  29
     Section 12.2.         Confidential Information.............................................................  30
     Section 12.3.         No Public Announcement...............................................................  30
     Section 12.4.         Entire Agreement; Amendments.........................................................  31
     Section 12.5.         Successors and Assigns...............................................................  31
     Section 12.6.         Interpretation.......................................................................  31
     Section 12.7.         Waivers..............................................................................  31
     Section 12.8.         Expenses.............................................................................  32
     Section 12.9.         Partial Invalidity...................................................................  32
     Section 12.10.        Execution in Counterparts............................................................  32
     Section 12.11.        Governing Law........................................................................  32
     Section 12.12.        Further Assurances and Cooperation...................................................  32
     Section 12.13.        No Reliance..........................................................................  33

   Section 12.14.        Disclosure Schedules................................................................. 33

SCHEDULES

Schedule 5.2                        Capitalization
Schedule 5.4                        Absence of Conflicts
Schedule 5.5                        No Litigation
Schedule 5.6                        No Violation
Schedule 5.7                        Operations since April 30, 1998
Schedule 5.8                        Taxes
Schedule 5.9                        Title to Assets
Schedule 5.10                       Real Property
Schedule 5.11                       Personal Property
Schedule 5.12                       Personal Property Leads
Schedule 5.13                       Governmental Permits
Schedule 5.14                       Intellectual Property
Schedule 5.15                       Employees
Schedule 5.16                       Employee Relations
Schedule 5.17                       Commercial Contracts
Schedule 5.18                       Status of Contracts
Schedule 5.19                       Environmental Matters
Schedule 5.20                       Insurance
Schedule 5.21                       Product Warranties
Schedule 5.22                       Bank Accounts, Guarantees and Powers
Schedule 7.6                        Intercompany Agreements

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT, dated as of 28 June 2000 (the "Agreement") is executed by and among Pacific Dunlop Holdings (Singapore) Pte. Ltd., a corporation incorporated under the laws of Singapore ("Seller") and Exide Holding Asia Pte. Limited, a corporation incorporated under the laws of Singapore and whose registered number is 200005013E ("Buyer").

     WHEREAS, Seller owns the Shares (as defined herein) comprised in the capital stock of GNB Technologies (India) Private Limited, a corporation incor porated under the laws of India ("GNB");

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares all on the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth Seller and Buyer agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

     Section 1.1.     Definitions.  In this Agreement, the following terms have
                      -----------
the meanings specified or referred to in this Section 1.1 and shall be equally
                                              -----------
applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "Action" means any lawsuit, arbitration, or regulatory, governmental or other proceeding or investigation whether at law or in equity.

          "Adjoining Properties" shall mean all sites or locations other than the Real Property or the PRP Sites to which Contaminants have migrated from the Real Property through air, soil, surface water or groundwater.

          "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "Agreement" has the meaning specified in the first paragraph of this Agreement.

          "Business" means the marketing and distribution of batteries and allied products, parts and service for industrial applications as conducted by GNB immediately prior to the Closing Date.

          "Business Day" means a day other than Saturday, Sunday or a day on which banks in India are closed.

          "Buyer" has the meaning specified in the first paragraph of this Agreement.

          "Buyer Ancillary Agreements" means all agreements, instruments and documents being or required to be executed and delivered by Buyer under this Agreement.

          "Closing" has the meaning specified in Section 3.1.

          "Closing Date" has the meaning specified in Section 3.1.

          "Contaminant" means a solid, liquid, gas, odor, heat, sound, vibration, radiation or substance which makes or may make the environment:

          (a) unsafe or unfit for habitation or occupation by persons or animals;

          (b)   degraded in its capacity to support plant life;

          (c)   otherwise environmentally degraded; or

          (d)   not comply with any Environmental Law.

          "Coordinating Agreement" means that certain Coordinating Agreement dated May 9, 2000 between Pacific Dunlop Holdings (USA) Inc. and Exide Corporation, as amended and supplemented from time to time.

          "Court Order" means any judgment, order, award or decree of any foreign, federal, state, or local court, tribunal or governmental agency and any award in any arbitration proceeding.

          "Disclosure Schedules" means the Disclosure Schedules dated 12 June 2000 as modified pursuant to Section 5.7 of the Coordinating Agreement.

          "Encumbrance" means any lien, charge, security interest, mortgage, pledge, power of sale, easement, encroachment, covenant, restriction on transfer or other restriction on or defect in title or other encumbrances.

          "Environmental Law" means all Requirements of Law relating to pollution or the regulation and protection of human health or the environment, including, without limitation, those regarding or relating to emissions, discharges, Releases or threatened Releases of Contaminants or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Contaminants.

          "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action or overtly threatened Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

          "Final Closing Date Balance Sheet" has the meaning specified in
Section 2.1(c) of the Coordinating Agreement.

          "Financial Statements" has the meaning specified in the Coordinating Agreement.

          "GNB" has the meaning specified in the second paragraph of this Agreement.

          "Governmental Body" means any foreign, federal, state, or local governmental authority, agency, or regulatory body.

          "Governmental Permits" has the meaning specified in Section 5.13.

          "Hebbar Shares" has the meaning specified in Section 5.2.

          "Insurance Policies" has the meaning specified in Section 7.8(a).

          "Insured Claims" has the meaning specified in Section 7.8(a).

          "Intellectual Property" has the meaning specified in Section 5.14(a).

          "Intercompany Agreements" means agreements between GNB and an Affiliate of GNB.

          "Interim Period" has the meaning specified in Section 11.1(b).

          "June 30, 1999 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

          "Knowledge of the Seller" or similar phrases means matters actually known to: Thomas Minner, Thomas Smith, Thomas O'Hare, Mitchell Bregman, Barbara Hatcher, Sanjay Deshpande or Ranna Hebbar.

          "Knowledge of the Seller Regarding Environmental Matters" or similar phrases means matters actually known to Barbara Hatcher, Steve Emmons, or Ranna Hebbar.

          "Leased Real Property" has the meaning specified in Section 5.10.

          "Losses" means losses, obligations, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

          "March 31, 2000 Balance Sheet" has the meaning specified in the Coordinating Agreement, including the notes to such balance sheet.

          "Material Adverse Effect" means any event, occurrence or condition (other than as a result of general economic conditions or events or conditions affecting the automotive and industrial battery industry as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results of operations, Business, or operations of GNB, taken as a whole.

          "Person" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Pre-Closing Period" has the meaning specified in Section 11.1(b).

          "Principal US Agreement" means the Stock Purchase Agreement with respect to Pacific Dunlop GNB Corporation dated May 9, 2000 between Pacific Dunlop Holdings (USA) Inc., as Seller, and Exide Corporation, as Buyer, as amended and supplemented from time to time.

          "PRP Sites" shall mean all (other than the Real Property and the Adjoining Properties) with respect to which GNB or any of their successors or assignees have or may have liability under any Environmental Law.

          "Purchase Price" has the meaning specified in Section 2.2.

          "Release" includes any and all spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, and any other means by which a substance may be introduced into or travel through the environment.

          "Remedial Action" shall include all actions required by a Court Order or otherwise by a Governmental Body to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any other way address Contaminants, or
(ii) prevent or minimize a Release or threatened Release of Contaminants.

          "Requirements of Law" means any foreign, federal, state or local law, statute, regulation, code or ordinance of any Governmental Body currently in effect.

          "ROW Agreements" has the meaning specified in the Coordinating Agreement.

          "Schedule" refers to a schedule in the Disclosure Schedules.

          "Seller" has the meaning specified in the first paragraph of this Agreement.

          "Seller Ancillary Agreements" means all agreements, instruments and documents being or required to be executed and delivered by the Seller under this Agreement.

          "Shares" has the meaning specified in Section 2.1.

          "Short Period" has the meaning specified in Section 11.1(b).

          "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, capital gains, capital, property, sales, use, transfer, license, excise, premium, lease, estimated, environmental, registration, value added, stamp, real property, franchise, employment, payroll, wage, withholding or minimum tax, ad valorem, or customs duty and any other similar taxes or governmental charges, fees, levies, assessments or liabilities of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and includes any interest, penalty or fine, or addition to tax imposed by any Governmental Body.

          "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                                   ARTICLE 2.
                               PURCHASE AND SALE

     Section 2.1.  Purchase and Sale of Shares.
                   ---------------------------

     (a) On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of the issued and outstanding equity shares of capital stock of GNB owned beneficially and of record by Seller (the "Shares") free from Encumbrances together with all rights attaching to such Shares at Closing.

     (b) Buyer shall, from the Closing Date, be entitled to exercise all rights attached to or accrued to the Shares including, without limitation, the right to receive all dividends made or paid on or after the Closing Date.

     Section 2.2.  Purchase Price.  The purchase price (the "Purchase Price")
                   --------------
shall be equal to One Thousand Six United States Dollars (US$1,006). At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to such bank account as Seller shall direct in writing. After Closing, the Purchase Price shall be adjusted pursuant to the Coordinating Agreement.

                                   ARTICLE 3.
                                    CLOSING

     Section 3.1. Closing.  The closing of the purchase and sale of the Shares
                  -------
(the "Closing") shall be consummated at 10:00 a.m. Chicago time on the last Business Day of the month in which the last of the conditions specified in
Article 8 is satisfied or waived, at the offices of Gardner, Carton & Douglas
---------
at 321 North Clark Street, in Chicago, Illinois, U.S.A., or at such other time or place as shall be agreed upon by Seller and Buyer. Notwithstanding the foregoing, if the date upon which the last of the conditions specified in
Article 8 is satisfied or waived is five (5) or fewer Business Days before the
---------
last day of the month, then the Closing shall be consummated on the fifth (5th) Business Day following the date upon which the last of such conditions was satisfied or waived, or such other date as may be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be effective as of the close of business on the Closing Date.

     Section 3.2.   Documents to be Delivered to Buyer.  At the Closing, Seller
                    ----------------------------------
shall deliver to Buyer or as Buyer may direct:

     (a) a duly executed and completed transfer of the Shares in favour of the Buyer or as the Buyer may direct together with the relative share certificates (or an indemnity in agreed a form reasonably satisfactory to the Buyer in respect of any share certificates which are missing) and any power of attorney under which such transfer has been executed;

     (b) duly executed transfers of any of the shares held by nominees in favor of Buyer or as Buyer may direct;

     (c) duly executed counterparts of the Seller Ancillary Agreements;

     (d) a closing certificate of the Seller in a form reasonably satisfactory to the Buyer certifying as to the accuracy of the Seller's representations and warranties at and as of the Closing and that the Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by the Seller at or before the Closing;

     (e) the written resignations of their respective offices executed as a deed by each of the directors and officers (including the company secretary of GNB) as may be required to resign by the Buyer of GNB effective as of the Closing Date;

     (f) documentation sufficient to convey by transfer or license certain intellectual property to GNB from certain GNB Affiliates (the "Intellectual Property Transfer/License Documents");

     (g) a certificate of the secretary or an assistant secretary of Seller in a form reasonably satisfactory to Buyer, dated the Closing Date, certifying as to:
(i) Seller's constituent document, (ii) the resolutions of Seller's board of directors, authorizing the execution and performance of this Agreement, the Seller Ancillary Agreements, and the transactions contemplated hereby; and (iii) incumbency and signatures of its officers or representatives executing this Agreement and any Seller Ancillary Agreement;

     (h) a direction duly executed by Seller to Ranna Hebbar directing him to hold on and from Closing the twenty-one shares in the capital of GNB held by him, on behalf of and at the sole direction of Buyer; and

     (i) such other certificates and documents as Buyer or its counsel may reasonably request.

     Section 3.3.   Documents to be Delivered to Seller.  Upon completion of all
                    -----------------------------------
the matters referred to in Section 3.2 (and only upon such completion), Buyer
                           -----------
shall be obliged to deliver to Seller:

     (a) a closing certificate of Buyer in a form reasonably satisfactory to Seller;

     (b) duly executed counterparts of the Buyer Ancillary Agreements;

     (c) a certificate of the secretary or an assistant secretary of Buyer in a form reasonably satisfactory to Seller, dated the Closing Date, certifying as to: (i) the resolutions of Buyer's board of directors, authorizing the execution and performance of this Agreement, the Buyer Ancillary Agreements, and the transactions contemplated hereby; and (ii) incumbency and signatures of its officers or representatives executing this Agreement and any Buyer Ancillary Agreement; and

     (d) such other certificates and documents as Seller or its counsel may reasonably request.

     Section 3.4.     Form of Documents.  The documents and instruments referred
                      -----------------
to in Sections 3.2 and 3.3 shall be satisfactory as to form to counsel for the
      ------------     ---
party to whom they are delivered.

     Section 3.5. Post Closing Matters.
                  --------------------

     (a) The Seller hereby declares that for so long as it remains the registered holder of any of the Shares after Closing it will:

              (i) hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Closing and all rights arising out of or in connection with them in trust for the Buyer and its successors in title; and

              (ii) deal with and dispose of the Shares and all such dividends, distributions and rights as are described in Section 3.6(a)(i) as the Buyer or any such successor may direct.

     (b)

              (i) The Seller hereby appoints the Buyer as its lawful attorney for the purpose of receiving notices of an attending and voting all meetings of the members of GNB from Closing to the date on which the Buyer or its nominee is entered in the register of members of GNB as the holder of the Shares.

              (ii)  For such purpose the Seller hereby authorises:

                    (A) GNB to send any notices in respect of its holding of Shares to the Buyer; and

                    (B) the Buyer to complete in such manner as it thinks fit and to return proxy cards, consents to short notice and any other document required to be signed by it in its capacity as a member.

                                   ARTICLE 4.
                REPRESENTATIONS AND WARRANTIES REGARDING SELLER

     Seller  represents and warrants to Buyer as follows:


     Section 4.1. Organization.  Seller is a corporation duly organized, validly
                  ------------
existing and in good standing under the laws of Singapore.

     Section 4.2. Power and Authority.  Seller has the full corporate power and
                  -------------------
authority to execute and deliver this Agreement and the Seller Ancillary Agreements and to perform its obligations hereunder and thereunder. Seller's execution, delivery and performance of this Agreement and the Seller Ancillary Agreements has been duly authorized and approved by all necessary corporate action.

     Section 4.3. Agreement Binding.  This Agreement has been, and the
                  -----------------
Seller Ancillary Agreements will be, duly executed and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, is and will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

     Section 4.4. Absence of Conflicts.  The execution, delivery and
                  --------------------
performance of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not:

     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of or result in the creation or imposition or crystallisation of any Encumbrance upon the Shares or any assets of GNB under, (i) any term or provision of the Memorandum of Association or Articles of Incorporation of Seller; (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, or franchise to which Seller or any Affiliate of Seller is a party or by which it or any of its assets is bound; (iii) any Court Order; or
(iv) any Requirements of Law; except for any of the foregoing which, individually or in the aggregate is or are not likely to have a Material Adverse Effect or hinder or impair the consummation of the transactions contemplated hereby; or

     (b) require the approval, consent, authorization or act of, or the making by Seller or any Affiliate of Seller of any declaration, notification, filing or registration with any Person, except for governmental approvals and any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a Material Adverse Effect, or materially hinder or impair the consummation of the transactions contemplated hereby.

     Section 4.5. No Litigation. There is no Action pending or, to the Knowledge
                  -------------
of Seller, threatened which questions the legality or propriety of the transactions contemplated by this

Agreement or the Seller Ancillary Agreements or which would impair the consummation of the transactions contemplated hereby or thereby.

     Section 4.6.     Title to Shares.  Subject to the provisions contained in
                      ---------------
the Articles of Association of GNB regarding restriction on transfer of shares and the terms of approval dated October 17, 1997 of the Secretariat of Industrial Assistance requiring the Seller to disinvest 25% of the equity within five to seven years form the date of the approval, Seller has good, valid and marketable title to the Shares, free and clear of all Encumbrances, and has full right and power to vote and dispose of such Shares as contemplated herein. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares.

     Section 4.7.     No Advisor.  Neither Seller nor any of its Affiliates nor
                      ----------
any Person acting on its or their behalf, has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Buyer or GNB may be liable.

                                  ARTICLE 5.
                 REPRESENTATIONS AND WARRANTIES REGARDING GNB

    Seller represents and warrants to Buyer as follows:

     Section 5.1.     Organization.  GNB is a corporation duly organized,
                      ------------
validly existing and is duly authorized under the laws of India. Seller has delivered or made available to Buyer complete and correct copies of GNB's organizational documents and amendments thereto as in effect on the date hereof and has furnished or made available copies of the minute books and other statutory registers of GNB. Such organizational documents are in full force and effect. GNB is not in violation of any provision of its Memorandum of Association or Articles of Association. GNB has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as currently conducted and to operate the properties and assets now being operated by it.

     Section 5.2.     Capitalization.  The authorized capital of GNB consists of
                      --------------
Two Million (2,000,000) shares of common stock, par value INR10 per share. On the date of the Closing, there will be One Million Five Hundred Forty Eight Thousand Four Hundred Thirty Six (1,548,436) equity shares of the stock of GNB issued and outstanding, One Million Five Hundred Forty Eight Thousand Four Hundred Fifteen (1,548,415) of which are owned by the Seller and constitute the Shares. All of the Shares are owned by Seller. As of the Closing, the Twenty One (21) shares of issued and outstanding stock that are not owned by Seller will be owned by Mr. Ranna Hebbar, an employee of GNB (the "Hebbar Shares").
The Shares and the Hebbar Shares have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive or other rights under applicable law, GNB's organizational document, or the terms of any subscription, option, warrant, right, agreement, commitment or Court Order to which GNB is a party, or by which it is bound. Except as set forth on Schedule 5.2, GNB has no outstanding subscriptions, options, warrants,
         ------------
rights, agreements or other commitments granting to any Person any interest in or right to acquire any of its securities, including, without limitation, the Shares and the Hebbar Shares, or any interest therein. GNB has not issued any security convertible into, or exchangeable for, the Shares or the Hebbar Shares or other capital shares, and there is no voting trust or other agreement or understanding to which GNB or Seller is a party or by which either of them is bound with respect to the voting of the Shares or the Hebbar Shares. GNB is not under any obligation, whether contingent or otherwise, to issue or repurchase any of its capital shares or to share or make any dividend or distribution payments based on its revenues, profits or net income.

     Section 5.3.     Subsidiaries and Investments.  GNB has no subsidiaries.
                      ----------------------------
GNB does not own, directly or indirectly, any stocks, bonds or securities or any equity or other proprietary interest in any Person.

     Section 5.4.     Absence of Conflicts.  Except as set forth in Schedule
                      --------------------                          --------
5.4, the execution, delivery, and performance of this Agreement and the Seller Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not:

     (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of, or result in the creation or imposition or crystallisation of any Encumbrance upon the Shares or the Hebbar Shares or any assets of GNB under:
(i) any term or provision of the organizational documents of GNB, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, or franchise to which GNB is a party or by which it or any of its assets, is bound;
(iii) any Court Order; or (iv) any Requirements of Law; except for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or hinder or impair the consummation of the transactions contemplated hereby and thereby; or

     (b) require the approval, consent, authorization or act of, or the making by GNB of any declaration, notification, filing or registration with any Person, except, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a Material Adverse Effect or materially hinder or impair the consummation of the transactions contemplated hereby and thereby.

     Section 5.5.     No Litigation.  Except as set forth in Schedule 5.5:  (a)
                      -------------                          ------------
there is no Action pending or, to the Knowledge of Seller, threatened against GNB or any of its assets and there has not been, to the Knowledge of Seller, any claim asserted by any Person that could lead to an Action, and (b) neither GNB nor any of its assets is subject to any currently pending Court Order. Except as set forth in Schedule 5.5, to the Knowledge of Seller, there is no Action
             ------------
pending or threatened against any officer or director of GNB arising out of his or her service as an officer or director of GNB.

     Section 5.6.     No Violation.   Except as set forth in Schedule 5.6:  (a)
                      ------------                           ------------
GNB has complied and is in compliance with all Court Orders and Requirements of Law which are applicable to GNB and its business, and (b) GNB has complied and is in compliance with all Court Orders and Requirements of Law which are applicable to GNB, except, in either case, for such Requirements of Law as to which noncompliance is not likely to have a Material Adverse Effect.

     Section 5.7.   Operations Since June 30, 1999.
                    ------------------------------

     (a) Except as set forth in Schedule 5.7(A), or as reflected in the March
                                ---------------
31, 2000 Balance Sheet, since June 30, 1999, there has been no material adverse change in the business, operations, assets, or financial condition of GNB taken as a whole. The termination of any Intercompany Agreement not listed on

Schedule 7.6 will not have a Material Adverse Effect.
------------

     (b) Except as set forth in Schedule 5.7(B), or as reflected in the March
                                ---------------
31, 2000 Balance Sheet, since June 30, 1999, GNB has conducted its business only in the ordinary course and has not:

     (i)       made any material change in operations;

     (ii) made any capital expenditure or entered into any contract or commitment therefor in excess of the capital expenditures in the "Fiscal Year 2000 Open Sanction Summary" attached to Schedule 5.7(B) to the Principal US Agreement;

     (iii) sold, leased (as lessor), assigned transferred or otherwise disposed of, or imposed or suffered to be imposed any Encumbrance on, any of the assets, except for inventory and other personal or real property sold, leased or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and except for Permitted Encumbrances (as defined in the Principal US Agreement);

     (iv) canceled any debts owed to or claims held (including the settlement of any Action) other than in the ordinary course of business consistent with past practice;

     (v) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations or guaranteed any such indebtedness or leases of others or made any loans other than in the ordinary course of business consistent with past practice;

     (vi) written off as uncollectible or accelerated or delayed collection of notes or accounts receivable generated by GNB in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice;

     (vii) delayed or accelerated payment of any accounts payable or other liabilities of GNB beyond or in advance of their due date or the date when such liabilities would have been paid other than in the ordinary course of business consistent with past practice;

     (viii) made any distribution of assets (including payments of cash) to any of its Affiliates other than pursuant to agreements entered into in the ordinary course of business consistent with past practice or declared or paid any dividends, (provided that Seller shall have the right to remove and retain all cash held by GNB), or redeemed, reclassified or purchased or otherwise acquired any shares of its capital stock or authorized or issued any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

     (ix)      entered into or except as set forth in Schedule 5.15, amended any
                                                      -------------
               employment, severance or similar agreement or arrangement or made any increases in the wages, bonuses, and benefits of its employees (other than any increases made in the ordinary course of business consistent with past practice);

     (x) waived any rights or settled any claims, except for such waivers or settlements granted or entered into in the ordinary course of business;

     (xi)      made any change in any method of accounting;

     (xii) suffered or incurred any damage, destruction, fire, explosion, accident, flood or other casualty loss or act of God (whether or not covered by insurance) to any material operating asset or group of operating assets;

     (xiii) entered into or amended any purchase or sale contract outside the ordinary course of business;

     (xiv) suffered any amendment, termination, suspension or revocation of, any Governmental Permit;

     (xv) adopted any Employee Plan or amended or modified any already existing Employee Plan;

     (xvi) amended its Memorandum of Association or its Articles of Association; or

     (xvii)    manufactured inventory in excess of its expected needs; or

     (xviii)   where applicable, agreed to do any of the foregoing.

     Section 5.8.   Taxes.
                    -----

     (a) GNB or its shareholders have accurately prepared and timely filed (including all extensions) all Tax Returns required to be filed by such entity. All such Tax Returns have been prepared in compliance with applicable Requirements of Law and are true and correct and properly reflect the Taxes due for the periods covered thereby.

     (b) All Taxes due and payable by Seller have been properly paid.

     (c) Except as disclosed in Schedule 5.8, neither GNB nor its shareholders
                                ------------
have waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect nor been requested or been granted an extension of time for filing any Tax Return which has not yet been filed.

     (d) Except as disclosed in Schedule 5.8, there are no material elections,
                                ------------
consents or agreements with tax authorities other than those reflected on tax forms filed by GNB or its shareholders with tax authorities.

     (e) Except as disclosed in Schedule 5.8, GNB is not (and never has been) a
                                ------------
party to any tax sharing agreement, and has not assumed the tax liability of any other Person under contract.

     (f) There are no Encumbrances on any of the assets of GNB with respect to Taxes, other than liens not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

     (g) Except as set forth on Schedule 5.8, no deficiency or proposed
                                         ----
adjustment (which has not settled or otherwise resolved) for any amount of Tax has been proposed, asserted or assessed by any taxing authority against GNB.

     (h) Except as set forth on Schedule 5.8, there is no action, suit,
                                ------------
assessment, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of Seller, threatened against or with respect to GNB.

     (i) Except as set forth on Schedule 5.8, no claim has ever been made by a
                                ------------
taxing authority in a jurisdiction where GNB, respectively, do not file Tax Returns that such entity is or may be subject to Taxes assessed by such jurisdiction.

     (j) Except as set forth on Schedule 5.8, GNB will not be required (A) as a
                                ------------
result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (B) as a result of any Requirement of Law relating to taxation matters to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (C) as a result of any Requirement Law relating to taxation matters, to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date or (D) any installment sale made or prepaid income attributable to a taxable period ending on or prior to the Closing Date.

     (k) Except as set forth on Schedule 5.8, GNB has no obligation or liability
                                ------------
for the payment of Taxes of any other Person, including, but not limited to the following, a liability of GNB for the payment of any Tax arising (A) as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto), (B) as a result from any expressed or implied obligation to indemnify another person, and
(C) as a result from GNB succeeding to the Tax liability of any other person as a successor, transferee or otherwise.

     Section 5.9.     Title to Assets.  GNB is the exclusive and absolute owner
                      ---------------
of and has good title to; or a valid leasehold interest to, all of the personal property in India reflected in the June 30, 1999 Balance Sheet (other than the property in India disposed of since the date of the June 30, 1999 Balance Sheet in the ordinary course of business for fair value) in the amounts and categories reflected therein, and all personal property in India acquired after the date of the June

30, 1999 Balance Sheet, free and clear of all Encumbrances, except for:
(a) Permitted Encumbrances; (b) the lien of current taxes not yet due and payable and (c) other exceptions disclosed in Schedule 5.9. Except as disclosed
                                              ------------
in Schedule 5.9, the personal property of GNB that is utilized in the operation
   ------------
of GNB's business is usable in the ordinary course of GNB's business and conforms to all applicable statutes, ordinances and regulations relating to its construction, use and operation, except where such nonconformity is not likely to have a Material Adverse Effect.

     Section 5.10.    Real Property.  GNB does not own any real property.
                      -------------
Schedule 5.10 sets forth a complete and accurate list, including a brief
-------------
description of the material terms of each lease or similar agreement under which GNB is lessee of, or holds, or occupies, or operates, any real property owned by any third Person (the "Leased Real Property"). GNB has good and valid leasehold in all of the Leased Real Property leased by it, free and clear of all Encumbrances except for Permitted Encumbrances. The occupation, possession and use of the Leased Real Property by GNB has not been disturbed and, to the Knowledge of Seller, no claim has been asserted or threatened which is adverse to the rights of GNB to the continued occupation, possession and use of the Leased Real Property, as currently utilized.

     Section 5.11.  Personal Property.  Schedule 5.11 contains a list of all
                    -----------------   -------------
machinery, equipment and vehicles owned by GNB having an original cost of Four Million Four Hundred Sixty Thousand Indian Rupees (INR4,460,000) or more.

     Section 5.12.  Personal Property Leases.  Schedule 5.12 contains a brief
                    ------------------------   -------------
description of each lease or other agreement or right under which GNB is lessee of, or holds or operates, any machinery, equipment or vehicle owned by a third Person, except those which are terminable by GNB without cost or penalty on 30 days' or less notice or which provide for annual rentals of less than Four Million Four Hundred Sixty Thousand Indian Rupees (INR4,460,000).

     Section 5.13.    Governmental Permits.
                      --------------------

     (a) Except as disclosed in Schedule 5.13(A), GNB owns, holds or possesses
                             -----------------
all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle GNB to own or lease, operate and use its assets and conduct its operations substantially as currently operated (herein collectively called "Governmental Permits"). Notwithstanding the foregoing, Governmental Permits required under Environmental Laws are addressed solely in Section 5.19(B).
                                           ---------------

     (b) Except as set forth in Schedule 5.13(B):  (i) GNB has fulfilled and
                                ----------------
performed its obligations under each of the Governmental Permits, except for such nonfulfillment or nonperformance which is not likely to have a Material Adverse Effect; and (ii) no written notice of cancellation, revocation, suspension or default or of any dispute concerning any Governmental Permit has been received by GNB and, to the Knowledge of Seller, there is no basis for the issuance of such notice except as a result of the consummation of the transactions contemplated hereby or except as is not likely to have a Material Adverse Effect.

     Section 5.14.    Intellectual Property.
                      ---------------------

     (a) Except as set forth on Schedule 5.14(A), there are no material patents,
                                ----------------
patent applications, trademarks or trademark registrations, service marks or service mark registrations, trade names, Internet domain names, corporate names, or any applications to register any of the foregoing; copyrights; or any license to or from any Person with respect to any of the foregoing, used by GNB or otherwise relating to the Business substantially as currently conducted by GNB (collectively, the "Intellectual Property").

     (b) Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 5.14(B), duly registered, filed or issued, as
                     ----------------
the case may be, as is indicated in Schedule 5.14(B), and such registration,
                                    ----------------
filings and issuances remain in full force and effect.

     (c) Except as set forth in Schedule 5.14(C), GNB owns and possesses all
                                ----------------
right, title and interest in and to the Intellectual Property, and GNB has not received written notice of any claim by any Person contesting the validity, enforceability, use, or ownership of any Intellectual Property, patent disclosures or inventions. Schedule 5.14(C), sets forth all technology
                           ----------------
(including Intellectual Property) owned by third parties and used by GNB. To the Knowledge of Seller, except as set forth in Schedule 5.14(C), no Person is
                                                ----------------
infringing on the rights of GNB with respect to any Intellectual Property. GNB uses all reasonable efforts to protect its trade secrets.

     Section 5.15.    Employees.  Except as described in Schedule 5.15, GNB is
                      ---------                          -------------
not required to contribute to any employee plan on behalf of its employees and no employees of GNB are covered under any employee plan. Except as set forth in

Schedule 5.15, GNB is not a party to or bound by any collective bargaining
-------------
agreement, employment agreement, severance agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete which is material to its business.

     Section 5.16.    Employee Relations.
                      ------------------

     (a) Except as set forth in Schedule 5.16(A):  (i) GNB is in compliance with
                                ----------------
all applicable Requirements of Law with respect to labor and employment; (ii) GNB has not engaged in any unfair labor practice or illegally discriminated with regard to any aspect of employment on the basis of any legally prohibited category or classification; and (iii) with respect to employees and former employees who rendered services to, or participated in conduct or activities in connection with GNB, GNB is not liable for any arrears of wages, salaries or other payments.

     (b) Except as set forth in Schedule 5.16(B), there are no: (i) unfair labor
                                ----------------
practice or discrimination charges or complaints pending or, to the Knowledge of Seller, threatened against GNB before any Indian federal, state or local agency or authority; (ii) complaints, charges or citations pending or, to the Knowledge of Seller, threatened against GNB under any Indian state or local occupational safety act or regulation; (iii) to the Knowledge of Seller, labor strike, stoppage, or material controversies pending or threatened between GNB and its employees or any labor union or organization representing or claiming to represent such employees' interests; or (iv) collective bargaining agreement currently being negotiated by GNB with respect to its employees.

     Section 5.17.  Commercial Contracts.  Except as set forth in Schedule 5.17,
                    --------------------                          -------------
GNB is not a party to or bound by:

     (a) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract or agreement which is reasonably anticipated by GNB to involve the payment of more than Four Million Four Hundred Sixty Thousand Indian Rupees (INR4,460,000) per year;

     (b) any contract, agreement or commitment regarding the sale or other disposition of products or services by GNB, or for the purchase of raw materials, products or services by GNB, which is reasonably anticipated by GNB to involve the receipt or payment of more than Four Million Four Hundred Sixty Thousand Indian Rupees (INR4,460,000) per year;

     (c) any guarantee or indemnification agreement for the benefit of any Person made or given outside of the ordinary course of business;

     (d)  any Tax sharing agreement;

     (e) any contract, agreement or commitment which provides for the incurrence by GNB of indebtedness for borrowed money or capitalized lease obligations;

     (f) any partnership or joint venture agreement;

     (g) any agreement, contract or commitment relating to capital expenditures of an amount or value in excess of Four Million Four Hundred Sixty Thousand Indian Rupees (INR4,460,000);

     (h) any agreement that restricts or purports to restrict the business activity of GNB or limits GNB's ability to engage in any line of business or compete with any Person;

     (i) any material license of software or other intellectual property; or

     (j) any agreement that was not entered into in the ordinary course of GNB's business consistent with past practice and that involves annual payments in excess of Four Million Four Hundred Sixty Thousand Indian Rupees (INR4,460,000).

     Section 5.18.  Status of Contracts.  Except as set forth in Schedule 5.18
                    -------------------                          -------------
hereto: (a) each of the leases, contracts and other agreements of GNB listed in Schedules 5.10, 5.12, 5.14, 5.15 and 5.17 (collectively, the "GNB Agreements")
--------------  ----  ----  ----     ----
constitutes a legal, valid and binding obligation of GNB (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect; and (b) GNB is not, nor, to the Knowledge of Seller, alleged to be, in material breach of, or material default under, any of the GNB Agreements nor, to the Knowledge of Seller, is any other party thereto in such breach or default and, to the Knowledge of the Seller, no event has occurred which the notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration of any of the GNB Agreements.

     Section 5.19.  Environmental Matters.  Notwithstanding any other provision
                    ---------------------
of this Agreement, this Section 5.19 contains the only representations or
                        ------------
matters, and no other statement in this Agreement, in any Seller Ancillary Agreement or in any other document or information delivered or given to or received by or on behalf of Buyer in connection with the transactions contemplated by this Agreement shall be deemed to be a representation or warranty relating to Environmental Law or environmental matters.

  (a) Except as set forth in Schedule 5.19(A), GNB is in compliance with all
                             ----------------
applicable Environmental Laws except for such noncompliance is as not likely to have a Material Adverse Effect.

  (b) Except as set forth on Schedule 5.19(B), GNB owns, holds or possesses all
                             ----------------
material Governmental Permits required under Environmental Laws necessary for the occupation and use of the Leased Real Property and the operations of its business substantially as currently conducted. All Governmental Permits required under Environmental Laws that are currently owned, held, or possessed by GNB are listed in Schedule 5.19(B). Except as disclosed on Schedule 5.19(B),
                     ----------------                          ----------------
GNB is in compliance and has for the past three (3) years complied, with all Governmental Permits except for such noncompliance as is not likely to have a Material Adverse Effect. Seller shall make commercially reasonable efforts to transfer or cause to be transferred to Buyer all such Governmental Permits at the Closing, including (i) giving notice to any Indian federal, state or local regulatory agencies with respect to the change in ownership or control or responsible officials at the Leased Real Property, (ii) completing and submitting notices of termination, and (iii) to the extent not transferred by the Closing Date, shall cooperate fully with Buyer in obtaining the transfer of such Governmental Permits as promptly thereafter as possible.

  (c) Except as set forth in Schedule 5.19(C), GNB is not subject to any pending
                             ----------------
or, to the Knowledge of Seller Regarding Environmental Matters, threatened investigation by, order from, claim by, statutory request for information from or continuing agreement with any Person respecting: (i) any violation of Environmental Law or Governmental Permits, (ii) any Remedial Action, or (iii) any claim of Losses and Expenses, in each case arising from the release of a Contaminant or the presence of any Contaminant onto or from the Leased Real Property.

  (d) Except as set forth in Schedule 5.19(D), GNB is not subject to any pending
                             ----------------
or, to the Knowledge of Seller Regarding Environmental Matters, threatened judicial or administrative investigation, proceeding, order, notice of violation, judgment, decree or settlement with any continuing obligation alleging or relating to a violation of or liability under any Environmental Law or Governmental Permits.

  (e) Except as set forth in Schedule 5.19(E), GNB has not received written
                             ----------------
notice under any Environmental Law to the effect that it is or may be liable to any Person as a result of the generation, storage, transportation, Release, arrangement for disposal or disposal of or Release of any Contaminants on, at or in any Leased Real Property.

  (f) Except as set forth in Schedule 5.19(F), GNB has not reported a Release
                             ----------------
pursuant to an Environmental Law or filed a notice with respect to the contamination of land or the generation of hazardous wastes that is required to be filed pursuant to an Environmental Law, and, to the Knowledge of the Seller Regarding Environmental Matters, there has not been any disposal by GNB or Release of any Hazardous Materials on, at, in or beneath any Leased Real Property.

  (g) To the Knowledge of Seller Regarding Environmental Matters, there are no underground storage tanks (whether active or abandoned) located at, in or beneath the Leased Real Properties.

  (h) Seller has made available to Buyer true and correct copies of all material environmental audits and consultant's reports relating to the past and current operations, properties and facilities of GNB or any of their respective predecessors, which are in its possession or under its reasonable control.

  (i) To the Knowledge of Seller Regarding Environmental Matters, the sites identified in the Disclosure Schedules constitute, and as the Disclosure Schedules are updated by Seller from time to time in its sole discretion prior to the Closing Date, will constitute all PRP Sites as of the Closing Date.

  (j) Notwithstanding any other provision of this Agreement, no representations and warranties are made or shall be deemed to apply to the PRP Sites.

  Section 5.20.  Insurance.  Seller has, and at all times has had, valid
                 ---------
insurance coverage in respect of the Business against all risks normally insured against by Persons in the same industry, underwritten by one or more well-established and reputable insurers or adequately capitalized Affiliates.
Schedule 5.20 contains a list of all insurance policies (specifying (i) the
-------------
insurer, (ii) the amount of coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder) maintained by or on behalf of GNB on its properties, assets, business or personnel. GNB has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. All premiums due under the policies listed on Schedule 5.20
                                                                   -------------
have been paid or accrued for on the Financial Statements and all such policies are in full force and effect and no notice of disallowance of any claim under any insurance policy, whether or not currently in effect, has been received by GNB. Other than (i) claims properly made against GNB in the ordinary course of business pursuant to insurance programs written on a retrospective rating basis,
(ii) claims made as a result of premium audits relating to expired insurance policies, (iii) deductible claims relating to losses that are incurred but not reported, or losses that are known but not finally resolved, GNB has no liability for or exposure to any premium expenses for expired policies and there are not current claims by GNB under any such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

  Section 5.21.  Product Warranties.  GNB's unexpired, express product
                 ------------------
warranties with respect to products that GNB manufacturers or sells or that it has heretofore manufactured or sold are described in Schedule 5.21. Except as
                                                     -------------
set forth in Schedule 5.21, GNB has not received written notice of any claim
             -------------
against GNB, based on any product warranty (except claims outstanding as of June 30, 1999, not exceeding Eight Million Nine Hundred Twenty Thousand Indian Rupees (INR8,920,000) in the aggregate).

  Section 5.22.  Bank Accounts, Guarantees and Powers.  Schedule 5.22 sets forth
                 ------------------------------------   -------------
a list of all accounts, borrowing resolutions and deposit boxes maintained by GNB at any bank or other financial institution and the names of the person authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes.

  Section 5.23.  Accounts and Records.  All the accounts, books, ledgers and
                 --------------------
financial and other material records of the Business have been maintained accurately and in accordance with generally accepted accounting principles.

  Section 5.24.  No Misrepresentation.  To the Knowledge of Seller, the
                 --------------------
representations and warranties of Seller contained in this Agreement, the Disclosure Schedules attached hereto, and the certificates and other instruments delivered by Seller pursuant hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

  Section 5.25.  Sufficiency of Assets.   GNB owns or leases or has the right to
                 ---------------------
use all Leased Real Property, buildings, machinery, equipment, intellectual property and other assets necessary for the conduct of the Business.

  Section 5.26.  Powers of Attorney.  Except as set forth in Schedule 5.26, as
                 ------------------                          -------------
of Closing, there will not be any outstanding powers of attorney executed on behalf of GNB other than with respect to the filing of taxes, customs and similar matters and intellectual property registrations and carrying on the business in ordinary course.


                                  ARTICLE 6.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer hereby represents and warrants to Seller as follows.

  Section 6.1.   Organization.  Buyer is a corporation duly organized, validly
                 ------------
existing and is duly authorized under the laws of Singapore.

  Section 6.2.   Power and Authority. Buyer has the full corporate power and
                 -------------------
authority to execute and deliver this Agreement and the Buyer Ancillary Agreements, to perform its obligations hereunder and thereunder. Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action.

  Section 6.3.   Agreement Binding.  This Agreement has been and the Ancillary
                 -----------------
Agreements will be duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, is and will be the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

  Section 6.4.   Absence of Conflicts. The execution, delivery and performance
                 --------------------
of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not:

  (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, result in termination of or result in the creation or imposition or crystallisation of any Encumbrance under: (i) any term or provision of the organizational documents of Buyer, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, franchise, permit or other commitment to which Buyer is a party or by which it or any of its assets are bound, (iii) any Court Order, or (iv) any Requirements of Law; except in each case, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or hinder or impair the consummation of the transactions contemplated hereby; or

  (b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notification, filing or registration with, any Person, except in each case, for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a material adverse effect on the financial condition of Buyer or materially hinder or impair the consummation of the transactions contemplated hereby.

  Section 6.5. No Litigation. There is no Action pending or, to the knowledge of
               -------------
Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Buyer Ancillary Agreements or which would impair the consummation of the transactions contemplated hereby, and there has not been, to the knowledge of Buyer, any claim asserted by any Person that could lead to such an Action.

  Section 6.6. Investment Representation.  Buyer is acquiring the Shares for
               -------------------------
investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other Person.

  Section 6.7. No Advisor.  Neither Buyer nor any Person acting on its behalf
               ----------
has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller may be liable.

  Section 6.8.   No Misrepresentation.  To the knowledge of Buyer, the
                 --------------------
representations and warranties of Buyer contained in this Agreement, and the certificates and other instruments delivered by Buyer pursuant hereto do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.


                                  ARTICLE 7.
                       ACTION PRIOR TO THE CLOSING DATE

  Buyer and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

  Section 7.1.   Preserve Accuracy of Representations and Warranties.  Buyer and
                 ---------------------------------------------------
Seller shall, and Seller shall cause GNB to, refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Buyer and Seller shall promptly notify the other of any Action, investigation, or other proceeding, that shall be instituted or threatened against such party or in the case of Seller, against GNB to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

  Section 7.2.   Governmental Approvals.  During the period prior to the
                 ----------------------
Closing Date, Seller and Buyer shall, and Seller shall cause GNB to, act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained in order to effect the consummation of the transactions contemplated by this Agreement and preserve for the benefit of GNB its rights under permits and agreements.

  Section 7.3.   Operations Prior to the Closing Date.
                 ------------------------------------

  (a) During the period prior to the Closing Date, Seller shall cause GNB to operate and carry on its operations only in the ordinary course and substantially as operated prior to the date hereof.

  (b) Notwithstanding Section 7.3(a), except as set forth in Schedule 7.3(B) and
                      --------------                         ---------------
expressly contemplated by this Agreement, or with the express prior consent of Buyer, Seller shall not take and shall cause GNB not to take any of the actions set out in Section 5.7(b); provided however, notwithstanding anything to the
           --------------
contrary herein, Seller shall not make, and since May 9, 2000 has not made, any capital expenditure in excess of the local currency equivalent of US$250,000 (other than those permitted by Section 7.3(b) of the Principal US Agreement) without the prior written approval of Buyer.

  Section 7.4.   Notification of Changes.  Each of Seller and Buyer shall
                 -----------------------
promptly notify the other of any event that causes any representation or warranty given by such party in Articles 4, 5 and 6 to become untrue.
                                -------------------

  Section 7.5.   Satisfaction of Condition.  Buyer and Seller shall use their
                 -------------------------
respective reasonable endeavors to secure the satisfaction of the conditions to Closing contained in Section 8.2(g), provided that nothing in this Section 7.5
                     --------------                                -----------
shall oblige Seller to agree to any variation in the terms of this Agreement or the transactions contemplated thereby.

  Section 7.6. Intercompany Agreements. All Intercompany Agreements and intercompany accounts payable and receivable, except for those set out in
Schedule 7.6, shall be terminated or canceled at Closing.
------------

  Section 7.7.   Preemptive Rights.  All Preemptive Rights existing under any of
                 -----------------
GNB's organizational documents shall be waived at Closing.

  Section 7.8.   Insurance Matters.
                 -----------------

  (a) Seller agrees that with respect to any occurrence-based policies as to which GNB is named insured or named as additional insured parties (the "Insurance Policies"), it shall fully cooperate with Buyer (at Buyer's expense) in taking all steps necessary to file and process any insurance claims for any claims made after the Closing Date that relate to any acts, events or occurrences prior to the Closing Date relating to the Business (the "Insured Claims") that are insured under such policies. To the extent that any proceeds relating to the Insured Claims are received by Seller or any of Seller's Affiliates, Seller agrees to pay over such proceeds promptly to Buyer.

  (b) Buyer agrees that it shall pay any retrospective premium charge or liability owed by Seller under the terms of such Insurance Policies (including amounts owed under premium audits), subject to the following conditions (i) Buyer shall only be obligated to pay such portion of a retrospective premium charge or liability to the extent it exclusively relates to the Business, (ii) Buyer shall have the right, upon reasonable request made to Seller, to audit any retrospective premium policies and charges thereunder, and to object to any proposed charge on the basis of such audit (in which case any dispute between Seller and Buyer (not including any dispute between Buyer and any insurer) shall be resolved by binding arbitration) and (iii) Buyer shall not be required to pay any retrospective charge or liability with respect to any Insurance Policies to the extent the overall maximum premium owed by all of the insured parties thereon has previously been paid.

  (c) Buyer acknowledges and agrees that neither Buyer nor GNB will have, after the Closing Date, any rights under, and will not assert claims against, any insurance policies insuring or naming Pacific Chloride, Inc., or any of its predecessors or successors, as an insured or additional insured, nor will Buyer or GNB assert rights to any settlements of claims under such policies.

  Section 7.9.   General.  Each of the parties will use its reasonable best
                 -------
efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth below).

  Section 7.10.  Preservation of Business.  Each of the parties shall, and
                 ------------------------
Seller shall cause GNB to, use reasonable best efforts to keep their businesses and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

                                  ARTICLE 8.
                             CONDITIONS TO CLOSING

  Section 8.1.   Conditions to the Obligations of the Buyer. The obligations of
                 ------------------------------------------
Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

  (a) No Misrepresentation or Breach of Covenants and Warranties.  Seller shall
      ----------------------------------------------------------
have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement. Each of the representations and warranties of Seller contained in this Agreement and each of the Seller Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need to be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a closing certificate in a form reasonably satisfactory to the Buyer to such effect, dated the Closing Date, signed by the President or Vice President of Seller;

  (b) Closing Documents.  Buyer shall have received from Seller the agreements
      -----------------
and closing documents contemplated by Section 3.2.
                                      -----------

  (c) Necessary Approvals.  The Seller and the Buyer shall have received all
      -------------------
approvals and actions of or by all Governmental Bodies and any other Person which are necessary to complete the transactions contemplated hereby and by the ROW Agreements and preserve for the benefit of GNB its rights under the GNB Agreements which are material to the operation of the Business.

  (d) No Suit.  No Action by any Governmental Body shall be pending or
      -------
threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

  (e) No Restraint.  No Court Order shall have been issued and be in effect
      ------------
which restrains or prohibits any material transaction contemplated hereby.

  (f) Principal US Agreement.  The transactions contemplated by the Principal US
      ----------------------
Agreement shall have closed simultaneously with the Closing.

  (g) No Material Adverse Change.  On the Closing Date, there shall not be a
      --------------------------
Material Adverse Effect.

  (h) Coordinating Agreement.  All conditions to Exide Corporation's obligations
      ----------------------
set forth in Sections 5.5, 5.6 and 5.7(a) of the Coordinating Agreement shall have been satisfied.

     Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Buyer shall be deemed to have waived any such failure and any rights or remedies it may have against Seller by reason of such failure.

  Section 8.2.   Conditions to the Obligations of Seller.  The obligations of
                 ---------------------------------------
Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

  (a) No Misrepresentation or Breach of Covenants and Warranties.  Buyer shall
      ----------------------------------------------------------
have complied in all material respects with its covenants and agreements herein and in the Coordinating Agreement. Each of the representations and warranties of the Buyer contained in this Agreement and the Buyer Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which only need to be true and correct as of such date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller; and there shall have been delivered to Seller a closing certificate in a form reasonably satisfactory to the Seller to such effect, dated the Closing Date and signed by the President or Vice President of the Buyer;

  (b) Closing Documents.  Seller shall have received from Buyer the agreements
      -----------------
and closing documents contemplated by Section 3.3.
                                      -----------

  (c) Payment of Purchase Price.  Buyer shall have tendered payment of the
      -------------------------
Purchase Price.

  (d) Necessary Approvals.  Seller and Buyer shall have received all approvals
      -------------------
and actions of or by all Governmental Bodies and any other Person which are necessary to consummate the transactions contemplated hereby and by the ROW Agreements and preserve for the benefit of Buyer its rights under agreements which are material to the operation of its business;

  (e) No Suit.  No Action by any Governmental Body shall be pending or
      -------
threatened questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

  (f) No Restraint.  No Court Order shall have been issued and be in effect
      ------------
which restrains or prohibits any material transaction contemplated hereby.

  (g) Principal US Agreement.  The transactions contemplated by the Principal US
      ----------------------
Agreement shall have closed simultaneously with the Closing.

  (h) No Material Adverse Change.  On the Closing Date, there shall have been no
      --------------------------
event, occurrence or condition (other than as a result of general economic conditions or events affecting the automotive and industrial battery business as a whole) which has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, results or operations, businesses, or operations of Buyer taken as a whole.

  (i) Coordinating Agreement.  All conditions to Pacific Dunlop Holdings (USA)
      ----------------------
Inc.'s obligations set forth in Sections 5.5 and 5.7(b) of the Coordinating Agreement shall have been satisfied.

     Notwithstanding the failure of any one or more of the foregoing conditions, Seller may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Seller shall be deemed to have waived any such failure and any rights or remedies it may have against Buyer by reason of such failure.

                                  ARTICLE 9.
                                  TERMINATION

  Section 9.1.   Termination.  Anything contained in this Agreement to the
                 -----------
contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

  (a) by the mutual written consent of Buyer and Seller;

  (b) by Buyer or Seller if the Closing shall not have occurred on or before December 31, 2000 unless: (i) all conditions to Closing have previously been satisfied or waived, and (ii) the Closing has not then occurred solely because the date for Closing specified in Section 3.1 has not yet occurred and unless
                                  -----------
such failure to close is due primarily to the breach by the party seeking termination of its agreements, representations or warranties contained herein;

  (c) by Buyer in the event of any breaches in any material respect by Seller of Seller's agreements, covenants, representations or warranties contained herein, and which Seller has failed to remedy or cure within twenty one (21) days after receipt of notice from Buyer requesting that such breaches be remedied or cured;

  (d) by Seller in the event of any material breaches by Buyer of Buyer's agreements, covenants, representations or warranties contained herein, which Buyer has failed to remedy or cure within twenty one (21) days after receipt of notice from Seller requesting that such breaches be remedied or cured; or

  (e) by Buyer or Seller if any court shall have issued a Court Order or if any Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

  Section 9.2. Notice of Termination.  Any party desiring to terminate this
               ---------------------
Agreement pursuant to Section 9.1 shall give written notice of such termination
                      -----------
to the other parties to this Agreement.

  Section 9.3. Effect of Termination.  In the event that this Agreement shall be
               ---------------------
terminated pursuant to this Article 9, all further obligations of the parties
                            ---------
under this Agreement (other than Sections 12.2, 12.8, and 12.11 of this
                                 -------------  ----      -----
Agreement and Sections 5.2, 5.3 and 5.4 of the Coordinating Agreement) shall be
              ------------  ---     ---
terminated without further liability of any party to the other, provided that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

                                  ARTICLE 10.
                             EXCLUSIVITY OF REMEDY

  Section 10.1.  Indemnification by Seller.  Seller's sole and exclusive
                 -------------------------
indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

  Section 10.2.  Indemnification by Buyer.  Buyer's sole and exclusive
                 ------------------------
indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

  Section 10.3.  Exclusivity of Remedy.  Except as provided in Section 9.3, with
                 ---------------------                         -----------
respect to any breach by either party of its representations, warranties, covenants, or agreements in this Agreement, the respective Buyer Ancillary Agreements or Seller Ancillary Agreements, or the ROW Agreements and the transactions contemplated hereby and thereby, the sole and exclusive remedy of the other party (in contract, tort, for contribution, under Requirements of Law, or otherwise) shall be the indemnification provided in the Coordinating Agreement. In view of this exclusivity of remedy provision, Buyer and Seller covenant and agree for themselves and their respective Affiliates that they will not bring, maintain, join or prosecute any Action or other proceeding against the other or its Affiliates for breach of this Agreement or indemnity therefor except as provided in the Coordinating Agreement.

                                  ARTICLE 11.
                     ADDITIONAL AGREEMENTS OF THE PARTIES

  Section 11.1.  Taxes.
                 -----

  (a) Neither Buyer nor Seller shall request a Tax audit of GNB and Buyer shall not, without the prior written consent of Seller, extend any statute of limitations with respect to GNB Taxes arising prior to the Closing. Notwithstanding the provisions of Section 4.4 of the Coordinating Agreement,
                                  -----------
Seller shall have the sole right to control any Tax audit or administrative or court proceeding involving GNB relating to periods ending at the time of or before the Closing, and to employ counsel of its choice at its expense, and neither Buyer nor any of its Affiliates may settle any Tax claim for any taxable year or period ending at or before the time of the Closing (or for the portion of any taxable year or period ending on the Closing) without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion.

  (b) For all taxable periods ending on or before the Closing Date, Seller shall cause GNB to file any income tax return required under Indian law. Buyer shall have the right to review and comment on any such Tax Returns prepared by Seller. Except to the extent reflected as a liability on the Final Closing Date Balance Sheet, Seller shall pay all Taxes that may be due after the Closing Date and are allocable to the period prior to and including the Closing Date. In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of GNB, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Agreement. In any case where applicable law does not permit the Closing Date to be treated as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of GNB for such Interim Period (as defined below), shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on GNB on a periodic basis for which the Closing Date is not the last day of a Short-Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date. Buyer shall cause GNB to furnish information to the Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice. Buyer shall cause GNB to file income tax returns, or shall include GNB in its combined or consolidated income tax returns, for all periods other than periods ending on or before the Closing Date. GNB and Buyer shall consult and cooperate as to any elections to be made on returns of GNB for periods ending on or before the Closing Date.

  (c) Except to the extent reflected as a liability on the Final Closing Date Balance Sheet, Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the sale of Shares or the operations of GNB through the Closing Date and all Taxes attributable to the Interim Period described in Section 11.1(b). Buyer shall be liable for and shall pay (i) all
             ---------------
Taxes reflected as a liability on the Final Closing Date Balance Sheet; and (ii) all Taxes (whether assessed or unassessed) applicable to the operation of GNB attributed to all periods beginning after the Closing Date.

  (d) Notwithstanding Section 11.1(c), any Tax attributable to the sale,
                      ---------------
transfer or delivery of the purchased Shares or the underlying assets of GNB, including any stamp duty (but in no event including any income Tax or any other Tax based on net income) shall be borne and paid in accordance with the provisions of Section 5.1 of the Coordinating Agreement. Buyer and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

  (e) After the Closing, Seller and Buyer shall (and shall cause their respective Affiliates to):

  (i) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to GNB and preserve the same until the expiration of any applicable statute of limitations or extensions thereof;

  (ii) provide timely notices to the other in writing of any pending or threatened Tax audits or assessments or taxing authority proceedings relating to GNB for taxable periods for which the other may have a liability under this Section 11.1; and
                              ------------

  (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request or show cause notice with respect to any such taxable period.

  (iv) Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated thereby).

  (f) After the Closing, Buyer shall (and shall cause its Affiliates to) pay to Seller any refunds of or credits for Taxes (net of any Taxes owed resulting from such refund or credit) relating to GNB for periods ending on or before the Closing Date, provided that no payment shall be due to Seller resulting from refunds reflected on the Closing Date Balance Sheet.

                                  ARTICLE 12.
                              GENERAL PROVISIONS

  SECTION 12.1.  Notices.  Any notice, request, instruction or other document to
                 -------
be given hereunder shall be in writing and: (a) delivered personally; (b) sent by Federal Express or other similarly reputable overnight courier; or (c) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by Federal Express or other similarly reputable overnight courier, at the time sent, or (z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.


     If to Seller, to:

     Pacific Dunlop Limited
     Level 41
     101 Collins Street
     Melbourne, Victoria 3000
     Australia
     Attention:  Managing Director
     Facsimile:  (613) 9270 7634

     with a copy to:

     Gardner, Carton & Douglas
     321 N. Clark Street
     Suite 3400
     Chicago, Illinois 60610
     United States of America
     Attention:  Mr. Robert J. Wilczek
     Facsimile:  312-644-3381


     If to Buyer, to:

     c/o Exide Corporation
     2901 Hubbard Road
     Ann Arbor, Michigan 48105
     United States of America
     Attention:  General Counsel
     Facsimile:  (734) 827-2575

     with copies to:

     Linklaters
     9 Raffles Place
     Republic Plaza #34-00
     Singapore 048619
     Attention:  Stephen Bull
     Facsimile:  011 65 438 3811

     and

     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, Illinois  60601
     United States of America
     Attention:  Mr. Carter W. Emerson, P.C.
     Facsimile:  312-861-2200

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 12.1.
                                                               ------------

  Section 12.2.  Confidential Information.  Each party agrees that it will treat
                 ------------------------
in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic Confidential Information which have been furnished in connection therewith. Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors, or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any Confidential Information related to GNB. Seller shall not at any time after the Closing disclose any Confidential Information relating to GNB. The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) as to which such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

  Section 12.3.  No Public Announcement.  Neither Buyer nor Seller shall,
                 ----------------------
without the approval of the other party, issue any press release or other public announcement concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, either party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent that such party or their Affiliates shall be so obligated by law, or to comply with accounting, U.S. Securities and Exchange Commission, New York Stock Exchange or Australian Stock Exchange disclosure obligations, provided that such party shall be obligated to give the other party prior notice of such press release or other public announcement if prior notice is commercially feasible.

  Section 12.4.  Entire Agreement; Amendments.  This Agreement, the Coordinating
                 ----------------------------
Agreement, the ROW Agreements and the Exhibits and Schedules referred to herein and therein and the Buyer Ancillary Agreements and the Seller Ancillary Agreements contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

  Section 12.5.  Successors and Assigns.
                 ----------------------

  (a) The rights of each party under this Agreement and the Coordinating Agreement shall not be assignable without the written consent of the other party; provided, however, that no such assignment shall relieve the assigning party from any of its duties or obligations under this Agreement or the Coordinating Agreement.

  (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy, benefit or claim under or by reason of this
     ------------
Agreement.

  Section 12.6.  Interpretation.
                 --------------

  (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

  (b) This Agreement and the Schedules hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

  Section 12.7.  Waivers.  Any term or provision of this Agreement may be
                 -------
waived, or the time for its performance may be extended, pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Subject to Sections 8.1 and 8.2, the failure of any party hereto to
                        ------------     ---
enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

  Section 12.8.  Expenses.  Subject to the provisions of Section 9.3 and of the
                 --------                                -----------
Coordinating Agreement, regardless of whether the transactions provided for in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants. GNB has not borne and will not bear any such costs or expenses.

  Section 12.9.  Partial Invalidity.  Wherever possible, each provision hereof
                 ------------------
shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

  Section 12.10. Execution in Counterparts. This Agreement may be executed in
                 -------------------------
one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

  Section 12.11. Governing Law. This Agreement shall be governed by and
                 -------------
construed in accordance with the internal laws of the State of Illinois, U.S.A. without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

  Section 12.12. Further Assurances and Cooperation.
                 ----------------------------------

  (a) From and after the date of this Agreement, upon the request of either Seller or Buyer or any of their respective Affiliates, the other party and its Affiliates shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

  (b) After the Closing, on reasonable advance notice, Buyer shall cause GNB to provide Seller, Seller's Affiliates (including but not limited to the Affiliate referenced in Section 11.1), and any advisor retained by Seller or its
              ------------
Affiliates with reasonable access to the management and properties, and books, records, and documents (which were in existence on the Closing) of GNB, during normal business hours and in a manner which does not unreasonably interfere with GNB, for any reasonable purpose including, but not limited to, the fulfillment of Seller's responsibilities under Section 4.1(a) of the Coordinating Agreement
                                   --------------
and the enforcement of Seller's and its Affiliates' rights under Article 2 of
                                                                 ---------
the Coordinating Agreement and clause (iii) of Section 4.2(a) of the
                                               -------------
Coordinating Agreement. As reasonably necessary, Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates shall be entitled to make copies of such books, records, and documents at their expense. If Buyer shall desire at any time to dispose of any such books, records, or documents, Buyer shall, prior to such disposition, give Seller a reasonable opportunity to segregate and remove such books, records, and documents as Seller may select. The obligations of Buyer pursuant to this Section 12.12(b) shall survive the
                                          ----------------
Closing indefinitely.

  Section 12.13. No Reliance.  The provisions of this Agreement are intended for
                 -----------
the sole benefit of Buyer and Seller and shall not inure to the benefit of any other Person, other than successors and permitted assigns of Buyer and Seller, whether as third party or otherwise.

  Section 12.14. Disclosure Schedules. The Disclosure Schedules is hereby
                 --------------------
incorporated by reference into and made a part of this Agreement. The inclusion of any item in the Disclosure Schedules is intended to qualify the representations and warranties contained in this Agreement, and to set forth other information required by this Agreement. Disclosure of information in any one of the Disclosure Schedules shall be deemed to be a disclosure with respect to every Section of this Agreement notwithstanding the presence or absence of a cross-reference to the Disclosure Schedules under other Sections of this Agreement if the meaning of such disclosure in the context of such other Section is reasonably ascertainable. Disclosure of information in the Disclosure Schedules shall not be deemed to be an admission by the Seller that such information is material for the purposes of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


                                 SELLER:

                                 PACIFIC DUNLOP HOLDINGS
                                 (SINGAPORE) PTE. LTD.
                                 By its duly appointed attorney:


                                 _____________________________________________
                                 Name:  Martin M. Hudson
                                 Title:  Attorney in Fact



                                 BUYER:

                                 EXIDE HOLDING ASIA PTE. LIMITED
                                 By its Director duly authorized:

                                 Signature:___________________________________

                                 Name:________________________________________

                                 Title:_______________________________________

                         TRADEMARK PURCHASE AGREEMENT


                           Dated as of June 28, 2000

                                    between

                       PD Licencing Pty Ltd, as Seller;

                                      and

                      Exide Australia Pty Ltd, as Buyer.

ARTICLE I.       DEFINITIONS....................................................     1
  Section 1.1.      Definitions.................................................     1
ARTICLE II.      PURCHASE AND SALE..............................................     2
  Section 2.1.      Sale of Trademarks..........................................     2
  Section 2.2.      Assumed Liabilities.........................................     3
  Section 2.3.      Coordinating Agreement......................................     3
  Section 2.4.      Ownership and Risk..........................................     3
ARTICLE III.     PURCHASE PRICE.................................................     3
ARTICLE IV.      CLOSING........................................................     3
  Section 4.1.      Closing.....................................................     3
  Section 4.2.      Documents to be Delivered to Buyer..........................     4
  Section 4.3.      Documents to be Delivered to Seller.........................     4
  Section 4.4.      Form of Documents...........................................     4
ARTICLE V.       REPRESENTATIONS AND WARRANTIES OF SELLER.......................     5
  Section 5.1.      Organization................................................     5
  Section 5.2.      Power and Authority; Agreement Binding......................     5
  Section 5.3.      Absence of Conflicts........................................     5
  Section 5.4.      Title to Assets.............................................     6
  Section 5.5.      Trademarks..................................................     6
  Section 5.6.      No Litigation...............................................     6
  Section 5.7.      No Advisor..................................................     6
ARTICLE VI.      REPRESENTATIONS AND WARRANTIES OF BUYER........................     6
  Section 6.1.      Organization................................................     6
  Section 6.2.      Power and Authority.........................................     7
  Section 6.3.      Agreement Binding...........................................     7
  Section 6.4.      Absence of Conflicts........................................     7
  Section 6.5.      No Litigation...............................................     7
  Section 6.6.      No Advisor..................................................     8
ARTICLE VII.     ACTION PRIOR TO THE CLOSING DATE...............................     8
ARTICLE VIII.    CONDITIONS TO CLOSING..........................................     8
  Section 8.1.      Conditions to the Obligations of the Buyer..................     8
  Section 8.2.      Conditions to the Obligations of Seller.....................     9
  Section 8.3.      Best Efforts................................................     9
ARTICLE IX.      TERMINATION....................................................     9
  Section 9.1.      Termination.................................................     9
  Section 9.2.      Notice of Termination.......................................    10
  Section 9.3.      Effect of Termination.......................................    10
ARTICLE X.       EXCLUSIVITY OF REMEDY..........................................    10
  Section 10.1.     Indemnification by Seller...................................    10
  Section 10.2.     Indemnification by Buyer....................................    11
  Section 10.3.     Exclusivity of Remedy.......................................    11
ARTICLE XI.      GENERAL PROVISIONS.............................................    11
  Section 11.1.     Notices.....................................................    11
  Section 11.2.     Confidential Information....................................    12
  Section 11.3.     No Public Announcement......................................    13
  Section 11.4.     Entire Agreement; Amendments................................    13

  Section 11.5.     Successors and Assigns......................................    13
  Section 11.6.     Interpretation..............................................    13
  Section 11.7.     Waivers.....................................................    14
  Section 11.8.     Expenses....................................................    14
  Section 11.9.     Partial Invalidity..........................................    14
  Section 11.10.    Execution in Counterparts...................................    14
  Section 11.11.    Governing Law...............................................    14
  Section 11.12.    Further Assurances and Cooperation..........................    15
  Section 11.13.    No Reliance.................................................    15
  Section 11.14.    Disclosure Schedules........................................    15

                         TRADEMARK PURCHASE AGREEMENT

This TRADEMARK PURCHASE AGREEMENT, dated as of June 28, 2000 (the "Agreement") is executed by and between PD LICENCING PTY LTD, ACN 006 599 131, of Level 41, 101 Collins Street, Melbourne, Victoria 3000, Australia ("Seller"), and EXIDE AUSTRALIA PTY LTD, ACN 093 272 005, a corporation incorporated under the laws of the State of Victoria ("Buyer").

WHEREAS, Seller is legally and beneficially entitled to be registered as the proprietor of certain trademarks used in the Business, as that term is defined in the Coordinating Agreement; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of such trademarks on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer and Seller agree as follows:


                                  ARTICLE I.
                                  DEFINITIONS

Section 1.1.  Definitions
              -----------

In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and
           -----------
plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

"Action" means any lawsuit, arbitration, or governmental proceeding or investigation, whether at law or in equity.

"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

"Business Day" means a day other than Saturday, Sunday or a day on which United States national banks are closed.

"Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement.

"Coordinating Agreement" means that certain Coordinating Agreement dated as of May 9, 2000 between Pacific Dunlop Holdings (USA) Inc, and Exide Corporation, as amended and supplemented from time to time.

"Court Order" means any judgment, order, award or decree of any foreign, federal, state or local court, tribunal or governmental agency and any award in any arbitration proceeding.

"Disclosure Schedules" means the Disclosure Schedules attached to and made a part of this Agreement, as modified pursuant to Section 5.7 of the Coordinating Agreement.

"Encumbrance" means any lien, charge, security interest, mortgage, pledge, power of sale, easement, encroachment, covenant, restriction on transfer or other restriction on use or defect in title or other encumbrances.

"Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action or overtly threatened Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

"Governmental Body" means any foreign, Australian, state or local governmental authority, agency, or regulatory body.

"Knowledge of the Seller" or similar phrases means matters actually known to:
Thomas Minner, Thomas Smith, Barbara Hatcher or Martin Hudson.

"Losses" means losses, obligations, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

"Material Adverse Effect" means a material adverse effect on the financial condition, results of operations or operations of the Business taken as a whole.

"Permitted Encumbrances" means the Encumbrances specifically set forth on
Schedule 1.1 hereto.
------------

"Person" means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

"Requirements of Law" means any foreign, federal, state or local law, statute, regulation, code or ordinance of any Governmental Body currently in effect.

"ROW Agreements" has the meaning specified in the Coordinating Agreement.

"Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by the Seller under this Agreement.

"US Agreement" means that certain Stock Purchase Agreement dated May 9, 2000 between Pacific Dunlop Holdings (USA) Inc. and Exide Corporation.

                                  ARTICLE II.
                               PURCHASE AND SALE

Section 2.1.  Sale of Trademarks.  Upon the terms and subject to the conditions
              ------------------
of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and all trademarks, service marks, logos listed on Schedule 2.1 together with all of the goodwill associated therewith
          ------------
(the "Trademarks");

Section 2.2.  Coordinating Agreement
              ----------------------

The parties agree that nothing in this Agreement is intended to exclude, or reduce the operation or effect of, the indemnities and limitations contained in
Article 4 of the Coordinating Agreement.

Section 2.3.  Ownership and Risk
              ------------------

Until Closing, the Seller remains the owner of and bears all risks in connection with the Trademarks. On Closing, property in and risk of the Trademarks passes to the Buyer.

                                 ARTICLE III.
                                PURCHASE PRICE

The purchase price (the "Purchase Price") shall be equal to One Thousand United States Dollars (US$1,000) (subject to the adjustments provided for in the Coordinating Agreement). At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to such bank account as Seller shall direct in writing. After Closing, the Purchase Price shall be adjusted pursuant to the Coordinating Agreement.

                                  ARTICLE IV.
                                    CLOSING

Section 4.1.  Closing
              -------

The closing of the purchase and sale of the Trademarks (the "Closing") shall be consummated at 10:00 a.m. local Chicago time on the last business day of the month in which the last of the conditions specified in Article 8 is satisfied or waived, at the offices of Gardner, Carton & Douglas at 321 North Clark Street, in Chicago, Illinois, or at such other time or place as shall be agreed upon by Buyer and Seller. Notwithstanding the foregoing, if the date upon which the last of the conditions specified in Article 8 is satisfied or waived is five (5) (or fewer) Business Days before the last day of the month, then the Closing shall be consummated on the fifth (5th) Business Day following the date on which the last of such conditions were satisfied or waived, or such other date as may be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be effective as of the close of business on the Closing Date.

Section 4.2.  Documents to be Delivered to Buyer
              ----------------------------------

At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) a certificate of the secretary or an assistant secretary of Seller in a form reasonably satisfactory to Buyer certifying as to the accuracy of the Seller's representations and warranties at and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing;

(b) a certificate of the secretary or an assistant secretary of Seller in a form reasonably satisfactory to Buyer dated the Closing Date, certifying as to: (i) Seller's Memorandum and Articles of Association; (ii) the resolutions of Seller's board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and
     (iii) incumbency and signatures of the officers executing this Agreement and any Seller Ancillary Agreement;

(c) documentation sufficient to convey by transfer the Trademarks to Buyer from Seller; and

(d) such other documents as Buyer or its counsel may reasonably request to effect a transfer of the Trademarks.

Section 4.3.  Documents to be Delivered to Seller
              -----------------------------------

At the Closing, Buyer shall, in addition to the payment under Section 3.1 above,
                                                              -----------
deliver to Seller:


(a) a certificate of the secretary or an assistant secretary of Buyer in a form reasonably satisfactory to Seller certifying as to the accuracy of the Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing;

(b) a certificate of the secretary or an assistant secretary of Buyer in a form reasonably satisfactory to Seller, dated the Closing Date, certifying as to: (i) Buyer's Memorandum and Articles of Association; (ii) the resolutions of Buyer's board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and
     (iii) incumbency and signatures of the officers executing this Agreement and any Buyer Ancillary Agreement;

(c) such other certificates and documents as Seller or its counsel may reasonably request to effect closing of this transaction.

Section 4.4.  Form of Documents
              -----------------

The documents and instruments referred to in Sections 4.2 and 4.3 shall be
                                             ------------     ---
satisfactory as to form to counsel for the party to whom they are delivered.

                                  ARTICLE V.
                   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 5.1.   Organization
               ------------

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Victoria. Seller is not in violation of any provision of its Memorandum and Articles of Association.

Section 5.2.   Power and Authority; Agreement Binding
               --------------------------------------

Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements and to perform its obligations hereunder and thereunder and to own or hold under lease or licence its properties and assets. Seller's execution of this Agreement has been duly authorized and approved by all necessary corporate action. This Agreement has been and the Seller Ancillary Agreements will be duly executed and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, is and will be the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

Section 5.3.   Absence of Conflicts
               --------------------

Except as set forth in Schedule 5.3, the execution, delivery and performance of
                       ------------
this Agreement and the Seller Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not:

(a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of or result in the creation, imposition or crystallisation of any Encumbrance upon the Trademarks under: (i) any note, instrument, contract, agreement, mortgage, indenture, lease, license or franchise to which Seller is a party or by which it or any of its assets is bound; (ii) any Court Order; or (iii) any Requirements of Law; except for any of the foregoing which, individually or in the aggregate, is or are not likely to hinder or impair the consummation of the transactions contemplated hereby; or

(b) require the approval, consent, authorization or act of, or the making by Seller or any Affiliate of Seller of any declaration, notification, filing or registration with any Person, except for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a Material Adverse Effect or materially hinder or impact the consummation of the transactions contemplated by this Agreement.

Section 5.4.   Title to Assets
               ---------------

Seller is the exclusive and absolute owner and has good title to all of the Trademarks free and clear of all Encumbrances, except for: (a) Permitted Encumbrances; and (b) other exceptions disclosed in Schedule 5.4.
                                                    ------------

Section 5.5.   Trademarks
               ----------

(a)  Except as set forth on Schedule 2.1, there are no material trademarks or
                            ------------
     trademark registrations, service marks or service mark registrations, or any applications to register any of the foregoing owned by Seller and employed in the Business substantially as currently conducted.

(b)  Except as noted on Schedule 2.1, each item constituting a Trademark has
                        ------------
     been duly registered, filed or issued, as the case may be, and such registrations, filings and issuances remain in full force and effect.

(c)  Except as set forth on Schedule 5.5(C), Seller owns and possesses all
                            ---------------
     right, title and interest in and to the Trademarks, and has not received written notice of any claim by any Person contesting the validity, enforceability, use, or ownership of any Trademarks. To the Knowledge of Seller, except as set forth in Schedule 5.5(C), no Person is infringing the
                                    --------------
     rights of the Seller with respect to any Trademarks. Except as set forth in Schedule 5.5(c), there are no material licenses to any Person with respect to the Trademarks.

Section 5.6.   No Litigation
               -------------

There is no Action pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Seller Ancillary Agreements or which would impair the consummation of the transactions contemplated hereby and there has not been to the Knowledge of Seller, any claim asserted by any Person that could lead to such an Action.

Section 5.7.   No Advisor
               ----------

Neither Seller nor any Affiliate of Seller nor any Person acting on its or their behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Buyer may be liable.


                                  ARTICLE VI.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 6.1.   Organization
               ------------

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Victoria. Buyer is not in violation of any provision of its Memorandum and Articles of Association. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Buyer's operations require that it qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not likely to have a material adverse effect on Buyer's business or financial condition or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement in all material respects.

Section 6.2.   Power and Authority
               -------------------

Buyer has the full corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements, to perform its obligations hereunder and thereunder, and to own and lease its property and conduct its operations as currently conducted. Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action.

Section 6.3.   Agreement Binding
               -----------------

This Agreement and the Buyer Ancillary Agreements have been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, is and will be the legal, valid and binding obligation of Buyer enforceable in accordance with their respective terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditor's rights generally.

Section 6.4.   Absence of Conflicts
               --------------------

The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, result in termination of or result in the creation or imposition of any Encumbrance under: (i) any term or provision of the Memorandum and Articles of Association of Buyer, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license or franchise to which Buyer is a party or by which it or any of its assets are bound, (iii) any Court Order, or (iv) any Requirements of Law; except in each case, for any of the foregoing which, individually or in the aggregate, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or hinder or impair the consummation of the transactions contemplated hereby; or

(b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notification, filing or registration with, any Person, except in each case, for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a material adverse effect on Buyer or its business taken as a whole or materially hinder or impair the consummation of the transactions contemplated hereby.

Section 6.5.   No Litigation
               -------------

There is no Action pending or, to the knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Buyer Ancillary Agreements or which would impair the consummation of the transactions contemplated hereby and there has not been to the knowledge of Buyer, any claim asserted by any Person that could lead to such an Action.

Section 6.6.   No Advisor
               ----------

Neither Buyer nor any Affiliate of Buyer nor any Person acting on its or their behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller may be liable.


                                 ARTICLE VII.
                       ACTION PRIOR TO THE CLOSING DATE

Buyer and Seller covenant and agree that between the date hereof and the Closing Date, Buyer and Seller shall refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date, and Buyer and Seller shall promptly notify the other of any Action, investigation, or other proceeding, that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

                                 ARTICLE VIII.
                             CONDITIONS TO CLOSING

Section 8.1.   Conditions to the Obligations of the Buyer
               ------------------------------------------

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)  No Misrepresentation or Breach of Covenants and Warranties.  Seller shall
     ----------------------------------------------------------
     have complied in all material respects with its covenants and agreements herein; each of the representations and warranties of Seller contained in this Agreement and each of the Seller Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed by a director of Seller.

(b)  Closing Documents.  Buyer shall have received from Seller and counsel to
     -----------------
     Seller the closing documents contemplated by Section 4.2.
                                                  -----------

(c)  US Agreement.  The transactions contemplated by the US Agreement shall have
     ------------
     closed simultaneously with the Closing.

Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Buyer shall be deemed to have waived any such failure and any rights or remedies it may have against Seller by reason of such failure.

Section 8.2.   Conditions to the Obligations of Seller
               ---------------------------------------

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)  No Misrepresentation or Breach of Covenants and Warranties.  There shall
     ----------------------------------------------------------
     have been no material breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed by the President or Vice President of Buyer.

(b)  Closing Documents.  Seller shall have received from Buyer and counsel to
     -----------------
     Buyer the closing documents contemplated by Section 4.3.
                                                 -----------

(c)  Payment of Purchase Price.  Buyer shall have tendered payment of the
     -------------------------
     Purchase Price.

(d)  US Agreement.  The transactions contemplated by the US Agreement shall have
     ------------
     closed simultaneously with the Closing.

Notwithstanding the failure of any one or more of the foregoing conditions, Seller may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Seller shall be deemed to have waived any such failure and any rights or remedies it may have against Buyer by reason of such failure.

SECTION 8.3.   Best Efforts
               ------------

The Seller and the Buyer will each use their best efforts to obtain the satisfaction of the conditions in Section 8.1 and 8.2, respectively, and each
                                  -----------     ---
will, from time to time, upon request from the other, keep the other fully informed as to the progress in obtaining this satisfaction of conditions.

                                  ARTICLE IX.
                                  TERMINATION

SECTION 9.1.   Termination
               -----------

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)  by the mutual written consent of Buyer and Seller;

(b) by Buyer or Seller if the Closing shall not have occurred on or before December 31, 2000 unless:

     (i) all conditions to Closing have previously been satisfied or waived; and

     (ii) the Closing has not then occurred solely because the date for Closing specified in Section 3.1 has not yet occurred.
                                    -----------

     and unless such failure to close is due primarily to the breach by the party seeking termination of its representations and warranties contained herein.

(c) by Buyer in the event of any material breaches by Seller of Seller's agreements, representations or warranties contained herein, which Seller has failed to remedy or cure within twenty-one (21) days after receipt of notice from Buyer requesting that such breaches be remedied or cured; or

(d) by Seller in the event of any material breaches by Buyer of Buyer's agreements, covenants, representations or warranties contained herein, which Buyer has failed to remedy or cure within twenty-one (21) days after receipt of notice from Seller requesting that such breaches be remedied or cured; or

(e) by Buyer or Seller if any court shall have issued a Court Order or if any Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

SECTION 9.2.   Notice of Termination
               ---------------------

Any party desiring to terminate this Agreement pursuant to Section 9.1 shall
                                                           -----------
give written notice of such termination to the other parties to this Agreement.

SECTION 9.3.   Effect of Termination
               ---------------------

In the event that this Agreement shall be terminated pursuant to this Article 9, all further obligations of the parties under this Agreement (other than Sections
                                                                        --------
11.2, 11.8 and 11.11 of this Agreement and Sections 5.2, 5.3 and 5.4 of the
----    --     -----                      ------------------    ----
Coordinating Agreement) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

                                   ARTICLE X.
                             EXCLUSIVITY OF REMEDY

SECTION 10.1.  Indemnification by Seller
               -------------------------

Seller's sole and exclusive indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

SECTION 10.2.  Indemnification by Buyer
               ------------------------

Buyer's sole and exclusive indemnification obligations under this Agreement are set forth in the Coordinating Agreement.

SECTION 10.3.  Exclusivity of Remedy
               ---------------------

Except as provided in Section 9.3, with respect to any breach by either party of
                      -----------
its representations, warranties, covenants, or agreements in this Agreement, the respective Buyer Ancillary Agreements or Seller Ancillary Agreements, the US Agreement or the ROW Agreements, and the transactions contemplated hereby and thereby, the sole and exclusive remedy of the other party (in contract, tort, for contribution under Requirements of Law, or otherwise) shall be the indemnification provided in the Coordinating Agreement. In view of this exclusivity of remedy provision, Buyer and Seller covenant and agree for themselves and their respective Affiliates that they will not bring, maintain, join or prosecute any Action or other proceeding against the other or its Affiliates for breach of this Agreement except as set out in the Coordinating Agreement.

                                  ARTICLE XI.
                               GENERAL PROVISIONS

SECTION 11.1.  Notices
               -------

Any notice, request, instruction or other document to be given hereunder shall be in writing and: (a) delivered personally; (b) sent by reputable overnight courier; or (d) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; (y) if sent by reputable overnight courier, at the time sent, or
(z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

If to Seller, to:

     PD Licencing Pty Ltd
     c/- Pacific Dunlop Limited
     Level 41
     101 Collins Street
     Melbourne, Victoria  3000
     Australia
     Attention:  Company Secretary
     Facsimile:  (613) 9270 7300

with a copy to:

     Gardner, Carton & Douglas
     321 N. Clark Street
     Suite 3400
     Chicago, Illinois 60610
     U.S.A.
     Attention:    Mr. Robert J. Wilczek
     Facsimile:    312-644-3381

If to Buyer, to:

     Exide Australia Pty Ltd
     c/- Exide Corporation
     2901 Hubbard Road
     Ann Arbor, Michigan 48105
     U.S.A.
     Attention:  General Counsel
     Facsimile:  734-827-2575

with a copy to:

     Kirkland & Ellis
     200 E. Randolph Drive
     Chicago, Illinois 60601
     Attention:  Mr. Carter W. Emerson P.C.
     Facsimile:  312-861-2200

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 11.1.
                                                               ------------

SECTION 11.2.  Confidential Information
               ------------------------

Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic Confidential Information which have been furnished in connection therewith. Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors, or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any Confidential Information related to the Business. The Seller shall not at any time after the Closing disclose any Confidential Information relating to the Business. The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) as to which such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

SECTION 11.3.  No Public Announcement
               ----------------------

Neither Buyer nor Seller shall, without the approval of the other party, issue any press release or other public announcement concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, either party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent that such party or its Affiliates shall be so obligated by law, or to comply with accounting, Securities and Exchange Commission, New York Stock Exchange or Australian Stock Exchange disclosure obligations, provided that such party shall be obligated to give the other party prior notice of such press release or other public announcement if prior notice is commercially feasible.

SECTION 11.4.  Entire Agreement; Amendments
               ----------------------------

This Agreement, the Coordinating Agreement, the US Agreement, the ROW Agreements and the Exhibits and Schedules referred to herein and therein and the Buyer Ancillary Agreements and the Seller Ancillary Agreements contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

SECTION 11.5.  Successors and Assigns
               ----------------------

(a) The rights of each party under this Agreement and the Coordinating Agreement shall not be assignable without the written consent of the other party; provided however, that no such assignment shall relieve the assigning party from any of its duties or obligations under this Agreement or the Coordinating Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.5 any right, remedy, benefit or claim under or
                       ------------
     by reason of this Agreement.

SECTION 11.6.  Interpretation
               --------------

(a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

(b) This Agreement and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

SECTION 11.7.  Waivers
               -------

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Subject to Sections 8.1 and 8.2, the failure of any party hereto to enforce at any time
   ------------     ---
any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 11.8.  Expenses
               --------

Subject to the provisions of the Coordinating Agreement, and US Agreement or the ROW Agreements, regardless of whether the transactions provided for in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants.

SECTION 11.9.  Partial Invalidity
               ------------------

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

SECTION 11.10.    Execution in Counterparts
                  -------------------------

This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

SECTION 11.11.    Governing Law
                  -------------

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, USA, without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

SECTION 11.12.    Further Assurances and Cooperation
                  ----------------------------------

(a) From and after the date of this Agreement, upon the request of either Seller or Buyer or any of their respective Affiliates, the other party and its Affiliates shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(b) After the Closing on reasonable advance notice, Buyer shall provide Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates during normal business hours with reasonable access to the management, properties, and books, records, and documents (which were in existence on the Closing Date) relating to the Trademarks during normal business hours and in a manner which does not unreasonably interfere with the business of the Buyer for any reasonable purpose including, but not limited to, the fulfillment of Seller's responsibilities under Section 4.1(a) of the
                                                    --------------
     Coordinating Agreement, the enforcement of Seller's and its Affiliates' rights under Article 2 of the Coordinating Agreement and clause (iv) of

     Section 4.2(a) of the Coordinating Agreement.  As reasonably necessary,
     --------------
     Seller, Seller's Affiliates, and any advisor retained by Seller or its Affiliates shall be entitled to make copies of such books, records and documents at their expense. If Buyer shall desire at any time to dispose of any of such books, records or documents, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, to segregate and remove such books and records as Seller may select. The obligations of Buyer pursuant to this Section 11.12(b) shall survive the Closing indefinitely.
                      ----------------

(c) Seller shall pay any and all registration, filing and related fees and costs (including attorney's and agent's fees) associated with the recordation of assignments of the Trademarks to Seller prior to the transfer of such Trademarks to Buyer as contemplated hereby. Buyer shall bear all such fees and costs associated with the recordation of the assignments of the Trademarks to Buyer.

SECTION 11.13. No Reliance
               -----------

The provisions of this Agreement are intended for the sole benefit of Buyer and Seller and shall not inure to the benefit of any other Person, other than successors and permitted assigns of Buyer and Seller, whether as third party or otherwise.

SECTION 11.14.    Disclosure Schedules
                  --------------------

The Disclosure Schedules are hereby incorporated by reference into and made a part of this Agreement. The inclusion of any item in the Disclosure Schedules is intended to qualify the representations and warranties contained in this Agreement, and to set forth other information required by this Agreement. Disclosure of information in any one of the Disclosure Schedules shall be deemed to be a disclosure with respect to every Section of this Agreement, notwithstanding the presence or absence of a cross reference to the Disclosure Schedules under other Sections of this Agreement if the meaning of such disclosure in the context of such other section is reasonably ascertainable. Disclosure of information in the Disclosure Schedules shall not be deemed to be an admission by Seller that such information is material for purposes of this Agreement. Summaries or extracts of any documents, instruments, or other agreements contained in the Disclosure Schedules are for the convenience of reference only and are qualified in their entirety by reference to the applicable document, instrument or other agreement so summarized or extracted from.


                     [THE REMAINDER OF THIS PAGE IS BLANK;
                    SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                    SELLER:

                    PD LICENCING PTY LTD

                    By its duly appointed attorney:

                        Name:___________________________

                        Signature:______________________


                    BUYER:

                    EXIDE AUSTRALIA PTY LTD

                    By its duly appointed attorney:

                        Name:___________________________

                        Signature:______________________

                                 Schedule 1.1
                                 ------------

                            Permitted Encumbrances
                            ----------------------



                                     None

                                 Schedule 2.1
                                 ------------

                        [Attach Schedule of Trademarks]

                                 Schedule 5.3
                                 ------------

                                   Conflicts
                                   ---------



                                     None

                                 Schedule 5.4
                                 ------------

                           Other Exceptions to Title
                           -------------------------


     The Trademarks have recently been transferred to Seller by Affiliates of Seller. As of the date hereof and as at the Closing Date certain of the transfer documents and certificates of ownership relating to the Trademarks may not have been registered or recorded in all jurisdictions in which such registration or recordation is required.

                                Schedule 5.5(C)
                                ---------------

                          Claims, Infringement, Etc.
                          --------------------------



                                     None